PROSPECTUS                                          FILED PURSUANT TO RULE 424B3

                      TRIARC CONSUMER PRODUCTS GROUP, LLC
                                      AND
                         TRIARC BEVERAGE HOLDINGS CORP.

     OFFER TO EXCHANGE $300,000,000 OF OUR 10 1/4% SENIOR SUBORDINATED
                                NOTES DUE 2009

                          TERMS OF THE EXCHANGE OFFER

It expires at 5:00 p.m., New York City time, on January 26, 2000, unless extended.

All initial notes that are validly tendered and not withdrawn will be exchanged.

Tenders of initial notes may be withdrawn at any time before the expiration of the exchange offer.

The terms of the exchange notes we will issue in the exchange offer are substantially identical to those of the initial notes, except that transfer restrictions and registration rights relating to the initial notes will not apply to the exchange notes.

The exchange notes are new securities and no established market for them currently exists.

BEFORE PARTICIPATING IN THIS EXCHANGE OFFER PLEASE REFER TO THE SECTION OF THIS PROSPECTUS ENTITLED 'RISK FACTORS' BEGINNING ON PAGE 14.

     Neither the Securities and Exchange Commission nor any state commission has approved the notes to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

------------------------

               The date of this prospectus is December 23, 1999.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................     3

Risk Factors................................................    14

Use of Proceeds.............................................    22

Capitalization..............................................    23

Unaudited Pro Forma Condensed Consolidated Statements of
  Operations................................................    24

Selected Consolidated Financial Data........................    30

Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    33

Business....................................................    58

Management..................................................    73

Certain Relationships and Related Transactions..............    89

Principal Shareholders......................................    92

Description of Indebtedness.................................    94

The Exchange Offer..........................................    97

Description of the Exchange Notes...........................   107

Federal Income Tax Considerations...........................   148

Plan of Distribution........................................   152

Legal Matters...............................................   153

Experts.....................................................   153

Where You Can Find More Information.........................   153

Index to Financial Statements...............................   F-1

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus carefully, including the section entitled 'Risk Factors' beginning on page 14 and the financial statements, including the notes to those statements, included elsewhere in this prospectus.

     Trademarks, copyrights and other intellectual property owned or licensed by us appear in italics the first time that they are referred to in this prospectus. All other trademarks appearing in this prospectus are the property of their respective owners.

                         SUMMARY OF THE EXCHANGE OFFER

     Triarc Consumer Products Group, LLC and Triarc Beverage Holdings Corp., the issuers, are offering to exchange $300,000,000 aggregate principal amount of their exchange notes for $300,000,000 aggregate principal amount of their initial notes. To exchange your initial notes, you must properly tender them and the issuers must accept your tender. The issuers will exchange all outstanding initial notes that are validly tendered and not validly withdrawn.

EXPIRATION DATE

     The exchange offer will expire at 5:00 p.m., New York City time, on January 26, 2000, unless the issuers decide to extend it.

CONDITIONS TO THE EXCHANGE OFFER

     The exchange offer is subject to the following customary conditions:

      the exchange offer does not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission,

      you tender your initial notes in the manner required by the exchange offer, and there is no injunction, order or decree by any court or governmental authority which would prevent or otherwise materially impair our ability to proceed with the exchange offer.

     Please refer to the section of this prospectus entitled 'The Exchange Offer -- Conditions to the Exchange Offer.'

PROCEDURES FOR TENDERING INITIAL NOTES

     To participate in the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, and transmit it together with all other documents required by the letter of transmittal, including the initial notes to be exchanged, to The Bank of New York, as exchange agent, at the address indicated on the cover page of the letter of transmittal before 5:00 p.m., New York City time, on the expiration date. You can also tender your initial notes by following the procedures for book-entry transfer described in this prospectus. For more information on tendering your initial notes, please refer to the sections of this prospectus entitled 'The Exchange Offer -- Procedures for Tendering Initial Notes -- Proper Execution and Delivery of Letters of Transmittal' and ' -- Book-Entry Delivery Procedure.'

SPECIAL PROCEDURES FOR BENEFICIAL OWNERS

     If your initial notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact that person promptly to tender your initial notes in the exchange offer. For more information on tendering your initial notes, please refer to the sections of this prospectus entitled 'The Exchange Offer -- Procedures for Tendering Initial

Notes -- Proper Execution and Delivery of Letters of Transmittal' and ' -- Book-Entry Delivery Procedure.'

GUARANTEED DELIVERY PROCEDURES

     If you wish to tender your initial notes and you cannot get your required documents to the exchange agent on time, you may tender your initial notes according to the guaranteed delivery procedures described under the section of this prospectus entitled 'The Exchange Offer -- Procedures for Tendering Initial Notes -- Guaranteed Delivery Procedure.'

WITHDRAWAL RIGHTS

     You may withdraw the tender of your initial notes at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address shown in the section of this prospectus entitled 'The Exchange Offer -- Exchange Agent' on or before 5:00 p.m., New York City time, on the expiration date of the exchange offer. Please refer to the section of this prospectus entitled 'The Exchange Offer -- Withdrawal of Tenders.'

ACCEPTANCE OF INITIAL NOTES AND DELIVERY OF EXCHANGE NOTES

     If all conditions required for proper acceptance of initial notes are fulfilled, the issuers will accept any and all initial notes that are properly tendered in the exchange offer on or before 5:00 p.m., New York City time, on the expiration date. The issuers will return any initial note that they do not accept for exchange to you without expense as promptly as practicable after the expiration date. The issuers will deliver the exchange notes as promptly as practicable after the expiration date and acceptance of the initial notes for exchange. Please refer to the section in this prospectus entitled 'The Exchange Offer -- Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes.'

FEDERAL INCOME TAX CONSIDERATIONS RELATING TO THE EXCHANGE OFFER

     Exchanging your initial notes for exchange notes will not be a taxable event to you for United States federal income tax purposes. Please refer to the section of this prospectus entitled 'Federal Income Tax Considerations.'

EXCHANGE AGENT

     The Bank of New York is serving as exchange agent in the exchange offer.

FEES AND EXPENSES

     We will bear all expenses related to the exchange offer. Please refer to the section of this prospectus entitled 'The Exchange Offer -- Fees and Expenses.'

USE OF PROCEEDS

     We will not receive any proceeds from the issuance of the exchange notes. We are making this exchange offer solely to satisfy our obligations under our registration rights agreement. Please refer to the sections in this prospectus entitled 'Use of Proceeds' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources' for a discussion of our use of the proceeds from the issuance of the initial notes.

CONSEQUENCES OF FAILURE TO EXCHANGE INITIAL NOTES

     If you do not exchange your initial notes in this exchange offer, you will no longer be able to require us to register your initial notes under the Securities Act except in the limited circumstances provided under our registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not governed by, the Securities Act. Please refer to the section of this prospectus entitled 'Risk Factors -- Your failure to participate in the exchange offer will have adverse consequences.'

                              ABOUT OUR BUSINESSES

GENERAL

     We are a leading premium beverage company, a restaurant franchisor and a soft drink concentrates producer. We own the Snapple, Mistic and Stewart's premium beverage brands and the Royal Crown carbonated soft drink brand and are the franchisor of the Arby's restaurant system.

PREMIUM BEVERAGES (SNAPPLE, MISTIC AND STEWART'S)

     Through Snapple, Mistic and Stewart's, we are a leader in the wholesale premium beverage market. According to A.C. Nielsen data, in 1998 our premium beverage brands had the leading share (33%) of premium beverage sales volume in grocery stores, mass merchandisers and convenience stores.

SNAPPLE

     Snapple Beverage Corp. markets and distributes all-natural ready-to-drink teas, juice drinks and juices. According to A.C. Nielsen data, in 1998 Snapple had the leading share (26%) of premium beverage sales volume in grocery stores, mass merchandisers and convenience stores. Since Triarc Beverage Holdings acquired Snapple in May 1997, Snapple has introduced several new products and flavors including Orange Tropic-Wendy's Tropical Inspiration, Snapple Farms, Snapple Elements, Hydro and WhipperSnapple, which was named Convenience Store News magazine's best new non-alcoholic beverage product of the year and won the American Marketing Association's Edison award for best new beverage in 1998.

MISTIC

     Mistic Brands, Inc. markets and distributes a wide variety of premium beverages, including fruit drinks, ready-to-drink teas, juices and flavored seltzers under the Mistic, Mistic Rain Forest Nectars and Mistic Fruit Blast brand names. Since our parent, Triarc Companies, Inc., which we refer to as Triarc Parent, acquired Mistic in August 1995, Mistic has introduced more than 35 new flavors, a line of 100% fruit juices, various new bottle sizes and shapes and numerous new package designs. During 1999, Mistic introduced an orange carrot juice drink, Mistic Italian Ice Smoothies and Sun Valley Squeeze.

STEWART'S

     Stewart's Beverages, Inc., formerly known as Cable Car Beverage Corporation, the exclusive soft-drink licensee of the Stewart's trademark, markets and distributes Stewart's brand premium soft drinks, including Root Beer, Orange N' Cream, Cream Ale, Ginger Beer, Creamy Style Draft Cola, Classic Key Lime, Lemon Meringue, Cherries N' Cream and Grape. Through the third quarter of 1999, Stewart's has experienced 28 consecutive quarters of double-digit percentage case sales increases compared to the prior year's comparable quarter.

SOFT DRINK CONCENTRATES (ROYAL CROWN)

     Royal Crown Company, Inc. produces and sells concentrates used in the production of carbonated soft drinks. Royal Crown's products include RC Cola, which is the largest national brand cola available to bottlers who do not bottle either Coca-Cola or Pepsi-Cola. Royal Crown is also the exclusive supplier of cola concentrate and a primary supplier of flavor concentrates to Cott Corporation, which, based on public disclosures by Cott, is the largest supplier of premium retailer branded beverages in the United States, Canada and the United Kingdom. Royal Crown also sells its products internationally. Royal Crown's international export business has grown at an 18% compound annual growth rate over the five years ended 1997, although growth slowed to 4% in 1998 due to adverse economic conditions in some of its markets, especially Russia. During 1998, Royal Crown's soft drink brands had approximately a 1.6% share of national supermarket volume according to Beverage Digest/A.C. Nielsen data.

FRANCHISE RESTAURANT SYSTEM

     Through the Arby's franchise business, we participate in the approximately $100 billion quick service restaurant segment of the domestic restaurant industry. Arby's is the world's largest restaurant system specializing in slow-roasted roast beef sandwiches. According to Nation's Restaurant News, Arby's is the 10th largest quick service restaurant chain in the United States, based on 1997 domestic system wide sales. Arby's offers franchisees the opportunity to multi-brand with T.J. Cinnamons products, which are primarily gourmet cinnamon rolls, gourmet coffees and other related products. In addition, Arby's expects to offer franchisees the opportunity to multi-brand further with Pasta Connection'TM' products, which are pasta dishes with a variety of different sauces, after we complete the final stages of test marketing in 1999.

     As of October 3, 1999, the Arby's restaurant system consisted of 3,178 franchised restaurants and Arby's had commitments from franchisees to open up to 1,098 Arby's restaurants over the next 12 years. From 1996 to 1998, Arby's system-wide sales grew at a compound annual growth rate of 6.1% to $2.2 billion.

BUSINESS STRATEGY

     Our strategy for each of our businesses is as follows:

PREMIUM BEVERAGES (SNAPPLE, MISTIC, STEWART'S):

      Continue to develop new products and innovative packaging

      Increase consumer awareness and brand imagery through innovative marketing

      Continue to expand and enhance distributor relationships to increase penetration of our brands

      Continue to acquire distributors in key markets; we currently own distributors in three of our largest premium beverage markets and have signed a letter of intent to acquire another distributor

      Continue to control production costs through favorable supply agreements

      Continue to minimize capital expenditures through the use of third-party co-packers

      Pursue acquisitions of additional beverage brands

SOFT DRINK CONCENTRATES (ROYAL CROWN):

      Enhance Royal Crown's strategic relationship with Cott by assisting in the development of new products and maintenance of quality control

      Continue the expansion of Royal Crown's international export business

      Focus marketing resources in markets where Royal Crown's market share is strongest

FRANCHISE RESTAURANT SYSTEM (ARBY'S):

      Increase Arby's franchisees' annual unit volume by:

          (1) promoting the perception of Arby's as a 'Cut Above' brand,

          (2) driving consumer awareness and loyalty through marketing and new products,

          (3) expanding breakfast and dinner offerings through new menu items and multi-branding opportunities, and

          (4) promoting Arby's openings in high quality locations

      Continue to strengthen franchisee relationships through initiatives like third-party preferred financing arrangements Arby's established on behalf of its franchisees during 1998

      Expand brand distribution through well capitalized and experienced franchisees and through alternative locations including airports, school cafeterias and hospitals

      Selectively acquire new brands to which we can apply our successful franchising strategy

HISTORY OF TRIARC CONSUMER PRODUCTS GROUP

     Triarc Consumer Products Group is a wholly owned subsidiary of Triarc Parent. Triarc Consumer Products Group was organized on January 15, 1999. In conjunction with the offering of the initial notes and the new credit facility, on February 23, 1999, Triarc Parent contributed to Triarc Consumer Products Group all of the outstanding capital stock of Triarc Beverage Holdings Corp., RC/Arby's Corporation and Stewart's Beverages, Inc. and on February 24, 1999 contributed by merger all of the outstanding shares of capital stock that it owned in two subsidiaries of RC/Arby's Corporation.

     The following chart summarizes the organizational structure of Triarc Consumer Products Group and its domestic subsidiaries:



                                [FLOW CHART]

                     SUMMARY OF TERMS OF THE EXCHANGE NOTES

ISSUERS

     Triarc Consumer Products Group, LLC and Triarc Beverage Holdings Corp. on a joint and several baisis.

NOTES OFFERED

     $300,000,000 aggregate principal amount of 10 1/4% senior subordinated notes due 2009. The form and terms of the exchange notes are the same as the form and terms of the initial notes, except that the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not be entitled to registration rights under our registration rights agreement. The exchange notes will evidence the same debt as the initial notes and both the initial notes and the exchange notes will be governed by the same indenture. The exchange notes, like the initial notes, will be unsecured, joint and several, obligations of Triarc Consumer Products Group and Triarc Beverage Holdings.

MATURITY DATE

     February 15, 2009.

INTEREST ON THE EXCHANGE NOTES

     The exchange notes will bear interest at the rate of 10 1/4% per annum, payable in cash on February 15 and August 15 of each year, beginning February 15, 2000.

SINKING FUND

     None.

OPTIONAL REDEMPTION

     The issuers may redeem any of the exchange notes beginning on February 15, 2004. The initial redemption price is 105.125% of their principal amount, plus accrued interest. The redemption price will decline each year after 2004 and will be 100% of their principal amount, plus accrued interest, beginning on February 15, 2007.

     In addition, before February 15, 2002, the issuers may redeem up to 35% of the aggregate principal amount of the initial notes and exchange notes issued at a redemption price equal to 110.25% of the principal amount of the initial notes and exchange notes redeemed, plus accrued and unpaid interest, if any, through the date of redemption, if:

      the issuers use the proceeds of any public offerings of common stock by
      (1) Triarc Parent, to the extent the proceeds are contributed to Triarc Consumer Products Group, (2) Triarc Consumer Products Group, or (3) any of their successors, and at least 65% of the aggregate principal amount of the initial notes and exchange notes originally issued remains outstanding immediately after giving effect to the redemption.

     Please refer to the section of this prospectus entitled 'Description of the Exchange Notes -- Optional Redemption.'

CHANGE OF CONTROL

     Upon a change of control you will have the right to require the issuers to repurchase all of your exchange notes at a repurchase price equal to 101% of the principal amount of the exchange notes plus accrued interest, if any, to the date of the repurchase. However, the issuers cannot assure you that they will have sufficient funds to repurchase your exchange notes when required upon a change of control. Please refer to the section of this prospectus entitled 'Risk Factors -- We may be unable to purchase the exchange notes upon a change of control.'

RANKING

     The exchange notes will rank junior to:

      all senior indebtedness of the issuers and the subsidiaries guaranteeing the exchange notes,

      all secured indebtedness of the issuers and the subsidiaries guaranteeing the exchange notes, and all liabilities of the issuers' non-guarantor subsidiaries.

     At October 3, 1999, assuming this offering and the new credit facility had been completed at that time, the exchange notes:

      would have ranked junior to $479.8 million of consolidated senior indebtedness of the issuers and the subsidiaries guaranteeing the notes,

      would have ranked junior to $479.8 million of consolidated secured indebtedness of the issuers and the subsidiaries guaranteeing the notes, and would have ranked junior to $4.7 million of liabilities of the issuers' non-guarantor subsidiaries.

GUARANTEES

     The exchange notes will be guaranteed on a senior subordinated basis by all of Triarc Consumer Products Group's existing domestic subsidiaries, other than Triarc Beverage Holdings Corp., a co-issuer of the exchange notes. The guarantees will be full, unconditional, joint and several obligations of the guarantors. The guarantees will rank junior to all senior indebtedness and secured indebtedness of the guarantors.

RESTRICTIVE COVENANTS

     The terms of the exchange notes restrict the issuers' ability and the ability of some of the issuers' subsidiaries to:

      incur additional indebtedness,

      create liens,

      engage in sale-leaseback transactions,

      pay dividends or make distributions in respect of capital stock,

      purchase or redeem capital stock,

      make investments or restricted payments,

      sell assets,

      issue or sell stock of subsidiaries,

      enter into transactions with stockholders or affiliates, or effect a consolidation or merger.

     Exceptions to these limitations exist, including exceptions that would permit the payment of a dividend to Triarc Parent consisting of the capital stock of our restaurant subsidiaries and the release of these subsidiaries from their guarantees of the exchange notes and the restrictive covenants in the indenture.

ABSENCE OF A PUBLIC MARKET FOR THE EXCHANGE NOTES

     The exchange notes are new securities and no established market for them currently exists. We cannot assure you that a market for the exchange notes will develop or be liquid. The initial notes are currently eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages market. Following commencement of the exchange offer, you may continue to trade the initial notes in the private offerings market. However, the exchange notes will not be eligible for trading in this market.

FORM OF EXCHANGE NOTES

     The exchange notes will be represented by one or more permanent global securities in bearer form deposited with, or on behalf of, The Depository Trust Company and registered in the name of The Depository Trust Company or its nominee. You will not receive exchange notes in registered form unless one of the events described in the section of this prospectus entitled 'Description of the Exchange Notes -- Book Entry; Delivery and Form' occurs. Instead, beneficial interests in the exchange notes will be shown on, and transfers of these will be effected only through, records maintained in book-entry form by The Depository Trust Company with respect to its participants.

                                  RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION CONTAINED IN THIS PROSPECTUS AND, IN PARTICULAR, YOU SHOULD EVALUATE THE SPECIFIC FACTORS LISTED UNDER 'RISK FACTORS' ON PAGE 14 FOR RISKS ASSOCIATED WITH THE EXCHANGE OFFER AND THE FOLLOWING RISK FACTOR HEADINGS:

      We have substantial debt which may adversely affect us by limiting future sources of financing and subjecting us to additional risks,

      We may not be able to service our debt obligations,

      Restrictions imposed by the credit facility may limit our ability to execute our business strategy and may increase the risk of default under our debt obligations,

      The exchange notes are junior in right of payment to the claims of other creditors who would be entitled to payment before you which increases the risk of a default under the exchange notes,

      Our franchised restaurant business could be distributed to Triarc Parent which would reduce our income generating assets,

      We may not be able to continue to improve Snapple's operations which may adversely affect our financial condition because of the importance of Snapple to our success,

      Arby's dependence on restaurant revenues and openings means it can be adversely affected by matters not in its control,

      Arby's dependence on RTM, Inc. and other significant franchisees may adversely affect Arby's franchise royalties, and

      Some stockholders of Triarc Parent can exert indirect control of us and have the power to cause or prevent a change of control that might otherwise be beneficial to you.

                           ------------------------

     Triarc Consumer Products Group, LLC's principal executive offices are located at 280 Park Avenue, New York, New York 10017. Its telephone number is
(212) 451-3000.

     Triarc Beverage Holdings Corp.'s principal executive offices are located at 709 Westchester Avenue, White Plains, New York 10604. Its telephone number is
(914) 397-9200.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table presents our summary consolidated financial data. The summary consolidated historical operating data for the years ended December 31, 1996, December 28, 1997 and January 3, 1999 are derived from the consolidated financial statements audited by Deloitte & Touche LLP, independent auditors, contained elsewhere in this prospectus and should be read with those financial statements and the related notes. The summary historical operating data for the nine-month periods ended September 27, 1998 and October 3, 1999 are derived from unaudited condensed consolidated financial statements contained elsewhere in this prospectus. The summary consolidated operating data in the column 'As Adjusted for the Transactions' reflect adjustments for the offering of the initial 10 1/4% notes, the new credit facility, the related use of proceeds and other related transactions. The adjusted data are derived from the 'Unaudited Pro Forma Condensed Consolidated Statements of Operations' contained elsewhere in this prospectus and should be read with those pro forma statements of operations and the related notes.

     EBITDA and Adjusted EBITDA are presented in order to allow for greater comparability between periods as well as an indication of our results on an ongoing basis. We calculate EBITDA as operating profit (loss) plus depreciation and amortization (excluding amortization of deferred financing costs). We calculate Adjusted EBITDA as EBITDA before significant charges and credits relating to our acquisitions, dispositions and related restructurings. Because all companies do not calculate EBITDA or similarly titled financial measures in the same manner, those disclosures may not be comparable with EBITDA or Adjusted EBITDA as calculated by us. You should not think of EBITDA or Adjusted EBITDA as an alternative to net income or loss (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) and EBITDA and Adjusted EBITDA are not measures of performance or financial condition under generally accepted accounting principles. However, EBITDA and Adjusted EBITDA provide additional information for evaluating our ability to meet our obligations. Cash flows in accordance with generally accepted accounting principles consist of cash flows from (1) operating, (2) investing and (3) financing activities. Cash flows from operating activities reflect net income or loss (including charges for interest and income taxes not reflected in EBITDA) adjusted for (1) all non-cash charges or credits (including, but not limited to, depreciation and amortization) and (2) changes in operating assets and liabilities (not reflected in EBITDA). Further, cash flows from investing and financing activities are not included in EBITDA. Our historical cash flows are presented in the table below.

     The ratio of earnings to fixed charges was computed by dividing (1) earnings (loss) before income taxes, extraordinary charges and fixed charges by
(2) fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and one-third of rental expense, which is deemed to be representative of the interest factor.

                                                                                                                   AS ADJUSTED
                                                                                                                     FOR THE
                                                                     AS ADJUSTED            HISTORICAL           TRANSACTIONS(1)
                                                                       FOR THE       -------------------------   ---------------
                                      HISTORICAL                   TRANSACTIONS(1)                NINE MONTHS ENDED
                       -----------------------------------------   ---------------   -------------------------------------------
                        YEAR ENDED     YEAR ENDED     YEAR ENDED     YEAR ENDED                              OCTOBER 3,
                       DECEMBER 31,   DECEMBER 28,    JANUARY 3,     JANUARY 3,      SEPTEMBER 27,   ---------------------------
                           1996           1997           1999           1999             1998          1999           1999
                           ----           ----           ----           ----             ----          ----           ----
                                                             (IN THOUSANDS EXCEPT RATIOS)
STATEMENT OF
  OPERATIONS DATA:
    Revenues.........    $597,435       $ 696,152      $815,036       $827,589         $651,975      $ 679,728       $681,402
    Operating profit
      (loss).........     (25,435)(2)      31,872(3)    105,192        106,047           74,984         88,472(6)      88,381(7)
    Income (loss)
      before
      extraordinary
      charges........     (51,368)(2)     (18,986)(3)    29,987(4)      18,057(4)        20,300(5)      17,514(6)      14,777(7)
    Extraordinary
      charges........      --              (2,954)(3)    --                              --            (11,772)(6)
    Net income
      (loss).........     (51,368)(2)     (21,940)(3)    29,987(4)                       20,300(5)       5,742(6)
    Cash dividends...      --             --            (23,556)                        (23,556)      (204,746)

                                                  (table continued on next page)

(table continued from previous page)

                                                                           AS ADJUSTED
                                                                             FOR THE
                                            HISTORICAL                   TRANSACTIONS(1)
                             -----------------------------------------   ---------------
                              YEAR ENDED     YEAR ENDED     YEAR ENDED     YEAR ENDED
                             DECEMBER 31,   DECEMBER 28,    JANUARY 3,     JANUARY 3,
                                 1996           1997           1999           1999
                                 ----           ----           ----           ----
                                             (IN THOUSANDS EXCEPT RATIOS)
OTHER OPERATING DATA:
EBITDA
    Premium beverages......    $ 13,381       $   7,561      $ 77,825       $ 79,882
    Soft drink
      concentrates.........      18,418          18,504        17,006         17,006
    Restaurants............      31,819          31,200        43,180         43,180
    General corporate......        (189)           (149)          (11)           (11)
                               --------       ---------      --------       --------
      Consolidated.........    $ 63,429       $  57,116      $138,000       $140,057
                               --------       ---------      --------       --------
                               --------       ---------      --------       --------
Adjusted EBITDA
    Premium beverages......    $ 14,831       $  40,430      $ 77,825       $ 79,882
    Soft drink
      concentrates.........      22,368          20,916        17,006         17,006
    Restaurants............      34,219          36,797        43,180         43,180
    General corporate......        (189)           (149)          (11)           (11)
                               --------       ---------      --------       --------
      Consolidated.........    $ 71,229       $  97,994      $138,000       $140,057
                               --------       ---------      --------       --------
                               --------       ---------      --------       --------
Reconciliation of EBITDA to
  Adjusted EBITDA
    EBITDA.................    $ 63,429       $  57,116      $138,000       $140,057
    Add back significant
      charges:
      Facilities relocation
        and corporate
        restructuring/
        reorganization.....       7,800           7,063        --            --
      Charges related to
        post-acquisition
        transition,
        integration and
        changes to business
        strategies.........      --              33,815        --            --
                               --------       ---------      --------       --------
        Adjusted EBITDA....    $ 71,229       $  97,994      $138,000       $140,057
                               --------       ---------      --------       --------
                               --------       ---------      --------       --------
Ratio of Adjusted EBITDA to
  interest expense.........                                                      1.8x
Net cash provided by
  (used in):
    Operating activities...    $ 11,325       $  35,440      $ 59,104
    Investing activities...     (18,028)       (305,629)       15,771
    Financing activities...       4,388         296,861       (36,325)
Ratio of earnings to fixed
  charges..................                                       1.9x           1.5x
Deficiency of earnings to
  cover fixed charges......    $ 74,996       $  24,128
BALANCE SHEET DATA (AT END
  OF PERIOD):
    Total assets...........                                  $790,970
    Long-term debt.........                                   560,977
    Redeemable preferred
      stock................                                    87,587
    Member's deficit.......                                   (44,721)

                                                          AS ADJUSTED
                                                            FOR THE
                                    HISTORICAL          TRANSACTIONS(1)
                             ------------------------   ---------------
                                         NINE MONTHS ENDED
                             ------------------------------------------
                                                     OCTOBER 3,
                             SEPTEMBER 27,   --------------------------
                                 1998          1999          1999
                                 ----          ----          ----
                                    (IN THOUSANDS EXCEPT RATIOS)
OTHER OPERATING DATA:
EBITDA
    Premium beverages......     $57,472      $ 62,059      $ 62,185
    Soft drink
      concentrates.........      13,232        15,756        15,756
    Restaurants............      29,356        34,382        34,382
    General corporate......        (102)          (76)          (76)
                                -------      --------      --------
      Consolidated.........     $99,958      $112,121      $112,247
                                -------      --------      --------
                                -------      --------      --------
Adjusted EBITDA
    Premium beverages......     $57,472      $ 65,267      $ 65,393
    Soft drink
      concentrates.........      13,232        15,756        15,756
    Restaurants............      29,356        34,382        34,382
    General corporate......        (102)          (76)          (76)
                                -------      --------      --------
      Consolidated.........     $99,958      $115,329      $115,455
                                -------      --------      --------
                                -------      --------      --------
Reconciliation of EBITDA to
  Adjusted EBITDA
    EBITDA.................     $99,958      $112,121      $112,247
    Add back significant
      charges:
      Facilities relocation
        and corporate
        restructuring/
        reorganization.....      --             3,208         3,208
      Charges related to
        post-acquisition
        transition,
        integration and
        changes to business
        strategies.........      --             --          --
                                -------      --------      --------
        Adjusted EBITDA....     $99,958      $115,329      $115,455
                                -------      --------      --------
                                -------      --------      --------
Ratio of Adjusted EBITDA to
  interest expense.........                                     1.9x
Net cash provided by
  (used in):
    Operating activities...     $42,083      $ 15,429
    Investing activities...      17,706       (22,803)
    Financing activities...     (32,593)      (25,287)
Ratio of earnings to fixed
  charges..................         1.8x          1.6x          1.5x
Deficiency of earnings to
  cover fixed charges......
BALANCE SHEET DATA (AT END
  OF PERIOD):
    Total assets...........                  $827,830
    Long-term debt.........                   734,218
    Redeemable preferred
      stock................                     --
    Member's deficit.......                  (173,615)

------------

 (1) The summary consolidated operating data reflect adjustments for (1) the offering of the initial 10 1/4% notes, (2) the new credit facility,
     (3) the related use of proceeds, including the acquisition of Millrose Distributors, Inc., and (4) other related transactions. The adjusted data are derived from the 'Unaudited Pro Forma Condensed Statements of Operations' beginning on page 24 in this prospectus and should be read with those pro forma statements of operations and the related notes.

 (2) Reflects certain significant charges recorded during 1996 as follows:
     $66,700,000 charged to operating loss representing a $58,900,000 charge for impairment of company-owned restaurants and related exit costs and $7,800,000 of facilities relocation and corporate restructuring; and $40,843,000 charged to

                                              (footnotes continued on next page)

(footnotes continued from previous page) loss before extraordinary charges and net loss representing the aforementioned $66,700,000 charged to operating loss, less $25,857,000 of income tax benefit relating to the aggregate of the above charges.

 (3) Reflects certain significant charges recorded during 1997 as follows:
     $40,878,000 charged to operating profit representing $33,815,000 of charges related to post-acquisition transition, integration and changes to business strategies and $7,063,000 of facilities relocation and corporate restructuring; $27,138,000 charged to loss before extraordinary charges representing the aforementioned $40,878,000 charged to operating profit, $3,513,000 of loss on sale of businesses, net, less $17,253,000 of income tax benefit relating to the aggregate of the above net charges; and $30,092,000 charged to net loss representing the aforementioned $27,138,000 charged to loss before extraordinary charges and a $2,954,000 extraordinary charge from the early extinguishment of debt.

 (4) Reflects a significant credit recorded during 1998 as follows: $3,067,000 credited to income before extraordinary charges and net income representing $5,016,000 of gain on sale of businesses less $1,949,000 of related income tax provision.

 (5) Reflects a significant credit recorded during the nine months ended September 27, 1998 as follows: $3,015,000 credited to income before extraordinary charges and net income representing $4,934,000 of gain on sale of businesses less $1,919,000 of related income tax provision.

 (6) Reflects certain significant charges recorded during the nine months ended October 3, 1999 as follows: $3,208,000 charged to operating profit representing capital structure reorganization related charges; $1,957,000 charged to income before extraordinary charges representing the aforementioned $3,208,000 less $1,251,000 of income tax benefit; and $13,729,000 charged to net income representing the aforementioned $1,957,000 charged to income before extraordinary charges and an $11,772,000 extraordinary charge from the early extinguishment of debt.

 (7) Reflects certain significant charges recorded during the nine months ended October 3, 1999 as follows: $3,208,000 charged to operating profit representing capital structure reorganization related charges; and $1,957,000 charged to income before extraordinary charges representing the aforementioned $3,208,000 less $1,251,000 of income tax benefit.

                                  RISK FACTORS

     You should carefully consider the risks described below in addition to all other information provided to you in this prospectus before tendering the initial notes in the exchange offer, including information included in the section of this prospectus entitled 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

WE HAVE SUBSTANTIAL DEBT WHICH MAY ADVERSELY AFFECT US BY LIMITING FUTURE SOURCES OF FINANCING AND SUBJECTING US TO ADDITIONAL RISKS

     We have now and, after the exchange offer will continue to have, a significant amount of debt. The following chart shows important credit statistics. The ratio of earnings to fixed charges for the year ended January 3, 1999 and the nine months ended October 3, 1999 are presented on a pro forma basis, assuming the initial offering and our credit facility had been completed at the beginning of our 1998 fiscal year and that the proceeds had been applied as described in this prospectus (in millions except ratio).

                                                                   AT OCTOBER 3,
                                                                       1999
                                                                       ----
Total indebtedness..........................................           $779.8
Member's deficit............................................          ($173.6)

                                                                    FOR THE
                                                      FOR THE     NINE MONTHS
                                                    YEAR ENDED       ENDED
                                                    JANUARY 3,    OCTOBER 3,
                                                       1999          1999
                                                       ----          ----
Ratio of earnings to fixed charges................     1.5x          1.5x

                            ------------------------

     In addition to the above indebtedness, at October 3, 1999 Snapple, Mistic, Stewart's, RC/Arby's and Royal Crown were able to borrow up to $59.9 million of revolving credit loans under the credit facility, without the consent of the holders of the notes. Except as prohibited by limitations contained in the credit facility, the indenture and instruments governing our other debt, we may also incur additional debt. If new debt is added to our current debt levels, the related risks that we face could increase.

     Below are many, but not all, of the consequences resulting from this significant amount of debt:

      we may be unable to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate purposes,

      a significant portion of our cash flow from operations must be dedicated to the repayment of indebtedness, which reduces the amount of cash we have available for other purposes,

      we may be disadvantaged as compared to our competitors because of the significant amount of debt we owe,

      our ability to adjust to changing market conditions and our ability to withstand competition may be hampered by the amount of debt we owe. It may also make us more vulnerable in a volatile market, and we will be exposed to interest rate fluctuations because most of our borrowings under our credit facility are and will continue to be at variable rates of interest.

WE MAY NOT BE ABLE TO SERVICE OUR DEBT OBLIGATIONS

     Our ability to meet payment obligations on our debt depends on our ability to implement our business strategy successfully. We cannot assure you that we will be successful in implementing our strategy or in realizing our anticipated financial results. You should also be aware that our financial and operational performance depends upon a number of factors, many of which are beyond our control. These factors include:

      the current economic and competitive conditions in the beverage and restaurant industries,

      any operating difficulties, increased operating costs or pricing pressures we may experience,

      the passage of legislation or other regulatory developments that affect us adversely, and any delays in implementing any strategic projects we may have.

     If we are unable to repay our debt, we may be forced to reduce or delay expansion, sell some of our assets, obtain additional equity capital or refinance or restructure our debt. We cannot assure you that our cash flow and capital resources will be sufficient to repay our existing indebtedness or any indebtedness we may incur in the future, or that we will be successful in obtaining alternative financing. You should note that debt under the credit facility will mature before the maturity of the notes. Please refer to the sections in this prospectus entitled 'Description of Indebtedness,' 'Description of the Exchange Notes,' 'Business -- Premium Beverages -- Business Strategy,'
' -- Soft Drink Concentrates -- Business Strategy' and ' -- Franchise Restaurant System -- Business Strategy.'

RESTRICTIONS IMPOSED BY THE CREDIT FACILITY MAY LIMIT OUR ABILITY TO EXECUTE OUR BUSINESS STRATEGY AND MAY INCREASE THE RISK OF DEFAULT UNDER OUR DEBT OBLIGATIONS

     The credit facility contains financial covenants that require us to maintain specified financial ratios and restrict our ability to:

      incur debt,

      enter into some fundamental transactions, including mergers and consolidations, and create or permit liens.

     If we are unable to generate sufficient cash flow or otherwise obtain the funds necessary to make required payments of principal and interest under, or are unable to comply with covenants of, the credit facility or the indenture, we would be in default under the terms of the credit facility. This would permit the lenders under the credit facility to accelerate the maturity of the balance owing under the credit facility. If these circumstances were to occur, the subordination provisions of the exchange notes would require the lenders under the credit facility to receive payment in full before the holders of exchange notes receive any payment of principal of, premium, if any, and interest on the exchange notes. Please refer to the sections in this prospectus entitled 'Description of Indebtedness -- Credit Facility' and 'Description of the Exchange Notes -- Ranking.'

THE EXCHANGE NOTES ARE JUNIOR IN RIGHT OF PAYMENT TO THE CLAIMS OF OTHER CREDITORS WHO WOULD BE ENTITLED TO PAYMENT BEFORE YOU WHICH INCREASES THE RISK OF A DEFAULT UNDER THE EXCHANGE NOTES

Senior Debt

     Your right to receive payment of principal of, premium, if any, and interest on, and any other amounts owing in respect of, the exchange notes will be junior to the prior payment in full of all of existing and future senior indebtedness of the issuers and the guarantors, including all debt under the credit facility. At October 3, 1999, assuming the offering of the initial notes and the credit facility had been completed at that time, the issuers and the guarantors would have had approximately $479.8 million of consolidated senior indebtedness outstanding, and approximately $59.9 million would have been available for borrowing under our credit facility. The terms of the credit facility and the indenture permit us to incur additional indebtedness, including senior indebtedness. You should refer to the section of this prospectus entitled 'Description of the Exchange Notes -- Ranking.' If we were to undergo a liquidation, dissolution, reorganization or any similar proceeding, our assets would be available to pay obligations in respect of the exchange notes only after all senior indebtedness has been paid in full, and there may not be sufficient assets to pay amounts due on all or any of the exchange notes.

     In addition, the issuers cannot make any cash payments to you if they have failed to make payments to holders of senior indebtedness. In addition, with some exceptions, the issuers cannot make any payments to you for a period of up to 179 days if they have otherwise defaulted on their senior indebtedness covenants.

Secured Debt

     The exchange notes and guarantees will effectively rank junior to all secured debt of the issuers and the guarantors. The credit facility is secured by substantially all of our assets, and the terms of the credit facility and the indenture permit the issuers and the guarantors to incur additional secured debt.

Subsidiary Liabilities

     In addition, the exchange notes will effectively rank junior to all existing and future liabilities of the issuers' subsidiaries that have not co-issued or guaranteed the notes, including trade payables and guarantees. At October 3, 1999, those subsidiaries had approximately $4.7 million of outstanding liabilities.

RESTRICTIONS ON DIVIDENDS AND OTHER DISTRIBUTIONS FROM THE ISSUERS' SUBSIDIARIES COULD AFFECT THEIR ABILITY TO REPAY YOU

     The issuers are holding companies with no direct operations and no significant assets other than the stock of their subsidiaries. The issuers will be dependent on the cash flows of their subsidiaries to meet their debt obligations, including the payment of principal and interest on the exchange notes. Restrictions on dividends and other distributions from these subsidiaries could limit amounts payable to the issuers for payment to you. You should be aware of the following:

      The credit facility prohibits the payment of dividends to the issuers by their subsidiaries except to pay interest on the initial notes and the exchange notes,

      Additional indebtedness incurred by the issuers' subsidiaries may restrict the ability of these subsidiaries to pay dividends or make other similar payments to the issuers and,

      Under applicable state law, the issuers' subsidiaries may be limited in amounts that they are permitted to pay as dividends on their capital stock.

OUR FRANCHISED RESTAURANT BUSINESS COULD BE DISTRIBUTED TO TRIARC PARENT WHICH WOULD REDUCE OUR INCOME GENERATING ASSETS

     Under the terms of the indenture, Triarc Consumer Products Group is permitted to pay a dividend of the capital stock of those subsidiaries that conduct its franchised restaurant business to Triarc Parent, and guarantees of the exchange notes by these subsidiaries will be released if the specific conditions described under the section of this prospectus entitled 'Description of the Exchange Notes -- Covenants -- Limitation on Restricted Payments' are met. Because these subsidiaries comprised approximately 31% of our EBITDA for 1998, the payment of this dividend and the release of the guarantees would limit cash flow and assets available to the issuers to make payments of principal and interest on the exchange notes.

OUR SUBSIDIARIES MAY NOT REMAIN WHOLLY OWNED WHICH MEANS THAT WE MAY NOT ALWAYS BE ENTITLED TO 100% OF THEIR CASH FLOW OR VALUE

     Although the issuers currently own all the outstanding common stock of their subsidiaries, they may not wholly own all of their subsidiaries in the future. If this were to occur, the issuers would not be entitled to receive all of the cash flow of those subsidiaries if those subsidiaries were to pay dividends and would not be entitled to receive the entire value of those subsidiaries if those subsidiaries were sold. In each case, the issuers would only be entitled to an amount that is proportionate to their ownership interest. Although we do not believe that this would have adverse effects on the subsidiary guarantees, this could result in the issuers not having enough cash flow or assets to meet their debt obligations, including payments on the exchange notes. For example, Triarc Beverage Holdings has issued options for the purchase of up to approximately 15% of its common stock, some of which became exercisable on July 1, 1999. Also, upon a permitted sale of a subsidiary that guarantees the exchange notes, or a permitted sale of all or substantially all of its assets, that subsidiary's guarantee of the exchange notes will be released.

WE MAY NOT BE ABLE TO CONTINUE TO IMPROVE SNAPPLE'S OPERATIONS WHICH MAY ADVERSELY AFFECT OUR FINANCIAL CONDITION BECAUSE OF THE IMPORTANCE OF SNAPPLE TO OUR SUCCESS

     Part of our success depends on Snapple's financial performance, which has improved since Triarc Beverage Holdings acquired Snapple from The Quaker Oats Company in May 1997. Although we believe that we have identified the primary factors for Snapple's deteriorating results under Quaker Oats' ownership, our belief as to these factors may be wrong and we cannot assure you that our efforts to address these factors will continue to be successful.

WE MAY NOT BE ABLE TO DEVELOP SUCCESSFUL NEW BEVERAGE PRODUCTS WHICH ARE
IMPORTANT
TO OUR GROWTH

     Part of our strategy is to increase our sales through the development of new beverage products. We cannot assure you that we will be able to develop, market and distribute future beverage products that will enjoy market acceptance. The failure to develop new beverage products that gain market acceptance could have an adverse impact on our growth and materially adversely affect our financial condition.

ARBY'S DEPENDENCE ON RESTAURANT REVENUES AND OPENINGS MEANS IT CAN BE ADVERSELY AFFECTED BY MATTERS NOT IN ITS CONTROL

     Because Arby's principal source of revenues are royalty fees received from its franchisees, Arby's future revenues will be highly dependent on the gross revenues of Arby's franchisees and the number of Arby's restaurants that its franchisees operate.

The current level of gross revenues of Arby's restaurants may not continue

     We cannot assure you that the level of gross revenues of Arby's franchisees, upon which Arby's royalty fees are dependent, will continue. Competition among national brand franchisors and smaller chains in the restaurant industry to grow their franchise systems is intense. Arby's franchisees are generally in competition for customers with franchisees of other national and regional fast food chains and locally owned restaurants.

The number of new Arby's restaurants opening is beyond its control

     Numerous factors beyond Arby's control affect restaurant openings. These factors include the ability of a potential restaurant owner to obtain financing, locate an appropriate site for a restaurant and obtain all necessary state and local construction, occupancy or other permits and approvals. Although as of October 3, 1999 franchisees have signed commitments to open approximately 1,098 Arby's restaurants and those commitments require the franchisee to pay Arby's a non-refundable deposit of $10,000 per restaurant, Arby's has not yet received non-refundable deposits for all 1,098 restaurants. In addition, we cannot assure you that these commitments will result in open restaurants.

ARBY'S DEPENDENCE ON RTM, INC. AND OTHER SIGNIFICANT FRANCHISEES MAY ADVERSELY AFFECT ARBY'S FRANCHISE ROYALTIES

     During 1998, Arby's received approximately 27% of its royalties from RTM, Inc. and its affiliates, which are franchisees of over 700 Arby's restaurants, and received approximately 5% of its royalties from each of two other franchisees. Arby's franchise royalties would suffer if any of these franchisees experienced significant declines in their businesses.

WE REMAIN CONTINGENTLY LIABLE ON OBLIGATIONS OF RTM, INC. WHICH SUBJECTS US TO ADDITIONAL LIABILITIES

     While RTM, Inc. has assumed most lease obligations and indebtedness in connection with the restaurants that it acquired from Arby's, we remain contingently liable if RTM fails to make payment on those leases and a portion of that indebtedness. If this occurs, we would have to make payments on these leases and indebtedness, which would decrease our cash flow and adversely affect our ability to repay the exchange notes. Please refer to Notes 3, 6 and 16 to our Consolidated Financial Statements appearing elsewhere in this prospectus.

ROYAL CROWN'S RELIANCE ON COTT CORPORATION AND OTHER CUSTOMERS AND BOTTLERS MAY ADVERSELY AFFECT ROYAL CROWN'S REVENUES

Private Label Sales

     Royal Crown relies to a significant extent upon sales of beverage concentrates to Cott Corporation under a concentrate supply agreement signed in 1994. Royal Crown's revenues from sales to Cott were approximately 12.6% in 1996, 15.8% in 1997 and 17.2% in 1998. If Cott's business declines, or if Royal Crown's supply agreement with Cott is terminated, Royal Crown might have difficulty replacing these sales. As a result, Royal Crown's sales could be adversely affected. Please refer to the section of this prospectus entitled 'Business -- Soft Drink Concentrates -- Private Label.'

Bottlers

     Royal Crown relies upon its relationships with key bottlers. For example:

      RC Chicago Bottling Group accounted for approximately 23% of Royal Crown's domestic revenues from concentrate for branded products during 1998,

      American Bottling Company accounted for approximately 18% of Royal Crown's domestic revenues from concentrate for branded products during 1998, and

      Royal Crown's ten largest bottler groups accounted in the aggregate for approximately 79% of Royal Crown's domestic revenues from concentrate for branded products during 1998.

Royal Crown's sales would decline from their present levels if any of these major bottlers stopped selling RC Cola brand products unless and until Royal Crown established a comparable relationship with one or more new bottlers. We cannot assure you that new bottlers would provide Royal Crown with the level of sales that these bottlers have. Please refer to the section of this prospectus entitled 'Business -- Soft Drink Concentrates -- Royal Crown's Bottler Network.'

OUR BUSINESS DEPENDS ON A LIMITED NUMBER OF KEY PERSONNEL, THE LOSS OF WHOM COULD ADVERSELY AFFECT US

     Some of our senior executives are important to our success because they have been instrumental in identifying business acquisitions, arranging necessary financing and operating our businesses. Although we feel that there is a significant pool of talented personnel in the consumer products, beverage and restaurant industries, if these members of our senior management team become unable or unwilling to continue in their present positions, we may be unable to make successful acquisitions and obtain necessary financing. As a result, our business and financial results could be materially adversely affected.

SOME STOCKHOLDERS OF TRIARC PARENT CAN EXERT INDIRECT CONTROL OVER US AND HAVE THE POWER TO CAUSE OR PREVENT A CHANGE OF CONTROL THAT MIGHT OTHERWISE BE BENEFICIAL TO YOU

     Triarc Consumer Products Group is a wholly owned subsidiary of Triarc Parent. As of August 11, 1999, Messrs. Peltz and May and their affiliates beneficially owned approximately 37.6% of Triarc Parent's voting common stock. Accordingly, Messrs. Peltz and May are able to control the boards of directors of Triarc Parent and Triarc Consumer Products Group and its subsidiaries and may be able to determine the outcome of those corporate actions requiring Triarc Parent stockholder approval, including mergers, consolidations and the sale of all or substantially all of our assets. In addition, Messrs. Peltz and May may also have the power to prevent or cause a change of control of Triarc Consumer Products Group.

     In addition, some decisions concerning our operation or financial structure may present conflicts of interest between Triarc Parent and the holders of the exchange notes. Triarc Parent may also have an interest in pursuing transactions that, in its judgment, enhance the value of their equity investment, even though these transactions may involve risks to the holders of the exchange notes.

COMPETITION FROM OTHER BEVERAGE AND RESTAURANT COMPANIES THAT HAVE GREATER RESOURCES THAN US COULD ADVERSELY AFFECT US

     The premium beverage, carbonated soft drink and restaurant industries are highly competitive. Many of our competitors have substantially greater financial, marketing, personnel and other resources than we do. Please refer to the section of this prospectus entitled 'Business -- Competition.'

OUR FINANCIAL INFORMATION MAY HAVE LIMITED RELEVANCE TO YOU

     The financial information that is included in this prospectus does not reflect what our actual results of operations, financial position and cash flows would have been had we existed in our current form during the periods presented, nor is it necessarily indicative of our results of operations, financial position and cash flows in the future. Please refer to the sections in this prospectus entitled 'Unaudited Pro Forma Condensed Consolidated Statements of Operations' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Presentation of Financial Information.'

SOME FAILURES TO ADDRESS THE YEAR 2000 PROBLEM MAY CAUSE DISRUPTIONS IN THE OPERATION OF OUR NETWORKS AND OUR BUSINESS

     Many computer systems and software products will not function properly in the year 2000 and beyond due to the year 2000 problem, a once-common programming standard that represents years using two digits. It is possible that our currently installed computer systems, software products or other information technology systems, including imbedded technology, or those of our suppliers, contractors, or major systems developers working either alone or in conjunction with other software or systems, will not properly function in the year 2000 because of the year 2000 problem. If we or our customers, suppliers, contractors, and major systems developers are unable to address their year 2000 issues in a timely manner, a material adverse effect on our results of operations and financial condition could result. The most reasonably likely worst-case scenario from failure of internal systems is that we might experience a delay in production and/or fulfilling and processing orders resulting in either lost sales or delayed cash receipts. The most reasonably likely worst-case scenario from failure of systems of our suppliers is an inability to order and receive delivery of needed raw materials, packaging and/or other production supplies which would result in an inability to meet orders causing lost sales. The most reasonably likely worst-case scenario from failure of systems of our banks would be an inability to transact normal banking business such as deposits of collections, clearing cash disbursements and borrowing needed revolving loan funds or investing excess funds. We are currently working to evaluate and resolve the potential impact of the year 2000 on our processing of date-sensitive information and network systems.

     We cannot assure you that the year 2000 problem will only have a minimal cost impact or that other companies will convert their systems on a timely basis and that their failure will not have an adverse effect on our systems. Please refer to the section of this prospectus entitled 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000.'

WE MAY BE UNABLE TO PURCHASE THE EXCHANGE NOTES UPON A CHANGE OF CONTROL

     Upon a change of control event, the issuers will be required to make an offer to purchase the exchange notes at a price in cash equal to 101% of their aggregate principal amount plus accrued and unpaid interest, if any. However, the issuers may be unable to purchase the exchange notes because of the following covenants and cross-default provisions in other debt agreements:

      the credit facility generally prohibits the issuers from repurchasing any exchange notes and also considers change of control events to be an event of default under the credit facility which entitles the lenders to demand payment in full before any repurchase of the exchange notes. Any future senior indebtedness of the issuers may contain similar provisions, the exercise by the holders of exchange notes of their right to require the issuers to repurchase the exchange notes could cause a default under our senior debt agreements, even if the change of control itself does not, due to the financial effect of a repurchase of the exchange notes on the issuers, if there is an event of default under any senior indebtedness, the subordination provisions in the indenture would restrict payments to the holders of the exchange notes, and if we do not repay or refinance the borrowings having these provisions or otherwise obtain consent to purchase the exchange notes under these agreements, any resulting failure to offer to purchase or to purchase exchange notes would constitute an event of default under the indenture.

     In addition, the issuers may not have the financial resources needed to repurchase the exchange notes if so required upon a change of control. Please refer to the sections in this prospectus entitled 'Description of the Exchange Notes -- Covenants -- Repurchase of Notes Upon a Change of Control,'
' -- Ranking' and 'Description of Indebtedness -- Credit Facility.'

A COURT COULD DECLARE THE EXCHANGE NOTES JUNIOR IN RIGHT OF PAYMENT OR TAKE OTHER ACTIONS UNDER FRAUDULENT TRANSFER STATUTES THAT ARE DETRIMENTAL TO YOU

     Under federal or state fraudulent transfer laws, an unpaid creditor or representative of creditors, including a trustee in bankruptcy, could file a lawsuit claiming that the issuance of the exchange notes constituted a fraudulent conveyance. If a court were to find that there has been a fraudulent conveyance, it could:

      avoid all or a portion of our obligations to you,

      subordinate our obligations to you to our other existing and future indebtedness, entitling other creditors to be paid in full before any payment is made on the exchange notes, and take other action detrimental to you, including, in some circumstances, invalidating the exchange notes.

If a court were to take any of those actions, we cannot assure you that you would ever be repaid.

YOU MAY FIND IT DIFFICULT TO SELL YOUR EXCHANGE NOTES BECAUSE NO PUBLIC TRADING MARKET FOR THE EXCHANGE NOTES EXISTS

     The exchange notes will be registered under the Securities Act but will not be eligible for trading on the Private Offerings, Resales and Trading through Automated Linkages Market. The exchange notes will constitute a new issue of securities with no established trading market. We cannot assure you as to:

      the development of any market for the exchange notes,

      the liquidity of any market for the exchange notes that may develop,

      your ability to sell your exchange notes, or

      the price at which you would be able to sell your exchange notes.

     The initial notes are designated for trading among qualified institutional investors in the market. We have been advised by the initial purchasers of the initial notes that they presently intend to make a market in the exchange notes. However, they are not obligated to do so and may discontinue any market-making activity with respect to the exchange notes at any time without notice. If a market for the exchange notes were to exist, the exchange notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debentures and our financial performance. Historically, the market for non-investment grade debt has experienced disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. We cannot assure you that the market for the exchange notes, if any, will not experience similar disruptions. Any disruptions that do occur may adversely affect you as a holder of the exchange notes.

THE ISSUANCE OF THE EXCHANGE NOTES MAY ADVERSELY AFFECT THE MARKET FOR THE INITIAL NOTES

     Following commencement of the exchange offer, you may continue to trade the initial notes in the Private Offerings, Resales and Trading through Automated Linkages market. If initial notes are tendered for exchange and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted initial notes could be adversely affected. Please refer to the section of this prospectus entitled 'The Exchange Offer -- Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences.'

YOUR FAILURE TO PARTICIPATE IN THE EXCHANGE OFFER WILL HAVE ADVERSE CONSEQUENCES

     The initial notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your initial notes for exchange notes in the exchange offer or if you do not properly tender your initial notes in the exchange offer, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not governed by, the Securities Act. In addition, you will no longer be able to obligate us to register the initial notes under the Securities Act, except in the limited circumstances provided under our registration rights agreement.

SOME PERSONS WHO PARTICIPATE IN THE EXCHANGE OFFER MUST DELIVER A PROSPECTUS IN CONNECTION WITH RESALES OF THE EXCHANGE NOTES AND COULD INCUR LIABILITIES AS A RESULT

     Based on no-action letters issued by the staff of the Securities and Exchange Commission, we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under 'The Exchange Offer,' you remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your exchange notes. In these cases, if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes under the Securities Act, you may incur liability under the Securities Act. We do not and will not assume or indemnify you against any liability which may result.

RISKS RELATING TO FORWARD-LOOKING STATEMENTS

     Some of the statements we have made in this prospectus under the sections entitled 'Summary,' 'Risk Factors,' 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and 'Business' are forward-looking. They include statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance. These forward-looking statements are based on our expectations and are susceptible to a number of risks and uncertainties. Some of these risks and uncertainties are beyond our control. Our actual results may differ materially from those suggested by these forward-looking statements for various reasons, including those discussed under 'Management's Discussion and Analysis of Financial Condition and Results of Operations,' 'Business' and in this 'Risk Factors' section.

     Because of the preceding and other factors, we cannot give any assurance as to future results, levels of activity and achievements. Neither we nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. Any forward-looking statements in this prospectus speak solely as of the date on which those statements are made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which those statements were made or to reflect the occurrence of unanticipated events.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes. We are making this exchange offer solely to satisfy obligations under our registration rights agreement. In return for issuing the exchange notes, the issuers will receive initial notes in like aggregate principal amount.

     The proceeds to us from the offering of the initial notes together with the proceeds from the credit facility have been used to:

      pay the outstanding principal amount ($275.0 million), applicable premium (approximately $7.7 million) and accrued interest (approximately $4.4 million) on the 9 3/4% RC/Arby's senior secured notes due 2000, pay the outstanding principal amount ($284.3 million) and the accrued interest ($1.5 million) on borrowings under our premium beverage companies' outstanding credit facility,

      fund the acquisition of Millrose Distributors, Inc. (approximately $17.3 million),

      provide for the payment of fees and expenses related to the offering of initial notes and the above transactions (approximately $29.6 million), and pay dividends and other distributions to Triarc Parent of the remaining net proceeds plus all of our cash and cash equivalents in excess of $2.0 million.

                                 CAPITALIZATION

     The following table presents our consolidated capitalization as of October 3, 1999. You should read this capitalization table together with the historical condensed consolidated financial statements and related notes appearing elsewhere in this prospectus.

                                                              (IN MILLIONS)
Current portion of long-term debt...........................     $ 45.6
                                                                 ------
Long-term debt:
     Term loans under new credit facility...................      430.4 (a)
     10 1/4% senior subordinated notes due 2009.............      300.0
     Other..................................................        3.8
                                                                 ------
          Total long-term debt..............................      734.2
                                                                 ------
Member's deficit............................................     (173.6)
                                                                 ------
          Total capitalization..............................     $606.2
                                                                 ------
                                                                 ------

------------

 (a) Does not include current portion of $41.4 million.

                         UNAUDITED PRO FORMA CONDENSED
                     CONSOLIDATED STATEMENTS OF OPERATIONS

     The following unaudited pro forma condensed consolidated statements of operations for the year ended January 3, 1999 and the nine months ended
October 3, 1999 have been prepared by adjusting these statements, as derived and condensed, as applicable, from the consolidated statements of operations on page F-4 and F-49 in this prospectus. For further information about the preparation of these consolidated financial statements, please refer to Note 1 to each of these consolidated financial statements on pages F-8 and F-51.

     The adjustments to the condensed consolidated statements of operations assume the offering of the initial 10 1/4% notes with a principal amount of $300,000,000, borrowings of $475,000,000 under the term loans of the new credit facility and the related use of proceeds, which is described more fully below, had occurred on December 29, 1997.

     They also assume that the following uses of a portion of the net proceeds of the borrowings under the initial 10 1/4% notes and the new credit facility had occurred on December 29, 1997:

          (1) our repayment on February 25, 1999 of the $284,333,000 principal amount of the term loans under the previously existing beverage credit facility and $1,503,000 of related accrued interest,

          (2) the redemption on March 30, 1999 of the $275,000,000 principal amount of the RC/Arby's 9 3/4% senior notes and payment of $4,395,000 of related accrued interest and $7,662,000 of redemption premium,

          (3) the acquisition on February 25, 1999 of Millrose Distributors, Inc. and Mid-State Beverage, Inc., which we will refer to collectively as Millrose, for $17,491,000, including estimated expenses of $241,000,

          (4) the payment of fees and expenses of $29,600,000 relating to the above borrowings and

          (5) the payment of one-time distributions to Triarc Parent of the remaining net proceeds from the above borrowings and all of our cash and cash equivalents on hand in excess of approximately $2,000,000, which we retained for working capital purposes. These one-time distributions consisted of $91,420,000 paid on February 25, 1999 and $124,108,000 paid on March 30, 1999 following the redemption of the RC/Arby's 9 3/4% senior notes.

     These pro forma adjustments are described in the accompanying notes to the pro forma condensed consolidated statements of operations which you should read together with these statements. In addition, you should refer to the section of this prospectus entitled 'Use of Proceeds,' the consolidated financial statements and management's discussion and analysis of financial condition and results of operations appearing elsewhere in this prospectus.

     The statement of operations information of Millrose included in the unaudited pro forma condensed statements of operations have been derived from unaudited statements of operations of Millrose not included herein. See 'Summary -- Use of Proceeds.'

     The unaudited pro forma condensed consolidated financial statements may not be indicative of our actual results of operations had these transactions, as applicable, actually been completed on December 29, 1997 or of our future results of operations.

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED JANUARY 3, 1999
                                 (IN THOUSANDS)

                                            ADJUSTMENTS          PRO FORMA
                                         FOR THE OFFERING,   FOR THE OFFERING,   ADJUSTMENTS
                                          THE NEW CREDIT      THE NEW CREDIT       FOR THE
                                 AS        FACILITY, AND       FACILITY, AND       MILLROSE
                              REPORTED    USE OF PROCEEDS     USE OF PROCEEDS    ACQUISITION        PRO FORMA
                              --------    ---------------     ---------------    -----------        ---------
Revenues:
     Net sales..............  $735,436       $  --               $735,436          $ 38,565 (c)     $747,989
                                                                                    (26,012)(d)
     Royalties, franchise
       fees and other
       revenues.............    79,600          --                 79,600              --             79,600
                              --------       --------            --------          --------         --------
                               815,036          --                815,036            12,553          827,589
                              --------       --------            --------          --------         --------
Cost and expenses:
     Cost of sales,
       excluding
       depreciation and
       amortization.........   390,883          --                390,883            30,129 (c)      395,262
                                                                                    (25,750)(d)
     Advertising, selling
       and distribution.....   197,065          --                197,065             3,619 (c)      200,684
     General and
       administrative.......    89,088          --                 89,088             3,437 (c)       91,586
                                                                                       (939)(e)
     Depreciation and
       amortization,
       excluding
       amortization of
       deferred financing
       costs................    32,808          --                 32,808               312 (c)       34,010
                                                                                        890 (f)
                              --------       --------            --------          --------         --------
                               709,844          --                709,844            11,698          721,542
                              --------       --------            --------          --------         --------
          Operating
            profit..........   105,192          --                105,192               855          106,047
Interest expense............   (60,235)       (18,584)(a)         (78,819)             (116)(c)      (78,935)
Gain on sale of businesses,
  net.......................     5,016          --                  5,016              --              5,016
Other income, net...........     5,298          --                  5,298               (32)(c)        5,266
                              --------       --------            --------          --------         --------
          Income before
            income taxes and
            extraordinary
            charges.........    55,271        (18,584)             36,687               707           37,394
Provision for income
  taxes.....................   (25,284)         6,600 (b)         (18,684)               69 (c)      (19,337)
                                                                                       (722)(g)
                              --------       --------            --------          --------         --------
          Income before
            extraordinary
            charges.........  $ 29,987       $(11,984)           $ 18,003          $     54         $ 18,057
                              --------       --------            --------          --------         --------
                              --------       --------            --------          --------         --------
Ratio of earnings to fixed
  charges(h)................      1.9x                                                                  1.5x
                                  ----                                                                  ----
                                  ----                                                                  ----



              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE NINE MONTHS ENDED OCTOBER 3, 1999
                                 (IN THOUSANDS)

                                            ADJUSTMENTS          PRO FORMA
                                         FOR THE OFFERING,   FOR THE OFFERING,   ADJUSTMENTS
                                          THE NEW CREDIT      THE NEW CREDIT       FOR THE
                                 AS        FACILITY, AND       FACILITY, AND       MILLROSE
                              REPORTED    USE OF PROCEEDS     USE OF PROCEEDS    ACQUISITION        PRO FORMA
                              --------    ---------------     ---------------    -----------        ---------
Revenues:
     Net sales..............  $619,630        $--                $619,630          $ 4,597 (c)      $621,304
                                                                                    (2,923)(d)
     Royalties, franchise
       fees and other
       revenues.............    60,098        --                   60,098             --              60,098
                              --------        -------            --------          -------          --------
                               679,728        --                  679,728            1,674           681,402
                              --------        -------            --------          -------          --------
Cost and expenses:
     Cost of sales,
       excluding
       depreciation and
       amortization related
       to sales of $1,518...   329,740        --                  329,740            3,619 (c)       330,374
                                                                                    (2,985)(d)
     Advertising, selling
       and distribution.....   164,772        --                  164,772              832 (c)       165,604
     General and
       administrative.......    69,887        --                   69,887              239 (c)        69,969
                                                                                      (157)(e)
     Depreciation and
       amortization,
       excluding
       amortization of
       deferred financing
       costs................    23,649        --                   23,649               66 (c)        23,866
                                                                                       151 (f)
     Capital structure
       reorganization
       related..............     3,208        --                    3,208             --               3,208
                              --------        -------            --------          -------          --------
                               591,256        --                  591,256            1,765           593,021
                              --------        -------            --------          -------          --------
     Operating profit.......    88,472        --                   88,472              (91)           88,381
Interest expense............   (56,931)        (3,002)(a)         (59,933)            --             (59,933)
Investment income...........     2,692         (1,116)(i)           1,576             --               1,576
Loss on sale of businesses,
  net.......................      (627)       --                     (627)            --                (627)
Other income, net...........     2,112        --                    2,112             --               2,112
                              --------        -------            --------          -------          --------
          Income before
            income taxes and
            extraordinary
            charges.........    35,718         (4,118)             31,600              (91)           31,509
Provision for income
  taxes.....................   (18,204)         1,094 (b)         (16,708)             (24)(g)       (16,732)
                                                  402 (j)
                              --------        -------            --------          -------          --------
          Income before
            extraordinary
            charges.........  $ 17,514        $(2,622)           $ 14,892          $  (115)         $ 14,777
                              --------        -------            --------          -------          --------
                              --------        -------            --------          -------          --------
Ratio of earnings to fixed
  charges(h)................      1.6x                                                                  1.5x
                                  ----                                                                  ----
                                  ----                                                                  ----


              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENTS OF OPERATIONS

 (a) Represents adjustments to 'Interest expense' as follows (in thousands):

                                                                    FOR THE
                                                      FOR THE     NINE MONTHS
                                                    YEAR ENDED       ENDED
                                                    JANUARY 3,    OCTOBER 3,
                                                       1999          1999
                                                       ----          ----
To record interest expense on the initial 10 1/4%
  notes...........................................   $(30,750)      $(4,527)
To record interest expense at a weighted average
  assumed interest rate of 8.65% on the assumed
  term loan borrowings initially at $475,000 under
  the $535,000 new credit facility(1).............    (40,852)       (5,962)
To record amortization under the interest rate
  method on the estimated $29,600 of deferred
  financing costs associated with the initial
  10 1/4% notes and the new credit facility(2)....     (3,901)         (566)
To reverse reported interest expense on the
  RC/Arby's 9 3/4% senior notes and the term loans
  under the previously existing beverage credit
  agreement(3)....................................     52,884         7,223
To reverse reported amortization of deferred
  financing costs associated with the RC/Arby's
  9 3/4% senior notes and the previously existing
  beverage credit agreement.......................      4,035           830
                                                     --------       -------
                                                     $(18,584)      $(3,002)
                                                     --------       -------
                                                     --------       -------

------------

     (1) The weighted average assumed interest rate results from applying the actual London Interbank Offered Rated-based interest rates initially charged by our lenders on each of the term loans under the new credit facility to the respective average outstanding balances of each of the term loans. The average outstanding balances reflect scheduled repayments under the term loans assuming the initial borrowings occurred at the beginning of 1998 and were $472,544,000 for the year ended January 3, 1999 and $468,450,000 for the period from January 4, 1999 through the February 25, 1999 date of the initial term loan borrowings.

         If the assumed weighted average interest rate on the term loan borrowings under the new credit facility changed by .125%, the pro forma interest expense would change by $591,000 for the year ended January 3, 1999 and by $87,000 for the nine months ended October 3, 1999 which relates to the period through the February 25, 1999 date of the actual term loan borrowings, respectively.

     (2) The $29,600,000 of estimated deferred financing costs associated with the initial 10 1/4% notes and the new credit facility (previously estimated at $28,000,000) consist of approximately (a) $15,200,000 of fees and expenses, including commitment fees, paid to the lenders under the new credit facility, (b) $9,700,000 of fees paid to the underwriters of the initial 10 1/4% notes, (c) $3,400,000 of legal, auditing and accounting fees, (d) $700,000 of printing fees, and (e) $600,000 of other fees.

     (3) The principal amounts repaid were $275,000,000 under the RC/Arby's 9 3/4% senior notes and $284,333,000 under the term loans of the previously existing beverage credit agreement. The weighted average interest rate associated with the term loans repaid was 8.30% at January 3, 1999 and 7.93% at the February 25, 1999 actual repayment date.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                     STATEMENTS OF OPERATIONS -- CONTINUED

 (b) Represents adjustments to 'Provision for income taxes' (in thousands):

                                                                    FOR THE
                                                      FOR THE     NINE MONTHS
                                                    YEAR ENDED       ENDED
                                                    JANUARY 3,    OCTOBER 3,
                                                       1999          1999
                                                       ----          ----
To reflect the income tax benefit related to the
  interest expense, including amortization of
  deferred financing costs, on the initial 10 1/4%
  notes and the term loans at the weighted average
  incremental Federal and state income tax rates
  of 37.1% and 37.3%, respectively, based on the
  allocation of this new debt by entity...........   $ 28,012       $ 4,119
To reverse the income tax benefit related to the
  reported interest expense, including
  amortization of deferred financing costs, at the
  weighted average incremental Federal and state
  income tax rate of 37.6% based on the entities
  to which this interest related..................    (21,412)       (3,025)
                                                     --------       -------
                                                     $  6,600       $ 1,094
                                                     --------       -------
                                                     --------       -------

 (c) To reflect the results of operations of Millrose.

 (d) To reflect the elimination of sales and cost of sales between us and Millrose.

 (e) Represents a reduction of 'General and administrative' expenses to reflect the estimated effect of (1) the terminations of two employees and (2) the reductions in salaries of three employees of Millrose (if these employees choose to remain with us after the acquisition of Millrose). These terminations and reductions are in accordance with a signed agreement between such employees and us.

 (f) Represents an adjustment to 'Depreciation and amortization, excluding amortization of deferred financing costs' as follows (in thousands):

                                                                    FOR THE
                                                      FOR THE     NINE MONTHS
                                                    YEAR ENDED       ENDED
                                                    JANUARY 3,     OCTOBER 3,
                                                       1999           1999
                                                       ----           ----
To record amortization of 'Unamortized costs in
  excess of net assets of acquired companies'
  ('Goodwill') of $13,579 resulting from the
  acquisition of Millrose over an estimated useful
  life of 15 years(1).............................     $898           $151
To reverse reported amortization of intangibles of
  Millrose before its acquisition.................       (8)         --
                                                       ----           ----
                                                       $890           $151
                                                       ----           ----
                                                       ----           ----

------------

     (1) The estimated Goodwill of $13,579 represents the excess of the purchase price for Millrose over the net assets we acquired, calculated as follows:

Purchase price, including estimated expenses.                           17,491
Less net assets acquired:
     Receivables......................................    2,222
     Inventories......................................    1,548
     Properties.......................................    1,000
     Accounts payable.................................     (858)         3,912
                                                          -----        -------
                                                                       $13,579
                                                                       -------
                                                                       -------

     The purchase price allocation reflected above is preliminary and is subject to finalization.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                     STATEMENTS OF OPERATIONS -- CONTINUED

 (g) Represents adjustments to 'Provision for income taxes' (in thousands):

                                                                           FOR THE
                                                             FOR THE     NINE MONTHS
                                                           YEAR ENDED       ENDED
                                                           JANUARY 3,    OCTOBER 3,
                                                              1999          1999
                                                              ----          ----
To reflect an income tax (provision) benefit on
  Millrose's pretax income (loss) at Millrose's
  incremental Federal and state income tax rate of 40.9%
  and reverse an existing income tax benefit of $69 for
  the year ended January 3, 1999 (none reported for the
  pre-acquisition period through February 25, 1999). The
  provision and benefit are not reflected in Millrose's
  reported results of operations due to its Subchapter S
  status effective January 1, 1998.......................     $(445)        $ 65
To reflect the income tax provision on the reduction in
  general and administrative expenses in pro forma
  adjustment (e) and an income tax (provision) benefit on
  the net decrease (increase) in pretax income from the
  intercompany eliminations in pro forma adjustment (d),
  both at Millrose's incremental Federal and state income
  tax rate of 40.9%......................................      (277)         (89)
                                                              -----         ----
                                                              $(722)        $(24)
                                                              -----         ----
                                                              -----         ----

 (h) The ratio of earnings to fixed charges was computed by dividing (1) income before income taxes, extraordinary charges and fixed charges by (2) fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and one-third of rental expense, which is deemed to be representative of the interest factor.

 (i) To reverse interest income on the bond redemption escrow account. This amount represents the actual interest income resulting from the investment of the proceeds of the initial 10 1/4% notes prior to such proceeds being used to redeem the RC/Arby's 9 3/4% senior notes.

 (j) To reflect the income tax benefit related to the interest income of the bond redemption escrow account at the appropriate incremental Federal and state income tax rate of 36%.

                      SELECTED CONSOLIDATED FINANCIAL DATA
     The following table presents our historical selected consolidated financial data. This data is presented for Triarc Consumer Products Group and its subsidiaries on an 'as-if' pooling basis. For further discussion of this basis of presentation, you should refer to Note 1 to our audited consolidated financial statements included in this prospectus on page F-8. The historical consolidated operating data for the years ended December 31, 1996, December 28, 1997 and January 3, 1999 and the balance sheet data as of December 28, 1997 and January 3, 1999 are derived from the consolidated financial statements audited by Deloitte & Touche LLP, independent auditors, beginning on page F-2 in this prospectus and should be read with those financial statements and the related notes. The historical operating data for the nine-month periods ended
September 27, 1998 and October 3, 1999 and the balance sheet data as of October 3, 1999 are derived from unaudited condensed consolidated financial statements contained elsewhere in this prospectus. The historical consolidated financial data as of and for the year ended December 31, 1994 are derived from the audited consolidated financial statements of RC/Arby's Corporation contained in its annual report on Form 10-K for the year ended December 31, 1994 not included in this prospectus. The historical consolidated balance sheet data as of December 31, 1995 are derived from combining the audited consolidated balance sheet of RC/Arby's Corporation contained in its annual report on Form 10-K for the year ended December 31, 1995 not included in this prospectus and the audited balance sheet of Mistic not included in this prospectus. The historical consolidated statement of operations data for the year ended December 31, 1995 and historical consolidated balance sheet data as of December 31, 1996 are derived from our audited consolidated financial statements not included in this prospectus.

     Also presented are selected adjusted data for the year ended January 3, 1999 and the nine-month period ended October 3, 1999 reflecting the offering of the initial 10 1/4% notes, the new credit facility and the related use of proceeds assuming these transactions had occurred on December 29, 1997. The pro forma consolidated operating data are derived from the 'Unaudited Pro Forma Condensed Statements of Operations' contained elsewhere in this prospectus and should be read with those statements of operations and the related notes.

     We changed our fiscal year from a calendar year to a year consisting of 52 or 53 weeks ending on the Sunday closest to December 31 effective for the 1997 fiscal year.

     The ratio of earnings to fixed charges was computed by dividing
(1) earnings (loss) before income taxes, extraordinary charges and fixed charges by (2) fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and one-third of rental expense, which is deemed to be representative of the interest factor.

                                                                                                     AS ADJUSTED
                                                                                                       FOR THE
                                                         HISTORICAL                                TRANSACTIONS(1)
                              -----------------------------------------------------------------    ---------------
                                    YEAR ENDED DECEMBER 31,            YEAR ENDED        YEAR ENDED JANUARY 3,
                              ------------------------------------    DECEMBER 28,    ----------------------------
                                1994          1995          1996          1997          1999            1999
                                ----          ----          ----          ----          ----            ----
                                                          (IN THOUSANDS EXCEPT RATIOS)
STATEMENT OF OPERATIONS
  DATA:
     Revenues...............  $373,905      $487,326      $597,435      $696,152      $815,036         $827,589
     Operating profit
       (loss)...............    30,074 (2)    (1,146)(3)   (25,435)(4)     31,872 (5)  105,192          106,047
     Income (loss) before
       extraordinary
       charges..............    (5,477)(2)   (33,349)(3)   (51,368)(4)    (18,986)(5)   29,987(7)        18,057(7)
     Extraordinary
       charges..............     --            --            --           (2,954)(5)     --
     Net income (loss)......    (5,477)(2)   (33,349)(3)   (51,368)(4)    (21,940)(5)   29,987(7)
     Cash dividends.........     --            --            --           --           (23,556)
     Ratio of earnings to
       fixed charges........     --            --            --           --              1.9x             1.5x
     Deficiency of earnings
       to cover fixed
       charges..............     3,773        45,606        74,996        24,128
BALANCE SHEET DATA
  (AT END OF PERIOD):
     Total assets...........  $346,403      $515,375      $480,592      $853,961      $790,970
     Long-term debt and note
       payable to Triarc
       Companies, Inc.......   291,349       416,688       347,810       564,114       560,977
     Redeemable preferred
       stock................     --            --            --           79,604        87,587
     Member's deficit.......   (38,625)      (37,110)      (86,978)      (42,860)(6)   (44,721)

                                                  (table continued on next page)

(table continued from previous page)

                                                                                          AS ADJUSTED
                                                                                            FOR THE
                                                               HISTORICAL               TRANSACTIONS(1)
                                                     ------------------------------     ---------------
                                                                     NINE MONTHS ENDED
                                                     --------------------------------------------------
                                                                                    OCTOBER 3,
                                                     SEPTEMBER 27,         ----------------------------
                                                         1998                1999            1999
                                                         ----                ----            ----
                                                                (IN THOUSANDS EXCEPT RATIOS)
STATEMENT OF OPERATIONS DATA:
     Revenues......................................    $651,975            $679,728        $681,402
     Operating profit..............................      74,984              88,472 (9)      88,381 (10)
     Income before extraordinary charges...........      20,300 (8)          17,514 (9)      14,777 (10)
     Extraordinary charges.........................      --                 (11,772)(9)
     Net income....................................      20,300 (8)           5,742 (9)
     Cash dividends................................     (23,556)           (204,746)
     Ratio of earnings to fixed charges............        1.8x                1.6x            1.5x
BALANCE SHEET DATA (AT END OF PERIOD):
     Total assets..................................                        $827,830
     Long-term debt................................                         734,218
     Redeemable preferred stock....................                           --
     Member's deficit..............................                        (173,615)

------------

 (1) The selected adjusted operating data for the year ended January 3, 1999 and the nine-month period ended October 3, 1999 reflect adjustments for the offering of the initial 10 1/4% notes, the new credit facility and the related use of proceeds, including the acquisition of Millrose Distributors, Inc., assuming these transactions had occurred on December 29, 1997. The pro forma consolidated operating data are derived from the 'Unaudited Pro Forma Condensed Statements of Operations' contained elsewhere in this prospectus and should be read with those statements of operations and the related notes.

 (2) Reflects certain significant charges recorded during 1994 as follows:
     $1,172,000 charged to operating profit representing advertising production costs that in prior years were deferred; and $1,689,000 charged to loss before extraordinary charges and net loss representing the aforementioned $1,172,000 charged to operating profit, $1,521,000 of costs of a proposed acquisition not consummated, less $1,004,000 of income tax benefit relating to the aggregate of the above charges.

 (3) Reflects certain significant charges recorded during 1995 as follows:
     $15,309,000 charged to operating loss representing a $14,647,000 reduction in the carrying value of long-lived assets impaired or to be disposed and $662,000 of accelerated vesting of Triarc Parent's restricted stock granted to our employees, $11,511,000 charged to loss before extraordinary charges and net loss representing the aforementioned $15,309,000 charged to operating loss and $1,000,000 of write-off of an equity investment, less $5,898,000 of income tax benefit relating to the aggregate of the above charges plus a $1,100,000 provision for income tax contingencies.

 (4) Reflects certain significant charges recorded during 1996 as follows:
     $66,700,000 charged to operating loss representing a $58,900,000 charge for impairment of company-owned restaurants and related exit costs and $7,800,000 of facilities relocation and corporate restructuring charges; and $40,843,000 charged to loss before extraordinary charges and net loss representing the aforementioned $66,700,000 charged to operating loss, less $25,857,000 of income tax benefit relating to the aggregate of the above charges.

 (5) Reflects certain significant charges recorded during 1997 as follows:
     $40,878,000 charged to operating profit representing $33,815,000 of charges related to post-acquisition transition, integration and changes to business strategies and $7,063,000 of facilities relocation and corporate restructuring; $27,138,000 charged to loss before extraordinary charges representing the aforementioned $40,878,000 charged to operating profit, $3,513,000 of loss on sale of businesses, net, less $17,253,000 of income tax benefit relating to the aggregate of the above
                                              (footnotes continued on next page)

(footnotes continued from previous page)


     net charges; and $30,092,000 charged to net loss representing the aforementioned $27,138,000 charged to loss before extraordinary charges and a $2,954,000 extraordinary charge from the early extinguishment of debt.

 (6) Reflects a decrease in member's deficit principally resulting from (1) a $29,390,000 capital contribution to Triarc Consumer Products Group by Triarc Parent and (2) the 'push-down' of Triarc Parent's $40,847,000 (adjusted to $40,596,000 in 1998) acquisition basis in Cable Car to Triarc Consumer Products Group.

 (7) Reflects a significant credit recorded during 1998 as follows: $3,067,000 credited to income before extraordinary charges and net income representing $5,016,000 of gain on sale of businesses less $1,949,000 of related income tax provision.

 (8) Reflects a significant credit recorded during the nine months ended September 27, 1998 as follows: $3,015,000 credited to income before extraordinary charges and net income representing $4,934,000 of gain on sale of businesses less $1,919,000 of related income tax provision.

 (9) Reflects certain significant charges recorded during the nine months ended October 3, 1999 as follows: $3,208,000 charged to operating profit representing capital structure reorganization related charges; $1,957,000 charged to income before extraordinary charges representing the aforementioned $3,208,000 less $1,251,000 of income tax benefit; and $13,729,000 charged to net income representing the aforementioned $1,957,000 charged to income before extraordinary charges and an $11,772,000 extraordinary charge from the early extinguishment of debt.

(10) Reflects certain significant charges recorded during the nine months ended October 3, 1999 as follows: $3,208,000 charged to operating profit representing capital structure reorganization related charges; and $1,957,000 charged to income before extraordinary charges representing the aforementioned $3,208,000 less $1,251,000 of income tax benefit.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

     We are a leading premium beverage company, a restaurant franchisor and a soft drink concentrate producer. Since 1995 we have acquired the Mistic, Snapple and Stewart's premium beverage brands and in 1997 we sold all our Arby's company-owned restaurants to an existing franchisee and focused on building the strength of our beverage and Arby's franchise businesses.

     In our premium beverage business we derive revenues from the sale of our premium beverage products to distributors. All of our premium beverage products are produced by third-party co-packers that we supply with raw materials and packaging. We also derive revenues from the distribution of products in two of our key markets. By acting as our own distributor in key markets we are able to drive sales and improve focus on current and new products.

     In our soft drink concentrate business (Royal Crown) we currently derive our revenues from the sale of our carbonated soft drink concentrate to bottlers and private label customers. To a much lesser extent, before 1998 we also derived revenues from the sale of finished product. Gross margins on concentrate sales are generally higher than on finished product sales.

     In our restaurant franchising business we currently derive all our revenues from franchise royalties and franchise fees. While over 75% of our existing royalty agreements and all of our new domestic royalty agreements are for 4% of franchise revenues, our average rate was 3.2% in 1998. We incur selling, general and administrative costs but no cost of goods sold in our franchising business.

     None of our businesses requires significant capital expenditures because we own no restaurants or manufacturing facilities, other than a Royal Crown concentrate manufacturing facility. The amortization of goodwill and trademarks results in significant non-cash charges.

     In recent years our premium beverage business has experienced the following trends:

           Acquisition/consolidation of distributors

           The development of proprietary packaging

           Increased pressure by competitors to achieve account exclusivity

           The increased use of plastic packaging

           The proliferation of new products including premium beverages, bottled water and beverages enhanced with herbal additives, for example, ginseng and echinachea

           Increased emphasis by distributors in placing refrigerated coolers necessitating increased equipment purchases by these distributors

           Increased use of multi-packs and variety packs in certain trade channels

     In recent years our soft drink concentrate business has experienced the following trends:

           Increased competition in the form of lower prices

           Increased pressure by competitors to achieve account exclusivity

           Acquisition/consolidation of bottlers

           Increased emphasis by bottlers in placing refrigerated coolers necessitating increased equipment purchases by such bottlers

           Increased use of multi-packs in certain trade channels

           Increased market share of private label beverages

     In recent years our restaurant business has experienced the following trends:

           Consistent growth of the restaurant industry as a percentage of total food-related spending, with the quick service restaurant, or fast food segment, in which we operate, being the fastest growing segment of the restaurant industry

           Increased price competition in the quick service restaurant industry, particularly as evidenced by the value menu concept which offers comparatively lower prices on some menu items, the combination meals concept which offers a combination meal at an aggregate price lower than the individual food and beverage items, couponing and other price discounting

           The addition of selected higher-priced premium quality items to menus, which appeal more to adult tastes and recover some of the margins lost in the discounting of other menu items

     Following the sale of all of the 355 company-owned Arby's restaurants on May 5, 1997 we experience the effects of these trends only to the extent they affect our franchise fees and royalties.

PRESENTATION OF FINANCIAL INFORMATION

     This 'Management's Discussion and Analysis of Financial Condition and Results of Operations' should be read in conjunction with our accompanying consolidated financial statements. Triarc Consumer Products Group, LLC was formed on January 15, 1999. Effective February 23, 1999, Triarc Consumer Products Group acquired by way of capital contribution RC/Arby's Corporation, Triarc Beverage Holdings Corp. and Stewart's Beverages, Inc., formerly Cable Car Beverage Corporation, and their subsidiaries. These companies previously had been held directly or indirectly by Triarc Companies, Inc., which we refer to as Triarc Parent. RC/Arby's is the parent of Royal Crown Company, Inc. and Arby's, Inc. Triarc Beverage Holdings is the parent of Snapple Beverage Corp. and Mistic Brands, Inc. and, effective May 17, 1999, Stewart's.

     Effective January 1, 1997 we changed our fiscal year from a calendar year to a year consisting of 52 or 53 weeks ending on the Sunday closest to December 31. Our 1997 fiscal year commenced January 1, 1997 and ended on December 28, 1997 and our 1998 fiscal year commenced December 29, 1997 and ended on January 3, 1999. Our first nine months of 1998 commenced on December 29, 1997 and ended on September 27, 1998 and our first nine months of 1999 commenced on January 4, 1999 and ended on October 3, 1999. Therefore, when we refer to '1998' we mean the period from December 29, 1997 to January 3, 1999; when we refer to '1997' we mean the period from January 1, 1997 through December 28, 1997; and when we refer to '1996' we mean the calendar year ended December 31, 1996. When we refer to the 'nine months ended September 27, 1998,' or '1998 first nine months,' we mean the period from December 29, 1997 to September 27, 1998; and when we refer to the 'nine months ended October 3, 1999' or '1999 first nine months,' we mean the period from January 4, 1999 to October 3, 1999.

     The following table shows the relative significance of the contribution of each of our segments to total revenues, gross profit, EBITDA and operating profit for our most recent fiscal year ended January 3, 1999. We calculate gross profit as total revenues less (1) cost of sales, excluding depreciation and amortization and (2) depreciation and amortization related to sales. Due to the seasonality of each of our businesses, the interim results of our segments are not necessarily indicative of their full year results and, accordingly, the interim results for the 1999 first nine months are not included in the table below.

                                                        (IN THOUSANDS)
Revenues:
     Premium beverages................................     $611,545         75.0%
     Soft drink concentrates..........................      124,868         15.3
     Restaurants......................................       78,623          9.7
                                                           --------        -----
          Total.......................................     $815,036        100.0%
                                                           --------        -----
                                                           --------        -----
Gross Profit:
     Premium beverages................................     $248,267         58.8%
     Soft drink concentrates..........................       95,591         22.6
     Restaurants......................................       78,623         18.6
                                                           --------        -----
          Total.......................................     $422,481        100.0%
                                                           --------        -----
                                                           --------        -----
EBITDA:
     Premium beverages................................     $ 77,825         56.4%
     Soft drink concentrates..........................       17,006         12.3
     Restaurants......................................       43,180         31.3
     General corporate................................          (11)         0.0
                                                           --------        -----
          Total.......................................     $138,000        100.0%
                                                           --------        -----
                                                           --------        -----
Operating Profit:
     Premium beverages................................     $ 56,160         53.4%
     Soft drink concentrates..........................        8,366          8.0
     Restaurants......................................       40,677         38.6
     General corporate................................          (11)         0.0
                                                           --------        -----
          Total.......................................     $105,192        100.0%
                                                           --------        -----
                                                           --------        -----

     You should refer to Note 20 to our accompanying consolidated financial statements and to Note 12 to our accompanying condensed consolidated financial statements for the nine months ended October 3, 1999 for a reconciliation of consolidated EBITDA to pre-tax income. We define EBITDA as operating profit plus depreciation and amortization, excluding amortization of deferred financing costs. Since all companies do not calculate EBITDA or similarly titled financial measures in the same manner, these disclosures may not be comparable with EBITDA as we define it. EBITDA should not be considered as an alternative to net income or loss, as an indicator of our operating performance, or as an alternative to cash flow, as a measure of liquidity or ability to repay our debt, and is not a measure of performance or financial condition under generally accepted accounting principles, but provides additional information for evaluating our ability to meet our obligations.

     Cash flows in accordance with generally accepted accounting principles consist of cash flows from (1) operating, (2) investing and (3) financing activities. Cash flows from operating activities reflect net income or loss, including charges for interest and income taxes not reflected in EBITDA, adjusted for (1) all non-cash charges or credits including, but not limited to, depreciation and amortization, and (2) changes in operating assets and liabilities, not reflected in EBITDA.

     Further, cash flows from investing and financing activities are not included in EBITDA. For information regarding our historical cash flows, please refer to the consolidated statements of cash flows presented in our accompanying consolidated financial statements. See below for a discussion of our historical results of operations.

RESULTS OF OPERATIONS

NINE MONTHS ENDED OCTOBER 3, 1999 COMPARED WITH NINE MONTHS ENDED
SEPTEMBER 27, 1998

Revenues

     Our revenues increased $27.8 million to $679.7 million in the nine months ended October 3, 1999 compared with the nine months ended September 27, 1998. A discussion of the changes in revenues by segment is as follows:

          Premium Beverages -- Our premium beverage revenues increased $29.9 million (6.0%) in the nine months ended October 3, 1999 compared with the nine months ended September 27, 1998. The increase reflects higher volume and, to a lesser extent, higher average selling prices in the first nine months of 1999. The increase in volume principally reflects (1) 1999 sales of Snapple ElementsTM, a new product platform of herbally enhanced drinks introduced in April 1999, (2) increased cases sold to retailers through Millrose Distributors, Inc. principally reflecting an increased focus on our products as a result of our ownership of this New Jersey distributor, which we refer to as Millrose, since February 25, 1999 (see further discussion of the Millrose acquisition below under 'Liquidity and Capital Resources'), (3) higher sales of diet teas and other diet beverages and juice drinks and (4) higher sales of Stewart's products as a result of increased distribution in existing and new markets and the December 1998 introduction of Stewart's grape soda. The higher average selling prices principally reflect (1) the effect of the Millrose acquisition since February 25, 1999 whereby we sell product at higher prices directly to retailers compared with sales at lower prices to distributors such as Millrose and (2) selective price increases.

          Soft Drink Concentrates -- Our soft drink concentrate revenues decreased $4.2 million (4.3%) in the nine months ended October 3, 1999 compared with the nine months ended September 27, 1998. This decrease is attributable to lower Royal Crown sales of (1) concentrate of $2.8 million, or 2.9%, and (2) finished goods of $1.4 million, or 100%, which the soft drink concentrate segment no longer sells. The decrease in Royal Crown sales of concentrate reflects a $7.2 million decline in branded sales, primarily due to lower domestic volume reflecting continued competitive pricing pressures experienced by our bottlers, and lower international volume as a result of the continued depressed economic conditions experienced in Russia which commenced in August of 1998, partially offset by a $4.4 million volume increase in private label sales reflecting a general business recovery being experienced by our private label customer.

          Restaurants -- Our restaurant revenues increased $2.1 million (3.7%) in the nine months ended October 3, 1999 compared with the nine months ended September 27, 1998 as higher royalty revenue more than offset lower franchise fee revenue. The increase in royalty revenue resulted from an average net increase of 60, or 1.9%, franchised restaurants and a 2.2% increase in same-store sales of franchised restaurants. The decrease in franchise fee revenue, despite an increase in franchised restaurant openings, was due to (1) a decrease in dual-branded T.J. Cinnamons openings and (2) an increase in remodeling credits applied against franchise fees.

Gross Profit

     We calculate gross profit as total revenues less (1) cost of sales, excluding depreciation and amortization and (2) that portion of depreciation and amortization related to sales. Our gross profit increased $14.1 million to $348.5 million in the nine months ended October 3, 1999 compared with the nine months ended September 27, 1998 principally due to the effect of higher sales volumes as discussed above. Our aggregate gross margins, which we compute as gross profit divided by total revenues, remained constant at 51.3%. A discussion of the changes in gross margins by segment is as follows:

          Premium Beverages -- Our gross margins increased to 41.2% during the first nine months of 1999 from 40.8% during the first nine months of 1998. The increase in gross margins was principally due to (1) the selective price increases noted above, (2) the effect of the higher selling prices resulting from the Millrose acquisition, (3) the effect of lower freight costs and (4) to a lesser extent, the effect of the reduced costs of certain raw materials, principally glass bottles and flavors, in the first nine months of 1999, all partially offset by $3.8 million of higher inventory obsolescence costs, principally recorded in the 1999 third quarter. The increase in inventory obsolescence costs reflected (1) unsaleable finished goods resulting from product quality problems associated with the launch of two new products, which caused product quality to be below our standards for appearance and flavor which resulted in the reformulation of the products in the 1999 third quarter with the concurrent commencement of the disposal of inventories produced before the reformulations, (2) the reduction to net realizable value of excess inventories which had to be sold at a loss or be discarded as a result of our decision in the 1999 period to discontinue three products, two of which we decided to discontinue in the 1999 third quarter, (3) spoilage of certain of our raw materials held at a co-packer caused by the co-packer's failure to refrigerate and/or properly store the raw materials following its financial difficulties which led to the co-packer's third quarter filing for bankruptcy protection and (4) higher provisions relating to raw materials and finished goods inventories whose shelf lives expired in the nine-month period ended October 4, 1999.

          Soft Drink Concentrates -- Our gross margins increased to 76.9% during the first nine months of 1999 from 75.8% during the first nine months of 1998. This increase was due to (1) lower costs of the raw material aspartame and (2) the effects of changes in product mix whereby the positive effect of our no longer selling the lowest-margin finished goods in 1999 was partially offset by a shift in sales to private label concentrate in 1999 which has a somewhat lower margin than branded concentrate.

          Restaurants -- Our gross margins during each period are 100% because royalties and franchise fees constitute the total revenues of the segment and these are with no associated cost of sales.

Advertising, Selling and Distribution Expenses

     Advertising, selling and distribution expenses decreased $2.0 million to $164.8 million in the first nine months of 1999. This decrease was principally due to a decrease in the expenses of the soft drink concentrate segment reflecting lower bottler promotional reimbursements and other promotional spending resulting from the decline in branded concentrate sales volume, partially offset by (1) higher employee compensation and related costs reflecting an increase in the number of sales and marketing employees in the premium beverage segment and (2) an overall increase in promotional spending by the premium beverage segment principally reflecting new product introductions and overall higher volume.

General and Administrative Expenses

     General and administrative expenses increased $1.0 million to $69.9 million in the first nine months of 1999. This increase principally reflects higher employee benefit and incentive compensation costs partially offset by a decrease in the expenses of the restaurant segment due to a non-recurring provision for the then anticipated settlement of a lawsuit with Arby's Mexican master franchise in the third quarter of 1998 which was ultimately settled in October 1999.

Depreciation and Amortization, Excluding Amortization of Deferred Financing
Costs

     Depreciation and amortization, excluding amortization of deferred financing costs, decreased $1.3 million to $23.6 million in 1999 principally reflecting the effects of:

          (1) vending machines of the soft drink concentrate segment, with an aggregate cost of $4.6 million, becoming fully depreciated in November 1998 and

          (2) the cost of a three-year non-compete agreement, with the seller of the Mistic business to Triarc Parent, becoming fully amortized in August 1998, partially offset by

          (3) an increase in amortization of costs in excess of net assets of businesses acquired, which we refer to as goodwill, as a result of the Millrose acquisition.

Capital Structure Reorganization Related Charge

     The capital structure reorganization related charge of $3.2 million in the first nine months of 1999 reflects equitable adjustments that were made to the terms of outstanding options under a stock option plan of Triarc Beverage Holdings to adjust for the effects of net distributions of $91.3 million made by Triarc Beverage Holdings to Triarc Parent. These distributions principally consisted of transfers of cash and deferred tax assets, from Triarc Beverage Holdings to Triarc Parent, partially offset by the effect of the contribution of Stewart's to Triarc Beverage Holdings. The option plan provides for an equitable adjustment of options in the event of a recapitalization or similar event. As a result of these net distributions and the terms of the option plan, the exercise prices of the options granted in 1997 and 1998 were equitably adjusted from $147.30 and $191.00 per share, respectively, to $107.05 and $138.83 per share, respectively, and a cash payment of $51.34 and $39.40 per share, respectively, is due from Triarc Beverage Holdings to the option holder following the exercise of the stock options. Compensation expense is being recognized for the cash to be paid upon the exercise of stock options by employees of Triarc Beverage Holdings ratably over the vesting period of the stock options. We expect to recognize additional pre-tax charges relating to this adjustment of $1.0 million through fiscal 2001 as the affected stock options continue to vest, of which $0.2 million relates to the fourth quarter of 1999. There was no similar charge in the first nine months of 1998. No compensation expense will be recognized for other changes in the terms of the outstanding options because the modifications to the options did not create a new measurement date under generally accepted accounting principles.

Interest Expense

     Interest expense increased $12.3 million to $56.9 million in the first nine months of 1999 reflecting higher average levels of debt during the first nine months of 1999 due to increases from a first quarter 1999 debt refinancing and, to a lesser extent, higher average interest rates in the 1999 period. Such refinancing consisted of (1) the issuance of $300.0 million of the initial
10 1/4% senior subordinated notes due 2000 and (2) $475.0 million borrowed under a new senior bank credit facility and the repayment of (1) $284.3 million under a former credit facility and (2) $275.0 million of 9 3/4% senior secured notes due 2000.

Investment Income

     Investment income increased $0.8 million to $2.7 million in the first nine months of 1999 entirely due to an increase in interest income on cash and cash equivalents and short-term investments resulting from the investment during the first quarter of 1999 of excess proceeds from the first quarter 1999 debt refinancing.

Gain (Loss) on Sale of Businesses, Net

     Gain (loss) on sale of businesses, net decreased $5.6 million to a loss of $0.6 million in the first nine months of 1999 primarily due to a $4.7 million non-recurring gain in the first nine months of 1998 from the May 1998 sale of our former 20% interest in Select Beverages, Inc. and a $0.9 million reduction to the gain from the Select Beverages sale recognized during the first nine months of 1999 reflecting a post-closing adjustment to the sales price higher than the adjustment originally estimated in determining the $4.7 million gain on the sale recorded in 1998. The post-closing adjustment was determined as a result of an arbitration hearing which commenced and concluded in the 1999 third quarter and, accordingly, we recorded the related reduction to the gain on the sale of Select Beverages during the 1999 third quarter.

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

Other Income, Net

     Other income, net increased $0.3 million to $2.1 million in the first nine months of 1999 due to the effect of the $1.3 million non-recurring equity in the loss of Select Beverages, Inc. for the first nine months of 1998, significantly offset by non-recurring other income in the 1998 period. We owned 20% of Select Beverages until May 1998 when we sold our 20% interest.

Provision for Income Taxes

     The provision for income taxes represented effective rates of 51% in the first nine months of 1999 and 48% in the first nine months of 1998. The effective rate is higher in the 1999 period principally due to:

          (1) the greater impact on the 1999 effective income tax rate of the non-deductible amortization of Goodwill and

          (2) higher state taxes reflecting higher losses in certain states with no tax benefit since we file state tax returns on an individual company basis.

     The effect of Goodwill amortization is greater in the first nine months of 1999 due to the lower projected 1999 full-year pre-tax income principally as a result of higher projected interest expense following the refinancings described above, compared with the then projected 1998 full-year pre-tax income as of the end of the first nine months of 1998.

Extraordinary Charges

     The extraordinary charges in the first nine months of 1999 aggregating $11.8 million resulted from the early extinguishment of borrowings under the former credit facility of Triarc Beverage Holdings and the RC/Arby's 9 3/4% notes and consisted of:

     (1) the write-off of previously unamortized

         (a) deferred financing costs of $10.8 million and

         (b) interest rate cap agreement costs of $0.1 million and

     (2) the payment of a $7.7 million redemption premium on the RC/Arby's 9 3/4% notes, less

     (3) income tax benefit of $6.8 million.

1998 COMPARED WITH 1997

     We completed three significant transactions during 1997.

     On May 22, 1997 we acquired Snapple.

     On November 25, 1997 we acquired Stewart's.

     On May 5, 1997 we sold all of our company-owned Arby's restaurants.

     As a result, our 1998 results reflect for the entire period the results of operations of Snapple and Stewart's but no results of operations attributable to the ownership of the sold restaurants. In contrast, 1997 results reflect the results of operations of Snapple and Stewart's only from their dates of acquisition and reflect the results of operations attributable to the ownership of the sold restaurants through the date of sale.

     Because of these transactions, 1998 results and 1997 results are not comparable. In order to create a more meaningful comparison of our results of operations between the two years, where applicable we have adjusted for the effects of these transactions in the segment discussions below.

Revenues

     Our revenues increased $118.9 million to $815.0 million in 1998 compared with 1997. This increase primarily results from the inclusion of Snapple and Stewart's sales for all of 1998, compared with inclusion for only a portion of 1997, which resulted in $191.9 million of additional revenues. These increases were partially offset by the absence during 1998 of sales attributable to

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

the ownership of the sold restaurants. These sales were $74.2 million from January 1 to May 5, 1997, less the effect of royalties from those restaurants during the same portion of the 1998 period ($3.2 million). Without the effects of the acquisitions of Snapple and Stewart's and the sale of the company-owned restaurants, our revenues declined in 1998 by $2.0 million from 1997. A discussion of the changes in revenues by segment is as follows:

          Premium Beverages -- We have adjusted our 1998 results by including the results of Snapple and Stewart's only for the same calendar period they were included during 1997. After giving effect to these adjustments, our premium beverage revenues increased $10.8 million (2.6%) in 1998 compared with 1997. The increase was due to an increase in sales of finished goods ($12.5 million) partially offset by a decrease in sales of concentrate ($1.7 million), which we sell to only one international customer. The increase in sales of finished goods principally reflects net higher volume ($18.9 million) primarily due to new product introductions as well as increases in sales of teas, diet teas and other diet beverages. This increase was partially offset by lower average selling prices ($6.4 million). The lower average selling prices were principally due to a change in Snapple's distribution in Canada from a company-owned operation with higher selling prices to an independent distributor with lower selling prices.

          Soft Drink Concentrates -- Our soft drink concentrate revenues decreased $22.0 million (15.0%) in 1998 compared with 1997. This decrease is attributable to lower Royal Crown sales of concentrate ($15.5 million, or 11.2%) and finished goods ($6.5 million, or 81.7%). The decrease in Royal Crown sales of concentrate reflects (1) a $13.7 million decline in branded sales, primarily due to lower domestic volume reflecting competitive pricing pressures experienced by our bottlers and (2) a $1.8 million volume decrease in private label sales due principally to inventory reduction programs of the Company's private label customer. The domestic volume decline in branded concentrate sales was partially offset by the fact that as a result of the sale in July 1997 of the C&C beverage line, we now sell concentrate to the purchaser of the C&C beverage line rather than finished goods. The decrease in sales of Royal Crown's finished goods was principally due to the sale of the C&C beverage line and therefore the absence in 1998 of sales of C&C finished product.

          Restaurants -- We have adjusted 1997 results to exclude net sales attributable to the company-owned restaurants which were sold and results for the same portion of 1998 to exclude royalties from those sold restaurants. After giving effect to these adjustments, revenues increased $9.2 million (13.8%) due to (1) a 4.6% increase in average royalty rates due to the declining significance of older franchise agreements with lower rates, (2) a 3.0% increase in same-store sales of franchised restaurants and (3) a net increase of 47 (1.6%) franchised restaurants, which generally experience higher than average restaurant volumes.

Gross Profit

     We calculate gross profit as total revenues less (1) cost of sales, excluding depreciation and amortization and (2) that portion of depreciation and amortization related to sales. Our gross profit increased $59.6 million to $422.5 million in 1998 compared with 1997. Gross profit increased $78.9 million due to the inclusion of gross profit relating to Snapple and Stewart's sales for all of 1998, compared with inclusion for only a portion of 1997. This increase was partially offset by the absence during 1998 of gross profit attributable to the ownership of the sold restaurants ($15.0 million in 1997) less the incremental royalties from those sold restaurants during that portion of the 1998 period ($3.2 million). Giving effect to the adjustments described above relating to the acquisitions of Snapple and Stewart's and the sale of the company-owned restaurants, our gross profit decreased $7.5 million. This decrease occurred despite the effect of higher sales volumes discussed above, due to a slight decrease in our aggregate gross margins, which we compute as gross profit divided by total revenues, to 55% from 56%. This decrease in gross margins is principally due to an overall shift in revenue mix and lower gross margins of the premium beverage and soft drink concentrate segments, both as discussed in more detail below. A discussion

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

of the changes in gross margins by segment, adjusted for the effects of the adjustments noted above, is as follows:

          Premium Beverages -- Giving effect to the adjustments described above relating to the Snapple and Stewart's acquisitions, our gross margins decreased to 40% during 1998 from 41% during 1997. The decrease in gross margins was principally due to the effects of (1) changes in product mix,
     (2) the aforementioned change in Snapple's Canadian distribution and (3) $3.3 million of increased provisions for obsolete inventory during the fourth quarter. The increased provisions for obsolete inventory principally resulted from raw material and finished goods inventories that passed their shelf lives during the fourth quarter of 1998 and that were not timely used due to difficulties experienced as we transitioned to our new manufacturing systems, our overstocking certain raw materials and overstocking certain finished products in our attempt to minimize unfilled orders in order to improve customer satisfaction. These decreases were substantially offset by the effects of the reduced costs of certain raw materials, principally glass bottles and flavors, and lower freight costs in 1998.

          Soft Drink Concentrates -- Our gross margins were unchanged at 77% during 1998 and 1997. The positive effect of the shift during 1998 to higher-margin concentrate sales from lower-margin finished goods was fully offset by a 1997 nonrecurring $1.1 million reduction to cost of sales resulting from the guarantee to us of certain minimum gross profit levels on sales to our private label customer and lower private label gross margins. We had no similar guarantee of minimum gross profit levels in 1998.

          Restaurants -- After giving effect to the adjustments described above relating to the restaurants sold, our gross margins during each year are 100% because royalties and franchise fees, with no associated cost of sales, now constitute the total revenues of the segment.

Advertising, Selling and Distribution Expenses

     Advertising, selling and distribution expenses increased $12.3 million to $197.1 million in 1998 reflecting the inclusion of Snapple and Stewart's for the full 1998 year. This increase was partially offset by:

          (1) a decrease in the expenses of the premium beverage segment excluding Snapple and Stewart's principally due to less costly promotional programs,

          (2) a decrease in expenses of the soft drink concentrate segment principally due to lower bottler promotional reimbursements resulting from the decline in branded dconcentrate sales volume and

          (3) a decrease in the expenses of the restaurant segment principally due to local restaurant advertising and marketing expenses no longer needed for the sold restaurants.

This decrease in the expenses of the restaurant segment commenced in 1997 with the May 1997 sale of the restaurants and increased to its full effect in 1998.

General and Administrative Expenses

     General and administrative expenses increased $7.9 million to $89.1 million for 1998. This increase principally reflects:

          (1) the inclusion of Snapple and Stewart's operations for all of 1998 and

          (2) nonrecurring provisions in 1998 for (a) the settlement of a lawsuit with ZuZu, Inc. ($0.8 million) and the anticipated settlement of a lawsuit with Arby's Mexican master franchisee ($1.7 million) and (b) a severance arrangement under the last of our 1993 executive employment agreements ($1.5 million).

These increases were partially offset by the following:

          (1) nonrecurring costs in 1997 in connection with the integration of the Snapple business following its acquisition and

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

          (2) reduced restaurant segment costs for administrative support, principally payroll, no longer required for the sold restaurants and other cost reduction measures.

This decrease in the expenses of the restaurant segment commenced in 1997 with the May 1997 sale of the restaurants and increased to its full effect in 1998.

Depreciation and Amortization, Excluding Amortization of Deferred Financing
Costs

     Depreciation and amortization, excluding amortization of deferred financing costs, increased $7.6 million to $32.8 million for 1998 principally reflecting the inclusion of Snapple and Stewart's for all of 1998 and depreciation expense on $4.6 million of vending machines purchased by Royal Crown in January 1998.

Charges Related to Post-Acquisition Transition, Integration and Changes to Business Strategies

     The nonrecurring charges related to post-acquisition transition, integration and changes to business strategies of $33.8 million in 1997 were associated with the Snapple acquisition and, to a much lesser extent, the Stewart's acquisition. Those charges consisted of:

          (1) a $12.6 million write-down of glass front vending machines based on the reduction in our estimate of their value to scrap value based on our plans for their future use, resulting from our decision to no longer sell the machines to our distributors but to allow them to use the machines at locations chosen by them,

          (2) a $6.7 million provision for additional reserves for legal matters based on our change in The Quaker Oats Company's estimate of the amounts required reflecting our plans and estimates of costs to resolve these matters, because we had decided to attempt to quickly settle these matters in order to improve relationships with customers,

          (3) a $3.2 million provision for additional reserves for doubtful accounts of Snapple and the effect of the Snapple acquisition on the collectibility of a receivable from our affiliate, MetBev, Inc., based on our change in estimate of the related write-off to be incurred, because we had decided not to actively seek to collect certain balances in order to improve relationships with customers,

          (4) a $2.8 million provision for fees paid to Quaker Oats under a transition services agreement whereby Quaker Oats provided certain operating and accounting services for Snapple through the end of our 1997 second quarter while we transitioned the records, operations and management to our systems,

          (5) the $2.5 million portion of the post-acquisition period promotional expenses we estimated was related to the pre-acquisition period as a result of our then current operating expectations, because we had decided not to pursue many questionable claimed promotional credits in order to improve relationships with customers,

          (6) a $4.0 million provision for certain costs in connection with the successful completion of the acquisition of Snapple and the Mistic refinancing in connection with entering into a credit facility at the time of the Snapple acquisition, because we had paid a fee to Triarc Parent in order to compensate Triarc Parent for its recurring indirect costs incurred while providing assistance in consummating these transactions,

          (7) a $1.6 million provision for costs, principally for independent consultants, incurred in connection with the data processing implementation of the accounting systems for Snapple, under Quaker Oats, Snapple did not have its own independent data processing accounting systems, including costs incurred relating to an alternative system that was not implemented and

          (8) a $0.4 million acquisition related sign-on bonus.

     You should read Note 11 to the audited consolidated financial statements of Triarc Consumer Products Group appearing elsewhere in this prospectus where additional disclosures relative to the charges related to post-acquisition transition, integration and changes to business strategies are provided.

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

Facilities Relocation and Corporate Restructuring Charge

     The nonrecurring facilities relocation and corporate restructuring charge of $7.1 million in 1997 principally consisted of (1) $5.6 million of employee severance and related termination costs and employee relocation costs associated with restructuring the restaurant segment in connection with the sale of company-owned restaurants, (2) $1.2 million of costs associated with the relocation of Royal Crown's Florida headquarters, which was centralized with the White Plains, New York headquarters of Triarc Beverage Holdings and (3) to a much lesser extent, $0.3 million for the write-off of the remaining unamortized costs of certain beverage distribution rights reacquired in prior years and no longer being utilized by us.

     By disposing of the company-owned restaurants and focusing on solely being a franchisor of restaurants, we anticipated that we would realize operating profit improvements. We anticipated that the relocation of Royal Crown would result in (1) improved operating results through cost savings by combining certain corporate functions with those of Triarc Beverage Holdings and
(2) improved operations by sharing the experienced senior management team of Triarc Beverage Holdings.

     You should read Note 12 to the audited consolidated financial statements of Triarc Consumer Products Group appearing elsewhere in this prospectus where additional disclosures relative to the 1997 facilities relocation and corporate restructuring charge are provided.

Interest Expense

     Interest expense increased $2.2 million to $60.2 million for 1998. This increase reflects the effect of higher average levels of debt due to the inclusion of borrowings by Snapple in connection with its acquisition ($213.3 million outstanding as of January 3, 1999) for all of 1998, compared with inclusion for only a portion of 1997. This increase was partially offset by:

          (1) the elimination of $69.6 million of mortgage and equipment notes payable and capitalized lease obligations assumed by the purchaser of the sold restaurants for all of 1998, compared to the elimination for only a portion of 1997 and

          (2) to a lesser extent, the reduction of outstanding principal balances aggregating $29.7 million under notes payable to Triarc Parent for all of 1998, compared with the elimination for only a portion of 1997, forgiven or repaid in connection with the sale of the restaurants.

Gain (Loss) on Sale of Businesses, Net

     Gain on sale of businesses of $5.0 million in 1998 consists of:

          (1) a pre-tax $4.7 million gain from the May 1998 sale of our 20% interest in Select Beverages and

          (2) the recognition of $0.3 million of deferred gain from the sale of C&C. Loss on sale of businesses, net, of $3.5 million in 1997 consisted of a $4.1 million loss on the sale of restaurants partially offset by a $0.6 million gain recognized from the C&C sale.

Other Income, Net

     Other income, net decreased $0.2 million to $5.3 million in 1998. This decrease was principally due to:

          (1) $1.2 million of equity in the losses of Select Beverages recorded in 1998 compared with $0.9 million of equity in income in 1997 and

          (2) a nonrecurring $0.9 million gain in 1997 on lease termination.

We terminated a lease for a portion of the space no longer required in the current headquarters of the restaurant group and former headquarters of Royal Crown in Ft. Lauderdale, Florida due

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

to staff reductions as a result of the restaurants sale and the relocation of the Royal Crown headquarters. These decreases were partially offset by:

          (1) $1.6 million of increased interest income on invested cash, a substantial portion of which is not expected to recur in fiscal 1999 as a result of cash distributed to Triarc Parent in the first quarter of 1999, and

          (2) $0.4 million of the full period effect of Snapple, other than from interest income and equity in income (loss) of Select Beverages, consisting principally of increased rental income.

Income Taxes

     The provision for income taxes in 1998 represented an effective rate of 46% and the benefit from income taxes in 1997 represented an effective rate of 21%. The effective rate is higher in the 1998 period principally due to:

          (1) the differing impact on the respective effective income tax rates of the non-deductible amortization of Goodwill, in a period with pre-tax income (1998) compared with a period with a pre-tax loss (1997) and

          (2) the differing impact of the mix of pre-tax loss or income among the consolidated entities since we file state tax returns on an individual company basis.

Extraordinary Charges

     The 1997 nonrecurring extraordinary charges aggregating $3.0 million resulted from the assumption and early extinguishment of:

          (1) mortgage and equipment notes payable assumed by the buyer in the restaurants sale and

          (2) obligations under Mistic's former credit facility refinanced in connection with the financing of the Snapple acquisition.

These extraordinary charges were comprised of the write-off of $4.9 million of previously unamortized deferred financing costs less the related income tax benefit of $1.9 million.

1997 COMPARED WITH 1996

     As discussed above, we completed three significant transactions during 1997.

     On May 22, 1997 we acquired Snapple.

     On November 25, 1997 we acquired Stewart's.

     On May 5, 1997 we sold all of our company-owned Arby's restaurants.

     As a result of these transactions, our 1997 results reflect the results of operations for Snapple and Stewart's from their dates of acquisition and do not reflect results of operations attributable to the ownership of the sold restaurants after the date of their disposition. In contrast, our 1996 results do not reflect results of operations of Snapple or Stewart's, because they were acquired subsequent to 1996, and reflect results of operations attributable to the ownership of the sold restaurants for the full year, because they were sold subsequent to 1996.

     Because of these transactions, our 1997 results and 1996 results are not comparable. In order to provide a more meaningful comparison of our results of operations during the two years, we have adjusted for the effects of these transactions in the segment discussions below.

Revenues

     Our revenues increased $98.7 million to $696.2 million for 1997. This increase principally reflects the inclusion in 1997 of $285.5 million of Snapple and Stewart's sales. The increase was partially offset by a $154.4 million decrease due to the elimination during a portion of 1997 of sales attributable to the sold restaurants less $6.2 million of franchise royalties from those

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restaurants for the period after the restaurant sale. Aside from the effects of these transactions, revenues decreased $38.6 million. A discussion of the change in revenues by segment is as follows:

          Premium Beverages -- We have adjusted our 1997 results by excluding the results of operations of Snapple and Stewart's. After giving effect to these adjustments, revenues decreased $7.8 million (5.9%) in 1997 due to decreases in sales of finished goods ($9.7 million) partially offset by an increase in sales of concentrate ($1.9 million), which we sell to only one international customer. The decrease in sales of finished goods principally reflects lower sales volume exclusive of Snapple.

          Soft Drink Concentrates -- Revenues decreased $31.1 million (17.5%) in 1997 due to decreases in sales of finished goods ($21.6 million) and concentrate ($9.5 million). The decrease in sales of finished goods principally reflects (1) the absence in the 1997 period of sales to MetBev and a volume decrease in sales of branded finished products of Royal Crown in areas other than those serviced by MetBev, where in both instances we now sell concentrate rather than finished goods, (2) a volume decrease in sales of the C&C beverage line, where we now sell concentrate to the purchaser of the C&C beverage line rather than finished goods, as a result of the C&C sale and (3) a volume reduction in the sales of finished Royal Crown Premium Draft Cola which we ceased selling in late 1996. Sales of Royal Crown concentrate decreased, despite the shift in sales of C&C and Royal Crown products to concentrate from finished goods noted above, principally reflecting (1) a decrease in branded sales due to volume declines, which were adversely affected by lower bottler case sales and
     (2) an overall lower average concentrate selling price.

          Restaurants -- We have adjusted for the sale of the restaurants by including in 1996 results of restaurant operations for the same period that was included in 1997 before the restaurant sale and excluding from 1997 results franchise royalties on the sold restaurants for the period after the restaurant sale. After giving effect to these adjustments, revenues increased $0.3 million (less than 1%) during 1997. This increase was due to a $2.8 million (4.9%) increase in royalties and franchise fees partially offset by a $2.5 million (3.2%) decrease in net sales of the company-owned restaurants. The increase in royalties and franchise fees is due to a net increase of 69 (2.6%) franchised restaurants and a 1.7% increase in same-store sales of franchised restaurants.

Gross Profit

     We calculate gross profit as total revenues less (1) cost of sales, excluding depreciation and amortization and (2) that portion of depreciation and amortization related to sales. Depreciation and amortization included in cost of sales was $1.0 million in 1997 and $13.5 million in 1996, including depreciation and amortization in 1996 but not in 1997 on all long-lived assets of the sold restaurants which had been written down to their estimated fair values as of December 31, 1996 and were no longer depreciated or amortized through the date of their sale. Our gross profit increased $93.7 million to $362.9 million in 1997. The increase is attributable in part to gross profit in 1997 associated with Snapple ($119.9 million) and Stewart's ($0.4 million). The increase was partially offset by the gross profit associated with the sold restaurants which were included in 1996 results for the entire period but only a portion of 1997 ($28.5 million) less the effect of royalties from those restaurants during that same portion of 1997 ($6.2 million). Excluding the effects of these transactions, gross profit decreased $4.3 million due to the lower overall sales volumes discussed above. This decrease was partially offset by higher overall gross margins of 58% in 1997 compared with 54% in 1996. A discussion of the changes in gross margins by segment is as follows:

          Premium Beverages -- Giving effect to the adjustments described above relating to the Snapple and Stewart's acquisitions in 1997, margins remained unchanged in 1997 at 39%.

          Soft Drink Concentrates -- Margins increased in 1997 to 77% from 68% principally due to the shift discussed above in product mix to higher-margin concentrate sales compared with finished product sales and reduced cost of the raw material aspartame in 1997.

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

          Restaurants -- Giving effect to the adjustments described above with respect to the sale of the restaurants, margins increased in 1997 to 56% from 51% primarily due to (1) the absence in 1997 of depreciation and amortization on all long-lived assets of the sold restaurants discussed above and (2) the higher percentage of royalties and franchise fees, with no associated cost of sales, to total revenues in 1997.

Advertising, Selling and Distribution Expenses

     Advertising, selling and distribution expenses increased $48.9 million to $184.7 million in 1997. The increase reflects:

          (1) the expenses of Snapple,

          (2) higher promotional costs related to Mistic Rain Forest Nectars, a then recently introduced product line and

          (3) other increased advertising and promotional costs for the premium beverage segment other than Snapple.

These increases were partially offset by:

          (1) a decrease in the expenses of the restaurant segment principally due to local restaurant advertising and marketing expenses no longer required for the sold restaurants after their sale in May 1997,

          (2) a decrease in the expenses of the soft drink concentrate segment principally due to:

             (a) lower bottler promotional reimbursements resulting from the decline in sales volume,

             (b) the elimination of advertising expenses for Draft Cola and

             (c) planned reductions in connection with the aforementioned decreases in sales of other Royal Crown and C&C branded finished products.

General and Administrative Expenses

     General and administrative expenses increased $5.5 million to $81.2 million in 1997 due to the expenses of Snapple partially offset by:

          (1) reduced spending levels related to administrative support, principally payroll, no longer required for the sold restaurants and

          (2) reduced travel activity in the restaurant segment before the restaurants sale.

Depreciation and Amortization, Excluding Amortization of Deferred Financing
Costs

     Depreciation and amortization, excluding amortization of deferred financing costs, decreased $4.7 million to $25.2 million in 1997 due to a decrease in depreciation and amortization relating to the sold restaurants partially offset by the depreciation and amortization in 1997 of Snapple.

Charges Related to Post-Acquisition Transition, Integration and Changes to Business Strategies

     The nonrecurring charges related to post-acquisition transition, integration and changes to business strategies of $33.8 million in 1997 are discussed above in connection with the comparison of 1998 with 1997.

Facilities Relocation and Corporate Restructuring Charge

     The facilities relocation and corporate restructuring charge of $7.1 million in 1997 is discussed above in connection with the comparison of 1998 with 1997. The facilities relocation and corporate restructuring charge of $7.8 million in 1996 resulted from:

          (1) estimated losses of $3.7 million on planned subleases, principally for the write-off of nonrecoverable unamortized leasehold improvements and furniture and fixtures and rent payments for the period we estimated the space would remain unoccupied pending finding a

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

     subtenant or negotiating an early lease termination, of surplus office space as a result of the then planned sale of company-owned restaurants and the relocation of the Royal Crown headquarters,

          (2) employee severance costs of $2.0 million associated with the relocation of the Royal Crown headquarters,

          (3) settlement costs of $1.3 million for terminating Mistic distribution agreements, including both cash payments and the write-off of receivables from such distributions in lieu of cash payments,

          (4) estimated losses of $0.6 million for the shutdown of the soft drink concentrate segment's Ohio production facility principally for the write-off of obsolete steel drums used to send concentrate to bottlers and estimated costs to refurbish the plant and

          (5) the estimated losses of $0.2 million for Mistic information systems to be abandoned.

     By disposing of the company-owned restaurants and focusing solely on being a franchisor of restaurants, we anticipated that we would realize operating profit improvements. We anticipated that the relocation of Royal Crown would result in improved operating results through (1) cost savings by combining certain corporate functions with those of Triarc Beverage Holdings and
(2) improved operations by sharing the experienced senior management team of Triarc Beverage Holdings. The consolidation and realignment of Mistic's distribution network, including the termination of existing Mistic distribution agreements, strengthened Mistic's distribution. By consolidating all of the soft drink concentrate production in one plant including the related shutdown of the Ohio production facility, we anticipated we would realize cost savings from such consolidation.

     You should read Note 12 to the audited consolidated financial statements of Triarc Consumer Products Group appearing elsewhere in this prospectus where additional disclosures relative to the facilities relocation and corporate restructuring charges are provided.

Reduction in Carrying Value

     The reduction in carrying value of long-lived assets to be disposed in 1996 of $58.9 million reflects the estimated loss on the anticipated disposal of long-lived assets in connection with the sale of all company-owned restaurants as then planned. This provision represents the reduction in the carrying value of certain long-lived assets and certain identifiable intangibles to estimated fair value and the accrual of certain equipment operating lease obligations which would not be assumed by the purchaser. There was no provision for reduction in carrying value of long-lived assets in 1997.

Interest Expense

     Interest expense increased $8.0 million to $58.0 million in 1997 principally due to the effect of borrowings by Snapple in connection with the Snapple acquisition ($222.4 million outstanding as of December 28, 1997) partially offset by:

          (1) the 1997 assumption by the purchaser of the sold restaurants of $69.6 million of mortgage and equipment notes payable and capitalized lease obligations and

          (2) the reduction of outstanding principal balances on May 5, 1997 aggregating $29.7 million under notes payable to Triarc Parent forgiven or repaid in connection with the restaurants sale.

Loss on Sale of Businesses, Net

     Loss on sale of businesses, net, of $3.5 million in 1997 is discussed above in connection with the comparison of 1998 with 1997.

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Other Income, Net

     Other income, net improved $5.1 million to $5.5 million in 1997 principally due to:

          (1) $2.1 million of other income, net of Snapple since its acquisition in May 1997 consisting principally of equity in the earnings of investees, rental income and interest income,

          (2) $1.4 million of increased gains on asset sales,

          (3) $0.9 million of gain on a Florida lease termination and

          (4) $0.6 million of increased interest income on invested cash.

Income Tax Benefit

     Our benefit from income taxes represented effective rates of 21% in 1997 and 32% in 1996. The rate is lower in 1997 due to the increased effect in 1997 of the amortization of non-deductible Goodwill as a result of the significantly lower 1997 pre-tax loss.

Extraordinary Charges

     The extraordinary charges in 1997 are discussed above in connection with the comparison of 1998 with 1997.

LIQUIDITY AND CAPITAL RESOURCES

Cash Flows From Operations

     Our consolidated operating activities provided cash and cash equivalents, which we refer to in this discussion as cash, of $59.1 million during 1998 and $15.4 million during the nine months ended October 3, 1999. The net cash provided by operating activities in 1998 principally reflects net income of $30.0 million and net non-cash charges of $43.6 million, principally depreciation and amortization of $36.9 million. These sources were partially offset by:

          (1) the reclassification of gain on sale of businesses of $5.0 million to cash flows from investing activities and

          (2) cash used by changes in operating assets and liabilities of $9.5 million.

     The net cash provided by operating activities during the nine months ended October 3, 1999 principally reflects:

          (1) net income of $5.7 million,

          (2) net non-cash charges of $55.2 million, principally depreciation and amortization of $26.9 million, a provision for deferred income taxes of $12.1 million and the write-off of unamortized deferred financing costs and interest rate cap agreement costs of $10.9 million relating to the refinancing transactions described below and

          (3) other of $1.6 million.

     These sources were partially offset by cash used by changes in operating assets and liabilities of $47.1 million.

     The cash used by changes in operating assets and liabilities of $9.5 million in 1998 principally reflects a decrease in accounts payable and accrued expenses of $29.6 million partially offset by a $10.6 million decrease in inventories, a $7.0 million decrease in receivables and a $3.5 million increase in due to affiliates.

     The decrease in accounts payable and accrued expenses was principally due to:

          (1) payments by Snapple of accrued losses on pre-acquisition production contracts and legal settlements,

          (2) decreases at Royal Crown due to the reduced aspartame inventory levels described below and the lower bottler promotional reimbursements discussed above and

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

          (3) reduced purchases from third party vendors since we have correspondingly increased the purchases of certain raw materials from Triarc Parent.

     The decrease in inventories was due to:

          (1) a $7.2 million decrease in Royal Crown inventories reflecting a reduction of higher than normal 1997 year-end inventory levels of aspartame reflecting purchases, and resulting inventory build-ups, during the latter part of 1997 by Royal Crown in order to take advantage of a 1997 promotional incentive and

          (2) $3.4 million of reduced inventory levels of premium beverages principally due to a planned reduction of Mistic inventory levels.

     The decrease in receivables was due to a $7.6 million decrease at Royal Crown reflecting the absence in 1998 of a 1997 promotional rebate receivable for aspartame purchases and lower fourth quarter private label sales in 1998 compared with 1997. The $3.5 million increase in due to affiliates resulted from the increased purchases of certain raw materials from Triarc Parent.

     The cash used by changes in operating assets and liabilities of $47.1 million during the nine months ended October 3, 1999 reflects increases in receivables of $39.0 million and inventories of $19.0 million. These effects were partially offset by:

          (1) an increase in due to Triarc Parent and other affiliates of $6.6 million,

          (2) an increase in accounts payable and accrued expenses of $2.8 million and

          (3) a decrease in prepaid expenses and other current assets of $1.5 million.

     The increase in receivables principally results from seasonally higher sales in August and September 1999 compared with November and December 1998.

     The increase in inventories was principally due to the residual effect of the seasonal buildup in our premium beverage business.

     The increase in due to Triarc Parent and other affiliates reflects the increased inventory purchases, a portion of which are purchased through Triarc Parent, partially offset by the repayment of amounts due to Triarc Parent in connection with the refinancing transactions described below.

     The increase in accounts payable and accrued expenses was principally due to seasonally higher accruals for bottler and distributor promotional allowances.

     We expect continued positive cash flows from operations for the remainder of 1999 which should reflect the reversal following the peak summer season of seasonal increases in receivables and inventories experienced during the first nine months of 1999.

Working Capital and Capitalization

     Working capital, which equals current assets less current liabilities, was $33.2 million at October 3, 1999, reflecting a current ratio, which equals current assets divided by current liabilities, of 1.2:1. This amount represents a decrease in working capital of $22.0 million from January 3, 1999 principally reflecting the net effects of the refinancing and related transactions discussed below, most significantly the portion of amounts distributed to Triarc Parent which came from our cash and cash equivalents on hand.

     Our capitalization at October 3, 1999 aggregated $606.2 million consisting of $779.8 million of long-term debt, including current portion, less $173.6 million of member's deficit. Our total capitalization decreased $7.4 million from January 3, 1999 reflecting an increase in our member's deficit of $128.9 million and the effect of the February 23, 1999 contribution to us by Triarc Parent of the redeemable preferred stock of Triarc Beverage Holdings with carrying values of $87.6 million as of January 3, 1999 and $88.8 million as of the contribution date, whereby the redeemable preferred stock of Triarc Beverage Holdings now eliminates in consolidation, both partially offset by a $209.1 million increase in our long-term debt. The increase in member's deficit

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

primarily reflects the net effects of the refinancing and related transactions discussed below and was due to:

          (1) dividends of $209.7 million paid to Triarc Parent, including a non-cash dividend of $5.0 million and

          (2) the non-cash transfer of $22.7 million of our deferred tax assets to Triarc Parent as discussed below.

     These factors were partially offset by:

          (1) capital contributions to us by Triarc Parent of:

             (a) the redeemable preferred stock of Triarc Beverage Holdings,

             (b) $7.8 million of certain amounts otherwise due to Triarc Parent and

             (c) $2.4 million of Triarc Parent's minority interests in two of our restaurant subsidiaries and

          (2) net income of $5.7 million.

     The increase in our long-term debt is discussed immediately below.

Refinancing Transactions

     On February 25, 1999 Triarc Consumer Products Group and Triarc Beverage Holdings issued $300.0 million principal amount of the initial 10 1/4% notes and concurrently Snapple, Mistic, Stewarts', RC/Arby's and Royal Crown entered into a new $535.0 million senior bank credit facility. An aggregate $20.0 million principal amount of the initial 10 1/4% notes were initially purchased by our Chairman and Chief Executive Officer and President and Chief Operating Officer. We have been advised by these executives that, as of April 23, 1999, they no longer hold any of the initial 10 1/4% notes.

     The new credit facility consists of a $475.0 million term facility, all of which was borrowed as three classes of term loans on February 25, 1999, and a $60.0 million revolving credit facility which provides for revolving credit loans by Snapple, Mistic, Stewart's, RC/Arby's or Royal Crown. They may make revolving loan borrowings of up to 80% of eligible accounts receivable plus 50% of eligible inventories. There have been no borrowings of revolving loans through October 3, 1999. At October 3, 1999 there was $59.9 million of borrowing availability under the revolving credit facility.

     We used the proceeds of the borrowings under the initial 10 1/4% notes and the new credit facility to:

          (1) repay on February 25, 1999 the $284.3 million outstanding principal amount of term loans under a former credit facility entered into by Snapple, Mistic, Triarc Beverage Holdings and Stewart's and $1.5 million of related accrued interest,

          (2) redeem on March 30, 1999 the $275.0 million of borrowings under the RC/Arby's 9 3/4% senior secured notes due 2000 and pay $4.4 million of related accrued interest and $7.7 million of redemption premium,

          (3) acquire Millrose and the assets of Mid-State Beverage, Inc., two New Jersey distributors of our premium beverages, for $17.5 million, including expenses of $0.2 million,

          (4) pay estimated fees and expenses of $29.6 million relating to the issuance of the initial 10 1/4% notes and the completion of the new credit facility and

          (5) pay one-time distributions to Triarc Parent of $215.5 million, including cash dividends of $204.7 million, of the remaining net proceeds from the above borrowings and all of our cash and cash equivalents on hand in excess of $2.0 million, which we retained for working capital purposes.

     The initial 10 1/4% notes mature in 2009 and do not require any amortization of principal prior to 2009. In accordance with the indenture pursuant to which the initial 10 1/4% notes were issued,

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

the annual interest rate on the initial 10 1/4% notes increased by 1/2% to 10 3/4% on August 24, 1999 and will remain at 10 3/4% until the registration statement of which this prospectus is a part is declared effective by the Securities and Exchange Commission, at which time the annual rate would revert back to 10 1/4%.

     Scheduled maturities of the term loans under the new credit facility are $1.6 million during the remainder of 1999, representing one quarterly installment, increasing annually through 2006 with a final payment in 2007. Any revolving loans will be due in full in 2005. We are also required to make mandatory prepayments in an annual amount, if any, initially equal to 75% of excess cash flow as defined in the new credit agreement. We currently expect that a prepayment will be required to be made in the second quarter of 2000 in respect of the year ending January 2, 2000, the amount of which is currently estimated at $34.0 million. The $1.6 million quarterly installment referred to above would not be affected by the excess cash flow prepayment, however, all subsequent quarterly scheduled installments would be reduced. Pursuant to the new credit agreement, we can make voluntary prepayments of two classes of the term loans. However, if we make voluntary prepayments of two classes of the term loans, which have $124.4 million and $303.5 million outstanding as of October 3, 1999, we will incur prepayment penalties of 2.0% and 3.0% of the amounts prepaid through February 25, 2000, respectively, and from February 26, 2000 through February 25, 2001 we will incur prepayment penalties of 1.0% and 1.5% of the amounts prepaid, respectively.

Other Debt

     We have a note payable to a beverage co-packer in an outstanding principal amount of $4.2 million as of October 3, 1999, of which $0.8 million is due during the remainder of 1999.

     Our scheduled maturities of long-term debt during the remainder of 1999 are $2.6 million, including $1.6 million under the term loans and $0.8 million under the note payable to a beverage co-packer discussed above.

Debt Agreement Guarantees and Restrictions

     Under our debt agreements substantially all of our assets, other than cash and cash equivalents, are pledged as security. Our obligations relating to the initial 10 1/4% notes are, and upon the issuance of the exchange notes will be, guaranteed by Snapple, Mistic, Stewart's and RC/Arby's and all of their domestic subsidiaries, all of which, effective February 23, 1999, are wholly-owned by Triarc Consumer Products Group or Triarc Beverage Holdings. These guarantees are full and unconditional, are on a joint and several basis and are unsecured. Our obligations relating to the new credit facility are guaranteed by Triarc Consumer Products Group, Triarc Beverage Holdings and all of the domestic subsidiaries of Snapple, Mistic, Stewart's, RC/Arby's and Royal Crown. As collateral for the guarantees under the new credit facility, all of the stock of Snapple, Mistic, Stewart's, RC/Arby's and Royal Crown and all of their domestic subsidiaries and 65% of the stock of each of their directly-owned foreign subsidiaries is pledged.

     Arby's remains responsible for operating and capitalized lease payments assumed by the purchaser in connection with the restaurants sale of approximately $117.0 million as of May 1997 when the Arby's restaurants were sold and $91.4 million as of October 3, 1999, assuming the purchaser of the Arby's restaurants has made all scheduled repayments through such date. Further, Triarc Parent has guaranteed mortgage notes and equipment notes payable to FFCA Mortgage Corporation assumed by the purchaser in connection with the restaurants sale of $54.7 million as of May 1997 and $49.5 million as of October 3, 1999, assuming the purchaser of the Arby's restaurants has made all scheduled repayments through such date.

     The indenture under which the initial 10 1/4% notes were issued, and the exchange notes will be issued, and the new credit agreement contain various covenants which:

          (1) require meeting financial amount and ratio tests,

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

          (2) limit, among other matters,

             (a) the incurrence of indebtedness,

             (b) the retirement of debt before maturity, with exceptions,

             (c) investments,

             (d) asset dispositions and

             (e) affiliate transactions other than in the normal course of business, and

          (3) restrict the payment of dividends to Triarc Parent.

     Under the most restrictive of these covenants, we cannot pay any dividends to Triarc Parent other than the one-time distributions, including dividends, paid to Triarc Parent in connection with the 1999 refinancing transactions.

Capital Expenditures

     Capital expenditures amounted to $11.1 million in 1998, including $4.6 million which RC/Arby's was required to reinvest in core business assets under the indenture relating to the RC/Arby's 9 3/4% senior notes as a result of the sale of the C&C Beverage line and other asset disposals in 1997, and $5.8 million during the nine months ended October 3, 1999. We expect that capital expenditures will approximate $4.0 million during the remainder of 1999 for which there were $1.0 million of outstanding commitments as of October 3, 1999. Our planned capital expenditures are principally for production equipment in our beverage segments.

Acquisitions

     In February 1999 we acquired Millrose and Mid-State for $17.5 million as discussed above. On August 27, 1998 we completed the T.J. Cinnamons acquisition by acquiring from Paramark Enterprises, Inc., formerly known as T.J. Cinnamons, Inc., all of Paramark's franchise agreements for T.J. Cinnamons full concept bakeries and Paramark's wholesale distribution rights for T.J. Cinnamons products. In 1996, we had acquired the T.J. Cinnamons trademarks, service marks, recipes and proprietary formulae. The 1998 acquisition also included settlement of remaining contingent payments from the 1996 acquisition, which were based upon achieving specific sales targets over a seven-year period. The aggregate consideration in 1998 consisted of cash of $3.0 million and a $1.0 million, discounted value of $0.9 million, non-interest bearing obligation payable in equal monthly installments through August 2000. To further our growth strategy, we will consider additional selective business acquisitions, as appropriate, to grow strategically and explore other alternatives to the extent we have available resources to do so. In that connection, on December 11, 1999, Snapple signed a letter of intent to acquire Snapple Distributors of Long Island, Inc., a distributor of Snapple and Stewart's products in Nassau and Suffolk counties, New York, for a cash purchase price of $16.8 million, subject to certain post-closing adjustments. Snapple also agreed to pay $2.0 million over a ten-year period in consideration for a three-year non-compete agreement by the sellers. The acquisition, which could close as early as January 2, 2000, is subject to customary closing conditions, including the execution of definitive documentation, the satisfactory completion of due diligence and the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Acts. Accordingly, we can not assure you that the purchase of Long Island Snapple will be completed. The proposed acquisition of Long Island Snapple is not expected to have a material effect on our consolidated financial position or results of operations.

Income Taxes

     We are included in the consolidated Federal income tax return of Triarc Parent. As of January 3, 1999, RC/Arby's, Triarc Beverage Holdings, including Stewart's effective August 15, 1998, and Stewart's through August 15, 1998 were each parties to separate tax-sharing agreements with Triarc Parent whereby each was required to pay amounts relating to taxes based on their taxable income and the taxable income of their eligible subsidiaries on a stand-alone basis. Under these agreements, in 1998 Triarc Beverage Holdings made tax-sharing payments to Triarc Parent of $10.5 million and Stewart's made tax-sharing payments of $0.9 million. RC/Arby's was not required

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

to make any tax-sharing payments in 1998 as a result of net operating losses in prior periods in excess of pre-tax income for 1998.

     On February 25, 1999 a revised tax-sharing agreement was entered into with Triarc Parent which, as amended effective February 25, 1999, provides that we would continue to receive benefit for deferred tax assets associated with existing Federal net operating loss carryforwards and excess Federal income tax payments made in accordance with the prior tax-sharing agreement except that Triarc Parent has the right to cause the effective transfer of any unutilized benefits from us to Triarc Parent, but only to the extent any such transfer would not result in non-compliance with a credit agreement covenant. In accordance therewith, during the nine months ended October 3, 1999 we recorded a charge to 'Accumulated deficit' and a credit to 'Deferred income taxes' to transfer $22.7 million of these deferred tax benefits to Triarc Parent as if this transfer were a distribution to Triarc Parent. As of October 3, 1999, we have $8.6 million remaining of these unutilized benefits.

     The Federal income tax returns of Triarc Parent and its subsidiaries, including RC/Arby's, have been examined by the Internal Revenue Service for the tax years from 1989 through 1992. Prior to 1999 Triarc Parent resolved and settled certain issues with the Internal Revenue Service regarding such audit and in July 1999 Triarc Parent resolved all remaining issues. In connection therewith, we paid $4.6 million during 1997, of which $2.4 million was the amount of tax due and $2.2 million was interest thereon, and no further payments are required. The Internal Revenue Service is examining the Federal income tax returns of Triarc Parent and its subsidiaries, including RC/Arby's, for the year ended April 30, 1993 and transition period ended December 31, 1993. In connection with this most recent examination, Triarc Parent has received to date notices of proposed adjustments, of which $722,000 would increase the taxable income relating to RC/Arby's, the tax effect of which has not yet been determined. Triarc Parent does not expect to receive any additional proposed adjustments relating to RC/Arby's from this more recent examination. We have adequate Federal net operating loss carryforwards and excess income tax payments under the tax sharing agreements described above to provide for any tax liabilities that may result from the resolution of this examination. Accordingly, we do not expect to be required to make any related payments to Triarc Parent.

CASH REQUIREMENTS

     As of October 3, 1999, our consolidated cash requirements for the remainder of 1999, exclusive of operating cash flow requirements, which include tax-sharing payments to Triarc Parent as discussed above, consist principally of:

          (1) capital expenditures of approximately $4.0 million,

          (2) scheduled debt principal repayments aggregating $2.6 million and

          (3) the $16.8 million cost of the acquisition of Long Island Snapple, assuming the acquisition closes during fiscal 1999, and the cost of additional business acquisitions, if any.

     We anticipate meeting all of these requirements through:

          (1) existing cash and cash equivalents of $40.1 million as of October 3, 1999,

          (2) cash flows from operations and/or

          (3) the $59.9 million of availability as of October 3, 1999 under our $60.0 million revolving credit facility.

FACILITIES RELOCATION AND CORPORATE RESTRUCTURING

     As of October 3, 1999 we have a $0.6 million remaining accrual from our 1996 and 1997 provisions for facilities relocation and corporate restructuring which aggregated $14.9 million. The remaining accrual principally relates to employee severance and related termination costs for employees terminated in 1997. Scheduled payments in the fourth quarter of 1999 are currently estimated to be $0.1 million. The remaining accrual as of January 2, 2000, currently estimated to be $0.5 million, will be reversed to income as a credit to facilities relocation and corporate restructuring in our fourth quarter ending January 2, 2000.

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LEGAL AND ENVIRONMENTAL MATTERS

     We are involved in litigation, claims and environmental matters incidental to our businesses. We have reserves for legal and environmental matters of $1.5 million as of October 3, 1999. Although the outcome of these matters cannot be predicted with certainty and some of these matters may be disposed of unfavorably to us, based on currently available information and given our reserves, we do not believe that these legal and environmental matters will have a material adverse effect on our consolidated financial position or results of operations.

YEAR 2000

     We have undertaken a study of our functional application systems to determine their compliance with year 2000 issues and, to the extent of noncompliance, the required remediation. Our study consisted of an eight-step methodology to:

          (1) obtain an awareness of the issues;

          (2) perform an inventory of our software and hardware systems;

          (3) identify our systems and computer programs with year 2000 exposure;

          (4) assess the impact on our operations by each mission critical application;

          (5) consider solution alternatives;

          (6) initiate remediation;

          (7) perform validation and confirmation testing and

          (8) implement.

     Through October 3, 1999, we had completed all eight steps in our restaurant segment and, in our beverage segments, we had completed steps one through six and expect to complete step seven and the final implementation before January 1, 2000. Step seven requires that we develop testing and review methodology on a risk prioritization basis and implement such protocols to test year 2000 compliance of both internal software and hardware systems. Step eight requires that we implement needed corrections to existing and/or new hardware and software applications to cause systems to become and remain year 2000 compliant.

     This study addressed both information technology and non-information technology systems, including imbedded technology such as micro controllers in our telephone systems, production processes and delivery systems. Some significant systems in our soft drink concentrate segment, principally Royal Crown's order processing, inventory control and production scheduling system, required remediation which was completed in the first quarter of 1999.

     As a result of this study and subsequent remediation, we have no reason to believe that any of our mission critical systems are not year 2000 compliant. Accordingly, we do not currently anticipate that internal systems failures will result in any material adverse effect to our operations. However, should the final testing and implementation steps reveal any year 2000 compliance problems which cannot be corrected before January 1, 2000, the most reasonably likely worst-case scenario is that we might experience a delay in production and/or fulfilling and processing orders resulting in either lost sales or delayed cash receipts, although we do not believe that this delay would be material. In this case, our contingency plan would be to revert to a manual system in order to perform the required functions. Due to the limited number of orders received by Royal Crown on a daily basis, this contingency plan would not cause any significant disruption of business. As of October 3, 1999, we had incurred $1.3 million of costs in order to become year 2000 compliant, including computer software and hardware costs, and the current estimated cost to complete this remediation during the remainder of 1999 is not more than $0.5 million. These costs incurred through January 3, 1999 were expensed as incurred, except for the direct purchase costs of software and hardware, which were capitalized. The software-related costs incurred on or after January 4, 1999 are being capitalized in accordance with the provisions of Statement of Position 98-1, 'Accounting for the Costs of Computer Software Developed or Obtained for Internal Use', of the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants, which we adopted in the first quarter of 1999.

     An assessment of the readiness of year 2000 compliance of third party entities with which we have relationships, such as our suppliers, banking institutions, customers, payroll processors and

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others is ongoing. We have inquired, or are in the process of inquiring, of the significant aforementioned third parties about their readiness relating to year 2000 compliance and to date have received indications that many of them are in the process of remediation and/or will be year 2000 compliant. We are, however, subject to risks relating to these third parties' potential year 2000 non-compliance. We believe that these risks are primarily associated with our banks and major suppliers, including our beverage co-packers and bottlers and the food suppliers and distributors to our restaurant franchisees. At present, we cannot determine the impact on our results of operations in the event of year 2000 non-compliance by these third parties. In the most reasonably likely worst-case scenario, the year 2000 non-compliance might result in a disruption of business and loss of revenues, including the effects of any lost customers, in any or all of our business segments. The most reasonably likely worst-case scenario from failure of systems of our suppliers is an inability to order and receive delivery of needed raw materials, packaging and/or other production supplies which would result in an inability to meet orders causing lost sales. The most likely worst-case scenario from failure of systems of our banks would be an inability to transact normal banking business such as deposits of collections, clearing cash disbursements and borrowing needed revolving loan funds or investing excess funds.

     We determined that the possible failure of these third party systems represents the most significant risk to our ability to operate our businesses in the normal course as we could not manufacture our products without the ability to order and receive materials when and where we need them and as we could not manage our monetary responsibilities without the ability to interact with the banking system.

     We will continue to monitor these third parties to determine the impact on our businesses and the actions we must take, if any, in the event of non-compliance by any of these third parties. Our contingency plans presently include the build-up of our beverage inventories just before the year 2000 in order to mitigate the effects of temporary supply disruptions. We believe there are multiple vendors of the goods and services we receive from our suppliers and thus the risk of non-compliance with year 2000 by any of our suppliers is mitigated by this factor. Also, no single customer accounts for more than 3% of our consolidated revenues, thus mitigating the adverse risk to our business if some customers are not year 2000 compliant.

     We have engaged consultants to advise us regarding the compliance efforts of each of our operating businesses. The consultants are assisting us in completing inventories of critical applications and in completing formal documentation of year 2000 compliance of hardware and software as well as mission critical customers, vendors and service providers. The costs of the project and the date on which we believe we will complete the year 2000 modifications are based on management's best estimates, which were derived using numerous assumptions of future events. However, we cannot assure you that these estimates will be achieved and actual results could differ materially from those anticipated.

INFLATION AND CHANGING PRICES

     Management believes that inflation did not have a significant effect on gross margins during 1996, 1997, 1998 and the nine months ended October 3, 1999, since inflation rates generally remained at relatively low levels. Historically, we have been successful in dealing with the impact of inflation to varying degrees within the limitations of the competitive environment of each segment of our business. In the restaurant segment in particular, the impact of any future inflation should be limited since our restaurant operations are exclusively franchising following the 1997 sale of all company-owned restaurants.

SEASONALITY

     Our beverage and restaurant businesses are seasonal. In the beverage businesses, the highest revenues occur during the spring and summer (April through September) and, accordingly, our second and third quarters reflect the highest revenues. Our first and fourth quarters have lower revenues from the beverage businesses. The royalty revenues of our restaurant business are somewhat higher in our fourth quarter and somewhat lower in our first quarter. Accordingly, consolidated revenues will generally be highest during the second and third fiscal quarters of each

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year. Our EBITDA and operating profit are also highest during the second and third fiscal quarters of each year and lowest in the first fiscal quarter. This principally results from the higher beverage revenues in the second and third fiscal quarters while general and administrative expenses and depreciation and amortization, excluding amortization of deferred financing costs are generally recorded ratably in interim periods either as incurred or allocated to interim periods based on time expired. The first fiscal quarter is also lower due to advertising production costs which typically are higher in the first quarter in anticipation of the peak spring and summer beverage selling season and which are recorded the first time the related advertising takes place.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1998 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 'Accounting for Derivative Instruments and Hedging Activities'. Statement of Financial Accounting Standards No. 133 provides a comprehensive standard for the recognition and measurement of derivatives and hedging activities. The standard requires all derivatives be recorded on the balance sheet at fair value and establishes special accounting for three types of hedges. The accounting treatment for each of these three types of hedges is unique but results in including the offsetting changes in fair values or cash flows of both the hedge and hedged item in results of operations in the same period. Changes in fair value of derivatives that do not meet the criteria of one of the aforementioned categories of hedges are included in results of operations. Statement of Financial Accounting Standards No. 133 is effective for our fiscal year beginning January 1, 2001, as amended by Statement of Financial Accounting Standards No. 137 which defers the effective date. We believe our only significant derivative is an interest rate cap agreement on certain of our long-term debt. We historically have not had transactions to which hedge accounting applied and, accordingly, the more restrictive criteria for hedge accounting in Statement of Financial Accounting Standards No. 133 should have no effect on our consolidated financial position or results of operations. However, the provisions of Statement of Financial Accounting Standards No. 133 are complex and we are just beginning our evaluation of the implementation requirements of Statement of Financial Accounting Standards
No. 133 and, accordingly, are unable to determine at this time the impact it will have on our consolidated financial position and results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We are exposed to the impact of interest rate changes and to a much lesser extent, foreign currency fluctuations.

     Policies and Procedures -- In the normal course of business, we employ established policies and procedures to manage our exposure to changes in interest rates and fluctuations in the value of foreign currencies using financial instruments we deem applicable.

INTEREST RATE RISK

     Our objective in managing our exposure to interest rate changes is to limit the impact of interest rate changes on earnings and cash flows. To achieve our objectives, we assess the relative proportions of our debt under fixed versus variable rates. We generally use purchased interest rate caps on a portion of our variable-rate debt to limit our exposure to increases in short-term interest rates. These cap agreements usually are at significantly higher than market interest rates prevailing at the time the cap agreements are entered into and are intended to protect against very significant increases in short-term interest rates. As of January 3, 1999 we had one interest rate cap agreement related to interest on variable-rate debt under a then existing credit facility and as of October 3, 1999 we had one interest rate cap agreement relating to interest on one-half of our variable-rate term loans under our current $535.0 million senior bank credit facility. These agreements provided or provide for a cap which was approximately 3% higher than the interest rate as of January 3, 1999 on the related debt and approximately 2% higher than the interest rate as of October 3, 1999 on the related debt.

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

FOREIGN CURRENCY RISK

     Our objective in managing our exposure to foreign currency fluctuations is also to limit the impact of such fluctuations on earnings and cash flows. We have a relatively limited amount of exposure to (1) export sales revenues and related receivables denominated in foreign currencies and (2) investments in foreign subsidiaries which are subject to foreign currency fluctuations. Our primary export sales exposures relate to sales in Canada, the Caribbean and Europe. We monitor these exposures and periodically determine our need for use of strategies intended to lessen or limit our exposure to these fluctuations. However, foreign export sales and foreign operations for our most recent full fiscal year ended January 3, 1999 represented only 5.7% of our revenues and an immediate 10% change in foreign currency exchange rates versus the U.S. dollar from their levels at January 3, 1999 would not have a material effect on our financial condition or results of operations. At the present time, we do not hedge our foreign currency exposures as we do not believe this exposure to be material.

OVERALL MARKET RISK

     With regard to overall market risk, we attempt to mitigate our exposure to such risks by assessing the relative proportion of our investments in cash and cash equivalents and the relatively stable and risk-minimized returns available on such investments. At January 3, 1999 and October 3, 1999, our excess cash was primarily invested in commercial paper and/or United States treasury bills with maturities of less than 90 days and/or money market funds which, due to their short-term nature, minimizes our overall market risk.

SENSITIVITY ANALYSIS

     All of our market risk sensitive instruments are instruments entered into for purposes other than trading. Our measure of market risk exposure represents an estimate of the potential change in fair value of our financial instruments. Market risk exposure is presented for each class of financial instruments held by us at January 3, 1999 and October 3, 1999 for which an immediate adverse market movement represents a potential material impact on our financial position or results of operations. We believe that the rates of adverse market movements described below represent the hypothetical loss to future earnings and do not represent the maximum possible loss nor any expected actual loss, even under adverse conditions, because actual adverse fluctuations would likely differ. The following table reflects the estimated effects on the market value of our financial instruments based upon assumed immediate adverse effects as noted below.

                                              JANUARY 3, 1999              OCTOBER 3, 1999
                                            --------------------         --------------------
                                            CARRYING   INTEREST          CARRYING   INTEREST
                                             VALUE     RATE RISK          VALUE     RATE RISK
                                             -----     ---------          -----     ---------
                                                             (IN THOUSANDS)
Cash equivalents..........................  $ 66,422    $ --    (a)      $ 36,291    $ --    (a)
Long-term debt............................   570,655     (2,843)          779,788     (4,717)

------------

 (a) Due to the short-term nature of the cash equivalents, a change in interest rates of one percentage point would not have a material impact on our financial position or results of operations.

                            ------------------------

     The sensitivity analysis of long-term debt assumes an instantaneous increase in market interest rates of one percentage point from their levels at January 3, 1999 and October 3, 1999, with all other variables held constant. The change of one percentage point with respect to our long-term debt
(1) represents an assumed average 11% decline as the weighted average interest rate of our variable-rate debt at January 3, 1999 and October 3, 1999 approximated 9% and (2) relates to only our variable-rate debt since a change in interest rates on our fixed-rate debt would not affect interest expense on our fixed-rate debt. The interest rate risk presented with respect to long-term debt represents the potential impact the indicated change in interest rates would have on our results of operations and not our financial position.

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

                                    BUSINESS

GENERAL

     We are a leading premium beverage company, a restaurant franchisor and a soft drink concentrates producer. We own the Snapple, Mistic and Stewart's premium beverage brands and the Royal Crown carbonated soft drink brand and we are the franchisor of the Arby's restaurant system. During the last several years, we have focused our business on premium beverages by acquiring the Snapple, Stewart's and Mistic brands and on franchising by selling all of our company-owned Arby's restaurants to a franchisee. Snapple is a leading marketer and distributor of premium beverages in the United States. Arby's is the world's largest restaurant system specializing in slow-roasted roast beef sandwiches and, according to Nation's Restaurant News, the 10th largest quick service restaurant chain in the United States, based on 1997 domestic system wide sales.

INDUSTRY OVERVIEW

BEVERAGES

     Our beverage business competes in two product categories in the non-alcoholic beverage industry: alternative beverages, consisting of 'premium' and 'non-premium' products, and carbonated soft drinks.

     Alternative beverages consist of fruit beverages, a category that includes both fruit juices and fruit drinks that are not 100% juice, sparkling and still water, ready-to-drink teas, sports drinks and natural soda. From 1992 to 1997, the alternative beverage market has experienced significant growth, with volumes more than doubling to 1.12 billion cases. Nonetheless, alternative beverages currently remain only a small portion of the beverage market, providing significant opportunity for future growth.

     The alternative beverage category consists of products classified as 'premium,' higher quality, more specialized goods, and to a lesser extent, 'non-premium,' lower-margin, generic or more mainstream products. Premium beverage products typically command higher prices and higher margins for the brand owner, the distributor and the retailer than non-premium beverages because of the following:

      Higher Quality Ingredients. Premium beverage ingredients are perceived to be higher quality and most do not include preservatives.

      Distribution. The primary distribution channels for premium beverages are convenience stores and other small retail outlets. These locations usually sell premium beverages in single refrigerated cold servings instead of at room temperature in larger containers.

      Packaging and Marketing. Packaging is a key differentiator in the single-serve market and critical to building a premium image. Marketing premium beverages relies heavily on product innovation, unique advertising and availability.

     Carbonated soft drinks were estimated to account for approximately 30% of all drinks, including alcoholic beverages, consumed in the United States in 1997, up from approximately 23.8% in 1987. Annual per-capita soft drink consumption continues to grow at a low single-digit pace. The carbonated soft drink industry is concentrated, with the three largest franchise companies -- Coca-Cola Co., PepsiCo Inc., and Dr. Pepper/Seven Up Inc., an affiliate of Cadbury Schweppes Plc -- accounting for approximately 90% of U.S. carbonated soft drink sales.

     Beverage companies have used several various strategies to increase sales -- acquiring other companies, expanding distribution channels and international expansion.

QUICK SERVICE RESTAURANT INDUSTRY

     According to data compiled by the National Restaurant Association, total domestic restaurant industry sales were estimated to be approximately $215 billion in 1997, of which approximately $100 billion were estimated to be in the quick service restaurant segment. Large chains are

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

continuing to gain a greater share of industry sales. The 100 largest restaurant chains accounted for approximately 49.7% of restaurant industry sales in 1997, compared to approximately 39.7% in 1980. According to a study by Franchise Finance Corporation of America, the quick service restaurant segment accounted for approximately 70% of sales and 85% of restaurant units within the top 100 restaurant chains in 1997. According to Franchise Finance Corporation of America, the quick service restaurant industry has grown from a total restaurant sales market share of approximately 30% in 1970 to 47% in 1997.

BUSINESS SEGMENTS

     Snapple, Mistic, and Stewart's conduct our premium beverage operations, Royal Crown conducts our soft drink concentrate operations, and Arby's conducts our franchise restaurant operations.

PREMIUM BEVERAGES (SNAPPLE, MISTIC AND STEWART'S)

     Through Snapple Beverage Corp., Mistic Brands, Inc. and Stewart's Beverages, Inc., we are a leader in the wholesale premium beverage market. According to A.C. Nielsen data, in 1998 our premium beverage brands had the leading share (33%) of premium beverage sales volume in grocery stores, mass merchandisers and convenience stores.

SNAPPLE

     Snapple markets and distributes all-natural ready-to-drink teas, juice drinks and juices. During 1998, Snapple sales represented approximately 79% of the case sales of our total premium beverage sales. According to A.C. Nielsen data, in 1998 Snapple had the leading share (26%) of premium beverage sales volume in grocery stores, mass merchandisers and convenience stores. Snapple has a stable base of core products that are consistently Snapple's top sellers. Snapple's current top twenty products have contributed approximately 70% of Snapple's sales in each of the last three years.

     Since Triarc Beverage Holdings acquired Snapple in May 1997, Snapple has strengthened its distributor relationships, improved promotional initiatives and significantly increased new product introductions and packaging innovations. These activities have contributed to an increase in Snapple case sales of 8.4% in 1998 over 1997. The most important product introduction in 1998 was WhipperSnapple, a smoothie-like beverage which was named Convenience Store News magazine's best new non-alcoholic beverage product of the year and won the American Marketing Association's Edison award for best new beverage in 1998. WhipperSnapple is a shelf stable product containing dairy ingredients and a blend of fruit juices and purees. Since 1997, Snapple has introduced several new products and flavors, including Orange Tropic-Wendy's Tropical Inspiration, several herbal and green teas, and Snapple Farms, a line of 100% fruit juices which is available in five flavors. In April 1999, Snapple introduced Snapple Elements, a line of all natural juice drinks and teas enhanced with herbal ingredients, and Hydro, a line of all natural thirst quenchers and two brewed sun teas for consumers with active lifestyles.

MISTIC

     Mistic markets and distributes a wide variety of premium beverages, including fruit drinks, ready-to-drink teas, juices and flavored seltzers under the Mistic, Mistic Rain Forest Nectars and Mistic Fruit Blast brand names. Since Triarc Parent acquired Mistic in August 1995, Mistic has introduced more than 35 new flavors, a line of 100% fruit juices, various new bottle sizes and shapes and numerous new package designs. In 1999, Mistic introduced an orange carrot juice drink, Mistic Italian Ice Smoothies, a smoothie-like beverage using the WhipperSnapple technology, and Sun Valley Squeeze, a line of fruit flavored drinks packaged in a proprietary 20 ounce bottle with dramatic graphics.

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

STEWART'S

     Stewart's markets and distributes Stewart's brand premium soft drinks, including Root Beer, Orange N' Cream, Cream Ale, Ginger Beer, Creamy Style Draft Cola, Classic Key Lime, Lemon Meringue, Cherries N' Cream and Grape. Stewart's holds the exclusive perpetual worldwide license to manufacture, distribute and sell Stewart's brand beverages and owns the Fountain Classics trademark. Through the third quarter of 1999, Stewart's has experienced 28 consecutive quarters of double-digit percentage case sales increases compared to the prior year's comparable quarter. Triarc Parent acquired Stewart's in November 1997 and Stewart's has grown its case sales by 17% in 1998 over 1997 primarily by increasing penetration in existing markets, entering new markets and continuing product innovation.

PREMIUM BEVERAGE BUSINESS STRATEGY

     Our business strategy for our premium beverage business is to:

      DEVELOP NEW PRODUCTS AND INNOVATIVE PACKAGING: During 1998, we introduced new platforms, such as WhipperSnapple, which is now available in eight flavors. We also introduced new products and flavors, including Lemonade Iced Tea and Diet Ruby Red. In April 1999, we introduced Snapple Elements and Hydro. We also intend to continue to develop innovative packaging like the 'swirl' bottle for WhipperSnapple and the carafe bottle for Mistic.

      INCREASE CONSUMER AWARENESS AND BRAND IMAGERY: We intend to continue to use innovative marketing and advertising to increase the visibility and image of our well known brands.

      CONTINUE TO EXPAND AND ENHANCE DISTRIBUTOR RELATIONSHIPS: We intend to focus our sales force on continuing to improve relationships with distributors. We intend to continue to assist our distributors in developing local marketing promotion campaigns, training personnel and participating in local customer visits.

      EXPAND AND IMPROVE DISTRIBUTION: We plan to continue to expand in existing and new geographic markets and channels of trade, including selected international markets. We also plan to increase the rate at which we place cold drink equipment such as visicoolers in stores and other outlets. We currently own distributors in three of our largest premium beverage markets and have signed a letter of intent to acquire another distributor. In addition, we may continue to explore the acquisition of distributors in other key markets to drive sales and improve focus on existing and new products. Please refer to the section in this prospectus entitled
      ' -- Distribution.'

      CONTROL PRODUCTION COSTS: We expect to continue to control production costs through favorable supply agreements for raw materials, flavors, and packaging. We have also introduced initiatives to further reduce costs and improve freight management.

      MINIMIZE CAPITAL EXPENDITURES: We plan to continue to minimize capital expenditures primarily through the use of third party co-packers for production of our premium beverage products. Although we currently do not own any packing facilities or other significant manufacturing facilities, we are in the process of establishing a packing line at one of our company-operated distribution centers which we expect will result in significant freight and production savings.

      SELECTIVELY ACQUIRE BEVERAGE BRANDS: We may broaden our product offerings through selective premium beverage acquisitions.

PRODUCTS

     Our premium beverage products compete in a number of product categories, including fruit flavored beverages, iced teas, lemonades, carbonated sodas, 100% fruit juices, smoothies, nectars and flavored seltzers. These products are generally available in the United States in some combination of 16 oz., 12 oz. or 10 oz. glass bottles, 32 oz. or 20 oz. PET (plastic) bottles and 11.5 oz. cans.

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

CO-PACKING ARRANGEMENTS

     More than 20 co-packers strategically located throughout the United States produce our premium beverage products for us under formulation requirements and quality control procedures that we specify. We select and monitor the producers to ensure adherence to our production procedures. We regularly analyze samples from production runs and conduct spot checks of production facilities. Triarc Parent purchases most packaging and raw materials and arranges for their shipment to our co-packers and bottlers. Our three largest co-packers accounted for approximately 51% of our total case production of premium beverages in 1998.

     Our contractual arrangements with our co-packers are typically for a fixed term that is automatically renewable for successive one year periods. During the term of the agreement, the co-packer generally commits a specified amount of its monthly production capacity to us. Snapple has committed to order guaranteed volumes under substantially all of its contracts. If the volume actually ordered is less than the guaranteed volume, Snapple is typically required to pay the co-packer the product of (1) an amount per case specified in the agreement and (2) the difference between the volume actually ordered and the guaranteed volume.

     At October 3, 1999, Snapple had reserves of approximately $3.3 million for payments through 2000 under its long-term production contracts with co-packers, known as take-or-pay agreements. We paid approximately $5.9 million under Snapple's take-or-pay agreements during the seven months in 1997 that we owned Snapple and $11.3 million in 1998, primarily related to obligations entered into by the prior owners of Snapple. Mistic has committed to order a guaranteed volume in two instances and a percentage of its products sold in a region in another instance. If the guaranteed volume or percentage is not met, Mistic must make payments to compensate for the difference. Stewart's has no agreements requiring it to make minimum purchases. Because of these co-packing arrangements, we have generally avoided significant capital expenditures or investments for bottling facilities or equipment. Accordingly, our production related fixed costs have been minimal.

     We believe we have arranged for sufficient production capacity to meet our 1999 requirements and that, in general, the industry has excess production capacity that we could use. We also expect that in 1999 we will meet substantially all of our minimum production requirements under our co-packing agreements.

RAW MATERIALS

     Triarc Parent purchases raw materials used in the preparation and packaging of our premium beverage products and supplies them to our co-packers. Triarc Parent has chosen, for quality control and other purposes, to purchase some raw materials, including aspartame, on an exclusive basis from single suppliers, although we believe that adequate sources of these raw materials are available from multiple suppliers. Substantially all of our flavor requirements are purchased from six suppliers. Triarc Parent purchases a significant portion of our flavor requirements from one supplier which has been designated as its preferred supplier of flavors. Triarc Parent purchases all of our glass bottles from three suppliers, although one supplier has the right to supply up to 75% of our requirements for some types of packaging, and one supplier has the right to supply up to 95% of some of Stewart's packaging requirements. In turn, Triarc Parent sells to our beverage businesses, at cost, the raw materials, flavors and glass bottles that it purchases from its suppliers. Since the acquisition of Snapple, Triarc Parent has been negotiating and continues to negotiate, new supply and pricing arrangements with its suppliers. We believe that, if required, alternate sources of raw materials, flavors and glass bottles are available.

DISTRIBUTION

     We currently sell our premium beverages through a network of distributors that include specialty beverage, carbonated soft drink and licensed beer/wine/spirits distributors. In addition, Snapple uses brokers for distribution of some Snapple products in Florida and Georgia. We distribute our products internationally primarily through one distributor in each country, other than

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

in Canada, where Perrier Group of Canada Ltd. is Snapple's master distributor and where we also use brokers and direct account selling. We typically grant distributors exclusive rights to sell Snapple, Mistic and/or Stewart's products within a defined territory. We have written agreements with distributors who represent approximately 70% of our volume. The agreements are typically either for a fixed term renewable upon mutual consent or are perpetual, and are terminable by us for cause, upon specified defaults or failure to perform under the agreement. The distributor, though, may generally terminate its agreement upon specified prior notice.

     Snapple owns two of its largest distributors, Mr. Natural Inc., which distributes in the New York Metropolitan area, and Pacific Snapple Distributors, Inc., which distributes in parts of Southern California. In February 1999, Snapple acquired Millrose Distributors, Inc. and the assets of Mid-State Beverage, Inc., two distributors that distribute Snapple and Stewart's products in parts of New Jersey for approximately $17.3 million. Before the acquisition, Millrose was the largest non-company owned Snapple distributor and Mid-State was the second largest Stewart's distributor.

     On December 11, 1999, Snapple Beverage Corp. signed a letter of intent to acquire Snapple Distributors of Long Island, Inc. for a cash purchase price of $16.8 million, subject to certain post-closing adjustments. Snapple also agreed to pay $2.0 million over a ten year period in consideration for a three-year non-compete agreement by the sellers. The acquisition is expected to close in early 2000 and is subject to customary closing conditions, including the execution of definitive documentation, the satisfactory completion of due diligence and the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Acts of 1976. Accordingly, we can not assure you that the purchase of Long Island Snapple will be completed or, if completed, that Long Island Snapple will be successfully integrated with the operations of Snapple and its subsidiaries.

     Long Island Snapple is the largest non-company owned distributor of Snapple products and a major distributor of Stewart's products. With a distribution territory including Nassau and Suffolk counties, Long Island Snapple had net sales of approximately $28 million in 1998.

     No non-company owned distributor accounted for more than 5% of total case sales in 1996, 1997 or 1998. We believe that we could find alternative distributors if our relationships with our largest distributors were terminated.

     International sales accounted for less than 10% of our premium beverage sales in each of 1996, 1997 and 1998. Since we acquired Snapple, Royal Crown's international group has been responsible for the sales and marketing of our premium beverages outside North America.

SALES AND MARKETING

     Snapple and Mistic have a combined sales and marketing staff. Stewart's has its own sales and marketing staff. The sales forces are responsible for overseeing sales to distributors, monitoring retail account performance and providing sales direction and trade spending support. Trade spending includes price promotions, slotting fees and local consumer promotions. The sales force handles most accounts on a regional basis with the exception of large national accounts, which are handled by a national accounts group. We combined the Snapple/Mistic sales forces by geographic zones under the direction of Zone Sales Vice Presidents, Division Managers, Regional Sales Managers and Trade Development Managers. We organized Stewart's sales force into three divisions. Division Vice Presidents, Regional Sales Managers and District Sales Managers manage each. We employed a sales and marketing staff, excluding that of Snapple-owned distributors, of approximately 290 as of October 3, 1999.

     We intend to maintain consistent advertising campaigns for our brands as an integral part of our strategy to stimulate consumer demand and increase brand loyalty. In 1999, we have employed a combination of network advertising complemented with local spot advertising in our larger markets. In most markets, we have used television as the primary advertising medium and radio as the secondary medium, although Mistic has used radio as its primary advertising medium. We also employ outdoor, newspaper and other print media advertising, as well as in-store point of sale promotions.

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SOFT DRINK CONCENTRATES (ROYAL CROWN)

     Through Royal Crown Company, Inc., we participate in the approximately $55.5 billion domestic retail carbonated soft drink market. Royal Crown produces and sells concentrates used in the production of carbonated soft drinks. Royal Crown sells these concentrates to independent, licensed bottlers who manufacture and distribute finished beverage products domestically and internationally. Royal Crown's products include: RC Cola, Diet RC Cola, Cherry RC Cola, RC Edge, Diet Rite Cola, Diet Rite flavors, Nehi, Upper 10, and Kick. RC Cola is the largest national brand cola available to the independent bottling system, which consists of bottlers who do not bottle either Coca-Cola or Pepsi-Cola.

     Royal Crown is the exclusive supplier of cola concentrate and a primary supplier of flavor concentrates to Cott Corporation, which, based on public disclosures by Cott, is the largest supplier of premium retailer branded beverages in the United States, Canada and the United Kingdom.

     Royal Crown also sells its products internationally. Royal Crown's international export business has grown at an 18% compound annual growth rate over the five years ended 1997, although growth slowed to 4% in 1998 due to adverse economic conditions in some of its markets, especially Russia. During 1998, Royal Crown's soft drink brands had approximately a 1.6% share of national supermarket volume according to Beverage Digest/A.C. Nielsen data.

SOFT DRINK CONCENTRATES BUSINESS STRATEGY

     Our business strategy for Royal Crown is to:

      ENHANCE ROYAL CROWN'S STRATEGIC RELATIONSHIP WITH COTT: We plan to expand Royal Crown's relationship with Cott by assisting in the development of new products and maintenance of quality control. Royal Crown is Cott's exclusive worldwide supplier of cola concentrates for retailer-branded beverages in various containers. Royal Crown also supplies Cott with non-cola carbonated soft drink concentrates.

      CONTINUE THE EXPANSION OF ROYAL CROWN'S INTERNATIONAL EXPORT BUSINESS: We plan to continue to target international markets. Royal Crown's sales outside the United States were approximately 11.3% of its total revenues in 1998.

      FOCUS MARKETING RESOURCES: We plan to improve profitability by focusing Royal Crown's marketing resources in markets where its market share is strongest.

ROYAL CROWN'S BOTTLER NETWORK

     Royal Crown sells its flavoring concentrates for branded products to independent licensed bottlers in the United States and 72 foreign countries, including Canada. Consistent with industry practice, Royal Crown assigns each bottler an exclusive territory for bottled and canned products within which no other bottler may distribute Royal Crown branded soft drinks. As of October 3, 1999, Royal Crown products were packaged and/or distributed domestically by 165 licensees, covering 50 states and Puerto Rico. As of October 3, 1999, Royal Crown's independent bottlers operated a total of 42 production centers under 127 production and distribution agreements and operated under 33 distribution-only agreements.

     Royal Crown enters into a license agreement with each of its bottlers which it believes is comparable to those prevailing in the industry. The duration of the license agreements varies, but Royal Crown may terminate any license agreement if a bottler commits a material breach.

     Royal Crown's ten largest bottler groups accounted for approximately 79% of Royal Crown's domestic revenues from concentrate for branded products during 1998. RC Chicago Bottling Group accounted for approximately 23% of Royal Crown's domestic revenues from concentrate for branded products during 1998 and American Bottling Company accounted for approximately 18% of these revenues during 1998. Although we believe that Royal Crown could find new bottlers to license the RC Cola brand to, in the short term Royal Crown's sales would decline if these major bottlers stopped selling RC Cola brand products.

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PRIVATE LABEL

     Royal Crown believes that private label sales through Cott represent an opportunity to benefit from sales by retailers of store brands. Royal Crown's private label sales began in late 1990. Unit sales of concentrate to Cott in 1998 decreased by 15% over sales in 1997 due primarily to inventory reduction programs of Cott. Royal Crown's revenues from sales to Cott were approximately 12.6% of its total revenues in 1996, 15.8% in 1997 and 17.2% in 1998.

     Royal Crown sells concentrate to Cott under a concentrate supply agreement signed in 1994. Under the Cott agreement:

      Royal Crown is Cott's exclusive worldwide supplier of cola concentrates for retailer-branded beverages in various containers;

      Cott must purchase from Royal Crown at least 75% of its total worldwide requirements for carbonated soft drink concentrates for beverages sold in the containers for which Royal Crown is the exclusive supplier of concentrates;

      the initial term is 21 years and there are multiple six-year extensions;
      and

      as long as Cott purchases a specified minimum number of units of private label concentrate in each year of the agreement, Royal Crown will not manufacture and sell private label carbonated soft drink concentrates to parties other than Cott anywhere in the world.

     In addition, Royal Crown supplies Cott with non-cola carbonated soft drink concentrates. Through its private label program, Royal Crown develops new concentrates specifically for Cott's private label accounts. The proprietary formulae Royal Crown uses for this private label program are customer-specific and differ from those of Royal Crown's branded products. Royal Crown works with Cott to develop flavors according to each trade customer's specifications. Royal Crown retains ownership of the formulae for the concentrates developed after the date of the Cott agreement, except, in most cases, upon termination of the Cott agreement because of breach or non-renewal by Royal Crown.

DISTRIBUTION

     Bottlers distribute finished soft drink products through the:

      take home channel -- consisting of supermarkets;

      convenience channel -- consisting of convenience stores and other small retailers;

      fountain/food service channel -- consisting of fountain syrup sales and restaurant single drink sales; and

      vending channel -- consisting of bottle and can sales through vending machines.

     Royal Crown's bottlers distribute their products primarily through the take-home channel.

INTERNATIONAL

     Royal Crown's sales outside the United States were approximately 8.7% of its total revenues in 1996, 10.9% in 1997 and 11.3% in 1998. Sales outside the United States of branded concentrates were approximately 12.3% of Royal Crown's total branded concentrate sales in 1996, 13.9% in 1997 and 13.6% in 1998. The decreases in percentages for 1998 are mainly attributable to economic conditions in Russia. As of October 3, 1999, 106 bottlers and 13 distributors sold Royal Crown branded products outside the United States in 70 countries, with international export sales in 1998 distributed among Canada (7.4%), Latin America and Mexico (33.4%), Europe (16.0%), the Middle East/Africa (23.6%) and the Far East/Pacific Rim (19.6%). While the financial and managerial resources of Royal Crown have been focused on the United States, we believe significant opportunities exist for Royal Crown in international markets. New bottlers were added in 1998 to the following markets: Russia, Ukraine, Croatia, Latvia, Brazil, Spain and Syria.

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PRODUCT DEVELOPMENT AND RAW MATERIALS

     Royal Crown believes that it has a history as an industry leader in product innovation. Royal Crown introduced the first national brand diet cola in 1961. The Diet Rite flavors line was introduced in 1988 to complement the cola line and to target the non-cola segment of the market, which has been growing faster than the cola segment due to a consumer trend toward lighter beverages. In 1997, Royal Crown introduced a new version of Diet Rite Cola and in 1998 Royal Crown introduced two new Diet Rite flavors, Iced Mocha and Lemon Sorbet, and began to use sucralose in Diet RC Cola. In April 1999, Royal Crown introduced RC Edge, a cola specially formulated with herbal enhancements.

     Flavoring ingredients and sweeteners are generally available on the open market from several sources, although as noted above, Triarc Parent has agreed to purchase some raw materials on an exclusive or preferred basis from single suppliers.

FRANCHISE RESTAURANT SYSTEM

     Through the Arby's franchise business, we participate in the approximately $100 billion quick service restaurant segment of the domestic restaurant industry. Arby's, which celebrated its 35th anniversary this year, enjoys a high level of brand recognition. In 1998, Arby's had an estimated market share of approximately 73% of the roast beef sandwich segment of the quick service restaurant category. In addition to various slow-roasted roast beef sandwiches, Arby's also offers a selected menu of chicken, turkey, ham and submarine sandwiches, side-dishes and salads. Arby's also currently offers franchisees the opportunity to multi-brand at Arby's locations with T.J. Cinnamon's products, which are primarily gourmet cinnamon rolls, gourmet coffees and other related products. Arby's expects to offer franchisees the opportunity to multi-brand with Pasta Connection/ / products, which are pasta dishes with a variety of different sauces, after we complete the final stages of test marketing in 1999. As of October 3, 1999, the Arby's restaurant system consisted of 3,178 franchised restaurants, of which 3,021 operate within the United States and 157 operate outside the United States. Of the domestic restaurants, approximately 336 are multi-branded locations that sell T.J. Cinnamons products.

     Currently all of the Arby's restaurants are owned and operated by franchisees. Because Arby's owns no restaurants, it avoids the significant capital costs and real estate and operating risks associated with restaurant operations. As a franchisor Arby's receives franchise royalties from all Arby's restaurants and up-front franchise fees from its restaurant operators for each new unit opened. Arby's average franchise royalty rate in 1998 was 3.2% of franchise revenues, which included royalties of 4% from most existing units and all new domestic units opened.

     From 1996 to 1998, Arby's system-wide sales grew at a compound annual growth rate of 6.1% to $2.2 billion. Through October 3, 1999, the Arby's system has experienced eleven consecutive quarters of domestic same store sales growth compared to the prior year's comparable quarter. During 1998, our franchisees opened 130 new Arby's and closed 87 underperforming Arby's. In addition, Arby's franchisees opened 199 multi-branded T.J. Cinnamons in Arby's units in 1998. As of October 3, 1999, franchisees have committed to open up to 1,098 Arby's restaurants over the next 11 years. See 'Risk Factors -- Arby's dependence on restaurant revenues and openings means it can be adversely affected by matters not in its control.'

     In May 1997, Arby's sold all of the stock of the two corporations owning all of the 355 company-owned Arby's restaurants to RTM Inc., the largest franchisee in the Arby's system. Arby's now derives its revenues from two principal sources: (1) royalties from franchisees and (2) franchise fees. Before this sale, Arby's primarily derived its revenues from sales at company-owned restaurants.

ARBY'S RESTAURANTS

     Arby's opened its first restaurant in Youngstown, Ohio in 1964. As of October 3, 1999, franchisees operated Arby's restaurants in 48 states and 9 foreign countries. As of October 3, 1999, the six leading states by number of operating units were: Ohio, with 244 restaurants; Texas, with

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

167 restaurants; Michigan, with 165 restaurants; Indiana, with 161 restaurants; California, with 152 restaurants; and Florida, with 150 restaurants. Canada is the country outside the United States with the most operating units, with 122 restaurants.

     Arby's restaurants in the United States and Canada typically range in size from 2,500 square feet to 3,000 square feet. Restaurants in other countries typically are larger than U.S. and Canadian restaurants. Restaurants typically have a manager, assistant manager and as many as 30 full and part-time employees. Staffing levels, which vary during the day, tend to be heaviest during the lunch hours.

     The following table sets forth the number of Arby's restaurants at the beginning and end of each year from 1995 to 1998:

                                                          1995    1996    1997    1998
                                                          ----    ----    ----    ----
Restaurants open at beginning of period.................  2,790   2,955   3,030   3,092
Restaurants opened during period........................    222     132     125     130
Restaurants closed during period........................     57      57      63      87
                                                          -----   -----   -----   -----
Restaurants open at end of period.......................  2,955   3,030   3,092   3,135
                                                          -----   -----   -----   -----
                                                          -----   -----   -----   -----

During the period from January 1, 1995 through January 3, 1999, 609 new Arby's restaurants were opened and 264 underperforming Arby's restaurants have closed. We believe that this has contributed to the average annual unit volume increase of the Arby's system, as well as to an improvement of the overall brand image of Arby's.

FRANCHISE NETWORK

     At October 3, 1999, 509 Arby's franchisees operated 3,178 separate restaurants. The initial term of the typical 'traditional' franchise agreement is 20 years. Arby's does not offer any financing arrangements to its franchisees.

     Arby's franchisees opened 15 new restaurants outside of the United States during 1998. Arby's also has territorial agreements with international franchisees in five countries at October 3, 1999. Under the terms of these territorial agreements, many of the international franchisees have the exclusive right to open Arby's restaurants in specific regions or countries. Arby's management expects that future international franchise agreements will more narrowly limit the geographic exclusivity of the franchisees and prohibit sub-franchise arrangements.

     In July 1999, Arby's signed the largest overseas development agreement in its history. The agreement was entered into with Sybra Restaurants (UK) Ltd. Under the agreement, 102 new Arby's restaurants are to be developed in southern England over the next 10 years. The first three restaurants are expected to open by December 31, 2000.

     Arby's offers franchises for the development of both single and multiple 'traditional' restaurant locations. All franchisees are required to execute standard franchise agreements. Arby's standard U.S. franchise agreement currently requires an initial $37,500 franchise fee for the first franchised unit and $25,000 for each subsequent unit and a monthly royalty payment equal to 4.0% of restaurant sales for the term of the franchise agreement. Because of lower royalty rates still in effect under earlier agreements, the average royalty rate paid by franchisees was 3.2% during each of 1997 and 1998. Franchisees typically pay a $10,000 commitment fee, credited against the franchise fee referred to above, during the development process for a new restaurant.

     Franchised restaurants are required to be operated under uniform operating standards and specifications relating to the selection, quality and preparation of menu items, signage, decor, equipment, uniforms, suppliers, maintenance and cleanliness of premises and customer service. Arby's continuously monitors franchisee operations and inspects restaurants periodically to ensure that company practices and procedures are being followed.

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

FRANCHISE RESTAURANT SYSTEM BUSINESS STRATEGY

     Our business strategy for Arby's is to:

      INCREASE ANNUAL UNIT VOLUME: We have four primary strategies to help franchisees increase annual unit volumes.

      (1) We will continue to support Arby's position as a 'Cut Above' brand through programs focusing on quality food, customer service, and facilities and building designs.

      (2) We will drive consumer awareness and loyalty by facilitating quality marketing.

      (3) Because lunch customers account for the majority of sales at Arby's restaurants, we will continue to expand breakfast and dinner offerings through T.J. Cinnamons and Pasta ConnectionTM and potentially through additional complementary multi-branding opportunities.

      (4) We will continue to promote Arby's openings in high quality locations.

      CONTINUE TO STRENGTHEN FRANCHISE RELATIONSHIPS: Since Arby's sold all of its restaurants in May 1997, we have focused on improving the Arby's franchise system. For example, we have established third-party preferred financing arrangements for Arby's franchisees during 1998. We have also formed several franchisee advisory councils to obtain feedback from franchisees about operations, technology, training, building and equipment, finance, and public relations and have involved franchisees in planning the strategic direction for Arby's.

      EXPAND BRAND DISTRIBUTION: We will continue our efforts to expand the Arby's system through well capitalized and experienced franchisees that commit to open multiple Arby's. We will also continue to explore alternative locations, including airports, school cafeterias and hospitals and pursue selective international growth.

      SELECTIVELY ACQUIRE NEW BRANDS: We plan to evaluate new brands to acquire to which we could apply our successful franchising strategy.

ADVERTISING AND MARKETING

     The Arby's system, through its franchisees, advertises primarily through regional television, radio and newspapers. Payment for advertising time and space is made by local advertising cooperatives in which owners of local franchised restaurants participate. Franchisees have contributed .7% of net sales to the Arby's Franchise Association, which produces advertising and promotion materials for the system. Each franchisee is also required to spend a reasonable amount, but not less than 3% of its monthly net sales, for local advertising. This amount is divided between the franchisee's individual local market advertising expense and the expenses of a cooperative area advertising program with other franchisees who are operating Arby's restaurants in that area. Contributions to the cooperative area advertising program are determined by the participants in the program and are generally in the range of 3% to 5% of monthly net sales. As a result of the sale of company-owned restaurants to RTM in May 1997, Arby's no longer has any expenditures for advertising and marketing in support of company-owned restaurants, as compared to approximately $9.0 million in 1997 and $25.8 million in 1996.

QUALITY ASSURANCE

     Arby's has developed a quality assurance program designed to maintain standards and uniformity of the menu selections at each of its franchised restaurants. Arby's assigns a full-time quality assurance employee to each of the five independent processing facilities that processes roast beef for Arby's domestic restaurants. The quality assurance employee inspects the roast beef for quality and uniformity. In addition, a laboratory at Arby's headquarters tests samples of roast beef periodically from franchisees. Each year, Arby's representatives conduct unannounced inspections of operations of a number of franchisees to ensure that Arby's policies, practices and procedures are being followed. Arby's field representatives also provide a variety of on-site consultative services to

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

franchisees. Arby's has the right to terminate franchise agreements if franchisees fail to comply with quality standards.

PROVISIONS AND SUPPLIES

     Five independent meat processors provide all of Arby's roast beef in the United States. Franchise operators are required to obtain roast beef from one of the five approved suppliers. ARCOP, Inc., a non-profit purchasing cooperative, negotiates contracts with approved suppliers on behalf of Arby's franchisees. Arby's believes that satisfactory arrangements could be made to replace any of the current roast beef suppliers, if necessary, on a timely basis.

     Franchisees may obtain other products, including food, beverage, ingredients, paper goods, equipment and signs, from any source that meets Arby's specifications and approval. Through ARCOP, Arby's franchisees purchase food, proprietary paper and operating supplies through national contracts employing volume purchasing.

TRADEMARKS

     We own numerous trademarks that are considered material to our business, including Snapple, Made From The Best Stuff On Earth, WhipperSnapple, Snapple Farms, Snapple Refreshers, Snapple Elements, Snapple Hydro, Mistic, Mistic Rain Forest Nectars, Fountain Classics, Mistic Italian Ice Smoothies, Sun Valley Squeeze, RC Cola, Diet RC, Cherry RC Cola, RC Edge, Royal Crown, Diet Rite, Nehi, Upper 10, Kick, Arby's, and T.J. Cinnamons. Mistic licenses the Fruit Blast trademark. Stewart's licenses the Stewart's trademark on an exclusive perpetual basis for soft drinks and considers it to be material to its business. In addition, we consider our finished product and concentrate formulae, which are not the subject of any patents, to be trade secrets.

     Many of our material trademarks are registered trademarks in the U.S. Patent and Trademark Office and various foreign jurisdictions. Registrations for trademarks in the United States will last indefinitely as long as the trademark owners continue to use and police the trademarks and renew filings with the applicable governmental offices. We have not been challenged in our right to use any of our material trademarks in the United States.

COMPETITION

BEVERAGES

     Our premium beverage products and soft drink concentrate products compete generally with all liquid refreshments and in particular with numerous nationally-known soft drinks, including Coca-Cola and Pepsi-Cola. We also compete with ready to drink brewed iced tea competitors, including Nestea Iced Tea, which is produced under a long-term license granted by Nestle S.A. to The Coca-Cola Company, and Lipton Original Iced Tea, which is distributed by a joint venture between PepsiCo, Inc. and Thomas J. Lipton Company, a subsidiary of Unilever Plc. We compete with other beverage companies not only for consumer acceptance but also for shelf space in retail outlets and for marketing focus by distributors, most of which also distribute other beverage brands. The principal methods of competition in the beverage industry include product quality and taste, brand advertising, trade and consumer promotions, marketing agreements including calendar marketing agreements, pricing, packaging and the development of new products.

     In recent years, the soft drink and restaurant businesses have experienced increased price competition resulting in significant price discounting throughout these industries. Price competition has been especially intense with respect to sales of soft drink products in supermarkets. This is the result of bottlers, in particular, competitive cola bottlers, granting significant discounts and allowances off wholesale prices to, among other things, maintain or increase market share in the supermarket segment. While the net impact of price discounting in the soft drink and restaurant industries cannot be quantified, these practices, if continued, could have an adverse impact on us.

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

     The Coca-Cola Company and PepsiCo, Inc. are also making increased use of exclusionary marketing agreements which prevent or limit the marketing and sale of competitive beverage products at various locations, including colleges, schools, and convenience and grocery store chains.

FRANCHISE RESTAURANT SYSTEM

     Arby's faces direct and indirect competition from numerous well-established competitors, including national and regional fast food chains, for example, McDonald's, Burger King and Wendy's. In addition, Arby's competes with locally owned restaurants, drive-ins, diners and other similar establishments. Key competitive factors in the quick service restaurant industry are price, quality of products, quality and speed of service, advertising, name identification, restaurant location and attractiveness of facilities.

     Many of the leading restaurant chains have focused on new unit development as one strategy to increase market share through increased consumer awareness and convenience. This has led operators to employ other strategies, including frequent use of price promotions and heavy advertising expenditures.

     Additional competitive pressures for prepared food purchases have come more recently from operators outside the restaurant industry. Several major grocery chains have begun offering fully prepared food and meals to go as part of their deli sections. Some of these chains also have added in-store cafes with service counters and tables where consumers can order and consume a full menu of items prepared especially for this portion of the operation.

     Many of our competitors have substantially greater financial, marketing, personnel and other resources than we do.

GOVERNMENTAL REGULATIONS

     The production and marketing of our beverages are governed by the rules and regulations of various federal, state and local agencies, including the United States Food and Drug Administration. The Food and Drug Administration also regulates the labeling of our products. In addition, our dealings with our bottlers and/or distributors may, in some jurisdictions, be governed by state laws governing licensor-licensee or distributor relationships.

     Various state laws and the Federal Trade Commission regulate Arby's franchising activities. The Federal Trade Commission requires that franchisors make extensive disclosure to prospective franchisees before the execution of a franchise agreement. Several states require registration and disclosure in connection with franchise offers and sales and have 'franchise relationship laws' that limit the ability of franchisors to terminate franchise agreements or to withhold consent to the renewal or transfer of these agreements. In addition, national, state and local laws affect Arby's ability to provide financing to franchisees. In addition, Arby's franchisees must comply with the Fair Labor Standards Act and the Americans with Disabilities Act, which requires that all public accommodations and commercial facilities meet federal requirements related to access and use by disabled persons, and various state laws governing matters that include, for example, minimum wages, overtime and other working conditions.

     We are not aware of any pending legislation that is likely to have a material adverse effect on our operations. We believe that the operations of our subsidiaries comply substantially with all applicable governmental rules and regulations.

ENVIRONMENTAL MATTERS

     We are governed by federal, state and local environmental laws and regulations concerning the discharge, storage, handling and disposal of hazardous or toxic substances. These laws and regulations provide for significant fines, penalties and liabilities, sometimes without regard to whether the owner or operator of the property knew of, or was responsible for, the release or presence of the hazardous or toxic substances. In addition, third parties may make claims against owners or operators of properties for personal injuries and property damage associated with

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

releases of hazardous or toxic substances. We cannot predict what environmental legislation or regulations will be enacted in the future or how existing or future laws or regulations will be administered or interpreted. We similarly cannot predict the amount of future expenditures which may be required to comply with any environmental laws or regulations or to satisfy any claims relating to environmental laws or regulations. We believe that our operations comply substantially with all applicable environmental laws and regulations. Based on currently available information and the current reserve levels, we do not believe that the ultimate outcome of any of the matters discussed below will have a material adverse effect on our consolidated financial position or results of operations. Please refer to the section of this prospectus entitled 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources.'

     In 1993, Royal Crown became aware of possible contamination from hydrocarbons in groundwater at two closed facilities. In 1994, hydrocarbons were discovered in the groundwater at a former Royal Crown distribution site in Miami, Florida. Remediation occurred at this site until September 23, 1998, at which point the remediation system was shut down. Since then, Royal Crown has been in a monitor-only phase, which lasted four quarters. Royal Crown has completed the monitor phase and performed a specific capacity test to identify spikes in one tested material which appeared in sampling during the second and third quarters. Royal Crown is evaluating alternatives for this site's further remediation. Royal Crown incurred $4,500 of remediation costs in the third quarter of 1999. Management estimates that total remediation costs in excess of amounts incurred through October 3, 1999 will be approximately $72,000 depending on the actual extent of the contamination. Additionally, in 1994 the Texas Natural Resources Conservation Commission approved the remediation of hydrocarbons in the groundwater by Royal Crown at its former distribution site in San Antonio, Texas. Remediation has been continuing at this site, and the March 26, 1999 quarterly ground water sampling indicated that all contaminants are below detection limits. The State will agree to closure of this site after two consecutive successful quarterly sampling events, with the system shut down. Operation of the system was therefore terminated on April 9, 1999. Costs related to quarterly sampling and decommissioning of the site are estimated at $24,400. Royal Crown has incurred actual costs of $936,000, in the aggregate, through October 3, 1999 for these matters.

SEASONALITY

     Our beverage and restaurant businesses are seasonal. In our beverage business, the highest revenues occur during the spring and summer, April through September. Accordingly, our second and third quarters reflect the highest revenues, and our first and fourth quarters have lower revenues, from our beverage business. The royalty revenues of our restaurant business are somewhat higher in our fourth quarter and somewhat lower in our first quarter. Accordingly, consolidated revenues will generally be highest during the second and third quarters of each year. Our EBITDA and operating profit are also highest during the second and third fiscal quarters of each year and lowest in the first fiscal quarter. This principally results from the higher beverage revenues in the second and third fiscal quarters while general and administrative expenses and depreciation and amortization, excluding amortization of deferred financing costs are generally recorded ratably in interim periods either as incurred or allocated to interim periods based on time expired. The first fiscal quarter is also lower due to advertising production costs which typically are higher in the first quarter in anticipation of the peak spring and summer beverage selling season and which are recorded the first time the related advertising takes place.

EMPLOYEES

     As of October 3, 1999, we had approximately 1,133 employees, including 921 salaried employees and 212 hourly employees. We believe that employee relations are satisfactory. As of October 3, 1999, approximately 49 of our employees were covered by various collective bargaining agreements expiring from time to time from the present through January 2002.

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

PROPERTIES

     We believe that our properties, taken as a whole, are generally well maintained and are adequate for our current and foreseeable business needs. We lease a majority of our properties.

     The following table describes information about the major plants and facilities of each of our business segments, as well as our corporate headquarters, as of October 3, 1999:

                                                                       APPROXIMATE
                                                                         SQ. FT.
                                                               LAND     OF FLOOR
      ACTIVE FACILITIES             FACILITIES-LOCATION        TITLE      SPACE
      -----------------             -------------------        -----      -----
Beverages....................  Concentrate Mfg: Columbus, GA  1 owned    216,000
                                 (including office)

                               Beverage Group Headquarters    1 leased    71,970
                                 White Plains, NY

                               Stewart's Headquarters         1 leased     4,200
                                 Denver, CO

                               Office/Warehouse Facilities    7 leased   656,000*
                                 (various locations)

Restaurants..................  Restaurant Group Headquarters  1 leased    47,300**
                                 Ft. Lauderdale, FL

------------

* Includes 180,000 square feet of warehouse space that is subleased to a third party.

** Royal Crown subleases approximately 3,500 square feet of this space from Arby's.

     Arby's also owns three and leases nine properties which are leased or sublet principally to franchisees and has leases for three inactive properties. Triarc Consumer Products Group's other subsidiaries also own or lease a few inactive facilities and undeveloped properties, none of which are material to our financial condition or results of operations.

     Substantially all of the properties used in the beverage business are pledged as collateral under secured debt arrangements. One property that Arby's owns is pledged to secure our credit facility. You should refer to the section of this prospectus entitled 'Description of Indebtedness -- Credit Facility.'

LEGAL PROCEEDINGS

     In October 1997, Mistic commenced an action against Universal Beverages Inc., a former Mistic co-packer, Leesburg Bottling & Production, Inc., an affiliate of Universal, and Jonathan O. Moore, an individual affiliated with the defendants, in the Circuit Court for Duval County, Florida. The action, which was subsequently amended to add additional defendants, sought, among other things, damages relating to the unauthorized sale by the defendants of raw materials, finished product and equipment that was owned by Mistic but in the possession of the defendants. In their answer, counterclaim and third party complaint, some defendants alleged various causes of action against Mistic, Snapple and Triarc Beverage Holdings. These defendants sought damages of $6 million relating to a purported breach by Snapple and Mistic of an alleged oral agreement to have Universal and/or Leesburg manufacture Snapple and Mistic products. They claimed that they were induced to enter into the alleged oral agreement by the false and negligent misrepresentations of Snapple and Mistic. These defendants also sought to recover various amounts totaling approximately $500,000 allegedly owed to Universal for co-packing and other services rendered. In July 1999, Mistic settled its claims against some defendants who had not asserted any counterclaims. In August, 1999, Mistic and the remaining defendants entered into a comprehensive settlement agreement which, among other things, provides for a dismissal with prejudice of all claims against Mistic, Snapple and TBHC. No payments by Mistic, Snapple or Triarc Beverage Holdings are required under the settlement agreement.

     On February 19, 1996, Arby's Restaurants S.A. de C.V., the master franchisee of Arby's in Mexico, commenced an action in the civil court of Mexico against Arby's for breach of contract.

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

The plaintiff alleged that a non-binding letter of intent dated November 9, 1994 between the plaintiff and Arby's constituted a binding contract under which Arby's had obligated itself to repurchase the master franchise rights from the plaintiff for $2.85 million and that Arby's had breached a master development agreement between the plaintiff and Arby's. Arby's commenced an arbitration proceeding since the franchise and development agreements each provided that all disputes arising under those agreements were to be resolved by arbitration. In September 1997, the arbitrator ruled that the November 9, 1994 letter of intent was not a binding contract and the master development agreement was properly terminated. The plaintiff challenged the arbitrator's decision and in March 1998, the civil court of Mexico ruled that the November 9, 1994 letter of intent was a binding contract and ordered Arby's to pay the plaintiff $2.85 million, plus interest and value added tax. In May 1997, the plaintiff commenced an action against Arby's in the United States District Court for the Southern District of Florida alleging that Arby's had engaged in fraudulent negotiations with the plaintiff in 1994-1995 to force the plaintiff to sell the master franchise rights for Mexico to Arby's cheaply and Arby's had tortiously interfered with an alleged business opportunity that the plaintiff had with a third party. Arby's has moved to dismiss that action. The parties have agreed to settle all the litigation including the Mexican court case to avoid the expense of continuing litigation and on December 4, 1998 entered into an agreement under which Arby's deposited $1.65 million in escrow. The escrowed funds were released to plaintiff on October 7, 1999 when the parties executed a settlement agreement pursuant to which all proceedings were dismissed with prejudice. Pursuant to the settlement, plaintiff will continue to be an Arby's franchise and, among other things, will be entitled to $150,000 in credits against future royalties and other fees as well as the right to open four additional stores without paying initial franchise fees.

     Other matters have arisen in the ordinary course of our business and it is our opinion that the outcome of any of these matters will not have a material adverse effect on our financial condition or results of operations.

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

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Our executive officers and managers are as follows.

NAME                                        AGE                OFFICE OR POSITION HELD
----                                        ---                -----------------------
Nelson Peltz..............................  57    Manager; Chairman and Chief Executive Officer
Peter W. May..............................  57    Manager; President and Chief Operating Officer
John L. Barnes, Jr. ......................  52    Manager; Executive Vice President and Chief
                                                  Financial Officer
Eric D. Kogan.............................  36    Manager; Executive Vice President -- Corporate
                                                  Development
Brian L. Schorr...........................  41    Manager; Executive Vice President, General Counsel
                                                  and Assistant Secretary
Michael Weinstein.........................  51    Chief Executive Officer of the Triarc Beverage
                                                  Group
Ernest J. Cavallo.........................  66    President and Chief Operating Officer of the
                                                  Triarc Beverage Group
John L. Belsito...........................  39    Senior Vice President of the Triarc Beverage Group
                                                  and President of Royal Crown Company, Inc.
Jonathan P. May...........................  33    Chief Executive Officer of the Triarc Restaurant
                                                  Group
Michael C. Howe...........................  47    President and Chief Operating Officer of the
                                                  Triarc Restaurant Group
Francis T. McCarron.......................  42    Senior Vice President -- Taxes
Anne A. Tarbell...........................  41    Senior Vice President -- Corporate Communications
                                                  and Investor Relations
Stuart I. Rosen...........................  40    Vice President and Associate General Counsel, and
                                                  Secretary
Fred H. Schaefer..........................  55    Vice President and Chief Accounting Officer

     Nelson Peltz. Mr. Peltz has been a manager and Chairman and Chief Executive Officer of Triarc Consumer Products Group since its formation. Mr. Peltz has been a director and Chairman and Chief Executive Officer of Triarc Parent since April 1993. Since then, he has also been a director and Chairman of the Board and Chief Executive Officer of several of Triarc Parent's subsidiaries. He is also a general partner of DWG Acquisition Group, L.P., whose principal business is ownership of securities of Triarc Parent. From its formation in January 1989 to April 1993, Mr. Peltz was Chairman and Chief Executive Officer of Trian Group, Limited Partnership, which provided investment banking and management services for entities controlled by Mr. Peltz and Mr. May. From 1983 to December 1988, he was Chairman and Chief Executive Officer and a director of Triangle Industries, Inc., which, through wholly owned subsidiaries, was, at that time, a manufacturer of packaging products, copper electrical wire and cable and steel conduit and currency and coin handling products. Mr. Peltz has also served as a director of MCM Capital Group, Inc. since February 1998.

     Peter W. May. Mr. May has been a manager and President and Chief Operating Officer of Triarc Consumer Products Group since its formation. Mr. May has been a director and President and Chief Operating Officer of Triarc Parent since April 1993. Since then, he has also been a director and President and Chief Operating Officer of several Triarc Parent's subsidiaries. He is also a general partner of DWG Acquisition. From its formation in January 1989 to April 1993, Mr. May was President and Chief Operating Officer of Trian Group. He was President and Chief Operating Officer and a director of Triangle Industries from 1983 until December 1988. Mr. May has also served as a director of Ascent Entertainment Group, Inc. since June 1999 and of MCM Capital Group, Inc. since February 1998. Mr. May is the father of Jonathan P. May.

     John L. Barnes, Jr. Mr. Barnes has been a manager and Executive Vice President and Chief Financial Officer of Triarc Consumer Products Group since its formation. Mr. Barnes has been Executive Vice President and Chief Financial Officer of Triarc Parent since March 10, 1998 and previously was Senior Vice President and Chief Financial Officer of Triarc Parent since August 1996. From April 1996 to August 1996, Mr. Barnes was a Senior Vice President of Triarc Parent. Before April 1996, Mr. Barnes had served as Executive Vice President and Chief Financial Officer

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

of Graniteville Company, which had been owned by Triarc Parent until April 1996, for more than five years.

     Eric D. Kogan. Mr. Kogan has been a manager and Executive Vice President Corporate Development of Triarc Consumer Products Group since its formation. Mr. Kogan has been Executive Vice President -- Corporate Development of Triarc Parent since March 10, 1998 and previously was Senior Vice
President -- Corporate Development of Triarc Parent since March 1995. Before March 1995, Mr. Kogan was Vice President -- Corporate Development of Triarc Parent since April 1993. Before joining Triarc Parent, Mr. Kogan was a Vice President of Trian Group from September 1991 to April 1993 and an associate in the mergers and acquisitions group of Farley Industries, an industrial holding company, from 1989 to August 1991. Mr. Kogan has served as a director of MCM Capital Group, Inc. since February 1998.

     Brian L. Schorr. Mr. Schorr has been a manager and Executive Vice President and General Counsel of Triarc Consumer Products Group since its formation. Mr. Schorr has been Executive Vice President and General Counsel of Triarc Parent and several of its subsidiaries since June 1994. Previously, Mr. Schorr was a partner of Paul, Weiss, Rifkind, Wharton & Garrison, a law firm which he joined in 1982 and from June 1994 through April 1995 he was Of Counsel to that firm in connection with limited liability company and limited liability partnership matters. That firm provides legal services to Triarc Parent and its subsidiaries.

     Michael Weinstein. Mr. Weinstein has been Chief Executive Officer of the Triarc Beverage Group and Royal Crown since October 1996. Mr. Weinstein has also served as Chief Executive Officer of Snapple since it was acquired by Triarc Parent in May 1997 and of Mistic since it was acquired by Triarc Parent in August 1995. Before August 1995, he was president of Liquid Logic, a private beverage consulting business he founded in 1994. From 1981 until the end of 1993, he served in various executive capacities at A&W Brands, Inc., lastly as President/Chief Operating Officer. From 1978 to 1981, he was a Vice President at Kenyon & Eckhardt Advertising. He began his career at Pepsi-Cola Company, where he held various sales and marketing positions from 1972 to 1978.

     Ernest J. Cavallo. Mr. Cavallo has served as President and Chief Operating Officer of the Triarc Beverage Group since April 1997 and of Snapple since May 1997. Mr. Cavallo has also served as President of Mistic since August 1995 and as the Chief Operating Officer of Mistic since November 1996. From August 1995 to November 1996, Mr. Cavallo served as Chief Financial Officer of Mistic. From June 1994 until August 1995, Mr. Cavallo was Senior Vice President and Chief Financial Officer of Joseph Victori Wines, the predecessor company of Mistic. From 1985 to 1994, Mr. Cavallo served in various positions with A&W Brands, Inc., including three years as Executive Vice President and Chief Financial Officer. From 1976 to 1985, Mr. Cavallo was an officer and Assistant Comptroller with Exxon Corporation and from 1971 to 1976, Mr. Cavallo was a management consultant with KPMG Peat Marwick.

     John L. Belsito. Mr. Belsito has been Senior Vice President of the Triarc Beverage Group and President of Royal Crown since August 1998. Before 1998, Mr. Belsito served as Vice President -- Corporate Development of Cadbury Beverages Inc. From 1995 to 1997, he served as Senior Vice President -- Franchising of Dr Pepper/7-Up Inc. From 1994 to 1995, Mr. Belsito served as Vice
President -- Franchising of Cadbury Beverages, North America. From 1993 to 1994, he served as Vice President -- Field Marketing at Schweppes USA.

     Jonathan P. May. Mr. May has been Chief Executive Officer of the Triarc Restaurant Group since July 1999. From 1996 to July 1999, Mr. May was Vice President, Concept Development of the Triarc Restaurant Group. From 1995 to 1996, Mr. May was Vice President, Worldwide Planning of the Triarc Restaurant Group. Previously, Mr. May was Director, Corporate Development of Trian Group and Triarc Parent from 1993 to 1995. Mr. May is the son of Peter W. May.

     Michael C. Howe. Mr. Howe has been President and Chief Operating Officer of the Triarc Restaurant Group since July 1999. Mr. Howe was a member of the Office of the Chief Executive of the Triarc Restaurant Group from April 1999 to
July 1999. Mr. Howe has also served as the Senior Vice President, Operations of the Triarc Restaurant Group since 1997. From 1995 to 1997, Mr. Howe served in various senior capacities for the Triarc Restaurant Group. From 1993 to 1995, Mr. Howe served in various senior capacities at KFC International, including Vice President, Restaurant Services and Support during 1995.

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

     Francis T. McCarron. Mr. McCarron has been Senior Vice President -- Taxes of Triarc Consumer Products Group since its formation. Mr. McCarron has been Senior Vice President -- Taxes of Triarc Parent since April 1993. He has also been Senior Vice President -- Taxes of several of Triarc Parent's subsidiaries, since April 1993. Previously, he was Vice President -- Taxes of Trian Group from its formation in January 1989 to April 1993. He joined Triangle Industries in February 1987 and served as Director of Tax Planning & Research until December 1988.

     Anne A. Tarbell. Ms. Tarbell has been Senior Vice President -- Corporate Communications and Investor Relations of Triarc Consumer Products Group since its formation. Ms. Tarbell has been Senior Vice President -- Corporate Communications of Triarc Parent since May 1998. From June 1995 to April 1998, Ms. Tarbell was Vice President and Director -- Investor Relations of ITT Corporation and served as Assistant Director -- Investor Relations of ITT Corporation from August 1991 to May 1995. Ms. Tarbell also served as Vice President and Director -- Investor Relations of Chemical Banking Corporation from February 1988 to July 1991.

     Stuart I. Rosen. Mr. Rosen has been Vice President and Associate General Counsel, and Secretary of Triarc Consumer Products Group since its formation. Mr. Rosen has been Vice President and Associate General Counsel, and Secretary of Triarc Parent and several of its subsidiaries since August 1994. Previously, he was associated with Paul, Weiss, Rifkind, Wharton & Garrison since 1985.

     Fred H. Schaefer. Mr. Schaefer has been Vice President and Chief Accounting Officer of Triarc Consumer Products Group since its formation. Mr. Schaefer has been Vice President and Chief Accounting Officer of Triarc Parent since April 1993. He has also been Vice President and Chief Accounting Officer of several of Triarc Parent's subsidiaries, since April 1993. Previously, he was Vice President and Chief Accounting Officer of Trian Group from its formation in January 1989 to April 1993. Mr. Schaefer joined Triangle Industries in 1980 and served in various capacities in the accounting department, including Vice President -- Financial Reporting, until December 1988.

     The term of office of each manager is until his or her successor is elected and qualified or until his or her prior death, resignation or removal. The term of office of each executive officer is until the organizational meeting of the board of managers next succeeding that officer's election and until his or her successor is elected and qualified or until his or her prior death, resignation or removal.

AGREEMENTS REGARDING BOARD OF DIRECTORS POSITIONS

     The employment agreements for Michael Weinstein and Ernest Cavallo provide that Snapple shall take steps so that Mr. Weinstein and Mr. Cavallo, as the case may be, will be elected as a member of the board of directors of Triarc Beverage Holdings as long as (1) Triarc Beverage Holdings, Snapple and Mistic remain separate legal entities and (2) Mr. Weinstein and Mr. Cavallo, as the case may be, remains an employee of Snapple and an officer of Triarc Beverage Holdings and Mistic.

EXECUTIVE COMPENSATION

     All of our executive officers and managers are compensated directly by us or our subsidiaries under existing employment arrangements or agreements except for Messrs. Peltz, May, Barnes, Kogan, Schorr, McCarron, Rosen and Schaefer and Ms. Tarbell. These named persons will be compensated by Triarc Parent for services provided to Triarc Parent under existing employment arrangements or agreements with Triarc Parent and will receive no additional cash compensation from us or any of our subsidiaries. Triarc Parent will provide the services of those persons to us for a fee under two management services agreements that we have entered into with it. See 'Certain Relationships and Related
Transactions -- Management Services Agreements.' In addition, some members of our management and our subsidiaries' management, including the persons mentioned above, are participants in the Triarc Beverage Holdings Corp. 1997 Stock Option Plan in recognition of services performed by those persons for the Triarc Beverage Group and may be eligible in the future to participate in plans involving the equity of our subsidiaries.

     The following table provides compensation information for our Chief Executive Officer, our President and Chief Operating Officer and the five other executive officers who were the most highly compensated for our fiscal year ended January 3, 1999. These officers are referred to as

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

named executive officers. All of the information described in this table reflects compensation earned by the named executive officers for services rendered to Triarc Parent and its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                              ANNUAL COMPENSATION                        LONG TERM COMPENSATION
                                  -------------------------------------------   -----------------------------------------
                                                                                   AWARDS        PAYOUTS
                                                                                ------------   -----------
                                                                                 SECURITIES
                                                                 OTHER ANNUAL    UNDERLYING                   ALL OTHER
                                                                 COMPENSATION   OPTIONS/SARS      LTIP       COMPENSATION
  NAME AND PRINCIPAL POSITION     YEAR   SALARY($)   BONUS($)        ($)           (#)(1)      PAYMENTS($)       ($)
  ---------------------------     ----   ---------   --------    ------------   ------------   -----------   ------------
Nelson Peltz ...................  1998          1(2)    --         329,067(9)      26,000(13)     --            --
  Chairman and Chief Executive    1997          1(2)    --         429,872(9)     150,000         --            --
  Officer                         1996          1(2) 2,000,000(3)   339,490(9)    175,000         --            --

Peter W. May ...................  1998          1(2)    --         134,173(10)     13,000(13)     --            --
  President and Chief Operating   1997          1(2)    --         153,288(10)    100,000         --            --
  Officer                         1996          1(2) 1,000,000(3)   164,469(10)   125,000         --            --

Roland C. Smith* ...............  1998    381,250      360,000            (11)     50,000        335,000         4,000(14)
  Former President and Chief      1997    317,552      270,000            (11)     50,000         --             3,200(14)
  Executive Officer of Triarc     1996    222,917      175,000            (11)     35,000         --             1,500(14)
  Restaurant Group

John L. Barnes, Jr. ............  1998    300,000      585,000(4)          (11)    50,000         --             7,200(14)
  Executive Vice President and    1997    300,000      650,000(4)          (11)     6,600(13)     --             6,400(14)
  Chief Financial Officer         1996    271,554      970,000(5)   269,893(12)    50,000         28,667         8,187(15)
                                                                                  150,000

Eric D. Kogan ..................  1998    289,583      595,417(4)          (11)    50,000         --             7,200(14)
  Executive Vice President --     1997    250,000      700,000(4)          (11)     6,600(13)     --             6,400(14)
  Corporate Development           1996    250,000      450,000(6)          (11)    50,000         69,000         5,250(14)
                                                                                  150,000

Brian L. Schorr ................  1998    312,500      585,000(4)          (11)    50,000         --            11,187(16)
  Executive Vice President and    1997    312,500      650,000(4)(7)          (11)     6,600(13)    --          10,387(16)
  General Counsel                 1996    312,500      450,000(6)          (11)    50,000         57,500         7,115(16)
                                                                                  120,000

Michael Weinstein ..............  1998    500,000      225,000            (11)     10,000         --             5,600(14)
  Chief Executive Officer of      1997    458,333    2,250,000(8)          (11)    21,000(13)     --             4,000(14)
  Triarc Beverage Group           1996    275,000      125,000            (11)     25,000         --             3,750(14)

------------

* Mr. Smith resigned effective May 7, 1999 as President and Chief Executive Officer of the Triarc Restaurant Group.

 (1) Except as otherwise noted, all stock option grants were made under Triarc Parent's 1993 Equity Participation Plan and Triarc Parent's 1998 Equity Participation Plan.

 (2) Reflects entire salary paid by Triarc Parent and its subsidiaries, including Triarc Consumer Products Group.

 (3) Represents special bonuses paid to Messrs. Peltz and May in connection with completed transactions. Mr. Peltz's bonus was paid one-half in August 1996 and one-half in March 1997.

 (4) Includes special bonuses paid by Triarc Parent to each of Messrs. Barnes, Kogan and Schorr in connection with completed transactions.

 (5) Includes a one-time special payment of $890,000 paid in 1996 to Mr. Barnes in his capacity as Executive Vice President and Chief Financial Officer of Triarc Parent's textile business in connection with the sale of that business in April 1996. In March 1997, Mr. Barnes received additional stock options instead of a cash bonus that might otherwise have been granted to him at the time with respect to fiscal 1996. Those stock options are included under the heading 'Long Term Compensation -- Securities Underlying Options/SARs.'

 (6) Includes special bonuses paid to each of Messrs. Kogan and Schorr in 1996 in connection with completed transactions. In March 1997, each of Messrs. Kogan and Schorr received additional stock options instead of a cash bonus that might otherwise have been granted to them at that time with respect to fiscal 1996. Those stock options are included under the heading 'Long Term Compensation -- Securities Underlying Options/SARs.'

 (7) This amount constitutes Mr. Schorr's aggregate bonus with respect to fiscal 1997, $600,000 of which was paid in January 1998 as an advance against the bonus, with the balance being paid in March 1998.
                                              (footnotes continued on next page)

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

(footnotes continued from previous page)

 (8) Includes, as consideration for Mr. Weinstein's added responsibilities in connection with the reorganization of the Triarc Beverage Group, the acquisition of Snapple and the cancellation of stock appreciation rights relating to shares of Mistic common stock, a special payment of $2,000,000 that Mr. Weinstein is eligible to receive if this amount vests. Of this amount, $1,000,000 vested as of July 1, 1997, $333,333 vested on each of January 2, 1998 and 1999 and $333,333 will vest on January 2, 2000. For additional information, please refer to the section of this prospectus entitled 'Employment Agreements -- Michael Weinstein.'

 (9) Includes imputed income of $266,837 in fiscal 1998, $233,856 in fiscal 1997 and $255,668 in fiscal 1996, each arising out of the use of corporate aircraft.

(10) Includes imputed income of $77,138 in fiscal 1998, $85,841 in fiscal 1997, and $98,729 in fiscal 1996, each arising out of the use of corporate aircraft. Also included are fees of $40,000 paid by Triarc Parent on behalf of Mr. May for tax and financial planning services in each of fiscal 1998, 1997 and 1996.

(11) Perquisites and other personal benefits did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported under the headings of 'Salary' and 'Bonus.'

(12) Includes a payment of $111,500 made to Mr. Barnes in his capacity as Executive Vice President and Chief Financial Officer of Triarc Parent's textile business in connection with the sale of that business in April 1996, and relocation related costs of $154,018.

(13) Represents grants of options made under the Triarc Beverage Holdings Corp. 1997 Stock Option Plan.

(14) Represents amounts contributed to 401(k) plan by Triarc Parent, Arby's, in the case of Mr. Smith, and Mistic, in the case of Mr. Weinstein, on behalf of the named executive officer.

(15) Represents amounts contributed to 401(k) plan by Triarc Parent of $5,250 for 1996 and by Graniteville Company of $2,937 in 1996.

(16) Includes $7,200 in fiscal 1998, $6,400 in fiscal 1997 and $3,128 in fiscal 1996 contributed to 401(k) plan by Triarc Parent on behalf of Mr. Schorr. Also includes $3,987 in fiscal 1998, fiscal 1997 and fiscal 1996 of other compensation paid by Triarc Parent in an amount equal to premiums for term life insurance in each of those years.

EMPLOYMENT AGREEMENTS

     The following are summaries of the material terms of employment agreements with the named executive officers of Triarc Parent, other than Mr. Smith who resigned effective May 7, 1999, to which we are parties. You should be aware that these summaries are not a complete description of these agreements.

     Nelson Peltz and Peter W. May. Since April 1993, Nelson Peltz and Peter W. May have been serving Triarc Parent as its Chairman and Chief Executive Officer and its President and Chief Operating Officer, respectively. Under the terms of their original employment and compensation arrangements, which expired by their terms in April 1999, each of them received an annual base salary of $1.00. In addition, Messrs. Peltz and May participated in the incentive compensation and welfare and benefit plans made available to Triarc Parent's corporate officers. Triarc Parent is currently negotiating new long term employment and compensation arrangements with Messrs. Peltz and May. Under the agreements, which will have 5 year terms, subject to automatic renewal, Messrs. Peltz and May will receive annual base salaries of $1,400,000 and $1,200,000, respectively. In addition, the new employment agreements will provide, among other things, that Mr. Peltz and Mr. May are eligible to: participate in the 1999 Executive Bonus Plan; receive discretionary bonuses, as may be awarded from time to time; participate in equity based incentive plans of Triarc Parent and its subsidiaries; and participate in the incentive compensation and welfare and benefit plans made available to Triarc Parent corporate officers.

     In April 1994, Messrs. Peltz and May were granted performance stock options for an aggregate of 3,500,000 shares of Triarc Parent's class A common stock. These options were granted instead of base salary, annual performance bonus and long term compensation for a six-year period

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

which expired in April 1999. The performance stock options have an exercise price of $20.125 per share and vest and become exercisable as follows:

          (1) if the closing price of a share of class A common stock is at least $27.1875, approximately 135% of the exercise price, for 20 out of 30 consecutive trading days ending on or before March 30, 1999, each option will vest and become exercisable for one third of the shares covered by the option (the stock price required for such accelerated vesting was not met);

          (2) if the closing price of a share of class A common stock is at least $36.25, approximately 180% of the exercise price, for 20 out of 30 consecutive trading days ending on or before March 30, 2000, each option will vest and become exercisable for one third of the shares covered by the option; and

          (3) if the closing price of a share of class A common stock is at least $45.3125, approximately 225% of the exercise price, for 20 out of the 30 consecutive trading days ending on or before March 30, 2001, the option will vest and become exercisable for one third of the shares covered by the option.

     In addition to early vesting if the above closing price levels are attained, these options will vest on October 21, 2003, nine years and six months from the date of grant, and expire on April 21, 2004, ten years from the date of grant.

     John L. Barnes, Jr. Triarc Parent entered into an employment agreement dated as of April 29, 1996, as amended, with John L. Barnes, Jr. providing for the employment of Mr. Barnes as Executive Vice President and Chief Financial Officer of Triarc Parent for a term ending June 29, 2000, unless otherwise terminated as provided in his employment agreement. Mr. Barnes was promoted to Executive Vice President effective March 10, 1998. Under Mr. Barnes' employment agreement, Mr. Barnes was named Chief Financial Officer of Triarc Parent in August 1996. Mr. Barnes receives an annual base salary of $300,000 per year, which may be increased but not decreased from time to time. In addition, Mr. Barnes is eligible to receive annual cash bonuses and stock option awards on a basis comparable to other senior executives of Triarc Parent.

     If Mr. Barnes' employment with Triarc Parent is terminated before June 29, 2000 without good cause, Mr. Barnes' employment agreement provides that Triarc Parent will pay Mr. Barnes:

          (1) a lump sum within thirty days of the date of his termination equal to one-half of his then current base salary that would otherwise have been payable to him through June 29, 2000, and

          (2) commencing six months after the date of his termination a sum equal to one-half of his annual base salary in effect on the date of termination that would otherwise have been paid to him from the date of termination through June 29, 2000, this amount to be payable semi-monthly through June 29, 2000.

     Mr. Barnes will also be reimbursed for any loss on the sale of his home, up to $150,000 and will be eligible for specified relocation expenses if his employment is terminated without cause or Triarc Parent does not renew the Barnes Employment Agreement at the end of its term. In addition, if Mr. Barnes' employment is terminated without cause, each stock option granted to him which had not vested as of the termination date will vest immediately as of that date and each stock option which has vested before or as of the termination date may be exercised by Mr. Barnes within the earlier of one year or on the date the option expires.

     Mr. Barnes' employment agreement further provides that if a change of control under the agreement occurs, Triarc Parent is obligated to employ Mr. Barnes as an Executive Vice President, and he is obligated to accept and continue in the employment under his agreement until the first anniversary of the change in control. Mr. Barnes has the right to resign as an officer and employee of Triarc Parent effective as of the first anniversary of the change of control by giving written notice to Triarc Parent not less than thirty days before the date of his resignation. Mr. Barnes also has the right to receive payments and other benefits as to which he would have been entitled had Triarc Parent terminated his employment without good cause.

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

     Brian L. Schorr. On June 29, 1994, Triarc Parent entered into an employment agreement with Brian L. Schorr providing for the employment of Mr. Schorr as Executive Vice President and General Counsel of Triarc Parent. Mr. Schorr's employment agreement expires on June 29, 2000. Mr. Schorr's employment agreement provides for an annual base salary of $312,500, which may be increased but not decreased. Mr. Schorr is also eligible to receive annual incentive bonuses. Mr. Schorr's employment agreement also provides that if Mr. Schorr dies during the term of the agreement, his legal representative will be entitled to receive a base amount per year calculated at a rate equal to the sum of (1) Mr. Schorr's then current base salary plus (2) $250,000, for the remaining term of the agreement, if Triarc Parent is able to procure, at a reasonable rate, term insurance on Mr. Schorr's life to pay this obligation, or if Triarc Parent is not able to obtain satisfactory insurance, an amount calculated at the annual rate of the amount described above for the three-month period following Mr. Schorr's death. Triarc Parent obtained insurance to fund this obligation at an annual premium of approximately $3,000. Triarc Parent has transferred ownership of the insurance policy to a trust established by Mr. Schorr and Mr. Schorr has given up certain rights to have Triarc Parent pay the base amount after his death.

     Under Mr. Schorr's employment agreement, if Mr. Schorr's employment terminates for any reason other than cause under the agreement, options and restricted stock awards previously granted to Mr. Schorr will immediately vest in their entirety and remain exercisable for a period of one year following the date of termination. Mr. Schorr's employment agreement also provides that if Triarc Parent terminates Mr. Schorr's employment without cause, Mr. Schorr will receive a lump sum payment, discounted to present value, in an amount equal to:

          (1) all base salary amounts due for the year of termination and for each remaining year of employment under his agreement plus

          (2) an amount equal to the number of years of Mr. Schorr's employment agreement multiplied by $250,000.

     Mr. Schorr's employment agreement further provides that at the option of Mr. Schorr, the agreement will be deemed to have been terminated by Triarc Parent without cause following a change in control.

     Michael Weinstein. Snapple and Mistic entered into an amended and restated employment agreement, effective as of June 1, 1997, with Michael Weinstein, providing for the employment of Mr. Weinstein as the Chief Executive Officer of Triarc Beverage Holdings, Snapple, Mistic and Royal Crown. The term of employment will continue until January 2, 2001, unless otherwise terminated as provided in the agreement. Mr. Weinstein's employment agreement is automatically renewed for additional one year periods unless either Mr. Weinstein or Snapple elect, upon 180 days' notice, not to renew. Mr. Weinstein receives an annual base salary of $500,000, and is eligible to receive an annual cash incentive bonus and future grants of options to purchase shares of class A common stock of Triarc Parent. Mr. Weinstein will also receive a special payment in the aggregate amount of $2,000,000, if it vests, on January 2, 2000. One million dollars of the special payment vested as of July 1, 1997, $333,333 vested on each of January 2, 1998 and 1999, and $333,333 will vest on January 2, 2000. If Mr. Weinstein voluntarily leaves the employment of Snapple during the term of his employment agreement, or upon his death or termination of employment due to disability, he will be entitled to receive on January 2, 2000 only that portion of the special payment that has vested at the time of termination, death or disability. If any of the events described in the immediately preceding sentence occur, the stock option to purchase 15,000 shares of class A common stock of Triarc Parent granted to Mr. Weinstein on August 9, 1995 will also terminate.

     Mr. Weinstein is also entitled to participate in any insurance, including life, disability, medical and dental, vacation, pension and retirement plans and to receive any other employee benefits and perquisites made generally available by Snapple to its senior officers. In addition, Mr. Weinstein is entitled to a monthly automobile allowance in the amount of $900.

     If Mr. Weinstein's employment is terminated by Snapple for good cause, the special payment will be forfeited in its entirety, whether vested or not. In the event Snapple terminates Mr.

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Weinstein's employment without good cause, Mr. Weinstein's employment agreement provides that he will receive an amount equal to the sum of:

          (1) the greater of:

             (a) his base salary for one year, and

             (b) the entire amount of base salary that would be payable to Mr. Weinstein under his employment agreement through the last day of the then current term, plus any earned but unpaid base salary, vacation or annual bonus in respect of a prior year owing to Mr. Weinstein accrued before the termination,

          (2) Mr. Weinstein's annual bonus for the year in which the termination occurs, and

          (3) the full amount of the special payment.

In addition, Mr. Weinstein's option to purchase 15,000 shares of class A common stock of Triarc Parent will vest immediately as of the date of his termination and may be exercised by Mr. Weinstein within the earlier of one year from the date of termination or on the date the option expires. Mr. Weinstein's employment agreement also provides that in the event of a change in control, Mr. Weinstein may terminate his employment with Snapple within 12 months following the change in control, if he does so because of any substantial diminution of his title, duties, or responsibilities, or any material reduction in compensation, and will be entitled to receive the same payments that he would have been entitled to receive had his employment been terminated without good cause.

     Mr. Weinstein's employment agreement also contains confidentiality provisions that prohibit him from disclosing confidential information relating to Snapple, its subsidiaries or its affiliated companies during the term of his employment agreement and for a period of four years afterwards. In addition, the agreement contains non-competition provisions that prohibit Mr. Weinstein from competing in the premium or carbonated beverage business for a period of 18 months following the termination of his employment for cause or his voluntary resignation before the last day of his term of employment.

COMPENSATION OF MANAGERS

     Members of Triarc Consumer Products Group's board of managers, the board of managers of subsidiaries of Triarc Consumer Products Group's and the board of directors of subsidiaries of Triarc Consumer Products Group's who are officers of Triarc Parent or its subsidiaries will not be additionally compensated for their activities in these capacities.

INDEMNIFICATION OF OFFICERS, MANAGERS AND DIRECTORS

     Triarc Consumer Products Group's limited liability company operating agreement provides that the member will have no liability for the obligations or liabilities of Triarc Consumer Products Group, unless otherwise provided in the Delaware Limited Liability Company Act. The Delaware Limited Liability Company Act provides that, with exceptions, the debts, obligations and liabilities of a limited liability company shall be solely the debts, obligations and liabilities of the limited liability company, and no member or manager of a limited liability company shall be obligated personally for any debt, obligation or liability solely by reason of being a member or acting as a manager.

     Triarc Consumer Product Group's operating agreement also provides protections against liabilities to a member, any manager or related parties, and any officer, employee or expressly authorized agent of Triarc Consumer Products Group or its affiliates. None of these persons will be liable to Triarc Consumer Products Group or any other of these persons for any liability resulting from any act or omission performed or omitted in good faith on behalf of Triarc Consumer Products Group and in a manner reasonably believed to be within the scope of authority conferred on that person by the operating agreement, unless the loss, damage or claim resulted from that person's gross negligence or willful misconduct. These persons will be fully protected in relying in good faith on the records of Triarc Consumer Products Group and on

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information, opinions, reports or statements presented to Triarc Consumer
Products Group by others as to matters reasonably believed to be within the professional or expert competence of the providing person or entity that has been selected with reasonable care.

     Triarc Beverage Holdings' certificate of incorporation and by-laws provide that Triarc Beverage Holdings will, to the extent not prohibited by law, indemnify any person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding because that person is or was a director or officer of Triarc Beverage Holdings, or is or was serving in a capacity at the request of Triarc Beverage Holdings as a director or officer of another corporation or other entity, against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses, including attorneys' fees and disbursements. Persons who are not directors or officers of Triarc Beverage Holdings may be similarly indemnified for service to Triarc Beverage Holdings or to another entity at the request of Triarc Beverage Holdings to the extent the board of directors of Triarc Beverage Holdings specifies that these persons are entitled to these benefits.

     Triarc Beverage Holdings's certificate of incorporation limits the personal liability of directors of Triarc Beverage Holdings to the fullest extent permitted by paragraph (7) of subsection (b) of section 102 of the Delaware General Corporation Law. Section 102(b)(7) of the Delaware General Corporation Law permits the elimination or limitation of directors' personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for:

          (1) any breach of the director's duty of loyalty to the corporation or its stockholders,

          (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law,

          (3) actions relating to unlawful payments of dividends or unlawful stock repurchase or redemptions, and

          (4) any transaction from which the director derived an improper personal benefit.

     The effect of these provisions is to eliminate the rights of Triarc Consumer Products Group and Triarc Beverage Holdings, and their members and stockholders, to recover monetary damages against a manager or director for breach of the fiduciary duty of care as a manager or director, including breaches resulting from negligent or grossly negligent behavior, except in the situations described above.

     Each of Triarc Consumer Products Group and Triarc Beverage Holdings also enters into indemnification agreements with its, and some of its subsidiaries', managers, directors and officers, as the case may be, indemnifying them to the fullest extent permitted by law against liability, including related expenses, they may incur in their capacity as directors, managers, officers, employees, trustees, agents or fiduciaries of Triarc Consumer Products Group or Triarc Beverage Holdings, as the case may be, and/or their subsidiaries or any liability relating to their service in any such capacity, at the request of Triarc Consumer Products Group or Triarc Beverage Holdings for other corporations or entities. The indemnification agreements are meant to provide specific contractual assurance that the indemnification provided by Triarc Consumer Products Group or Triarc Beverage Holdings under their organizational documents or directors' and officers' liability insurance will be available regardless of changes to their organizational documents or any acquisition transactions relating to their organizational documents. The indemnification agreements do not provide indemnification:

          (1) for the return by the indemnitee of any illegal remuneration paid to him or her,

          (2) for any profits payable by the indemnitee to Triarc Consumer Products Group or Triarc Beverage Holdings under Section 16(b) of the Securities Exchange Act,

          (3) for any liability resulting from the indemnitee's knowingly fraudulent, dishonest or willful misconduct,

          (4) for any amount the payment of which is not permitted by applicable law,

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

          (5) for any liability resulting from conduct producing unlawful personal benefit,

          (6) if a final court adjudication determines that indemnification is not lawful, or

          (7) to the extent indemnification has been provided by Triarc Consumers Products Group or Triarc Beverage Holdings under their organizational documents or directors and officers liability insurance.

     Determination as to whether an indemnitee is entitled to be paid under the indemnification agreements may be made by the majority vote of a quorum of disinterested directors or managers, as the case may be, of Triarc Consumer Products Group or Triarc Beverage Holdings, independent legal counsel selected by the managers of Triarc Consumer Products Group or directors of Triarc Beverage Holdings, as the case may be, a majority of disinterested members of Triarc Consumer Products Group or stockholders of Triarc Beverage Holdings or by a final adjudication of a court of competent jurisdiction. If Triarc Consumer Products Group or Triarc Beverage Holdings undergo a change of control under the indemnification agreements all such determinations are to be made by special independent counsel selected by the indemnitee and approved by Triarc Consumer Products Group or Triarc Beverage Holdings, as the case may be, which approval may not be unreasonably withheld. Triarc Consumer Products Group or Triarc Beverage Holdings will pay the reasonable fees and expenses of the special independent counsel. An indemnitee may be able to require Triarc Consumer Products Group or Triarc Beverage Holdings to establish a trust fund to assure that funds will be available to pay any amounts which may be due to an indemnitee under an indemnification agreement.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Triarc Consumer Products Group and Triarc Beverage Holdings pursuant to the foregoing provisions, Triarc Consumer Products Group and Triarc Beverage Holdings have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CASH INCENTIVE PLANS

     The Triarc Beverage Group and the Triarc Restaurant Group have annual cash incentive plans and the Triarc Restaurant Group has a mid-term cash incentive plan for executive officers and key employees.

     Each annual incentive plan is designed to provide annual incentive awards to participants, with amounts payable being linked to whether the applicable company has met specified pre-determined financial goals and the performance of the participant during the preceding year. Under each annual incentive plan, participants may receive awards of a specified percentage of their then current base salaries, which percentage varies depending upon the level of seniority and responsibility of the participant. The percentages are set by the company's management in consultation with management of Triarc Parent. The board of directors of each company, in consultation with management of Triarc Parent and the compensation committee of Triarc Parent's board of directors, may elect to adjust awards on a discretionary basis to reflect the relative individual contribution of the executive or key employee, to evaluate the 'quality' of the company's earnings or to take into account external factors that affect performance results. The board of directors of each company may also decide that multiple performance objectives related to the company's and/or the individual's performance may be appropriate and in this event, these factors would be weighted to determine the amount of the annual incentive awards. Each annual incentive plan is administered by the respective company's board of directors and Triarc Parent's management and may be amended or terminated at any time.

     Under the Triarc Restaurant Group mid-term incentive plan, incentive awards are granted to participants if the Triarc Restaurant Group achieves an agreed upon profit over a three-year performance cycle. During each plan year, an amount is accrued for each participant based upon the amount by which the company's profit for that year exceeds a specified minimum return. A new three-year performance cycle begins each year, so that after the third year the annual cash

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

amount paid to participants under the mid-term incentive plan should equal the target award if the Triarc Restaurant Group's profit goals have been achieved for the full three-year cycle. Except as may otherwise be specified in a participant's employment agreement, the board of directors of the Triarc Restaurant Group, together with Triarc Parent's management and the compensation committee of Triarc Parent's board of directors, may adjust an individual's award, upward or downward, based upon an assessment of the individual's relative contribution to the company's longer-term profit performance. The mid-term incentive plan may be amended or terminated at any time.

     From time to time, the compensation committee of Triarc Parent's board of directors may award discretionary bonuses based on performance to executive officers. The amounts of these bonuses will be based on the compensation committee's evaluation of each individual's contribution.

TRIARC PARENT'S 1999 EXECUTIVE BONUS PLAN

     Triarc Parent's 1999 Executive Bonus Plan was approved by the stockholders of Triarc Parent on September 23, 1999. The 1999 Executive Bonus Plan establishes a program of incentive compensation for designated officers and key employees of Triarc Parent and its subsidiaries that is directly related to the financial performance of Triarc Parent. The 1999 Executive Bonus Plan provides for formula bonus awards and performance goal bonus awards.

     The participants eligible for formula bonus awards are Messrs. Peltz and May. The amount of the award is determined as a percentage of (1) Triarc Parent's earnings as calculated in accordance with a predetermined formula and
(2) the improvement in Triarc Parent's earnings as compared to the immediately preceding fiscal year. No designation has been made as to the participants eligible for performance goal bonus awards.

     The 1999 Executive Bonus Plan is administered by the Performance Compensation Subcommittee of the Triarc Parent board of directors. The committee has the authority necessary or helpful to enable it to discharge its responsibilities with respect to the 1999 Executive Bonus Plan. Within the limitations imposed by law, the committee (1) has the power to make full and binding decisions with respect to all aspects of the 1999 Executive Bonus Plan and (2) may delegate some or all of its authority.

STOCK OPTION PLANS

     Some of our named executive officers have received options to purchase shares of Triarc Parent class A common stock as well as Triarc Beverage Holdings common stock. The following are summaries of the material terms of the stock option plans governing these options:

TRIARC PARENT'S 1993 EQUITY PARTICIPATION PLAN

     Triarc Parent's 1993 Equity Participation Plan, which expired on April 24, 1998, provided for the grant of options to purchase Triarc Parent class A common stock, par value $.10 per share of Triarc Parent, including performance stock options, stock appreciation rights, restricted shares of Triarc Parent class A common stock and, to non-employee directors of Triarc Parent, at their option, shares of Triarc Parent class A common stock instead of annual retainer fees otherwise to be payable in cash. Directors, selected officers and key employees of, and key consultants to, Triarc Parent and its subsidiaries were eligible to participate in the 1993 Equity Participation Plan. A maximum of 10,000,000 shares of Triarc Parent class A common stock, contingent on adjustments, were authorized to be delivered by Triarc Parent under options, stock appreciation rights and restricted shares granted under the 1993 Equity Participation Plan.

     As of November 30, 1999, options to acquire a total of 8,147,184 shares of Triarc Parent class A common stock were outstanding under the 1993 Equity Participation Plan. The plan is administered by the Performance Compensation Subcommittee of the Triarc Parent board of directors.

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

TRIARC PARENT'S 1998 EQUITY PARTICIPATION PLAN

     Triarc Parent's 1998 Equity Participation Plan was approved by Triarc Parent's board of directors on March 10, 1998 and was approved by the stockholders on May 6, 1998. The 1998 Equity Participation Plan provides for the granting of stock options, stock appreciation rights, and restricted stock to officers and key employees of, and consultants to, Triarc Parent and its subsidiaries and affiliates. The 1998 Equity Participation Plan provides for automatic awards of options to non-employee directors of Triarc Parent and permits non-employee directors to elect to receive all or a portion of their annual retainer fees and/or board of directors or committee meeting attendance fees, if any, in shares of Triarc Parent class A common stock. The 1998 Equity Participation Plan replaced the 1993 Equity Participation Plan which expired on April 24, 1998.

     As of November 30, 1999, options to acquire 838,750 shares of Triarc Parent class A common stock were outstanding under the 1998 Equity Participation Plan.

     Contingent on specified antidilution adjustments, a maximum of 5,000,000 aggregate shares of Triarc Parent class A common stock may be granted on the exercise of options or stock appreciation rights or upon a director's election to receive their fees in Triarc Parent shares under the 1998 Equity Participation Plan. In addition, the maximum number of shares of class A common stock that may be granted to any individual in a calendar year is 1,000,000 shares. The 1998 Equity Participation Plan is administered by the Performance Compensation Subcommittee of Triarc Parent's board of directors. The term during which awards may be granted under the 1998 Equity Participation Plan will expire on April 30, 2003.

TRIARC BEVERAGE HOLDINGS OPTION PLAN

     On August 19, 1997, Triarc Beverage Holdings' board of directors adopted the Triarc Beverage Holdings Corp. 1997 Stock Option Plan. The Triarc Beverage Holdings Option Plan was adopted for the purpose of attracting, retaining and motivating key employees, officers, directors and consultants of Triarc Beverage Holdings. The Triarc Beverage Holdings Option Plan provides for a maximum of 150,000 shares of Triarc Beverage Holdings common stock to be issued upon the exercise of stock options. As of November 30, 1999, options to acquire 147,450 shares of Triarc Beverage Holdings common stock were outstanding under the Triarc Beverage Holdings Option Plan. The Triarc Beverage Holdings Option Plan is administered by the Performance Compensation Subcommittee of Triarc Parent's board of directors. The term during which options may be granted under the Triarc Beverage Holdings Option Plan expires on August 18, 2007.

     Before completion of an initial public offering of Triarc Beverage Holdings common stock, individuals who have exercised their options and held shares of Triarc Beverage Holdings common stock for more than six months have rights to sell a portion of the shares obtained under the Triarc Beverage Holdings Option Plan to Triarc Beverage Holdings during a specified period each year, of not more than two weeks, at a price equal to fair market value as determined by an annual appraisal of the value of Triarc Beverage Holdings. If Triarc Beverage Holdings is in default under any debt instrument or would be in default because of any purchase of these shares, Triarc Beverage Holdings is permitted to defer its obligation to purchase the shares until all debt instruments will permit the purchase, and will pay interest at the prime rate from the date when the shares were initially to be purchased by it until Triarc Beverage Holdings purchases the shares. Before completion of an initial public offering, Triarc Beverage Holdings can require individual option holders to sell all or any portion of their shares held for more than six months on the termination of the individual option holder's employment. The price per share will be the fair market value unless the option holder was terminated for cause or violated any non-competition restrictions, in which case the price per share will be the lower of fair market value or the exercise price.

     During 1997, 76,250 stock options were granted under the Triarc Beverage Holdings Option Plan with an exercise price equal to fair market value ($147.30) as determined by an independent appraisal. These stock options vest ratably on July 1 of 1999, 2000 and 2001.

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

     During 1998, 72,175 stock options were granted under the Triarc Beverage Holdings Option Plan with an exercise price equal to fair market value ($191.00) as determined by an independent appraisal. These stock options vest ratably on July 1 of 1999, 2000 and 2001.

     During 1999, 4,850 stock options were granted under the Triarc Beverage Holdings Option Plan and 4,950 stock options were canceled. The options granted have an exercise price equal to fair market value ($311.99) as determined by an independent appraisal. These stock options vest ratably on July 1, of 2000, 2001 and 2002.

     Triarc Beverage Holdings made equitable adjustments to its outstanding options during the first quarter of 1999 to reflect the effects of the transfer of cash and deferred tax assets from Triarc Beverage Holdings to Triarc Parent and Triarc Consumer Products Group and the contribution of Stewart's from Triarc Consumer Products Group. Each option granted in 1997 at an exercise price of $147.30 per share was adjusted to $107.05 per share and the exercise price of each option granted in 1998 at an exercise price of $191.00 per share was adjusted to $138.83 per share. In addition, holders of options granted in 1997 may be entitled to a cash payment of $51.34 per share, and holders of options granted in 1998 may be entitled to a cash payment of $39.40 per share, if they exercise their options or their right to resell their shares to Triarc Beverage Holdings.

OPTIONS GRANTED IN FISCAL 1998

     The following table provides information concerning individual grants of stock options under the Triarc Beverage Holdings Option Plan made during Triarc Beverage Holdings' fiscal year ended January 3, 1999 to the named executive officers. No grants were made under Triarc Parent's stock option plans to any of the named executive officers during Triarc Parent's fiscal year ended January 3, 1999, although grants were made in March 1999 for the fiscal year ended January 3, 1999 to each of the named executive officers, other than Messrs. Peltz and May. No stock appreciation rights were granted to any named executive officers, and no stock options were exercised by any named executive officer during the fiscal year ended January 3, 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                  GRANT DATE
                                                         INDIVIDUAL GRANTS                           VALUE
                                     ---------------------------------------------------------   -------------
                                     NUMBER OF
                                     SECURITIES
                                     UNDERLYING
                                      OPTIONS/      % OF TOTAL       EXERCISE OR
                                        SARS      OPTIONS GRANTED    BASE PRICE                   GRANT DATE
                                      GRANTED     TO EMPLOYEES IN      ($ PER       EXPIRATION   PRESENT VALUE
NAME                                   (#)(1)     FISCAL YEAR(2)      SHARE)(3)        DATE         ($)(4)
----                                   ------     --------------      ---------        ----         ------
Nelson Peltz.......................    26,000           36%            $191.00       06/10/08     $1,558,986
Peter W. May.......................    13,000           18              191.00       06/10/08        779,493
Roland C. Smith....................         0            0              --             --            --
John L. Barnes, Jr.................     6,600            9              191.00       06/10/08        395,743
Eric D. Kogan......................     6,600            9              191.00       06/10/08        395,743
Brian L. Schorr....................     6,600            9              191.00       06/10/08        395,743
Michael Weinstein..................         0            0              --             --            --

------------

(1) These options consist of options to purchase shares of Triarc Beverage Holdings common stock which were granted under the Triarc Beverage Holdings Option Plan on June 10, 1998. One-third of the options will vest on each of July 1, 1999, 2000, and 2001, and they will be exercisable at any time between the date of vesting and the tenth anniversary of the date of grant.
                                              (footnotes continued on next page)

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

(footnotes continued from previous page)

(2) The percentages are based on the aggregate number of options granted in Triarc Beverage Holdings' fiscal year ending January 3, 1999 to purchase Triarc Beverage Holdings common stock.

(3) In May 1999, in accordance with the terms of the Triarc Beverage Holdings Option Plan, equitable adjustments were made to the exercise price of all outstanding options under the Triarc Beverage Holdings Option Plan to reflect the effects of the transfer of cash and deferred tax assets from Triarc Beverage Holdings to Triarc Parent and the transfer of Stewart's to Triarc Beverage Holdings. As a result, the exercise price of each option granted in 1997 was equitably adjusted from $147.30 per share to $107.05 per share and the exercise price of each option granted in 1998 was equitably adjusted from $191.00 per share to $138.83 per share. In addition, holders of options granted in 1997 may be entitled to a cash payment of $51.34 per share, and holders of options granted in 1998 may be entitled to a cash payment of $39.40 per share, if they exercise their options or their right to resell their shares to Triarc Beverage Holdings.

(4) These values were calculated using a Black-Scholes option pricing model. The actual value, if any, that an executive may realize will depend on the excess, if any, of the stock price over the exercise price on the date the options are exercised, and no assurance exists that the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The following assumptions were used to calculate the present value of the option grants with respect to Triarc Beverage Holdings common stock:

          (a) assumed option term of seven years;

          (b) stock price volatility factor of .0001;

          (c) annual discount rate of 5.5%; and

          (d) no dividend payment.

No discount factor to the Black-Scholes ratio was used for each year an option remains unvested. The exercise price reflects the fair market value of the Triarc Beverage Holdings common stock on the date of grant as determined by an independent third party appraiser, and the volatility factor reflects the fact that, as a privately held subsidiary, the Triarc Beverage Holdings common stock does not have a public trading market. These estimated option values, including the underlying assumptions used in calculating them, constitute forward-looking statements and involve risks, uncertainties and other factors which may cause the actual value of the options to be materially different from those expressed or implied above.

OPTION VALUES AT END OF FISCAL 1998

     The following table provides information concerning the value of unexercised Triarc Beverage Holdings options under the Triarc Beverage Holdings Option Plan and unexercised Triarc Parent options under the Triarc Parent 1993 Equity Participation Plan held by the named executive officers as of January 3, 1999.

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

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                            NUMBER OF SECURITIES          VALUE OF
                                                                 UNDERLYING          UNEXERCISED IN-THE-
                                       SHARES               UNEXERCISED OPTIONS       MONEY OPTIONS AT
                                      ACQUIRED               AT FISCAL YEAR END        FISCAL YEAR-END
                                         ON       VALUE     1998(#) EXERCISABLE/   1998($)(1) EXERCISABLE/
                NAME                  EXERCISE   REALIZED      UNEXERCISABLE            UNEXERCISABLE
                ----                  --------   --------      -------------            -------------
Nelson Peltz
  Triarc Parent Options ............   -0-        -0-       1,173,333/2,316,667     2,287,041/389,984
  TBHC Options .....................   -0-        -0-           -0-/26,000               -0-/-0-

Peter W. May
  Triarc Parent Options ............   -0-        -0-        785,000/1,550,000      1,533,959/277,916
  TBHC Options .....................   -0-        -0-           -0-/13,000               -0-/-0-

Roland C. Smith
  Triarc Parent Options ............   -0-        -0-          54,665/60,335         184,776/130,949
  TBHC Options .....................   -0-        -0-             -0-/-0-                -0-/-0-

John L. Barnes, Jr.
  Triarc Parent Options ............   -0-        -0-         136,667/123,333        382,775/295,550
  TBHC Options .....................   -0-        -0-            -0-/6,600               -0-/-0-

Eric D. Kogan
  Triarc Parent Options ............   -0-        -0-         145,667/133,333        411,000/333,500
  TBHC Options .....................   -0-        -0-            -0-/6,600               -0-/-0-

Brian L. Schorr
  Triarc Parent Options ............   -0-        -0-         181,667/113,333        417,775/266,800
  TBHC Options .....................   -0-        -0-            -0-/6,600               -0-/-0-

Michael Weinstein
  Triarc Parent Options ............   -0-        -0-          18,333/26,667          68,416/79,334
  TBHC Options .....................   -0-        -0-           -0-/21,000             -0-/917,700

(1) On December 31, 1998, the last trading day during the fiscal year ended January 3, 1999, the closing price of Triarc Parent's class A common stock on the New York Stock Exchange was $15.875 per share. Triarc Beverage Holdings common stock is not publicly traded. The per share value ($191.00) as of January 3, 1999 is based on a June 10, 1998 valuation provided to Triarc Beverage Holdings by an independent third party. Each of the grants made to holders of Triarc Beverage Holdings options was made at the above per share value. In May 1999, in accordance with the terms of the Triarc Beverage Holdings Option Plan, equitable adjustments were made to the exercise price of all outstanding options under the Triarc Beverage Holdings Option Plan to reflect the effects of the transfer of cash and deferred tax assets from Triarc Beverage Holdings to Triarc Parent and the transfer of Stewart's to Triarc Beverage Holdings. As a result, the exercise price of each option granted in 1997 was equitably adjusted from $147.30 per share to $107.05 per share and the exercise price of each option granted in 1998 was equitably adjusted from $191.00 per share to $138.83 per share. In addition, holders of options granted in 1997 may be entitled to a cash payment of $51.34 per share, and holders of options granted in 1998 may be entitled to a cash payment of $39.40 per share, if they exercise their options or their right to resell their shares to Triarc Beverage Holdings.

LONG-TERM INCENTIVE PLAN AWARDS IN FISCAL 1998

     The following table shows specified information for awards made during the fiscal year ended January 3, 1999 to Roland C. Smith under Triarc Restaurant Group's mid-term incentive plan. No other named executive officer received awards in 1998 under the mid-term incentive plan. For additional information regarding the mid-term incentive plan, see ' -- Cash Incentive Plans.'

                                                                            ESTIMATED FUTURE PAYOUTS
                                                                      UNDER NON-STOCK PRICE BASED PLANS(1)
                                                PERFORMANCE OR        -------------------------------------
                                              OTHER PERIOD UNTIL
                                                MATURATION OR         THRESHOLD       TARGET       MAXIMUM
                    NAME                            PAYOUT            ($ OR #)       ($ OR #)      ($ OR #)
                    ----                            ------            --------       --------      --------
Roland C. Smith.............................      1998-2000            -0-           $300,000      $450,000

                                                         (footnote on next page)

(footnote from previous page)

(1) Awards were made in fiscal 1998 under the mid-term incentive plan to participants, including Mr. Smith, approved by the board of directors of Triarc Restaurant Group for the three-year performance period 1998-2000. Each participant's target incentive is set at a percentage of his or her annual base salary and is based on meeting operating profit targets over the three year performance cycle. Under Mr. Smith's employment agreement, his target incentive was set at 75% of his annual base salary. No amount will be payable if operating profits are less than 80% of the specified performance objective for the three year cycle. If a participant is terminated without cause, that participant will be entitled to amounts accrued under the plan as of the date of termination. If a participant is not employed by the Triarc Restaurant Group on the last day of the three-year performance cycle for reasons other than death, an approved absence or excused transfers, the participant is not entitled to any incentive compensation under the plan unless the board of directors of Triarc Restaurant Group determines otherwise. Mr. Smith resigned effective May 7, 1999 from his position at the Triarc Restaurant Group and will not receive any further payments under the mid-term incentive plan.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following are summaries of the material terms of certain agreements and arrangements to which we are a party. You should be aware that these summaries are not a complete description of these agreements and arrangements.

OLD TAX SHARING AGREEMENT

     RC/Arby's, Triarc Beverage Holdings, including Stewart's effective August 15, 1998, and Stewart's, through August 15, 1998, were each parties to separate tax sharing agreements with Triarc Parent whereby each was required to pay amounts relating to taxes based on their taxable income and the taxable income of their eligible subsidiaries on a stand-alone basis. Because of net operating losses in prior periods, including 1997, in excess of pre-tax income for the first nine months of 1998 and/or prior period overpayments, no payments were required for RC/Arby's, Triarc Beverage Holdings or Stewart's during 1997 or for RC/Arby's during 1998. During 1998, Triarc Beverage Holdings made tax sharing payments to Triarc Parent of $10.5 million. Stewart's made a $0.9 million tax sharing payment during 1998.

TAX SHARING AGREEMENT

     Triarc Consumer Products Group's principal subsidiaries are included in a consolidated federal income tax return with Triarc Parent and combined state tax returns in some states. In connection with the offering of initial notes, Triarc Consumer Products Group's and some of its subsidiaries entered into a tax sharing agreement with Triarc Parent, which was amended effective as of the February 25, 1999 date of the agreement. Under this tax sharing agreement, for each year for which any of Triarc Consumer Products Group's subsidiaries are included in the Triarc Parent return, Triarc Consumer Products Group will pay, or cause its subsidiaries to pay, to Triarc Parent an amount equal to the federal income tax liability that would have been payable by Triarc Consumer Products Group for that year, or portion of the amount payable, determined generally as if Triarc Consumer Products Group had filed a separate, consolidated federal income tax return for that year on behalf of itself and its subsidiaries. The payment to Triarc Parent is based on current income less the following tax benefits:

      losses, credits and overpayments of any of our subsidiaries carried over from 1998 or prior years,

      deductions relating to the write-off of call premiums and debt issuance expenses on indebtedness of any of our subsidiaries that was outstanding before the effective date of this tax sharing agreement, deductions relating to exercise or payment in cancellation of stock options of Triarc Parent, and any losses relating to any investment in Chesapeake Insurance Company Limited by a subsidiary of Triarc Consumer Products Group.

     Triarc Parent has the right to cause the effective transfer of any unutilized portion of the above four items but only to the extent permitted under the net worth covenant in the credit agreement. Also under this tax sharing agreement, similar arrangements apply in some states where we or any of our subsidiaries file on a combined basis with Triarc Parent or any of its other subsidiaries. However, the liability of Triarc Consumer Products Group will not be less than any increase in taxes resulting from the inclusions of Triarc Consumer Products Group or any of its subsidiaries in the combined return.

SUPPLY ARRANGEMENTS

     We purchase some raw materials, flavors and packaging from Triarc Parent at Triarc Parent's purchase cost from unaffiliated third-party suppliers. We purchased raw materials, flavors and packaging from Triarc Parent in the amount of $17.2 million in 1997 and $123.0 million in 1998.

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

MANAGEMENT SERVICES AGREEMENTS

     Under two management services agreements with Triarc Parent, we receive from Triarc Parent management services, including legal, accounting, tax, insurance, financial and other management services under existing management service agreements. The management fee payable to Triarc Parent is an aggregate of $10.5 million per year, which may be increased but not decreased, based on changes in an appropriate consumer price index. We are also required to reimburse Triarc Parent for costs and expenses incurred by Triarc Parent in connection with supply agreements that Triarc Parent has entered into relating to items used in connection with the business of the Triarc Beverage Group. We also reimburse Triarc Parent for costs and expenses incurred by Triarc Parent relating to:

      insurance maintained by Triarc Parent, including medical, general liability and directors and officers liability insurance,

      the management or operation of employee benefit plans and

      the acquisition from third parties of goods and services and the use of equipment purchased, arranged for or provided by Triarc Parent, to the extent that any of the above are for the benefit of, or used by, us or any of our subsidiaries.

     Before we entered into the existing management services agreements, Triarc Parent allocated $8.5 million of costs to us in 1996, $9.4 million in 1997 and $10.5 million in 1998 for these services.

REPAYMENT OF INTERCOMPANY PROMISSORY NOTES

     Before 1998, subsidiaries of Triarc Consumer Products Group borrowed cash under promissory notes with Triarc Parent and two of its subsidiaries, Southeastern Public Service Company and Chesapeake Insurance Company Ltd., and made cash advances to Triarc Parent under a promissory note receivable upon demand. We earned interest income on these notes of $261,000 in 1996, $230,000 in 1997 and $118,000 in 1998. We incurred interest expense on these notes of $2.8 million in 1996, $1.4 million in 1997 and $39,000 in 1998. The $1.2 million of promissory notes payable by us at December 28, 1997 and the $2.0 million of promissory notes payable to us at December 28, 1998 were repaid during 1998.

ISSUANCE OF TRIARC BEVERAGE HOLDINGS PREFERRED STOCK

     On May 22, 1997, Triarc Beverage Holdings issued 75,000 shares of redeemable cumulative convertible preferred stock to Triarc Parent for $75,000,000. Following a reverse stock split, there are currently 750 shares issued and outstanding. The preferred stock bears a cumulative annual dividend of 10% per annum that is payable in cash or in kind if declared by, and at the option of, Triarc Beverage Holdings. Each share is convertible into a share of common stock of Triarc Beverage Holdings. The preferred stock must be redeemed on May 22, 2009 at $100,000 per share plus accrued and unpaid dividends. No cash dividends were paid in 1997 or 1998, although we recorded cumulative dividends of $4.6 million in 1997 and $8.0 million in 1998. Triarc Parent contributed the preferred stock to Triarc Consumer Products Group in connection with the offering of initial notes.

NOTE PURCHASES BY MESSRS. PELTZ AND MAY

     On February 25, 1999, Messrs. Peltz and May purchased an aggregate $20.0 million of initial notes. We have been advised by Messrs. Peltz and May that they no longer hold any of these initial notes.

OTHER TRANSACTIONS

     Mr. May has an equity interest in a franchisee that owns an Arby's restaurant in New Milford, Connecticut. That franchisee is a party to a standard Arby's franchise license agreement and under

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

that agreement pays to Arby's the same fees and royalty payments that unaffiliated third-party franchisees pay.

     In connection with the sale in May 1997 of all of the company-owned Arby's restaurants, the three RC/Arby's subsidiaries that sold the restaurants received promissory notes aggregating $1.95 million principal amount at maturity and options to acquire an aggregate of up to 20% of the common stock of the two entities that own the restaurants. In February 1999, the successor to the three RC/Arby's subsidiaries sold to Triarc Parent the promissory notes and options for an aggregate purchase price of $2.0 million. The $2.0 million purchase price was equal to the amount that Triarc Parent realized upon disposition in May 1999 of the promissory notes and options to an affiliate of the purchaser of the Arby's restaurants.

     We paid $32,000 in 1997 to Triarc Parent for the use of aircraft that Triarc Parent leased from Triangle Aircraft Services Corporation, an affiliate of Messrs. Peltz and May. We believe that this payment was on terms no less favorable to us than if it was between unrelated parties.

                             PRINCIPAL SHAREHOLDERS

     Triarc Consumer Products Group is a wholly owned subsidiary of Triarc Parent. The following table sets forth the beneficial ownership of Triarc Parent as of November 30, 1999, by:

          (1) each person known by Triarc Parent to be the beneficial owner of more than 5% of the outstanding shares of Triarc Parent class A common stock,

          (2) each director of Triarc Parent,

          (3) each named executive officer of Triarc Parent and

          (4) all directors and executive officers of Triarc Parent as a group.

     Except as otherwise indicated, each person has sole voting and dispositive power with respect to his, her or its shares.


                                                        AMOUNT AND NATURE OF
     NAME AND ADDRESS OF BENEFICIAL OWNER               BENEFICIAL OWNERSHIP            PERCENT OF CLASS
     ------------------------------------               --------------------            ----------------
DWG Acquisition Group, L.P.............................   5,982,867 shares(1)               30.3%
1201 North Market Street
Wilmington, DE 19801

Nelson Peltz ..........................................    7,315,233 shares(1)(2)(3)        34.8%
  280 Park Avenue
  New York, NY 10017

Peter W. May ..........................................    6,889,667 shares(1)(2)           33.4%
  280 Park Avenue
  New York, NY 10017

William Ehrman ........................................    2,279,022 shares(4)              11.5%
Frederick Ketcher
Jonas Gerstl
Frederic Greenberg
James McLaren
William D. Lautman
  350 Park Avenue
  New York, NY 10022

Hugh L. Carey..........................................       37,622 shares                 *

Clive Chajet...........................................       33,300 shares(5)              *

Joseph A. Levato.......................................      172,500 shares                 *

David E. Schwab II.....................................       30,000 shares                 *

Jeffrey S. Silverman...................................       37,691 shares                 *

Raymond S. Troubh......................................       45,500 shares                 *

Gerald Tsai, Jr........................................       42,070 shares                 *

John L. Barnes, Jr.....................................      207,334 shares                  1.0%

Eric D. Kogan..........................................      226,334 shares                  1.1%

Brian L. Schorr........................................      245,324 shares                  1.2%

Directors and Executive Officers as a group (18            9,527,758 shares                 41.4%
  persons).............................................



------------

*   Less than 1%

 (1) Triarc Parent has been informed that DWG Acquisition has pledged its shares to a financial institution on behalf of Messrs. Peltz and May to secure loans made to them.

 (2) Includes 5,982,867 shares held by DWG Acquisition, of which Mr. Peltz and Mr. May are the sole general partners.

 (3) Includes 21,200 shares owned by a family trust of which Mr. Peltz is a trustee and 2,600 shares owned by minor children of Mr. Peltz. Mr. Peltz disclaims beneficial ownership.

 (4) The information described in this document relating to Messrs. Ehrman, Greenberg, Ketcher, Gerstl, McLaren and Lautman is based solely on information contained in a Schedule 13G/A filed with the Securities Exchange Commission on May 13, 1999 under the Securities Exchange Act. The shares reflected include an aggregate of 2,147,045 shares of Triarc Parent class A common stock that Messrs. Ehrman, Ketcher, Gerstl, Greenberg, McLaren and Lautman may
                                              (footnotes continued on next page)

(footnotes continued from previous page)

     be deemed to beneficially own as general partners of EGS Associates, L.P., a Delaware limited partnership, EGS Partners, L.L.C., a Delaware limited liability company, Bev Partners, L.P., a Delaware limited partnership, Jonas Partners, L.P., a Delaware limited partnership and FK Investments, L.P., a Delaware limited partnership. The shares reflected also include
     (1) 56,650 shares of Triarc Parent class A common stock owned directly by Mr. Ehrman and 55,927 shares of Triarc Parent class A common stock owned by members of Mr. Ehrman's immediate family and his sister-in-law; (2) 8,400 shares of Triarc Parent class A common stock owned directly by Mr. Ketcher;
     (3) 1,500 shares of Triarc Parent class A common stock owned directly by Mr. Gerstl and his wife and 4,500 shares of Triarc Parent class A common stock owned by a member of Mr. Gerstl's immediate family; and (4) 2,000 shares of Triarc Parent class A common stock owned directly by Mr. Greenberg and 3,000 shares of Triarc Parent class A common stock owned by a member of Mr. Greenberg's immediate family.

 (5) Includes 1,300 shares owned by Mr. Chajet's wife, as to which shares Mr. Chajet disclaims beneficial ownership.

     The above beneficial ownership table includes options to purchase shares of Triarc Parent class A common stock which have vested or will vest within 60 days of November 30, 1999 as follows:

                                                                 NUMBER OF SHARES
                  NAME OF BENEFICIAL OWNER                    REPRESENTED BY OPTIONS
                  ------------------------                    ----------------------
Nelson Peltz................................................     1,281,666 shares
Peter W. May................................................       860,000 shares
Hugh L. Carey...............................................        25,500 shares
Clive Chajet................................................        25,500 shares
Joseph A. Levato............................................       144,500 shares
David E. Schwab II..........................................        25,500 shares
Jeffrey S. Silverman........................................             0 shares
Raymond S. Troubh...........................................        25,500 shares
Gerald Tsai, Jr.............................................        28,500 shares
John L. Barnes, Jr..........................................       203,334 shares
Eric D. Kogan...............................................       212,334 shares
Brian L. Schorr.............................................       238,334 shares
Directors and Executive Officers as a group (18 persons)....     3,291,167 shares

     The beneficial ownership table does not include 3,998,414 shares of Triarc Parent's non-voting Triarc Parent class B common stock owned as of November 30, 1999 by entities controlled by Victor Posner. In August, 1999, Triarc Parent entered into a definitive agreement with entities controlled by Mr. Posner pursuant to which Triarc Parent will acquire all of the class B common stock held by these entities. One-third of these shares were acquired by Triarc Parent in August 1999. The agreement further provides that one-half of the remaining shares of class B common stock will be acquired by Triarc Parent on or before the first anniversary of the initial purchase and the balance of these shares will be purchased on or before the second anniversary of the initial purchase. Each of the purchase dates can be extended under limited circumstances. None of the directors of Triarc Parent or the named executive officers beneficially owned any Triarc Parent class B common stock as of November 30, 1999.

     Except for the arrangements relating to the shares described in footnote
(1) to the above table, there are no arrangements known to Triarc Parent the operation of which may at a later date result in a change in control of Triarc Parent.

                          DESCRIPTION OF INDEBTEDNESS

CREDIT FACILITY

     In connection with the offering of the initial notes, Snapple, Mistic, Stewart's, RC/Arby's and Royal Crown entered into a credit facility. The credit facility allows each of Snapple, Mistic, Stewart's, RC/Arby's and Royal Crown to borrow, on a joint and several basis, up to $535.0 million. DLJ Capital Funding, Inc. serves as the syndication agent for the lenders, Morgan Stanley Senior Funding, Inc. as the documentation agent for the lenders and The Bank of New York as the administrative agent for the lenders. The following is a description of the principal terms of the credit facility.

     Structure. The credit facility consists of:

      a revolving credit facility in the amount of $60.0 million, $25.0 million of which is available for letters of credit,

      a term A loan in the amount of $45.0 million,

      a term B loan in the amount of $125.0 million, and

      a term C loan in the amount of $305.0 million.

     Security, Guaranty. Triarc Consumer Products Group and substantially all of its domestic subsidiaries that are not borrowers unconditionally guarantee the borrowers' obligations under the credit facility. In addition, the obligations of the borrowers under the credit facility and the guarantors under the guarantees are secured by substantially all of Triarc Consumer Products Group's assets, each borrower's assets and each guarantor's assets, including:

      a pledge of the capital stock of all of Triarc Consumer Products Group's present and future direct and indirect domestic subsidiaries and 65% of the capital stock of its first tier foreign subsidiaries, other than special purpose subsidiaries, a security interest in substantially all of Triarc Consumer Products Group's property and assets and substantially all of the property and assets of its present and future direct and indirect domestic subsidiaries, other than special purpose subsidiaries, including accounts receivables, inventory, equipment, general intangibles and real property, and a security interest in all intercompany indebtedness in favor of Triarc Consumer Products Group and its direct or indirect domestic subsidiaries.

     Availability. The borrowers may not reborrow amounts repaid or prepaid under the term loans. The borrowers may borrow under the revolving credit facility at any time before its final maturity. However, the maximum principal amount of outstanding borrowings under the revolving credit facility may not exceed the lesser of (1) $60 million and (2) a borrowing base comprised of a percentage of the value of all eligible inventory and a percentage of the value of all eligible accounts receivable of the borrowers and their domestic subsidiaries that are not borrowers.

     The following table indicates the amounts outstanding under the credit facility as of October 3, 1999, all of which are joint and several obligations of all of the borrowers:

                                   TERM A         TERM B         TERM C         TOTAL
                                   ------         ------         ------         -----
Snapple........................  $26,735,119   $ 75,787,589   $184,921,717   $287,444,425
Mistic.........................    8,244,802     23,372,017     57,027,720     88,644,539
Royal Crown....................    8,895,079     25,215,394     61,525,563     95,636,036
     Total.....................  $43,875,000   $124,375,000   $303,475,000   $471,725,000

     No borrowings were outstanding under the revolving credit facility as of October 3, 1999.

     Amortization. The borrowers must repay the principal amount that they borrow as follows:

      the revolving credit facility is a six-year facility that must be repaid in full upon its final maturity, the term A loan must be repaid over a six-year period in quarterly installments aggregating 5.0% in the first year, 10.0% in the second year, 15.0% in the third year, 20.0% in the fourth year and 25.0% per year thereafter, the term B loan must be repaid over a seven-year period in quarterly principal payments of 1.0% per year for the first six years, with the remaining balance payable in quarterly installments during the seventh year, and the term C loan must be repaid over an eight-year period in quarterly principal payments of 1.0% per year for the first seven years with the remaining balance payable in quarterly installments during the eighth year.

     Interest. The outstanding loans bear interest at an applicable margin plus, at the borrowers' option, the administrative agent's base rate or a London inter-bank offered rate ('LIBOR'). The applicable margins were initially as follows:

                                                        BASE RATE LOANS   LIBOR LOANS
                                                        ---------------   -----------
Revolving credit facility.............................       2.00%           3.00%
Term A loan...........................................       2.00%           3.00%
Term B loan...........................................       2.50%           3.50%
Term C loan...........................................       2.75%           3.75%

     Beginning August 25, 1999, the applicable margins for the revolving credit facility and the term A loan may be reduced if the borrowers meet performance criteria based on a leverage ratio.

     If the borrowers do not make required payments of principal or other monetary obligations when due, they must pay interest on the outstanding principal amount of the monetary obligation at a default rate equal to 2.0% above the otherwise applicable base rate.

     Optional Prepayments. The borrowers may prepay loans under the revolving credit facility and reduce the amounts available to them under the revolving credit facility at any time, and may prepay term A loan at any time, in each case, without premium or penalty. The borrowers may prepay the term B loan and the term C loan at any time at the following percentages of the principal amounts of loans prepaid:

                                                                    PERCENTAGE
                                                            ---------------------------
                       PAYMENT DATE                         TERM B LOANS   TERM C LOANS
                       ------------                         ------------   ------------
Year 1....................................................     102.0%         103.0%
Year 2....................................................     101.0%         101.5%
Year 3 and thereafter.....................................     100.0%         100.0%

     Mandatory Prepayments. Generally, although with some exceptions, the borrowers must prepay the term loans and, after the term loans have been repaid, prepay the revolving credit facility and, with exceptions, reduce the commitments under the credit facility, in an amount equal to:

      100% of the net after-tax cash proceeds of dispositions of assets by Triarc Consumer Products Group or any of its subsidiaries, other than dispositions or issuances occurring in the ordinary course of business, including net after-tax cash proceeds from the first $350.0 million, which may be increased by up to $10.0 million in some circumstances, of gross proceeds received from the securitization of Arby's assets, as well as the net after-tax cash proceeds from a permitted sale, if any, of Royal Crown, with exceptions for reinvestment baskets,

      100% of net cash proceeds received from debt issuances by Triarc Consumer Products Group or its subsidiaries,

      50% of the net cash proceeds of equity issuances by Triarc Consumer Products Group or its subsidiaries, plus

      100% of net after-tax insurance recoveries or net after-tax condemnation awards, but minus exceptions for reinvestment baskets.

In addition, each year the borrowers must repay the term loans in an amount equal to 75% of the excess cash flow of the borrowers and their subsidiaries that are not borrowers for the previous year, which percentage will be reduced to 50% if the borrowers meet performance criteria based on a leverage ratio.

     Fees. The borrowers are required to pay the following fees under the credit facility:

      an annual commitment fee of 0.75% of the daily average unused portion of the unborrowed portion of the revolving credit facility; beginning six months after the closing of the credit facility, the annual commitment fee may be reduced if the borrowers meet performance criteria based on a leverage ratio, an annual fronting fee of 0.25% of the stated amount of letters of credit to the lender that issues any letters of credit,

      a letter of credit fee on the daily average undrawn amount of outstanding letters of credit equal to the applicable margin on LIBOR loans under the revolving credit facility,

      annual administration fees, and

      arrangement and other similar fees.

     Covenants. The credit facility contains covenants that require Triarc Consumer Products Group and its subsidiaries to comply with financial ratios and tests, including a minimum interest coverage ratio, a maximum leverage ratio, a minimum fixed charge coverage ratio and a minimum net worth test.

     The credit facility also contains financial and operational covenants and other restrictions that, among other things, with customary exceptions and baskets described in the credit facility, restrict the ability of Triarc Consumer Products Group and its subsidiaries to:

      dispose of assets,

      engage in mergers or make acquisitions,

      make capital expenditures,

      pay dividends and prepay other indebtedness,

      incur additional indebtedness and guarantee obligations,

      make investments and loans,

      create liens on assets,

      engage in transactions with affiliates, and

      amend other debt instruments and make material changes to organizational and other specified material documents.

     In addition, the issuers are restricted in their business activities.

     Events of Default. The credit facility contains the following customary events of default:

      payment defaults,

      breach of representations and warranties,

      breach of performance of covenants,

      defaults under other contracts,

      specified events of bankruptcy,

      ERISA defaults,

      the invalidity of any collateral or guarantees, and

      change of ownership or control.

LOANS MADE TO ARBY'S SUBSIDIARIES

     In connection with the sale in May 1997 of all of the company-owned Arby's restaurants the purchaser assumed all indebtedness of subsidiaries of RC/Arby's that was secured by the assets of the sold restaurants. The subsidiaries of RC/Arby's were released from their obligations for this indebtedness except that a subsidiary of RC/Arby's, ARHC, LLC remains a co-obligor with the purchaser under loans in an aggregate principal amount of approximately $3.2 million as of January 3, 1999. These loans are secured by some of the purchaser's assets but not by any of our assets or assets of our subsidiaries. In addition, these loans are guaranteed by Triarc Parent and Arby's, Inc. The purchaser is entitled to indemnification from ARHC, LLC and Triarc Parent in respect of any payments it is required to make to the lender under these loans. These loans either bear interest at 10.35% and are repayable in equal monthly installments through 2016 or bear interest at 10.5% and are repayable in equal monthly installments through 2003.

     In connection with the restaurants sale, the purchaser assumed an aggregate of approximately $54.7 million principal amount of mortgage notes and equipment notes with FFCA Mortgage Corporation or its affiliates and approximately $15.0 million of capitalized lease obligations associated with the restaurants sold. We remain contingently liable with respect to the capital leases until the end of their terms. The equipment notes bear interest at 10.5% and are repayable in equal monthly installments through 2003.

     In addition, ARHC, LLC and the purchaser are co-obligors under loans in an aggregate principal amount of approximately $.6 million as of January 3, 1999 relating to an additional restaurant sold to the purchaser. ARHC, LLC will be released from its obligations under the loans if and when it obtains the consent of the restaurant's ground lessor to the assignment to the purchaser of the restaurant's ground lease. This loan is also guaranteed by Triarc Parent. This loan is secured by some of the purchaser's assets but not by any of our assets or assets of our subsidiaries, other than the ground lease. ARHC, LLC is entitled to indemnification from the purchaser for any payments it is required to make under this loan.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     Our registration rights agreement requires us to file the registration statement of which this prospectus is a part for a registered exchange offer with respect to an issue of new notes in exchange for the initial notes. The exchange notes will be substantially identical in all material respects to the initial notes except that the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not be entitled to registration rights under our registration rights agreement. This summary of the terms of the registration rights agreement does not contain all the information that you should consider and we refer you to the provisions of the registration rights agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part and a copy of which is available as indicated in the section of this prospectus entitled 'Where You Can Find More Information.'

     We are required to:

      cause the registration statement to be declared effective no later than August 24, 1999, which is 180 days after the date the initial notes were issued,

      keep the exchange offer effective for not less than 20 business days, or longer if required by applicable law, after the date that notice of the exchange offer is mailed to holders of the initial notes, and complete the exchange offer no later than the earlier to occur of (a) 30 business days after the date that the registration statement is declared effective or (b) September 23, 1999, which is 30 days after the date we are required to cause the registration statement to be declared effective.

     In accordance with the registration rights agreement, because the registration statement of which this prospectus is a part did not become effective as of August 24, 1999, the interest payable on the initial notes increased by an annual rate of 0.5%. The increase was effective as of August 24, 1999 and will remain in effect until the registration statement is declared effective.

     The exchange offer being made here, if completed within the time periods described above, will satisfy those requirements under the registration rights agreement.

     This prospectus, together with the letter of transmittal, is being sent to all record holders of initial notes as of December 23, 1999.

     Based on interpretations by the staff of the Securities and Exchange Commission in no-action letters issued to third parties, we believe that the exchange notes issued under the exchange offer may be offered for resale, resold or otherwise transferred by each holder of exchange notes, other than (1) a broker-dealer who acquired the initial notes directly from us for resale under Rule 144A under the Securities Act or any other available exemption under the Securities Act, and (2) any other holder that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, us, without compliance with the registration and prospectus delivery provisions of the Securities Act, so long as that holder:

      is acquiring the exchange notes in the ordinary course of its business, and is not participating in, and does not intend to participate in, a distribution of the exchange notes within the meaning of the Securities Act and has no arrangement or understanding with any person to participate in a distribution of the exchange notes within the meaning of the Securities Act.

     By tendering the initial notes in exchange for exchange notes, each holder, other than a broker-dealer, will be required to make representations regarding the above matters. If a holder of initial notes is participating in or intends to participate in, a distribution of the exchange notes, or has any arrangement or understanding with any person to participate in a distribution of the exchange notes to be acquired in this exchange offer, this holder may be deemed to have received restricted securities and may not rely on the applicable interpretations of the staff of the Securities and Exchange Commission. Any such holder will have to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

     Each broker-dealer that receives exchange notes for its own account in exchange for initial notes may be deemed to be an underwriter within the meaning of the Securities Act and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of these exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with offers to resell, resales and other transfers of exchange notes received in exchange for initial notes which were acquired by the broker-dealer through market-making or other trading activities. We have agreed that we will make this prospectus available to any broker-dealer for a period of time not to exceed 180 days after the completion of the exchange offer for use in connection with any offer to resell, resale or other transfer by the broker-dealer. Please refer to the section of this prospectus entitled 'Plan of Distribution.'

     Each broker-dealer who acquired the initial notes directly from the issuers for resale under Rule 144A under the Securities Act or any other available exemption under the Securities Act, and not through market-making or other trading activities:

          (1) may not rely on the applicable interpretations of the staff of the Securities and Exchange Commission; and

          (2) will have to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

SHELF REGISTRATION STATEMENT

     If:

      we determine that the exchange offer is not available or may not be completed on time because it would violate applicable law or its interpretations by the staff of the Securities and Exchange Commission, or for any other reason, the exchange offer is not completed before September 23, 1999, which is 180 days from the date the initial notes were issued, or in the opinion of counsel of the initial purchasers of the initial notes, a registration statement must be filed and a prospectus must be delivered by the initial purchasers in connection with any offering or sale of initial notes, then, we will be obligated, at our sole expense, to use our reasonable best efforts:

      as promptly as practicable to file with the Securities and Exchange Commission a shelf registration statement covering resales of the initial notes,

      to cause the shelf registration statement to be declared effective under the Securities Act, and to keep the shelf registration statement continuously effective, supplemented and amended as required by the Securities Act, to permit the prospectus which is a part of the shelf registration statement to be usable by holders for a period of two years after the shelf registration statement is declared effective or any shorter period of time that will terminate when all of the initial notes covered by the shelf registration statement have been sold under the shelf registration statement or are no longer are considered restricted securities under the Securities Act.

     If we file a shelf registration statement, we will provide to each holder of the initial notes being registered copies of the prospectus that is a part of the shelf registration statement. We will also notify each of these holders when the shelf registration statement has become effective and take other actions as are required to permit unrestricted resales of the initial notes being registered. A holder that sells initial notes under the shelf registration statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers,

      liable under some of the civil liability provisions under the Securities Act in connection with those sales and bound by the provisions of the registration rights agreement that are applicable to the holder, including indemnification rights and obligations.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION

     The exchange offer will expire at 5:00 p.m., New York City time, on January 26, 2000, unless the issuers extend it in their reasonable discretion. The expiration date of the exchange offer will be at least 20 business days after the issuers mail notice of the exchange offer to holders as provided in Rule 14e-1(a) under the Securities Exchange Act and the registration rights agreement.

     To extend the expiration date, the issuers will need to notify the exchange agent of any extension by oral notice, promptly confirmed in writing, or written notice. The issuers will also need to notify the holders of the initial notes by mailing an announcement or by means of a press release or other public announcement communicated, unless otherwise required by applicable law or regulation, before 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date.

     The issuers expressly reserve the right:

      to delay acceptance of any initial notes, to extend or to terminate the exchange offer and not permit acceptance of initial notes not previously accepted if any of the conditions described below under ' -- Conditions to the Exchange Offer' have occurred and have not

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

      been waived by them, if permitted to be waived, by giving oral or written notice of the delay, extension or termination to the exchange agent, or to amend the terms of the exchange offer in any manner.

     If the issuers amend the exchange offer in a manner determined by us to constitute a material change, they will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the initial notes of the amendment including providing public announcement or giving oral or written notice to the holders of the initial notes. A material change in the terms of the exchange offer could include a change in the timing of the exchange offer, a change in the exchange agent and other similar changes in the terms of the exchange offer. If any material change is made to terms of the exchange offer, the issuers will disclose the change by means of a post-effective amendment to the registration statement of which this prospectus is a part and will distribute an amended or supplemented prospectus to each registered holder of initial notes. In addition, the issuers will extend the exchange offer for an additional five to ten business days as required by the Securities Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral notice, promptly confirmed in writing, or written notice to the exchange agent.

PROCEDURES FOR TENDERING INITIAL NOTES

PROPER EXECUTION AND DELIVERY OF LETTERS OF TRANSMITTAL

     To tender your initial notes in this exchange offer, you must use one of the three alternative procedures described below:

      Regular delivery procedure: Complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal. Have the signatures on the letter of transmittal, guaranteed if required by the letter of transmittal. Mail or otherwise deliver the letter of transmittal or the facsimile, together with the certificates representing your initial notes being tendered and any other required documents, to the exchange agent on or before 5:00 p.m., New York City time, on the expiration date.

      Book-entry delivery procedure: Send a timely confirmation of a book-entry transfer of your initial notes, if this procedure is available, into the exchange agent's account at The Depository Trust Company as contemplated by the procedures for book-entry transfer described under ' -- Book-Entry Delivery Procedure' below, on or before 5:00 p.m., New York City time, on the expiration date.

      Guaranteed delivery procedure: If time will not permit you to complete your tender by using the procedures described above before the expiration date, comply with the guaranteed delivery procedures described under ' -- Guaranteed Delivery Procedure' below.

     The method of delivery of initial notes, the letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand-delivery service. If you choose the mail, we recommend that you use registered mail, properly insured, with return receipt requested. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE TIMELY DELIVERY. You should not send any letters of transmittal or initial notes to us. You must deliver all documents to the exchange agent at its address provided below. You may also request your respective brokers, dealers, commercial banks, trust companies or nominees to tender your initial notes on your behalf.

     Only a holder of initial notes may tender initial notes in this exchange offer. For purposes of this exchange offer, a holder is any person in whose name initial notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

     If you are the beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you must contact this registered holder promptly and instruct this registered holder to tender these

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

notes on your behalf. If you wish to tender these initial notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your initial notes, either make appropriate arrangements to register the ownership of these notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     You must have any signatures on a letter of transmittal or a notice of withdrawal guaranteed by an eligible institution. An eligible institution is:

     (1) a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

     (2) a commercial bank or trust company having an office or correspondent in the United States, or

     (3) an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act.

     However, signatures on a letter of transmittal do not have to be guaranteed if initial notes are tendered:

      by a registered holder, or by a participant in The Depository Trust Company in the case of book-entry transfers, whose name appears on a security position listing as the owner, who has not completed the box entitled 'Special Issuance Instructions' or 'Special Delivery Instructions' on the letter of transmittal and only if the exchange notes are being issued directly to this registered holder, or deposited into this participant's account at The Depository Trust Company in the case of book-entry transfers, or for the account of an eligible institution.

     If the letter of transmittal or any bond powers are signed by:

      The recordholder(s) of the initial notes tendered: The signature must correspond with the name(s) written on the face of the initial notes without alteration, enlargement or any change whatsoever.

      A participant in The Depository Trust Company: The signature must correspond with the name as it appears on the security position listing as the holder of the initial notes.

      A person other than the registered holder of any initial notes: These initial notes must be endorsed or accompanied by bond powers and a proxy that authorizes this person to tender the initial notes on behalf of the registered holder, in satisfactory form to the issuers as determined in their sole discretion, in each case, as the name of the registered holder or holders appears on the initial notes.

      Trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity: These persons should so indicate when signing. Unless waived by the issuers, evidence satisfactory to them of their authority to so act must also be submitted with the letter of transmittal.

BOOK-ENTRY DELIVERY PROCEDURE

     Any financial institution that is a participant in The Depository Trust Company's system may make book-entry deliveries of initial notes by causing The Depository Trust Company to transfer these initial notes into the exchange agent's account at The Depository Trust Company according to The Depository Trust Company's procedures for transfer. To effectively tender notes through The Depository Trust Company, the financial institution that is a participant in The Depository Trust Company will electronically transmit its acceptance through the Automatic Tender Offer Program. The Depository Trust Company will then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance. An agent's message is a message transmitted by The Depository Trust Company to the exchange agent stating that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the initial notes, that the participant has received and agrees to be

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

bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant. The exchange agent will make a request to establish an account for the initial notes at The Depository Trust Company for purposes of the exchange offer within two business days after the date of this prospectus.

     A delivery of initial notes through a book-entry transfer into the exchange agent's account at The Depository Trust Company will only be effective if an agent's message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at the address indicated below under ' -- Exchange Agent' on or before the expiration date unless the guaranteed delivery procedures described below are complied with. DELIVERY OF DOCUMENTS TO THE DEPOSITORY TRUST COMPANY DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

GUARANTEED DELIVERY PROCEDURE

     If you are a registered holder of initial notes and desire to tender your notes, and (1) these notes are not immediately available, (2) time will not permit your notes or other required documents to reach the exchange agent before the expiration date, or (3) the procedures for book-entry transfer cannot be completed on a timely basis and an agent's message delivered, you may still tender in this exchange offer if:

      you tender through an eligible institution,

      on or before the expiration date, the exchange agent receives a properly completed and duly executed letter of transmittal or facsimile of the letter of transmittal and a notice of guaranteed delivery, substantially in the form provided by the issuers, with your name and address as holder of the initial notes and the amount of notes tendered, stating that the tender is being made by this letter and notice and guaranteeing that within three New York Stock Exchange trading days after the expiration date the certificates for all the initial notes tendered, in proper form for transfer, or a book-entry confirmation with an agent's message, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent, and the certificates for all your tendered initial notes in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

ACCEPTANCE OF INITIAL NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

     Your tender of initial notes will constitute an agreement between you and the issuers governed by the terms and conditions provided in this prospectus and in the letter of transmittal.

     The issuers will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your initial notes tendered, or a timely confirmation of a book-entry transfer of these notes into the exchange agent's account at The Depository Trust Company with an agent's message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent.

     All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal tenders will be determined by the issuers in their sole discretion. The issuers' determination will be final and binding.

     The issuers reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes which, if accepted, would, in their opinion or their counsel's opinion, be unlawful. The issuers also reserve the absolute right to waive any conditions of this exchange offer or irregularities or defects in tender as to particular notes. The issuers' interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within the time that the issuers shall determine. Neither the issuers, the exchange agent nor any other person will be under any duty to give notification of defects or irregularities with respect to tenders of initial notes. Neither the issuers, the exchange agent nor any other person will incur any liability for any failure to give notification of these defects or irregularities. Tenders of initial notes will not be deemed to have been made until the irregularities have been cured or waived. The exchange agent will return without cost to their holders any initial notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived as promptly as practicable following the expiration date.

     If all the conditions to the exchange offer are satisfied or waived on the expiration date, the issuers will accept all initial notes properly tendered and will issue the exchange notes promptly thereafter. Please refer to the section of this prospectus entitled ' -- Conditions to the Exchange Offer' below. For purposes of this exchange offer, initial notes will be deemed to have been accepted as validly tendered for exchange when, as and if, the issuers give oral or written notice of acceptance to the exchange agent.

     The issuers will issue the exchange notes in exchange for the initial notes tendered by a notice of guaranteed delivery by an eligible institution only against delivery to the exchange agent of the letter of transmittal, the tendered initial notes and any other required documents, or the receipt by the exchange agent of a timely confirmation of a book-entry transfer of initial notes into the exchange agent's account at The Depository Trust Company with an agent's message, in each case, in form satisfactory to the issuers and the exchange agent.

     If any tendered initial notes are not accepted for any reason or if initial notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged initial notes will be returned without expense to the tendering holder, or, in the case of initial notes tendered by book-entry transfer procedures described above, will be credited to an account maintained with the book-entry transfer facility, as promptly as practicable after withdrawal, rejection of tender or the expiration or termination of the exchange offer.

     In addition, the issuers reserve the right in their sole discretion, but in compliance with the provisions of the indenture, to:

      purchase or make offers for any initial notes that remain outstanding after the expiration date, or, as described under ' -- Expiration Date; Extensions; Amendments; Termination,' to terminate the exchange offer as provided by the terms of our registration rights agreement, and purchase initial notes in the open market, in privately negotiated transactions or otherwise, to the extent permitted by applicable law.

     The terms of any of the purchases or offers described above could differ from the terms of the exchange offer.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, you may withdraw tenders of initial notes at any time before 5:00 p.m., New York City time, on the expiration date.

     For a withdrawal to be effective, you must send a written or facsimile transmission notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date at the address provided below under ' -- Exchange Agent' and before acceptance of your tendered initial notes for exchange by us.

     Any notice of withdrawal must:

      specify the name of the person having tendered the initial notes to be withdrawn,

      identify the initial notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of these notes,

      be signed by the person having tendered the initial notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these initial notes

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

      were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the initial notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender, and state that you are withdrawing your tender of initial notes.

     The issuers will determine all questions as to the validity, form and eligibility, including time of receipt, of all notices of withdrawal and their determination will be final and binding on all parties. Initial notes that are withdrawn will be deemed not to have been validly tendered for exchange in this exchange offer.

     You may retender properly withdrawn initial notes in this exchange offer by following one of the procedures described under ' -- Procedures for Tendering Initial Notes' above at any time before the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

     With exceptions, the issuers will not be required to accept initial notes for exchange, or issue exchange notes in exchange for any initial notes, and the issuers may terminate or amend the exchange offer as provided in this prospectus before the acceptance of the initial notes, if:

      the exchange offer violates applicable law of any interpretation of the staff of the Securities and Exchange Commission,

      you do not tender your initial notes in the manner required by the exchange offer, or a court or governmental authority has issued an injunction, order or decree that would prevent or impair the issuers' ability to proceed with the exchange offer.

     These conditions are for the issuers' sole benefit. The issuers may assert any of these conditions regardless of the circumstances giving rise to any of them. The issuers may also waive these conditions, in whole or in part, at any time and from time to time, if we determine in their reasonable discretion, but within the limits of applicable law, that any of the foregoing events or conditions has occurred or exists or has not been satisfied. The issuers' failure at any time to exercise any of rights will not be deemed a waiver of these rights and these rights will be deemed ongoing rights which they may assert at any time and from time to time.

     If the issuers determine that they may terminate the exchange offer, as provided above, they may:

      refuse to accept any initial notes and return any initial notes that have been tendered to their holders,

      extend the exchange offer and retain all initial notes tendered before the expiration date, allowing, however, the holders of tendered initial notes to exercise their rights to withdraw their tendered initial notes, or waive any termination event with respect to the exchange offer and accept all properly tendered initial notes that have not been withdrawn or otherwise amend the terms of the exchange offer in any respect as provided under the section of this prospectus entitled ' -- Expiration Date; Extensions; Amendments; Termination.'

     If the issuers determine that they may terminate the exchange offer, they may be required to file a shelf registration statement with the Securities and Exchange Commission as described under ' -- Shelf Registration Statement.'

     The exchange offer is not dependent upon any minimum principal amount of initial notes being tendered for exchange.

     The issuers have no obligation to, and will not knowingly, permit acceptance of tenders of initial notes:

      from persons who are considered affiliates under Rule 405 of the Securities Act,

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

      from any other holder or holders who are not eligible to participate in the exchange offer under the applicable law or its interpretations by the Securities and Exchange Commission, or

      if the exchange notes to be received by the holder or holders of initial notes in the exchange offer, upon receipt, will not be tradable by these holders without restriction under the Securities Act and the Securities Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States.

ACCOUNTING TREATMENT

     The issuers will record the exchange notes at the same carrying value as the initial notes, as reflected in their accounting records on the date of the exchange. Accordingly, the issuers will not recognize any gain or loss for accounting purposes. The issuers will amortize the costs of the exchange offer and the unamortized expenses related to the issuance of the exchange notes over the term of the exchange notes.

EXCHANGE AGENT

     The issuers have appointed The Bank of New York as exchange agent for the exchange offer. You should direct all questions and requests for assistance or additional copies of this prospectus or the letter of transmittal to the exchange agent as follows:

  By Registered or Certified Mail:        By Facsimile in New York:            By Overnight Courier or Hand:
       The Bank of New York            (for Eligible Institutions only)              The Bank of New York
   101 Barclay Street-Floor 7E                 (212) 815-4699                         101 Barclay Street
      New York, New York 10286                                                   Corporate Trust Service Window
   Attention: Santino Ginocchietti          Confirm by Telephone:                        Ground Floor
                                               (212) 815-6331                       New York, New York 10286
                                                                                Attention: Santino Ginocchietti


FEES AND EXPENSES

     The issuers will bear the expenses of soliciting tenders under the exchange offer. The principal solicitation for tenders under the exchange offer is being made by mail; however, the issuers' officers and other employees may make additional solicitations by telegraph, telephone, telecopy or in person.

     The issuers will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. However, the issuers will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with the exchange offer. The issuers may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the initial notes, and in handling or forwarding tenders for exchange.

     The issuers will pay the expenses incurred in connection with the exchange offer, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

     The issuers will generally pay all transfer taxes, if any, applicable to the exchange of initial notes, under the exchange offer. However, tendering holders will pay the amount of any transfer taxes, whether imposed on the registered holder or any other person, if:

      certificates representing exchange notes or initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the initial notes tendered, tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal, or

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

      a transfer tax is imposed for any reason other than the exchange of initial notes under the exchange offer.

     If satisfactory evidence of payment of these taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder.

YOUR FAILURE TO PARTICIPATE IN THE EXCHANGE OFFER WILL HAVE ADVERSE CONSEQUENCES

     If you do not exchange your initial notes for exchange notes under the exchange offer or if you do not properly tender your initial notes in the exchange offer, your initial notes will remain outstanding and continue to accrue interest. However, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not governed by the Securities Act. In addition, you will no longer be able to obligate us to register the initial notes under the Securities Act, except in the limited circumstances provided under our registration rights agreement. The restrictions on transfer of your initial notes arise because the issuers issued the initial notes under exemptions from, or in transactions not governed by, the registration requirements of the Securities Act and applicable state securities laws. In addition, if you want to exchange your initial notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities, and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent the initial notes are tendered and accepted in the exchange offer, the trading market, if any, for the initial notes would be adversely affected. Please refer to the section of this prospectus entitled 'Risk Factors -- Your failure to participate in the exchange offer will have adverse consequences.'

                       DESCRIPTION OF THE EXCHANGE NOTES

     The form and terms of the exchange notes are the same as the form and terms of the initial notes, except that the exchange notes:

      have been registered under the Securities Act,

      will not bear legends restricting the transfer thereof and will not be entitled to registration rights under our registration rights agreement.

     The issuers issued the initial notes and will issue the exchange notes under the indenture, dated as of February 25, 1999, among the issuers, the guarantors of the initial notes and The Bank of New York, as trustee. The terms of the exchange notes will include those stated in the indenture and in the provisions of the exchange notes themselves, as well as those made part of the indenture by reference to the Trust Indenture Act. Except as stated above, the exchange notes will be subject to all these terms, and we refer you to the indenture, the exchange notes and the Trust Indenture Act for a statement of such terms.

     Except as otherwise indicated, the following description relates both to the initial notes and the exchange notes and is a summary of the material provisions of the indenture and the exchange notes. It does not restate those items in their entirety. We urge you to read the indenture and the exchange notes because they, and not this description, define your rights as holder of the exchange notes. We have filed copies of the indenture and the form of exchange notes as exhibits to the registration statement which includes this prospectus. The definitions of certain terms used in the following summary are indicated below under ' -- Certain Definitions.' For purposes of this summary, the term 'Triarc Consumer Products Group' refers only to Triarc Consumer Products Group, LLC and not to any of Triarc Consumer Products Group, LLC's subsidiaries. Also, in this description 'initial notes' and 'exchange notes' are collectively referred to as the 'notes.'

GENERAL

     The exchange notes are unsecured senior subordinated obligations of the issuers, initially limited to $300 million aggregate principal amount, and mature on February 15, 2009. The exchange notes bear interest at 10 1/4% from February 25, 1999, or from the most recent date to which interest has been paid or provided for. Interest on the exchange notes is payable semiannually in arrears to holders of record at the close of business on the February 1 or August 1 immediately preceding the interest payment date on February 15 and August 15 of each year, commencing February 15, 2000. The issuers will pay interest on overdue principal at 1% per annum in excess of such rate, and they will pay interest on overdue installments of interest at the higher rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

     Triarc Consumer Products Group was informed that some prospective purchasers of the notes may have been restricted in their ability to purchase debt securities of limited liability companies, including Triarc Consumer Products Group, unless the debt securities were jointly issued by a corporation. Accordingly, Triarc Beverage Holdings, a wholly owned subsidiary of Triarc Consumer Products Group, served as the co-issuer of the initial notes to facilitate the offering of initial notes. Triarc Beverage Holdings is the holding company for Triarc Consumer Products Group's premium beverage businesses. As a co-issuer of the notes, Triarc Beverage Holdings is jointly and severally liable, together with Triarc Consumer Products Group, for the performance of the obligations under the notes. Accordingly, holders of the notes can make claims directly against Triarc Consumer Products Group and/or Triarc Beverage Holdings.

     The exchange notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge shall be made for any registration of transfer or exchange of the initial notes. The issuers may, however, require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

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

     In accordance with the covenants described below, the issuers may issue additional notes under the indenture. Any additional notes will have the same terms in all respects as the exchange notes except that interest will accrue on the additional notes from and including the date of issuance of the additional notes. The exchange notes that the issuers are offering and any additional notes would be treated as a single class for all purposes under the indenture and will vote together as one class on all matters with respect to the notes.

OPTIONAL REDEMPTION

     Except as set forth in the following paragraph, the notes will not be redeemable at the option of the issuers prior to February 15, 2004. Following that date, the notes will be redeemable, from time to time, at the option of the issuers, in whole or in part. Any redemption requires not less than 30 nor more than 60 days' prior notice mailed by first class mail to each holder's registered address.

     The applicable redemption prices, based on a redemption during the 12-month period commencing on February 15 of the years set forth below, are as follows:

                                                              REDEMPTION
PERIOD                                                           PRICE
------                                                           -----
2004........................................................   105.1250%
2005........................................................   103.4167
2006........................................................   101.7083
2007 and thereafter.........................................   100.0000

     The above redemption prices are expressed as percentages of principal amount on the redemption date, plus accrued and unpaid interest to the redemption date. The redemption price is subject to the right of the holders of record on the relevant record date to receive interest due on the relevant interest payment date.

     In addition, at any time and from time to time prior to February 15, 2002, the issuers may redeem in the aggregate up to 35% of the original principal amount of the notes with the proceeds of one or more qualified public offerings. A qualified public offering is an underwritten primary public offering of common stock of Triarc Consumer Products Group or Triarc Parent, to the extent the proceeds are contributed to Triarc Consumer Products Group as equity, pursuant to an effective registration statement under the Securities Act. If so redeemed, the redemption price, expressed as a percentage of principal amount on the redemption date, is 110.25% plus accrued and unpaid interest to the redemption date, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date.

     In order to redeem the notes in this manner:

          (1) at least 65% of the aggregate principal amount of the notes ever issued under the indenture must remain outstanding and be held, directly or indirectly, by persons other than Triarc Consumer Products Group and its affiliates, immediately after each such redemption; and

          (2) the redemption shall occur within 60 days of the applicable qualified public equity offering.

     In the case of any partial redemption, selection of the notes for redemption will be made by the trustee on a pro rata basis. The selection will be by lot or by any other method as the trustee in its sole discretion deems to be fair and appropriate. In no event will a note of $1,000 in original principal amount or less be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion will be issued in the name of the holder upon cancellation of the original note.

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SINKING FUND

     There is no sinking fund payments for the notes.

GUARANTEES

     The obligations of the issuers pursuant to the notes, including the repurchase obligation resulting from a change of control, are unconditionally guaranteed, jointly and severally, on an unsecured senior subordinated basis, by each of the subsidiary guarantors. Each subsidiary guaranty is limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable subsidiary guarantor without rendering the subsidiary guaranty, as it relates to the applicable subsidiary guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. If a subsidiary guaranty were to be rendered voidable, it could be subordinated by a court to all other indebtedness, including guarantees and other contingent liabilities, of the applicable subsidiary guarantor. Depending on the amount of the affected indebtedness, a subsidiary guarantor's liability on its subsidiary guaranty could be reduced by a court to zero. See 'Risk Factors -- A court could declare the exchange notes junior in right of payment or take other actions under fraudulent transfer statutes that are detrimental to you.'

     Upon satisfaction of the conditions described in the definition of 'Permitted Arby's Dividend,' the indenture permits:

          (1) the subsidiary guaranty of RC/Arby's and each of its direct and indirect subsidiaries, other than Royal Crown Company, Inc. and its subsidiaries, to be released and

          (2) Triarc Consumer Products Group to distribute the capital stock of RC/Arby's and those subsidiaries referred to in clause (1) above to Triarc Parent, as a Permitted Arby's Dividend.

RANKING

     The indebtedness evidenced by the notes and the subsidiary guarantees is unsecured senior subordinated obligations of the issuers and the subsidiary guarantors. The obligations of the issuers and the subsidiary guarantors with respect to the indebtedness are subordinate in right of payment to the prior payment in full of all Senior Indebtedness, whether outstanding on the closing date, which occurred on February 25, 1999, or thereafter incurred. Those obligations are also subordinate to the obligations of the issuers and subsidiary guarantors under the credit agreement. For purposes of this section, 'payment in full,' as used with respect to Senior Indebtedness means the payment of cash.

     As of July 4, 1999, the Senior Indebtedness of the issuers and the subsidiary guarantors, on a consolidated basis was approximately $484.2 million, substantially all of which is secured indebtedness. Although the indenture contains limitations on the amount of additional Indebtedness that the issuers and the subsidiary guarantors may incur, there are circumstances where the amount of Indebtedness could be substantial and, in any case, additional Indebtedness may be Senior Indebtedness. See ' -- Certain
Covenants -- Limitation on Indebtedness.'

     All the operations of Triarc Consumer Products Group are conducted through its subsidiaries. Triarc Consumer Products Group's foreign subsidiaries do not guarantee the notes. The notes and each subsidiary guaranty will be effectively subordinated to creditors, including trade creditors, and preferred stockholders, if any, of subsidiaries of Triarc Consumer Products Group, other than the subsidiary guarantors. As of July 4, 1999, the total liabilities of the subsidiaries that were not subsidiary guarantors, was approximately $5.2 million, including trade payables.

     Although the indenture limits the incurrence of Indebtedness and preferred stock by some of Triarc Consumer Products Group's subsidiaries, the limitations are subject to a number of significant qualifications. Moreover, the indenture does not impose any limitation on the incurrence by those subsidiaries of liabilities that are not considered Indebtedness under the indenture. See
' -- Certain Covenants -- Limitation on Indebtedness.'

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     Only Indebtedness of an issuer or a subsidiary guarantor that is Senior
Indebtedness will rank senior to the notes and the relevant subsidiary guaranty in accordance with the provisions of the indenture. The notes and each subsidiary guaranty will rank equally with all other Senior Subordinated Indebtedness of the relevant issuer or subsidiary guarantor, respectively. Each issuer and each subsidiary guarantor has agreed in the indenture that it will not incur, directly or indirectly, any Indebtedness that is subordinate or junior in ranking in right of payment to its Senior Indebtedness unless the Indebtedness incurred is:

          (1) Senior Subordinated Indebtedness or,

          (2) expressly subordinated in right of payment to Senior Subordinated Indebtedness.

     Unsecured Indebtedness is not deemed to be subordinated or junior to Secured Indebtedness merely because it is unsecured.

     No direct or indirect payment, deposit or distribution of any kind or character, whether pursuant to the terms of the notes or upon acceleration, by way of repurchase, redemption, defeasance or otherwise, may be made if any Designated Senior Indebtedness of an issuer is not paid when due, whether at maturity, on account of:

          (1) mandatory redemption or

          (2) prepayment, acceleration or otherwise.

     A payment of the sort described above may be made, however, if the default has been cured or waived and any resulting acceleration has been rescinded or the applicable Designated Senior Indebtedness has been paid in full.

     Further, the paying issuer may pay the notes without regard to the foregoing if it and the trustee receive written notice approving the payment from the representative of the Designated Senior Indebtedness.

     During the continuance of any default on Designated Senior Indebtedness that entitles the holders of such indebtedness to accelerate its maturity immediately without further notice, other than a default described in the preceding paragraph, that issuer may not pay the notes during the payment blockage period, The payment blockage period commences upon the receipt by the trustee of written notice, the blockage notice, of such default from the representative of the holders of such Designated Senior Indebtedness specifying an election to effect a payment blockage period and ends ending 179 days thereafter, or earlier if the payment blockage period is terminated:

          (a) by written notice to the trustee and the applicable issuer from the person or persons who gave the blockage notice,

          (b) because the default giving rise to the blockage notice is no longer continuing or

          (c) because such Designated Senior Indebtedness has been repaid in full.

     Despite the provisions described in the last sentence of the immediately preceding paragraph, the applicable issuer may resume payments on the notes after the end of the payment blockage period as long as a payment default on any Designated Senior Indebtedness has not occurred and is continuing. The issuer may not do so, however, if the holders of the Designated Senior Indebtedness have, or the representative of the applicable holders has, accelerated the maturity of the Designated Senior Indebtedness. There may not be more than one payment blockage period in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during the period.

     Upon any payment or distribution of the assets of an issuer as a result of a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the issuer or its property, the holders of Senior Indebtedness will be entitled to receive payment in full in cash of that Senior Indebtedness before the noteholders are entitled to receive any payment. Further, until the Senior Indebtedness is paid in full in cash, any payment or distribution to which noteholders would otherwise be entitled to will be made to holders of such Senior Indebtedness as their interests may appear. However, the noteholders may receive:

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          (a) shares of stock, other than any shares of stock which:

             (1) by their terms or the terms of any security into which they are convertible or for which they are exchangeable, or

             (2) upon the happening of any event,

    mature or are mandatorily redeemable or are redeemable at the option of the holder thereof, in whole or in part, and

          (b) any debt securities that are subordinated to the Senior Indebtedness to at least the same extent as the notes.

     The noteholders may receive the securities referred to in paragraphs (a) and (b) above, only if the securities shall be provided for by a plan of reorganization or readjustment authorized by an order or decree of a court of competent jurisdiction in a reorganization proceeding under any applicable bankruptcy, insolvency or other similar law. If a distribution is made to noteholders that, due to the subordination provisions, should not have been made to them, the recurring noteholders are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

     If payment of the notes is accelerated because of an event of default, the issuers or the trustee shall promptly notify the holders of Designated Senior Indebtedness or the representative of these holders of the acceleration. If any Designated Senior Indebtedness is outstanding, neither the issuers nor any subsidiary guarantor may pay the notes until five business days after the representatives of all the issues of Designated Senior Indebtedness receive notice of the acceleration. Afterwards, they may pay the notes only if the indenture otherwise permits payment at that time.

     To the extent any payment of Senior Indebtedness is:

          (1) declared to be fraudulent or preferential,

          (2) set aside or

          (3) required to be paid to any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar person under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then if it is recovered by, or paid over to that person, the Senior Indebtedness or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if the payment had not occurred. To the extent the obligation to repay any Senior Indebtedness is determined to be fraudulent, invalid, or otherwise set aside under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then the obligation as so declared shall be deemed to be reinstated and outstanding as Senior Indebtedness for all purposes hereof as if the declaration, invalidity or setting aside had not occurred.

     If the issuers fail to make any payment on the notes when due or within any applicable grace period, whether or not on account of the payment blockage provision referred to above, that failure would constitute an event of default under the indenture and would enable the holders to accelerate the maturity of the indenture. See ' -- Events of Default.'

     The obligations of a subsidiary guarantor under its subsidiary guaranty are unsecured senior subordinated obligations. Accordingly, the rights of noteholders to receive payment by a subsidiary guarantor pursuant to its subsidiary guaranty will be subordinated in right of payment to the rights of holders of Senior Indebtedness of any subsidiary guarantor. The terms of the subordination provisions described above with respect to the issuers' obligations under the notes apply equally to a subsidiary guarantor and the obligations of a subsidiary guarantor under its subsidiary guaranty.

     BY REASON OF THE SUBORDINATION PROVISIONS CONTAINED IN THE INDENTURE, IN THE EVENT OF INSOLVENCY, CREDITORS OF AN ISSUER OR A SUBSIDIARY GUARANTOR WHO ARE HOLDERS OF SENIOR INDEBTEDNESS OF THE APPLICABLE ISSUER OR SUBSIDIARY GUARANTOR, AS THE CASE MAY BE, MAY RECOVER MORE, RATABLY, THAN THE NOTEHOLDERS.

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     The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government obligations deposited in trust prior to the occurrence of an event prohibiting payment of or on the notes and held in trust by the trustee for the payment of principal of and interest on the notes pursuant to the provisions described under ' -- Defeasance.'

CERTAIN COVENANTS

     The indenture contains covenants including, among others, the following:

LIMITATION ON INDEBTEDNESS.

     (a) Triarc Consumer Products Group shall not, and shall not permit any Restricted Subsidiary to, incur, directly or indirectly, any Indebtedness; provided, however, that any issuer or any subsidiary guarantor may incur Indebtedness if, on the date of such incurrence and after giving effect thereto, the Consolidated Coverage Ratio exceeds 2.0 to 1.

     (b) Despite the foregoing paragraph (a), Triarc Consumer Products Group and the Restricted Subsidiaries may incur any or all of the following Indebtedness:

          (1) Indebtedness incurred pursuant to the Credit Agreement by an issuer or a subsidiary guarantor. After giving effect to the incurrence, the aggregate principal amount of Indebtedness then outstanding must not exceed the greater of

             (i) $545.0 million less the sum of all principal payments with respect to Indebtedness pursuant to:

                (A) the covenant described under ' -- Limitation on Sales of Assets and Subsidiary Stock' and/or

                (B) a Permitted Arby's Securitization. After a Permitted Arby's IPO Dividend has been made, the aggregate principal amount of Indebtedness then outstanding shall not exceed $425.0 million less the sum of all principal payments with respect to Indebtedness pursuant to the covenant described under ' -- Limitation on Sales of Assets and Subsidiary Stock'; or

             (ii) the sum of:

                (x) 50.0% of the book value of the inventory of Triarc Consumer Products Group and its Restricted Subsidiaries and

                (y) 80.0% of the book value of the accounts receivable of Triarc Consumer Products Group and its Restricted Subsidiaries, to the extent inventory or accounts receivable are not encumbered by any lien securing Indebtedness other than liens securing obligations under the credit agreement,

        The book value of the inventory and accounts receivable will be determined as of the date of the most recent balance sheet of Triarc Consumer Products Group filed or delivered to the trustee pursuant to the 'SEC Reports' covenant, and on a pro forma basis after giving effect to any Business Disposition, Business Acquisition or designation of a Restricted Subsidiary as an Unrestricted Subsidiary occurring after the date of such balance sheet.

          (2) Indebtedness owed to and held by Triarc Consumer Products Group or a Restricted Subsidiary. This exception is subject to the following limitations:

             (a) any subsequent issuance or transfer of any capital stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness, other than to Triarc Consumer Products Group or a Restricted Subsidiary, shall be deemed, in each case, to constitute the incurrence of such Indebtedness by the obligor thereon not permitted by this clause (2) and

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             (b) if an issuer or a subsidiary guarantor is the obligor on the
        Indebtedness, the Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes;

          (3) the notes, but not any additional notes, and the subsidiary guarantees;

          (4) Indebtedness outstanding on the closing date, other than Indebtedness described in clause (1), (2) or (3) of this covenant;

          (5) Indebtedness of Foreign Restricted Subsidiaries in an aggregate principal amount at any time outstanding under this clause (5) not to exceed the greater of (x) $5.0 million or (y) 10% of Consolidated Total Assets of Triarc Consumer Products Group's Foreign Restricted Subsidiaries;

          (6) Refinancing Indebtedness in respect of Indebtedness incurred pursuant to paragraph (a) or pursuant to clause (3), (4) or this clause
     (6);

          (7) hedging obligations under currency agreements and interest rate agreements. This exception is subject to the following limitations:

             (a) the currency agreements may not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder and

             (b) the notional principal amount of Indebtedness with respect to any interest rate agreement must not exceed the principal amount of the Indebtedness to which the interest rate agreement relates;

          (8) Indebtedness, in an aggregate principal amount at any time outstanding under this clause (8) not to exceed $20.0 million, represented by capital lease obligations or other purchase money Indebtedness of any issuer or any subsidiary guarantor incurred for the purpose of leasing, financing or refinancing all or any part of the purchase price or cost of construction or improvements of any property, real or personal, or other assets that are used or useful in a Related Business. This Indebtedness may be incurred:

             (a) as a result of the direct purchase of assets or the capital stock of any person owning such assets or

             (b) as Indebtedness owed to the seller or the person carrying out any construction or improvement or to any third party;

     In each case:

             (x) such Indebtedness must not be secured by any property or assets of Triarc Consumer Products Group and its Restricted Subsidiaries other than the property or assets so leased, acquired, constructed or improved and

             (y) such Indebtedness must be created within 90 days of the acquisition or completion of construction or improvement of the related property or asset.

          (9) Indebtedness arising from agreements of Triarc Consumer Products Group or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, incurred or assumed in connection with the disposition of any business, asset or subsidiary. This exception excludes guarantees of Indebtedness incurred by any person acquiring all or any portion of any business, assets or subsidiary for the purpose of financing the acquisition. In addition:

             (A) the maximum assumable liability in respect of the Indebtedness must at no time exceed the gross proceeds, including non-cash proceeds and

             (B) the fair market value of any non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value, actually received by Triarc Consumer Products Group and/or the applicable Restricted Subsidiary in connection with the disposition;

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          (10) obligations in respect of performance and surety bonds and completion guarantees provided by Triarc Consumer Products Group or any Restricted Subsidiary in the ordinary course of business.

          (11) Indebtedness of a subsidiary guarantor incurred and outstanding on or prior to the date on which such person was acquired by Triarc Consumer Products Group. This exception excludes Indebtedness incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transactions or series of related transactions as a result of which the applicable person became a subsidiary or was acquired by Triarc Consumer Products Group. The aggregate principal amount of Indebtedness under this exception at any time outstanding, which together with the principal amount of all other Indebtedness under this clause (11) outstanding on the date of incurrence must not exceed $20.0 million.

          (12) guarantees by any issuer or any subsidiary guarantor of any Indebtedness permitted to be incurred pursuant to this covenant.

          (13) Indebtedness of any issuer or any subsidiary guarantor in an aggregate principal amount which, together with all other Indebtedness of the issuers and the subsidiary guarantors outstanding on the date of incurrence, other than Indebtedness permitted by clauses (1) through (12) above or paragraph (a), after giving effect to the use of the proceeds of the incurrence of Indebtedness, does not exceed $45.0 million.

     (c) Depite the foregoing, the issuers and the subsidiary guarantors shall not incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds are used, directly or indirectly, to refinance any Subordinated Obligations. However, the Indebtedness may be incurred if it is subordinated to the notes or the subsidiary guarantees, as the case may be, to at least the same extent as such subordinated obligations.

     (d) For purposes of determining compliance with the foregoing covenant:

          (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, Triarc Consumer Products Group, in its sole discretion, will classify that item of Indebtedness and only be required to include the amount and type of that Indebtedness in one of the above clauses or the first paragraph hereof, and

          (ii) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.

     In addition, Triarc Consumer Products Group may, at any time, change the classification of an item, or portion of an item, of Indebtedness to any other clause or to the first paragraph hereof. Triarc Consumer Products Group may do so, however, only if it would be permitted to incur such item of Indebtedness, or portion thereof, pursuant to the proposed new clause or the first paragraph hereof, as the case may be, at the time of reclassification.

LIMITATION ON RESTRICTED PAYMENTS.

     (a) Triarc Consumer Products Group shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to make a restricted payment if at the time Triarc Consumer Products Group or the applicable Restricted Subsidiary makes the restricted payment:

          (1) a default shall have occurred and be continuing, or would result therefrom;

          (2) Triarc Consumer Products Group is not able to incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under ' -- Limitation on Indebtedness'; or

          (3) the aggregate amount of the restricted payment and all other restricted payments since the closing date, would exceed the sum of, without duplication:

             (A) 50% of the Consolidated Net Income accrued during the period, treated as one accounting period, from the beginning of the fiscal quarter immediately following the closing date to the end of the most recent fiscal quarter ending prior to the date of the

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        restricted payment for which reports have been filed or provided to the trustee pursuant to the 'SEC Reports' covenant, or, in case the Consolidated Net Income so determined shall be a deficit, minus 100% of such deficit;

             (B) the aggregate net cash proceeds received by Triarc Consumer Products Group as a contribution to its capital or from the issuance or sale of its capital stock, other than Disqualified Stock, after to the closing date, including an issuance or sale permitted by the indenture of Indebtedness of Triarc Consumer Products Group for cash subsequent to the closing date upon the conversion of such Indebtedness into capital stock, other than Disqualified Stock, of Triarc Consumer Products Group. Issuances and sales of capital stock to a subsidiary of Triarc Consumer Products Group, may not be included in this paragraph (B);

             (C) an amount equal to the sum of:

                (i) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to Triarc Consumer Products Group or any Restricted Subsidiary from Unrestricted Subsidiaries, and

                (ii) the portion, proportionate to Triarc Consumer Products Group's equity interest in the applicable subsidiary, of the fair market value of the net assets of an Unrestricted Subsidiary at the time the Unrestricted Subsidiary is designated a Restricted Subsidiary;

       except that the foregoing sum must not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made, and treated as a restricted payment, by Triarc Consumer Products Group or any Restricted Subsidiary in the applicable Unrestricted Subsidiary; and

             (D) to the extent that any Investment, other than a Permitted Investment, that was made after the closing date is sold for cash or otherwise liquidated, repaid or otherwise reduced, including by way of dividend, for cash, an amount equal to the lesser of:

                (i) the cash return of capital with respect to the Investment less the cost of disposition, if any, and

                (ii) the initial amount of the Investment.

For purposes of this provision, a restricted payment with respect to any person means:

          (i)(A) the declaration or payment of any dividends or any other distributions of any sort in respect of its capital stock, including any payment in connection with any merger or consolidation involving the applicable person, or similar payment to the direct or indirect holders of its capital stock in their capacity as holders, other than dividends or distributions payable solely in its capital stock, other than Disqualified Stock, and

            (B) dividends or distributions payable solely to Triarc Consumer Products Group or a Restricted Subsidiary,

          (ii) the purchase, redemption or other acquisition or retirement for value of any capital stock of:

             (A) an issuer, any affiliate of Triarc Consumer Products Group or any subsidiary guarantor held by any person, other than Triarc Consumer Products Group or a wholly owned subsidiary, or

             (B) a Restricted Subsidiary that is not a subsidiary guarantor or an issuer held by any affiliate of Triarc Consumer Products Group, other than a Restricted Subsidiary,

            including, in respect of both clause (A) and (B) above, the exercise of any option to exchange any capital stock, other than into capital stock of Triarc Consumer Products Group that is not Disqualified Stock,

          (iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment

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     of any Subordinated Obligations, other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition, or

          (iv) the making of any Investment in any person, other than a Permitted Investment.

     So long as, other than with respect to clauses (iv), (viii), except for payments of any management fees, (x) and (xii) below, no default or event of default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth below, the provisions of paragraph (a) of this covenant shall not prohibit:

          (i) payment of the Closing Dividend to Triarc Parent, but the payment must be excluded in the calculation of the amount of restricted payments made under paragraph (a) above;

          (ii) any restricted payment, other than a restricted payment described in clause (i) of the definition of 'restricted payment' made out of the net cash proceeds of a capital contribution to Triarc Consumer Products Group or the substantially concurrent sale of, or made by exchange for, capital stock of Triarc Consumer Products Group, other than Disqualified Stock; except that:

             (A) the capital contribution or sale must occur within 20 business days of the date of the restricted payment,

             (B) the restricted payment must be excluded in the calculation of the amount of restricted payments made under paragraph (a) above and

             (C) the net cash proceeds from the capital contribution or sale must, to the extent used to make the applicable payment, be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

          (iii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the sale of, Indebtedness of Triarc Consumer Products Group which is permitted to be incurred pursuant to paragraph
     (b)(6) of the covenant described under ' -- Limitation on Indebtedness'; except that:

             (A) the sale must occur within 20 business days of the date of the restricted payment and

             (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value must be excluded in the calculation of the amount of restricted payments made under paragraph (a) above;

          (iv) dividends paid within 60 days after the date of declaration thereof if at the date of its declaration the dividend would have complied with this covenant; but that the dividend shall be included in the calculation of the amount of restricted payments made under paragraph (a) above;

          (v) the repurchase or other acquisition of shares of, or options to purchase shares of, common stock of Triarc Consumer Products Group or any of its subsidiaries from employees, former employees, directors or former directors of Triarc Consumer Products Group or any of its subsidiaries, or permitted transferees of these persons, pursuant to the terms of the agreements, including employment agreements, or plans or amendments thereto, approved by the board of directors of Triarc Consumer Products Group or the applicable subsidiary under which individuals purchase or sell shares of common stock (collectively, 'plan participants'). The aggregate price paid for all repurchased or acquired common stock must not exceed:
     (a) $5 million in the twelve month period beginning on the closing date,
     (b) $7.5 million in the twelve month period beginning on the first anniversary of the closing date and (c) $10.0 million in each twelve month period beginning on the second anniversary of the closing date and each anniversary of the closing date thereafter.

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          The aggregate price paid for all repurchased or acquired common stock repurchased or acquired pursuant to this clause (v) on and after the closing date shall not exceed $25.0 million plus an amount equal to the net cash proceeds received by Triarc Consumer Products Group or any Restricted Subsidiary after the closing date from the sale of capital stock, other than Disqualified Stock, to plan participants.

          In addition:

             (A) the repurchases and other acquisitions shall be excluded in the calculation of the amount of restricted payments made under paragraph
        (a) above and

             (B) the net cash proceeds from the sales shall, to the extent used to make repurchases or other acquisitions, be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

          (vi) any Permitted Arby's Dividend; but any such payment shall be excluded in the calculation of the amount of restricted payments made under paragraph (a) above;

          (vii) dividends or distributions by any Restricted Subsidiary payable to all holders of a class of capital stock of the applicable Restricted Subsidiary on a pro rata basis; provided that the payment shall be excluded in the calculation of the amount of restricted payments made under paragraph (a) above;

          (viii) payments to Triarc Parent pursuant to the management agreement; provided that the payment shall be excluded in the calculation of the amount of restricted payments made under paragraph (a) above;

          (ix) Investments by Arby's or any of its subsidiaries in the Arby's Securitization Entity in an amount that, together with all other Investments made pursuant to this clause (ix) on or after the closing date, do not exceed $15.0 million; but the Investment shall be included in the calculation of the amount of restricted payments made under paragraph (a) above;

          (x) payments or distributions to Triarc Parent pursuant to any tax sharing agreement; but the payment shall, to the extent not deducted in calculating Consolidated Net Income or recorded as deferred income taxes, be included in the calculation of the amount of restricted payments made under paragraph (a) above;

          (xi) the declaration and payment of dividends to holders of any class or series of Disqualified Stock issued on or after the closing date in accordance with the covenant entitled ' -- Limitation on Indebtedness'; but the payment shall be excluded in the calculation of restricted payments made under paragraph (a) above;

          (xii) repurchases of capital stock deemed to occur upon exercise of stock options to the extent that the capital stock represents a portion of the exercise price of such options; but the amount shall be excluded in the calculation of the amount of restricted payments made pursuant to paragraph
     (a) above;

          (xiii) any other Investment made in a Related Business or a person engaged in a Related Business which, together with all other Investments made pursuant to this clause (xiii) on or after the closing date, does not exceed $25.0 million. In each case, after giving effect to any subsequent reduction in the amount of any Investments made pursuant to this clause
     (xiii) as a result of the repayment or other disposition for cash as set forth in clause 3(D) of paragraph (a) above, the amount of such reduction shall not exceed the amount of any Investment previously made pursuant to this clause (xiii); but the applicable Investment shall be included in the calculation of restricted payments made under paragraph (a) above;

          (xiv) any other restricted payment that, together with all other restricted payments made pursuant to this clause (xiv) on or after the closing date, does not exceed $10.0 million; provided that the amount shall be included in the calculation of the amount of restricted payments made pursuant to paragraph (a) above.

     The amount of all restricted payments, other than cash, shall be the fair market value on the date of the restricted payment of the assets or securities proposed to be transferred or issued by

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Triarc Consumer Products Group or any relevant subsidiary, as the case may be, pursuant to the restricted payment. The fair market value of any non-cash restricted payment shall be determined in good faith by the board of directors of Triarc Consumer Products Group, whose good faith determination shall be conclusive.

LIMITATION ON SENIOR SUBORDINATED INDEBTEDNESS

     The issuers and the subsidiary guarantors shall not incur any Indebtedness that is subordinate in right of payment to any Senior Indebtedness unless such Indebtedness ranks equal to, or is subordinated in right of payment to, the notes or the subsidiary guarantees, as the case may be. This limitation shall not apply to distinctions between categories of Senior Indebtedness of an issuer or a subsidiary guarantor that exist by reason of any liens or guarantees arising or created in respect of some but not all Senior Indebtedness.

LIMITATION ON LIENS

     The issuers and the subsidiary guarantors shall not incur any Indebtedness secured by a lien ('Secured Indebtedness') which is not Senior Indebtedness. They may do so, however, if:

          (1) contemporaneously therewith effective provision is made to secure the notes, or the subsidiary guaranty, as the case may be, equally and ratably with, or

          (2) the Secured Indebtedness is subordinated in right of payment to the notes or the subsidiary guaranty, prior to,

the Secured Indebtedness for so long as the Secured Indebtedness is secured by a lien.

LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED SUBSIDIARIES

     Triarc Consumer Products Group shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (a) pay dividends or make any other distributions on its capital stock to Triarc Consumer Products Group or any other Restricted Subsidiary or pay any Indebtedness owed to Triarc Consumer Products Group or any other Restricted Subsidiary,

          (b) make any loans or advances to Triarc Consumer Products Group or any other Restricted Subsidiary or

          (c) transfer any of its property or assets to Triarc Consumer Products Group or any other Restricted Subsidiary.

     The above restriction shall not apply to:

          (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the closing date, including the credit agreement as in effect on the closing date;

          (ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness incurred by that Restricted Subsidiary on or prior to the date on which the Restricted Subsidiary was acquired by Triarc Consumer Products Group and outstanding on the date of acquisition. However, Indebtedness incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which the Restricted Subsidiary became a Restricted Subsidiary or was acquired by Triarc Consumer Products Group, shall be excluded from this exception;

          (iii) any encumbrance or restriction pursuant to an agreement effecting a refinancing of Indebtedness incurred pursuant to an agreement referred to in clause (i) or (ii) of this covenant or this clause (iii) or contained in any amendment to an agreement referred to in clause (i) or
     (ii) of this covenant or this clause (iii). The encumbrances and restrictions with respect to such Restricted Subsidiary contained in any applicable refinancing agreement or

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     amendment, taken as a whole, shall not be materially more restrictive than encumbrances and restrictions with respect to the applicable Restricted Subsidiary contained in any predecessor agreements, as determined in good faith by Triarc Consumer Products Group's board of directors;

          (iv) any encumbrance or restriction consisting of customary non-assignment provisions in leases governing leasehold interests to the extent these provisions restrict:

             (A) the transfer of the lease or the property leased thereunder or other customary non-assignment provisions in agreements entered into in the ordinary course of business and

             (B) the assignment of those agreements;

          (v) in the case of clause (c) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent the restrictions restrict the transfer of the property subject to the security agreements or mortgages;

          (vi) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the capital stock or assets of the Restricted Subsidiary pending the closing of the sale or disposition;

          (vii) encumbrances or restrictions contained in the terms of any Indebtedness or any agreement pursuant to which the applicable Indebtedness was issued if:

             (A) the encumbrances or restrictions, taken as a whole, are not materially more restrictive than is customary in comparable financings, as determined in good faith by Triarc Consumer Products Group's board of directors; and

             (B) the encumbrances or restrictions will not materially adversely affect Triarc Consumer Products Group's ability to make principal or interest payments on the notes, as determined in good faith by Triarc Consumer Products Group's board of directors; and

          (viii) any applicable law, rule, regulation or order.

LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK

     Triarc Consumer Products Group will not, and will not permit any Restricted Subsidiary to, consummate any asset disposition, unless:

          (i) the consideration received by Triarc Consumer Products Group or the applicable Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and

          (ii) at least 75% of the consideration received consists of cash, Temporary Cash Investments, liquid securities or the assumption by the purchaser of Indebtedness, other than Subordinated Obligations.

     An asset disposition means any sale, lease, transfer or other disposition, or series of related sales, leases, transfers or dispositions, by Triarc Consumer Products Group or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction, each referred to for the purposes of this definition as a 'disposition,' of

          (i) any shares of capital stock of a Restricted Subsidiary, other than directors' qualifying shares or shares required by applicable law to be held by a person other than Triarc Consumer Products Group or a Restricted Subsidiary,

          (ii) all or substantially all the assets of any division or line of business of Triarc Consumer Products Group or any Restricted Subsidiary or

          (iii) any other assets of Triarc Consumer Products Group or any Restricted Subsidiary outside of the ordinary course of business of Triarc Consumer Products Group or the applicable Restricted Subsidiary.

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

     An asset disposition does not include any of the following:

          (A) a disposition to Triarc Consumer Products Group or a Restricted Subsidiary,

          (B) a disposition that constitutes a restricted payment permitted by the covenant described under ' -- Certain Covenants -- Limitation on Restricted Payments' or a Permitted Investment,

          (C) sales or other dispositions for consideration at least equal to the fair market value of the assets sold or disposed of as determined in good faith by the board of directors of Triarc Consumer Products Group, but only to the extent that the consideration received consists of property or assets that are to be used in a Related Business or the capital stock of a person engaged in a Related Business if that person becomes, or is merged or consolidated into, a Restricted Subsidiary as a result of the receipt of capital stock,

          (D) a Permitted Arby's Securitization,

          (E) a disposition covered by and permitted under ' -- Consolidation, Merger and Sale of Assets,'

          (F) the sale or discount of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof,

          (G) a disposition of capital stock of an Unrestricted Subsidiary,

          (H) a disposition of an Investment in any person made on or after the closing date, that was not a Permitted Investment when made,

          (I) disposals or replacements of obsolete or worn equipment in the ordinary course of business,

          (J) a disposition of assets, including capital stock, in a transaction or series of related transactions with a fair market value of less than $1,000,000 and

          (K) the sale of capital stock of Triarc Consumer Products Group or any of its Restricted Subsidiaries to employees, managers, directors and consultants of Triarc Consumer Products Group and its Restricted Subsidiaries pursuant to plans approved by the board of directors of Triarc Consumer Products Group. However the net proceeds, if any, must be applied pursuant to the provisions of this covenant ' -- Certain
     Covenants -- Limitation on Sale of Assets and Subsidiary Stock.'

     In the event and to the extent that the net available cash received by Triarc Consumer Products Group or any Restricted Subsidiary from one or more asset dispositions occurring on or after the closing date in any period of 12 consecutive months exceeds $10.0 million, then Triarc Consumer Products Group shall:

          (i) within 360 days after the date that the net available cash so received exceeds $10.0 million and to the extent Triarc Consumer Products Group elects, or is required by the terms of any Indebtedness,

             (A) apply an amount equal to the excess net available cash to repay Senior Indebtedness of an issuer or any subsidiary guarantor, in each case owing to a person other than Triarc Consumer Products Group or any affiliate of Triarc Consumer Products Group, and, in the case of revolving credit indebtedness, correspondingly reduce any commitment therefor or

             (B) invest all or a portion of such amount, or the amount not so applied pursuant to clause (A), in Additional Assets, and

          (ii) apply the excess net available cash, to the extent not applied pursuant to clause (i), as provided in the following paragraphs of the covenant described hereunder.

     The amount of excess net available cash required to be applied or reinvested during the applicable period and not applied or reinvested as so required by the end of the applicable period shall constitute 'excess proceeds.'

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     If, as of the first day of any calendar month, the aggregate amount of excess proceeds not previously covered by an excess proceeds offer discussed below totals at least $10.0 million, Triarc Consumer Products Group must, not later than the fifteenth business day of that month, make an offer (an 'excess proceeds offer') to purchase outstanding Indebtedness on the following terms:

      Triarc Consumer Products Group must purchase on a ratable basis from the holders of the notes and, if an issuer or a subsidiary guarantor is required to do so under the terms of any of its other Indebtedness that is not subordinated to the notes, that other Indebtedness,

      Triarc Consumer Products Group will be required to purchase an aggregate principal amount of notes and applicable other Indebtedness equal to the excess proceeds, rounded down to the nearest multiple of $1,000, and the purchase price will equal 100% of the principal amount of the applicable notes or other Indebtedness, as the case may be, plus, in each case, accrued interest, if any, to the date of purchase (the 'excess proceeds payment').

     Upon completion of an excess proceeds offer, the amount of excess proceeds shall be reset at zero.

     Triarc Consumer Products Group will comply, to the extent applicable, with the requirements of Section 14(e) of the Securities Exchange Act and any other securities laws or regulations in the event that the excess proceeds are received by Triarc Consumer Products Group under this covenant and Triarc Consumer Products Group is required to repurchase notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, Triarc Consumer Products Group shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

LIMITATION ON AFFILIATE TRANSACTIONS

     (a) Triarc Consumer Products Group shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service with any affiliate of Triarc Consumer Products Group (an 'affiliate transaction') unless the terms thereof:

          (1) are no less favorable to Triarc Consumer Products Group or the Restricted Subsidiary than those that could be obtained at the time of such transaction in arm's-length dealings with a person who is not an affiliate,

          (2) if the affiliate transaction involves an amount in excess of $2.5 million:

             (i) are set forth in writing and

             (ii) have been approved by a majority of the members of the board of directors of Triarc Consumer Products Group having no personal stake in the affiliate transaction and

          (3) if the affiliate transaction involves as amount in excess of $10.0 million, the financial terms of which have been determined by a nationally recognized investment banking firm to be fair, from a financial standpoint, to Triarc Consumer Products Group and its Restricted Subsidiaries.

     (b) The provisions of the foregoing paragraph (a) shall not prohibit:

          (i) any Restricted Payment permitted to be paid pursuant to the covenant described under ' -- Limitation on Restricted Payments,'

          (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors of Triarc Consumer Products Group,

          (iii) the grant of stock options or similar rights to employees, managers, directors and consultants of Triarc Consumer Products Group and its subsidiaries pursuant to plans approved by the board of directors of Triarc Consumer Products Group,

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          (iv) loans or advances to employees in the ordinary course of business in accordance with the past practices of Triarc Consumer Products Group or its Restricted Subsidiaries, but in any event not to exceed $2.5 million in the aggregate outstanding at any one time,

          (v) the payment of reasonable fees to directors of Triarc Consumer Products Group and its Restricted Subsidiaries who are not employees of Triarc Consumer Products Group or its Restricted Subsidiaries,

          (vi) any affiliate transaction between Triarc Consumer Products Group and a Restated Subsidiary or between Restricted Subsidiaries,

          (vii) the issuance or sale of any capital stock, other than Disqualified Stock, of Triarc Consumer Products Group,

          (viii) transactions pursuant to any contract or agreement in effect on or entered into on the closing date, and any renewal, extension or amendment thereof that is on terms no less favorable to Triarc Consumer Products Group than the terms in effect on the closing date, as determined in good faith by Triarc Consumer Products Group's board of directors,

          (ix) the purchase by Triarc Consumer Products Group and its Restricted Subsidiaries of raw materials, flavors and packaging materials from Triarc Parent at Triarc Parent's cost,

          (x) the transactions which consist of the issuance and sale of the notes and the closing of the credit agreement and the borrowings thereunder for the purpose of:

             (A) repaying Triarc Beverage Holdings' existing credit agreement,

             (B) redeeming the existing notes of RC/Arby's,

             (C) paying the Closing Dividend and

             (D) purchasing Millrose and Mid-State on or about the closing date, and

          (xi) any transactions constituting part of the Permitted Arby's Securitization.

REPURCHASE OF NOTES UPON A CHANGE OF CONTROL

     (a) Upon the occurrence of a change of control, each holder shall have the right to require that the issuers repurchase his, her or its notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase. This right is subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date, in accordance with the terms contemplated in paragraph (b) below.

     A change of control means the occurrence of any of the following events:

          (i)(A) any 'person' or 'group,' within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act, other than one or more permitted holders, is or becomes the beneficial owner, as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act, directly or indirectly, of more than 35% of the total voting power of the voting stock of Triarc Consumer Products Group or Triarc Parent and

            (B) the permitted holders beneficially own, directly or indirectly, in the aggregate a lesser percentage of the total voting power of the voting stock of Triarc Consumer Products Group or Triarc Parent than the applicable other person or group and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of Triarc Consumer Products Group or of Triarc Parent.

          Permitted holders means, collectively, Nelson Peltz, Peter W. May, DWG Acquisition Group, L.P., and/or their respective affiliates, including members of their immediate families, and any trusts and estates of which any of them are primary beneficiaries and any entities of which any of them hold a majority of the equity securities;

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          (ii) individuals who:

             (A) on the closing date constituted the board of directors of Triarc Parent, Triarc Consumer Products Group or Triarc Beverage Holdings, together with

             (B) any new directors whose election by any of these boards of directors or whose nomination for election by the shareholders of the same persons was approved by a vote of a majority of their directors then still in office who were either directors as of the closing date, or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the board of directors then in office;

          (iii) the adoption of a plan relating to the liquidation or dissolution of Triarc Consumer Products Group;

          (iv) (A) the merger or consolidation of Triarc Consumer Products Group or Triarc Parent with or into another person,

              (B) the merger of another person with or into Triarc Consumer Products Group or Triarc Parent, or

              (C) the sale of all or substantially all the assets of Triarc Consumer Products Group or Triarc Parent to another person,

    and, in the case of a merger or consolidation, the securities of Triarc Consumer Products Group or Triarc Parent that are outstanding immediately prior to such transaction are changed into or exchanged for cash, securities or property. Mergers and consolidations where the outstanding securities of Triarc Consumer Products Group or Triarc Parent are changed into or exchanged for, in addition to any other consideration, securities of the surviving person or transferee that represent immediately after the transaction, at least a majority of the aggregate voting power of the voting stock of the surviving person or transferee are excluded from clause (iv). Mergers, consolidations and sales to a person that is directly or indirectly controlled by one or more permitted holders are also excluded from clause (iv); or

          (v) any 'person' or 'group,' within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act, other than one or more permitted holders, is or becomes the 'beneficial owner,' as defined in clause (i) above, directly or indirectly, of both

             (A) 25% or more of the total voting power of all classes of capital stock then outstanding of Triarc Beverage Holdings normally entitled to vote in elections of directors ('Triarc Beverage voting stock') or 40% or more of the economic interest in Triarc Beverage Holdings held by holders of capital stock thereof ('Triarc Beverage economic interest') and

             (B) a greater percentage of the Triarc Beverage voting stock or Triarc Beverage economic interest than is then beneficially owned, directly or indirectly, in the aggregate by Triarc Consumer Products Group and the permitted holders.

     (b) Within 30 days following any change of control, the issuers shall mail a notice to each holder with a copy to the trustee (the 'change of control offer') stating:

          (1) that a change of control has occurred and that the holder has the right to require the issuers to purchase his, her or its notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase. This right shall be subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date;

          (2) the circumstances and relevant facts regarding the change of control, including, if applicable, information with respect to pro forma historical income, cash flow and capitalization after giving effect to the change of control;

          (3) the repurchase date which shall be no earlier than 30 days nor later than 60 days from the date the notice is mailed; and

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          (4) the instructions determined by the issuer, consistent with the covenant described hereunder, that a holder must follow in order to have its notes purchased.

     (c) The issuers will not be required to make a change of control offer following a change of control if a third party makes the change of control offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a change of control offer made by the issuers and purchases all notes validly tendered and not withdrawn under the change of control offer.

     (d) The issuers shall comply, to the extent applicable, with the requirements of Section 14(e) of the Securities Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, the issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under this covenant by virtue thereof.

     The credit agreement generally prohibits the issuers from purchasing any notes in the event of a change of control and also provides that the occurrence of some change of control events with respect to Triarc Consumer Products Group would constitute a default thereunder. In the event a change of control occurs at a time when the issuers are prohibited from purchasing notes, the issuers could seek the consent of the credit agreement lenders to the purchase of notes or could attempt to refinance the borrowings that contain a prohibition. If the issuers do not obtain a consent or repay the borrowings, the issuers will remain prohibited from purchasing the notes. In that case, the issuers' failure to purchase tendered notes would constitute an event of default under the indenture which would, in turn, constitute a default under the credit agreement. In those circumstances, the subordination provisions in the indenture would restrict payment to the holders of notes. See 'Risk Factors -- We may be unable to purchase your notes upon a change of control.'

     Future indebtedness of the issuers may contain prohibitions on the occurrence of events that would constitute a change of control or require the future indebtedness to be repurchased upon a change of control. Moreover, the exercise by the holders of their right to require the issuers to repurchase the notes could cause a default under any future indebtedness, even if the change of control itself does not, due to the financial effect of any required repurchase on the issuers. Finally, the issuers' ability to pay cash to the holders following the occurrence of a change of control may be limited by the issuers' then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

     The provisions under the indenture relative to the issuers' obligation to make an offer to repurchase the notes as a result of a change of control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

LIMITATION ON THE SALE OR ISSUANCE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES

     Triarc Consumer Products Group shall not sell or otherwise dispose of any capital stock of a Restricted Subsidiary, and shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any of its capital stock except:

          (i) to Triarc Consumer Products Group or a Restricted Subsidiary,

          (ii) directors' qualifying shares,

          (iii) if, immediately after giving effect to any issuance, sale or other disposition, neither Triarc Consumer Products Group nor any of its subsidiaries own any capital stock of the applicable Restricted Subsidiary,

          (iv) if, immediately after giving effect to any issuance, sale or other disposition, the applicable Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in the Restricted Subsidiary remaining after giving effect thereto would have been permitted to be made under the covenant described under ' -- Limitation on Restricted Payments' if made on the date of the issuance, sale or other disposition, or

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          (v) the issuance or sale of common stock of a Restricted Subsidiary that remains a Restricted Subsidiary after a transaction of the sort described above and the issuance or sale of preferred stock of any subsidiary guarantor or Triarc Beverage Holdings.

ADDITIONAL GUARANTEES

     The indenture provides that if Triarc Consumer Products Group or any of its Restricted Subsidiaries acquires or creates another Domestic Restricted Subsidiary after the date of the indenture, then the newly acquired or created Domestic Restricted Subsidiary shall execute a subsidiary guaranty and deliver an opinion of counsel, in accordance with the terms of the indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Triarc Consumer Products Group shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of related transactions, all or substantially all its assets to, any person, unless:

          (i) the resulting, surviving or transferee person (the 'successor company'):

             (A) shall be a person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and

             (B) if not Triarc Consumer Products Group, shall expressly assume, by an indenture supplemental thereto, executed and delivered to the trustee, in form satisfactory to the trustee, all the obligations of Triarc Consumer Products Group under the notes and the indenture;

          (ii) immediately after giving effect to the transaction, and treating any Indebtedness which becomes an obligation of the successor company or any subsidiary as a result of the transaction as having been incurred by the successor company or subsidiary at the time of the transaction, no default shall have occurred and be continuing;

          (iii) immediately after giving effect to the transaction, and treating any Indebtedness which becomes an obligation of the successor company or any subsidiary as a result of the transaction as having been incurred by the successor company or subsidiary at the time of the transaction, the successor company would be able to incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under ' -- Limitation on Indebtedness'. This clause (iii) shall not apply to a consolidation or merger with or into a wholly owned Restricted Subsidiary that is an issuer or a subsidiary guarantor. Further, in connection with any merger or consolidation of the sort described above, no consideration, other than common stock in the surviving person or Triarc Consumer Products Group, shall be issued or distributed to the stockholders of Triarc Consumer Products Group; and

          (iv) Triarc Consumer Products Group shall have delivered to the trustee an Officers' Certificate and an opinion of counsel, each stating that the consolidation, merger or transfer and any supplemental indenture, if any, comply with the indenture.

     Clause (iii) does not apply if, in the good faith determination of the board of directors of Triarc Consumer Products Group, whose determination shall be evidenced by a board resolution, the principal purpose of the transaction is to change the state of organization of, or to incorporate, Triarc Consumer Products Group. However, any such transaction may not have as one of its purposes the evasion of the foregoing limitations.

     The successor company shall be the successor to Triarc Consumer Products Group and shall succeed to, and be substituted for, and may exercise every right and power of, Triarc Consumer Products Group under the indenture. The predecessor Triarc Consumer Products Group shall be released from the indenture, but the predecessor Triarc Consumer Products Group in the case of a conveyance, transfer or lease to an affiliate of Triarc Consumer Products Group shall not be released from the indenture.

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     The indenture provides that no Material Subsidiary Obligor shall:

          (A) consolidate with or merge with or into, unless the Material Subsidiary Obligor or an issuer or any wholly owned subsidiary that is or becomes a subsidiary guarantor concurrently with the transaction is the surviving person and a wholly owned subsidiary after giving effect to the transaction or Triarc Consumer Products Group is the surviving person, or

          (B) convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any person, other than an issuer or any wholly owned subsidiary that is or becomes a subsidiary guarantor concurrently with the transaction, unless:

             (i) except as set forth in the next succeeding paragraph, the resulting, surviving or transferee person shall expressly assume, by an indenture supplemental thereto, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all the obligations of the Material Subsidiary Obligor under the notes or its subsidiary guaranty, as the case may be, and the indenture;

             (ii) immediately after giving effect to the transaction, no default shall have occurred and be continuing; and

             (iii) immediately after giving effect to the transaction, Triarc Consumer Products Group would be able to incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under ' -- Limitation on Indebtedness.'

No transaction made pursuant to this paragraph shall be permitted if it is not made in compliance with the first paragraph of this section.

     The requirements of clause (i) of the preceding paragraph will not apply in the case of:

          (A) a sale or other disposition, including by way of consolidation or merger, of a Material Subsidiary Obligor or

          (B) the sale or disposition of all or substantially all the assets of a Material Subsidiary Obligor, in each case other than to Triarc Consumer Products Group or an affiliate of Triarc Consumer Products Group, otherwise permitted by the indenture, and in compliance with clauses (ii) and (iii) of the preceding paragraph.

     The Material Subsidiary Obligor described in (A) and (B) above will be released and relieved from all its obligations under the notes or its subsidiary guaranty, as the case may be, if these conditions are met. In addition, Triarc Beverage Holdings shall not consolidate with or merge with or into, or convey, transfer or lease, in a single transaction or a series of transactions, all or substantially all of its assets to any person unless concurrently therewith, a corporate Restricted Subsidiary of Triarc Consumer Products Group, which may be the successor to Triarc Beverage Holdings as a result of the same transaction, shall expressly assume, by an indenture supplemental thereto, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all the obligations of an issuer under the notes and the indenture.

     This covenant shall not apply to a transfer of substantially all of the capital stock of RC/Arby's or any of its subsidiaries to Triarc Parent as a Permitted Arby's Dividend.

SEC REPORTS

     Notwithstanding that Triarc Consumer Products Group may not be subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act, Triarc Consumer Products Group shall provide the trustee and noteholders with

          (i) all quarterly and annual financial information that would be required to be contained in a filing with the Securities and Exchange Commission on Forms 10-Q and 10-K, if Triarc Consumer Products Group were required to file such forms including a 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and, with respect to annual information only, a report thereon by Triarc Consumer Products Group's certified independent accountants, and

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          (ii) all current reports that would be required to be filed with the
     Securities and Exchange Commission on Form 8-K, if Triarc Consumer Products Group were required to file such reports.

     Following the consummation of the exchange offer contemplated by the registration rights agreement, whether or not required by the rules and regulations of the Securities and Exchange Commission, Triarc Consumer Products Group will:

          (A) file a copy of all information and reports described above with the Securities and Exchange Commission for public availability, unless the Securities and Exchange Commission will not accept the filing, and

          (B) make such information available to prospective investors upon request.

     In addition, Triarc Consumer Products Group has agreed that, for so long as any of the notes remain outstanding and constitute 'restricted securities' under Rule 144, it will furnish to the holders of the notes and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT

     An event of default is defined in the indenture as:

          (i) a default in the payment of interest or any additional amounts on the notes when due, which has continued for 30 days, whether or not such payment is prohibited by the provisions described above under ' -- Ranking,'

          (ii) a default in the payment of principal of any note when due at its stated maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, whether or not the payment is prohibited by the provisions described above under ' -- Ranking,'

          (iii) the failure by the issuers to comply with their obligations under ' -- Consolidation, Merger and Sale of Assets' above and under ' -- Covenants' under ' -- Limitation on Sales of Assets and Subsidiary Stock' and under ' -- Repurchase of Notes Upon a Change of Control,'

          (iv) the failure by the issuers to comply for 60 days after written notice with any other agreements contained in the indenture,

          (v) Indebtedness of an issuer or any subsidiary that would be a 'significant subsidiary' of Triarc Consumer Products Group within the meaning of Rule 1-02 under Regulation S-X promulgated by the Securities and Exchange Commission, is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $20.0 million,

          (vi) certain events of bankruptcy, insolvency or reorganization of an issuer or a significant subsidiary

          (vii) any judgment or decree for the payment of money in excess of $20.0 million is entered against an issuer or a significant subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or stayed, or

          (viii) a subsidiary guaranty ceases to be in full force and effect, other than in accordance with its terms, or a subsidiary guarantor denies or disaffirms its obligations under its subsidiary guaranty.

However, a default under clause (iv) will not constitute an event of default until the trustee or the holders of 25% in principal amount of the outstanding notes notify the issuers of the default and the issuers do not cure such default within the time specified after receipt of the notice.

     If an event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal of, and accrued but unpaid interest on, all the notes to be due and payable. Upon the declaration, the principal and interest shall be due and payable immediately. If any Designated Senior Indebtedness is outstanding, the principal and interest shall not become due and payable until five business days after the

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

representatives of all the issues of Designated Senior Indebtedness receive notice of the acceleration. If an event of default relating to some events of bankruptcy, insolvency or reorganization of the issuers occurs and is continuing, the principal of and interest on all the notes will then become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders of the notes. Under some circumstances, the holders of a majority in principal amount of the outstanding notes may rescind the acceleration with respect to the notes and its consequences. If the provisions of the indenture relating to the duties of the trustee are complied with, in case an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of the notes unless the holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense.

     Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

          (i) the holder has previously given the trustee notice that an event of default is continuing,

          (ii) holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy,

          (iii) the holders have offered the trustee reasonable security or indemnity against any loss, liability or expense,

          (iv) the trustee has not complied with the holders' request within 60 days after the receipt thereof and the offer of security or indemnity and

          (v) the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction inconsistent with their request within the 60-day period.

     With some exceptions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of a note or that would involve the trustee in personal liability.

     The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder of the notes notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the notes. In addition, the issuers are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether they know of any default that occurred during the previous year. The issuers are also required to deliver to the trustee, within 30 days after its occurrence, written notice of any default, its status and what action the issuers are taking or propose to take.

NO PERSONAL LIABILITY OF DIRECTORS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator, member or stockholder of any issuer or subsidiary guarantor, in his or her capacity as one of the above, shall have any liability for any obligations of an issuer or subsidiary guarantor under the notes, subsidiary guarantees or the indenture or for any claim based on, in respect of, or by reason of, any obligations or their creation. Each holder of notes by accepting a note waives and releases all liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Securities and Exchange Commission that the waiver is against public policy.

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AMENDMENTS AND WAIVERS

     With some exceptions, the indenture may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding, including consents obtained in connection with a tender offer or exchange offer for the notes. Any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the notes then outstanding, including consents obtained in connection with a tender offer or exchange offer for the notes. However, without the consent of each holder of an outstanding note affected thereby, no amendment, with respect to any notes held by a non-consenting holder, may be made to, among other things:

          (i) reduce the amount of notes whose holders must consent to an amendment,

          (ii) reduce the rate of or extend the time for payment of interest on any note,

          (iii) reduce the principal or extend the stated maturity of any note,

          (iv) reduce the amount payable upon the redemption of any note or change the time at which any note may be redeemed as described under ' -- Optional Redemption' above,

          (v) make any note payable in money other than that stated in the note,

          (vi) impair the right of any holder of the notes to receive payment of principal of, and interest on, the applicable holder's notes, on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to the applicable holder's notes,

          (vii) make any change in the amendment provisions which require each holder's consent or in the waiver provisions,

          (viii) make any change to the subordination provisions of the indenture that would adversely affect the noteholders or

          (ix) make any change in any subsidiary guaranty that would adversely affect the noteholders.

     Without the consent of any holder of the notes, the issuers and the trustee may amend the indenture to:

      cure any ambiguity, omission, defect or inconsistency,

      provide for the assumption by a successor corporation of the obligations of an issuer under the indenture,

      provide for uncertificated notes in addition to or in place of certificated notes, provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code, or in a manner such that the uncertificated notes are described in
      Section 163(f)(2)(B) of the Internal Revenue Code,

      add guarantees with respect to the notes,

      secure the notes,

      add to the covenants of the issuers for the benefit of the holders of the notes,

      surrender any right or power conferred upon the issuer,

      make any change that does not adversely affect the rights of any holder of the notes, or comply with any requirement of the Securities and Exchange Commission in connection with the qualification of the indenture under the Trust Indenture Act.

     However, no amendment may be made to the subordination provisions of the indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness, or their representative consents to such change.

     The consent of the holders of the notes is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if the consent approves the substance of the proposed amendment.

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

     After an amendment under the indenture becomes effective, the issuers are required to mail to holders of the notes a notice briefly describing such amendment. However, the failure to give notice to all holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER

     The notes will be issued in registered form and will be transferable only upon the surrender of the notes being transferred for registration of transfer. The issuers may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

DEFEASANCE

     Each issuer at any time may terminate all of the issuers' and the subsidiary guarantors' obligation under the notes, the subsidiary guarantees and the indenture ('legal defeasance'). The right of termination does not extend to some obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes.

     The issuers at any time may terminate the issuers' obligations under the covenants described under ' -- Covenants' and ' -- SEC Reports,' the operation of the cross acceleration provision, the bankruptcy provisions with respect to subsidiaries, the judgment default provision or the guarantee provision described under ' -- Events of Default' above and the limitations contained in clause (iii) under ' -- Consolidation, Merger and Sale of Assets' above ('covenant defeasance').

     The issuers may exercise the legal defeasance option notwithstanding a prior exercise of the covenant defeasance option. If an issuer exercises the legal defeasance option, payment of the notes may not be accelerated because of an event of default with respect thereto. If an issuer exercises the covenant defeasance option, payment of the notes may not be accelerated because of an event of default specified in clause (iii), (iv), (v), (vii) or (viii) under ' -- Events of Default' above or because of the failure of Triarc Consumer Products Group to comply with clause (iii) under ' -- Consolidation, Merger and Sale of Assets' above. If an issuer exercises the legal defeasance option or the covenant defeasance option, each subsidiary guarantor will be released from all of its obligations with respect to its subsidiary guaranty.

     In order to exercise either defeasance option, an issuer must irrevocably deposit in trust (the 'defeasance trust') with the trustee money or U.S. government obligations for the payment of principal and interest on the notes to redemption or maturity, as the case may be. In addition, the trustee must comply with other conditions, including:

          (A) delivery to the trustee of an opinion of counsel to the effect that holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred, and

          (B) in the case of legal defeasance only, the opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law.

CONCERNING THE TRUSTEE

     The Bank of New York is to be the trustee under the indenture and has been appointed by the issuers as registrar and paying agent with regard to the notes.

     The indenture contains certain limitations on the rights of the trustee, should it become a creditor of an issuer, to obtain payment of claims in some cases, or to realize on some property received in respect of any applicable claim as security or otherwise. The trustee will be permitted

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to engage in other transactions; provided, however, that if it acquires any conflicting interest it must either:

          (1) eliminate the conflict within 90 days,

          (2) apply to the Securities and Exchange Commission for permission to continue or

          (3) resign.

     With some exceptions, the holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. The indenture provides that if an event of default occurs, and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. With some exceptions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless the applicable holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the indenture.

     The Bank of New York is the trustee for Triarc Parent's subordinated convertible debentures and is an agent and lender under the credit agreement.

BOOK-ENTRY; DELIVERY AND FORM

     Except as described below, the certificates representing the exchange notes will be issued in the form of one or more registered exchange notes in global form without interest coupons. Each global note will be deposited on the closing of the exchange offer with, or on behalf of, The Depository Trust Company and registered in the name of The Depository Trust Company or its nominee.

     Ownership of beneficial interests in a global note will be limited to persons who have accounts with The Depository Trust Company ('participants') or persons who hold interests through participants. Ownership of beneficial interests in a global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by The Depository Trust Company or its nominee, with respect to interests of participants, and the records of participants, with respect to interests of persons other than participants.

     So long as The Depository Trust Company, or its nominee, is the registered owner or holder of a global note, The Depository Trust Company or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture and the notes. No beneficial owner of an interest in a global note will be able to transfer that interest except in accordance with The Depository Trust Company's applicable procedures, in addition to those provided for under the indenture and, if applicable, those of Euroclear and Cedel Bank.

     Payments of the principal of, and interest on, a global note will be made to The Depository Trust Company or its nominee, as the case may be, as the registered owner thereof. Neither the issuer, the subsidiary guarantors, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global note or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

     The issuers expect that The Depository Trust Company or its nominee, upon receipt of any payment of principal or interest in respect of a global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of The Depository Trust Company or its nominee. The issuers also expect that payments by participants to owners of beneficial interests in the global note held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of the participants.

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     Transfers between participants in The Depository Trust Company will be effected in the ordinary way in accordance with The Depository Trust Company rules and will be settled in same-day funds. Transfers between participants in Euroclear and Cedel Bank will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     The issuers expect that The Depository Trust Company will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange as described below, only at the direction of one or more participants to whose account The Depository Trust Company interests in a global note is credited and only in respect of that portion of the aggregate principal amount of notes as to which the applicable participant or participants has or have given the direction. However, if there is an event of default under the notes, The Depository Trust Company will exchange the applicable global note for certificated notes, which it will distribute to its participants.

     The issuers understand that The Depository Trust Company is a limited purpose trust company organized under the laws of the State of New York, a 'banking organization' within the meaning of New York Banking Law, a member of the Federal Reserve System, a 'clearing corporation' within the meaning of the Uniform Commercial Code and a 'Clearing Agency' registered pursuant to the provisions of Section 17A of the Securities Exchange Act. The Depository Trust Company was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to The Depository Trust Company system is available to others including banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ('indirect participants').

     Although The Depository Trust Company, Euroclear and Cedel Bank are expected to follow the foregoing procedures in order to facilitate transfers of interests in a global note among participants of The Depository Trust Company, Euroclear and Cedel Bank, they are under no obligation to perform or continue to perform these procedures, and the procedures may be discontinued at any time. Neither the issuer, the guarantors nor the trustee will have any responsibility for the performance by The Depository Trust Company, Euroclear or Cedel Bank or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     If The Depository Trust Company is at any time unwilling or unable to continue as a depositary for the global notes and a successor depositary is not appointed by Triarc Consumer Products Group within 90 days, the issuers will issue certificated notes in exchange for the global notes. Holders of an interest in a global note may receive certificated notes, at the option of Triarc Consumer Products Group in accordance with The Depository Trust Company's rules and procedures in addition to those provided for under the indenture.

GOVERNING LAW

     The indenture provides that it, the notes and the subsidiary guarantees will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

SAME DAY SETTLEMENT AND PAYMENT

     The indenture requires that payments in respect of the notes represented by the global notes including principal, premium, if any, interest and additional amounts, if any, be made by wire transfer of immediately available funds to the accounts specified by the global note holder. With respect to notes in certificated form, the issuers will make all payments of principal, premium, if any, interest and additional amounts, if any, by wire transfer of immediately available funds to the

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accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each holder's registered address. The exchange notes represented by the global notes are expected to be eligible to trade in The Depository Trust Company's Same-Day Funds Settlement System, and any permitted secondary market trading activity in the notes will, therefore, be required by The Depository Trust Company to be settled in immediately available funds. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.

     Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a global note from a participant in The Depository Trust Company will be credited. Any crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day, which must be a business day for Euroclear and Cedel, immediately following the settlement date of The Depository Trust Company. The Depository Trust Company has advised Triarc Consumer Products Group that cash received in Euroclear or Cedel as a result of sales of interests in a global note by or through a Euroclear or Cedel participant to a participant in The Depository Trust Company will be received with value on the settlement date of The Depository Trust Company but will be available in the relevant Euroclear or Cedel cash account only as of the business day for Euroclear or Cedel following The Depository Trust Company's settlement date.

CERTAIN DEFINITIONS

     'Additional Assets' means:

          (i) any property, plant or equipment, other tangible assets or intangible assets, if such assets are trademarks or intellectual property used in connection with a brand, in each case used in a Related Business;

          (ii) the capital stock of a person that becomes a Restricted Subsidiary as a result of the acquisition of such capital stock by Triarc Consumer Products Group or another Restricted Subsidiary or

          (iii) capital stock constituting a minority interest in any person that at such time is a Restricted Subsidiary;

    provided, however, that any such Restricted Subsidiary described in clauses
    (ii) or (iii) above is primarily engaged in a Related Business.

     'Arby's Securitization Assets' means:

          (i) all right, title and interest to the trademarks 'Arby's,' 'T.J. Cinnamon's' and/or 'Pasta Connection' or any variations or successors thereto and the goodwill related to such trademarks,

          (ii) all existing and future franchise, licensing and other rights to grant to any persons the right to use the names 'Arby's,' 'T.J. Cinnamon's' and/or 'Pasta Connection' or operate restaurants identified with the names 'Arby's,' 'T.J. Cinnamon's' and/or 'Pasta Connection'

          (iii) the right to enforce and take all other actions with respect to such agreements and collect and receive all royalties, fees and other amounts payable under such agreements, and

          (iv) all other assets of Arby's and its subsidiaries reasonably related to any of the foregoing.

     'Arby's Securitization Entity' means any newly created Unrestricted Subsidiary of Triarc Consumer Products Group formed for the sole purpose of consummating the Permitted Arby's Securitization.

     'Arby's Securitization Notes' means the notes, certificates, participation interests or other securities to be issued by an Arby's Securitization Entity in connection with the Permitted Arby's Securitization.

     'Arby's Securitization Residual Note' means a subordinated promissory note payable by an Arby's Securitization Entity to Arby's in connection with the Permitted Arby's Securitization.

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     'Attributable Debt' in respect of a sale/leaseback transaction means, as at the time of determination, the present value, discounted at the interest rate borne by the notes, compounded annually, of the total obligations of the lessee for rental payments during the remaining term of the lease included in such sale/leaseback transaction, including any period for which such lease has been extended.

     'Average Life' means, as of the date of determination, with respect to any Indebtedness or preferred stock, the quotient obtained by dividing (i) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such preferred stock multiplied by the amount of such payment by (ii) the sum of all such payments.

     'Bank Indebtedness' means all obligations, monetary or otherwise, pursuant to the credit agreement, including, without limitation, all interest accruing on or after, or which would accrue but for, the filing of any petition in bankruptcy or for reorganization, whether or not allowed thereby.

     'Business Acquisition' means:

          (i) an Investment by Triarc Consumer Products Group or any of its Restricted Subsidiaries in any other person pursuant to which that person shall become a Restricted Subsidiary or shall be merged into or consolidated with Triarc Consumer Products Group or any of its Restricted Subsidiaries or

          (ii) an acquisition by Triarc Consumer Products Group or any of its Restricted Subsidiaries of the property and assets of any person other than Triarc Consumer Products Group or any of its Restricted Subsidiaries that constitute substantially all of the assets of such person or of any division, brand or line of business of such person.

     'Business Disposition' means any sale, transfer or other disposition, including by way of merger or consolidation, in one transaction or a series of related transactions by Triarc Consumer Products Group or any of its Restricted Subsidiaries to any person other than Triarc Consumer Products Group or any of its Restricted Subsidiaries of:

          (i) all or substantially all of the capital stock of any Restricted Subsidiary or

          (ii) all or substantially all of the assets of any Restricted Subsidiary or of any division, brand or line of business of Triarc Consumer Products Group or any of its Restricted Subsidiaries.

     'Closing Dividend' means a cash dividend by Triarc Consumer Products Group to Triarc Parent on the closing date, and/or on a later date as provided in clauses (i) and (iii) below, consisting of:

          (i) the net proceeds from the offering of the notes and the borrowings of term loans under the credit agreement made on the closing date, to the extent such proceeds exceed the amount necessary to repay all amounts outstanding under Triarc Beverage Holdings' existing credit agreement and RC/Arby's existing notes, to fund the purchase price for the acquisition of certain Snapple and Stewart's distributors and to pay related fees and expenses; provided that all or a portion of the excess proceeds of term loan borrowings may also be dividended to Triarc Parent within 35 days after the closing date;

          (ii) any amount contributed by Triarc Parent to fund the purchase price for the acquisition of the Snapple distributor and the assets of the Stewart's distributor, if such purchase occurred prior to the closing date; and

          (iii) all cash and cash equivalents of Triarc Consumer Products Group and its subsidiaries, other than RC/Arby's and its subsidiaries, as of the closing date, determined on a consolidated basis, to the extent such cash and cash equivalents exceed $2 million in the aggregate; and

          (iv) all cash and cash equivalents of RC/Arby's and its subsidiaries as of the closing date, determined on a consolidated basis, to be paid on the date of the redemption of RC/Arby's existing notes.

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     'Consolidated Coverage Ratio' as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which reports have been filed or provided to the trustee pursuant to the 'SEC Reports' covenant to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

          (1) if Triarc Consumer Products Group or any Restricted Subsidiary has incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis (A) to such Indebtedness as if such Indebtedness had been incurred on the first day of such period and (B) the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period,

          (2) if Triarc Consumer Products Group or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged, in each case other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced, on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period,

          (3) (A) if since the beginning of such period Triarc Consumer Products Group or any Restricted Subsidiary shall have made any Business Disposition, the EBITDA for such period shall:

             (x) be reduced by an amount equal to the EBITDA, if positive, directly attributable to the assets which are the subject of such Business Disposition for such period, or

             (y) increased by an amount equal to the EBITDA, if negative, directly attributable thereto for such period and

          (B) Consolidated Interest Expense for such period shall be reduced by an amount equal to:

             (x) the Consolidated Interest Expense directly attributable to any Indebtedness of Triarc Consumer Products Group or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to Triarc Consumer Products Group and its continuing Restricted Subsidiaries in connection with such Business Disposition for such period, or

             (y) if the capital stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent Triarc Consumer Products Group and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale,

          (4) if since the beginning of such period Triarc Consumer Products Group or any Restricted Subsidiary, by merger or otherwise, shall have made a Business Acquisition, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto, including:

             (x) pro forma effect to the incurrence of any Indebtedness and

             (y) pro forma effect to cost savings resulting from such Business Acquisition, regardless of whether such cost savings could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the Securities and Exchange Commission or any other regulation or policy of the Securities and Exchange Commission, that Triarc Consumer Products Group reasonably determines are probable based upon specifically identified actions that it has determined to take, net of any reduction in

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        EBITDA as a result of such cost savings that Triarc Consumer Products
        Group reasonably determines are probable;

     provided that Triarc Consumer Products Group's chief financial officer shall have certified in an officer's certificate delivered to the trustee:

             (x) the specific actions to be taken,

             (y) the cost savings to be achieved from each such action, that such savings have reasonably been determined to be probable, and

             (z) the amount, if any, of any reduction in EBITDA as a result thereof reasonably determined to be probable,

     provided further that such certificate shall be accompanied by a resolution of the board of directors of Triarc Consumer Products Group specifically approving such cost savings and authorizing such certification to be delivered to the trustee, such cost savings, as certified to the trustee, the 'net cost savings,' as if such Business Acquisition occurred on the first day of such period,

          (5) if since the beginning of such period any person, that subsequently became a Restricted Subsidiary or was merged with or into Triarc Consumer Products Group or any Restricted Subsidiary since the beginning of such period, shall have made any Business Acquisition or Business Disposition that would have required an adjustment pursuant to clause (3) or (4) above if made by Triarc Consumer Products Group or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto, including any net cost savings in connection with any such Business Acquisition, as if such Business Acquisition or Business Disposition occurred on the first day of such period and

          (6) if since the beginning of such period any person was designated as an Unrestricted Subsidiary or redesignated as a Restricted Subsidiary, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such designation or redesignation occurred on the first day of such period.

     For purposes of this definition, to the extent that clause (3), (4) or (5) require that pro forma effect be given to a Business Acquisition or Business Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the date of determination of the person, or division, brand or line of business of the person, that is acquired or disposed for which financial information is available. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period, taking into account any interest rate agreement applicable to such Indebtedness if such interest rate agreement has a remaining term in excess of 12 months.

     'Consolidated Interest Expense' means, for any period, the total interest expense of Triarc Consumer Products Group and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by Triarc Consumer Products Group or its Restricted Subsidiaries, without duplication:

          (i) interest expense attributable to capital leases and the interest expense attributable to leases constituting part of a sale/leaseback transaction,

          (ii) amortization of debt discount and debt issuance cost but excluding amortization of deferred financing charges incurred in respect of the notes and the credit agreement on or prior to the closing date,

          (iii) capitalized interest,

          (iv) non-cash interest expenses,

          (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing,

          (vi) net costs associated with hedging obligations, including amortization of fees, and

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          (vii) the product of:

             (a) dividends in respect of all preferred stock of any Restricted Subsidiary that is not a subsidiary guarantor or an issuer, and dividends in respect of all Disqualified Stock of Triarc Consumer Products Group or any Restricted Subsidiary, in each case held by persons other than Triarc Consumer Products Group or a wholly owned subsidiary, other than dividend payments paid in capital stock that is not Disqualified Stock, times

             (b) a fraction, the numerator of which is 1 and the denominator of which is 1 minus the then current combined federal, state and local statutory tax rate of such person expressed as a decimal.

     Notwithstanding the foregoing, Consolidated Interest Expense shall exclude any amount of such interest or dividends of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Consolidated Net Income pursuant to clause (iii) of the definition thereof, but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Consolidated Net Income pursuant to clause
(iii) of the definition thereof.

     'Consolidated Leverage Ratio' as of any date of determination means the ratio of:

          (i) the aggregate amount of Indebtedness of Triarc Consumer Products Group and its Restricted Subsidiaries, net of:

             (x) net cash proceeds from the initial public offering of Triarc Consumer Products Group, to the extent not otherwise used by Triarc Consumer Products Group as of such date of determination other than to invest in cash equivalents and

             (y) cash and cash equivalents on hand as of such date in the ordinary course of business, to

          (ii) EBITDA for the most recent four consecutive fiscal quarters ending prior to the date of such determination for which reports have been filed pursuant to the 'SEC Reports' covenant (the 'reference period');

     provided, however, that

          (1) if Triarc Consumer Products Group or any Restricted Subsidiary has incurred or will incur any Indebtedness or will repay, defease or discharge any Indebtedness on the date of the transaction giving rise to the need to calculate the Consolidated Leverage Ratio, the aggregate amount of Indebtedness as of such date of determination shall be calculated on a pro forma basis giving effect to such incurrence of Indebtedness and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness or the initial public offering of Triarc Consumer Products Group as if such discharge had occurred on the first day of such period,

          (2) if since the beginning of such period Triarc Consumer Products Group or any Restricted Subsidiary shall have made any Business Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA, if positive, directly attributable to the assets which are the subject of such Business Disposition for such period, or increased by an amount equal to the EBITDA, if negative, directly attributable thereto for such period,

          (3) if since the beginning of such period Triarc Consumer Products Group or any Restricted Subsidiary, by merger or otherwise, shall have made a Business Acquisition, the aggregate amount of Indebtedness shall be calculated on a pro forma basis giving effect to any incurrence of Indebtedness as a result thereof and EBITDA for such period shall be calculated after giving pro forma effect thereto, including pro forma effect to:

             (x) the incurrence of any Indebtedness and

             (y) net cost savings, as if such Business Acquisition occurred on the first day of such period,

          (4) if since the beginning of such period any person, that subsequently became a Restricted Subsidiary or was merged with or into Triarc Consumer Products Group or any

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     Restricted Subsidiary since the beginning of such period, shall have made any Business Acquisition or Business Disposition that would have required an adjustment pursuant to clause (2) or (3) above if made by Triarc Consumer Products Group or a Restricted Subsidiary during such period, EBITDA for such period shall be calculated after giving pro forma effect thereto, including any net cost savings in connection with any such Business Acquisition, as if such Business Acquisition or Business Disposition occurred on the first day of such period and

          (5) if since the beginning of such period any person was designated as an Unrestricted Subsidiary or redesignated as a Restricted Subsidiary, EBITDA for such period shall be calculated after giving pro forma effect thereto as if such designation or redesignation occurred on the first day of such period.

     For purposes of this definition, to the extent that clause (2), (3) or (4) require that pro forma effect be given to a Business Acquisition or Business Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the date of determination of the person, or division, brand or line of business of the person, that is acquired or disposed for which financial information is available. The aggregate amount of Indebtedness outstanding at such date of determination shall be deemed to include the average amount of funds outstanding during such reference period under any revolving credit or similar facilities of Triarc Consumer Products Group or its Restricted Subsidiaries, in lieu of the actual amount outstanding thereunder as of the date of determination.

     'Consolidated Net Income' means, for any period, the net income of Triarc Consumer Products Group and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

          (i) any net income of any person, other than Triarc Consumer Products Group, if such person is not a Restricted Subsidiary, except that subject to the exclusion contained in clause (iv) below, Triarc Consumer Products Group's equity in the net income of any such person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such person during such period to Triarc Consumer Products Group or a Restricted Subsidiary as a dividend or other distribution, subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (iii) below;

          (ii) any net income, or loss, of any person acquired by Triarc Consumer Products Group or a subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

          (iii) the net income, but not loss, of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not permitted at such time of determination by its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary, other than any restriction under the credit agreement;

          (iv) any gain or loss, on an after-tax basis, realized upon the sale or other disposition of any assets of Triarc Consumer Products Group, its consolidated Subsidiaries or any other person, including pursuant to any sale-and-leaseback arrangement, which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss, on an after-tax basis, realized upon the sale or other disposition of any capital stock of any person;

          (v) any net after-tax extraordinary gains or losses; and

          (vi) the cumulative effect of a change in accounting principles.

     Notwithstanding the foregoing, for the purposes of the covenant described under ' -- Certain Covenants -- Limitation on Restricted Payments' only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to Triarc Consumer Products Group or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(C) or (D) thereof.

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     'Consolidated Total Assets' means, as of any date of determination, the total assets of the Foreign Restricted Subsidiaries of Triarc Consumer Products Group, on a consolidated basis, included in the consolidated balance sheet of Triarc Consumer Products Group and its Restricted Subsidiaries as of the most recent date for which such a balance sheet has been filed or delivered to the trustee pursuant to the 'SEC Reports' covenant above, and, in the case of any determination relating to any incurrence of Indebtedness, on a pro forma basis including any property or assets being acquired in connection therewith.

     'Credit Agreement' means the Credit Agreement entered into on the closing date by and among, Triarc Consumer Products Group and/or certain of its subsidiaries, the financial institutions party thereto from time to time, the Administrative Agent party thereto, DLJ Capital Funding, Inc., as Syndication Agent, and Morgan Stanley Senior Funding, Inc., as Documentation Agent, together with the related documents thereto, including, without limitation, the term loans, revolving loans and swingline loans thereunder, the letters of credit issued pursuant thereto and any guarantees and security documents, as amended, extended, renewed, restated, supplemented or otherwise modified, in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions, from time to time, and any agreement, and related document, governing Indebtedness incurred to refinance, in whole or in part, the borrowings, letters of credit, commitments and other obligations then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders.

     'Designated Senior Indebtedness' means, with respect to any person:

          (i) the Bank Indebtedness and

          (ii) any other Senior Indebtedness of the referent person which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated by the referent person in the instrument evidencing or governing such Senior Indebtedness as 'Designated Senior Indebtedness' for purposes of the indenture.

     'Disqualified Stock' means, with respect to any person, any capital stock which by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder, or upon the happening of any event:

          (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

          (ii) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock or

          (iii) is mandatorily redeemable or must be purchased, upon the occurrence of certain events or otherwise, in whole or in part, in each case on or prior to the stated maturity of the notes;

provided, however, that any capital stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such person to purchase or redeem such capital stock upon the occurrence of an 'asset sale' or 'change of control' occurring prior to the stated maturity of the notes shall not constitute Disqualified Stock if:

          (x) the 'asset sale' or 'change of control' provisions applicable to such capital stock cannot become operative in any circumstance that does not trigger the provisions applicable to the notes and described under ' -- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock' and ' -- Certain Covenants -- Repurchase of Notes upon a Change of Control' and

          (y) any such requirement only becomes operative after compliance with such terms applicable to the notes, including the purchase of any notes tendered pursuant thereto.

     'Domestic Restricted Subsidiary' means, with respect to Triarc Consumer Products Group, any Restricted Subsidiary of Triarc Consumer Products Group (x) that was formed under the laws of the United States of America or any state, district or territory thereof or the District of Columbia

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or (y) 50% or more of the assets of which are located in the United States or any territory thereof.

     'EBITDA' for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:

          (a) all income tax expense of Triarc Consumer Products Group and its consolidated Restricted Subsidiaries, other than income taxes, either positive or negative, attributable to extraordinary gains or losses or sales of assets that are excluded from the computation of Consolidated Net Income,

          (b) Consolidated Interest Expense,

          (c) depreciation and amortization expense of Triarc Consumer Products Group and its consolidated Restricted Subsidiaries, excluding amortization expense attributable to a prepaid cash item that was paid in a prior period,

          (d) all other non-cash charges of Triarc Consumer Products Group and its consolidated Restricted Subsidiaries, excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period or amortization of a prepaid cash expense that was paid in a prior period,

          (e) expenses and charges of Triarc Consumer Products Group relating to the transactions which are paid, taken or otherwise accounted for within 180 days of the closing date, plus

          (f) nonrecurring charges, cash or otherwise, incurred in connection with any Business Acquisition, but not otherwise, in each case for such period.

     Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent, and in the same proportion, that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income, provided, that it will be added only if a corresponding amount would be permitted at the date of determination to be dividended to Triarc Consumer Products Group by such Restricted Subsidiary without prior approval of a third party, that has not been obtained, pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary, other than pursuant to the credit agreement.

     'Foreign Restricted Subsidiary' means any Restricted Subsidiary other than a Domestic Restricted Subsidiary.

     'Indebtedness' means, with respect to any person on any date of determination, without duplication:

          (i) the principal in respect of:

             (A) indebtedness of such person for money borrowed and

             (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

          (ii) all capital lease obligations of such person and all Attributable Debt in respect of sale/leaseback transactions entered into by such person;

          (iii) all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such person and all obligations of such person under any title retention agreement, but excluding take-or-pay agreements and trade accounts payable arising, in each case, in the ordinary course of business;

          (iv) all obligations of such person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, other than obligations with respect to letters of credit securing obligations, other than obligations described in clauses (i) through (iii) above, entered into in the ordinary course of business of such person, but only to the

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     extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth business day following payment on the letter of credit;

          (v) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any subsidiary of such person that is not a subsidiary guarantor or an issuer, the liquidation preference with respect to, any preferred stock, but excluding, in each case, any accrued dividends;

          (vi) all obligations of the type referred to in clauses (i) through
     (v) of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee;

          (vii) all obligations of the type referred to in clauses (i) through
     (vi) of other persons secured by any lien on any property or asset of such person, whether or not such obligation is assumed by such person, the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and

          (viii) to the extent not otherwise included in this definition, hedging obligations of such person.

     Except as provided in clause (vii), the amount of indebtedness of any person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. Notwithstanding the foregoing, capital stock issued or issuable pursuant to:

          (A) the Triarc Beverage Holdings 1997 Stock Option Plan as such plan is in effect on the closing date, and as such plan may be amended, but not to change the financial terms thereof in any way that is materially less favorable to Triarc Consumer Products Group and its subsidiaries or the holders of the notes, and

          (B) any stock option plan of Arby's, provided that such plan, and any amendment thereto, is not materially less favorable to Triarc Consumer Products Group and its subsidiaries or to the holders of the notes, including with respect to the percentage of shares of Arby's to be issued thereunder, than the Triarc Beverage Holdings 1997 Stock Option Plan as such plan is in effect on the closing date, shall not be considered Indebtedness, unless, as of the date of determination, Triarc Consumer Products Group is required to purchase such stock pursuant to the put rights contained in such plan, is not prohibited by the terms of any Indebtedness from purchasing such stock and has not purchased it. However, any interest on capital stock issued or issuable under any stock option plans referred to in clauses (A) and (B) above shall be included in the calculation of Consolidated Interest Expense.

     'Investment' in any person means any direct or indirect advance, loan, other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender, or other extensions of credit, including by way of guarantee or similar arrangement but only when payment has been made thereunder or such arrangement would be classified and accounted for as a liability on a balance sheet of the person extending such credit prepared in accordance with GAAP, or capital contribution to, by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, or any purchase or acquisition of capital stock, Indebtedness or other similar instruments issued by such person and shall include:

          (i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and

          (ii) the fair market value of the capital stock, or any other Investment held by Triarc Consumer Products Group or any of its Restricted Subsidiaries of, or in, any person that has ceased to be a Restricted Subsidiary, including without limitation by reason of a transaction

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     permitted by clause (iv) of the 'Limitation on the Sale or Issuance of
     Capital Stock of Restricted Subsidiaries' covenant.

     For purposes of the definition of 'Unrestricted Subsidiary', the definition of 'restricted payment' and the covenant described under ' -- Certain
Covenants -- Limitation on Restricted Payments,'

          (i) 'Investment' shall include the portion, proportionate to Triarc Consumer Products Group's equity interest in such subsidiary, of the fair market value of the net assets of any subsidiary of Triarc Consumer Products Group at the time that such subsidiary is designated an Unrestricted Subsidiary and

          (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the board of directors of Triarc Consumer Product Group.

     'Material Subsidiary Obligor' means any subsidiary guarantor, Triarc Beverage Holdings and any other subsidiary that is an issuer, other than, in each case, any subsidiary principally engaged in Triarc Consumer Products Group's soft drink concentrate business segment, which, together with its consolidated subsidiaries, had EBITDA for the period of the most recent four consecutive fiscal quarters of Triarc Consumer Products Group ending prior to the date of such determination for which reports have been filed or provided to the trustee pursuant to the 'SEC Reports' covenant equal to or more than 15% of the EBITDA of Triarc Consumer Products Group and its Restricted Subsidiaries including such issuer or subsidiary guarantor, for such four fiscal quarters. In each case EBITDA shall be calculated on a pro forma basis giving effect to any Business Disposition, other than the disposition of such subsidiary guarantor, Business Acquisition, designation of a Restricted Subsidiary as an Unrestricted Subsidiary or redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary occurring since the beginning of such period and on or prior to the date of such determination.

     'Non-Recourse Debt' means Indebtedness of any person:

          (i) as to which neither Triarc Consumer Products Group nor any of its subsidiaries:

             (a) provides credit support of any kind, including, without limitation, any undertaking, agreement or instrument that would constitute Indebtedness, or

             (b) is directly or indirectly liable, as a guarantor or otherwise; and

          (ii) no default with respect to which, including any rights that the holders thereof may have to take enforcement action, would permit, upon notice, lapse of time or both, any holder of any other Indebtedness of Triarc Consumer Products Group or any of its subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

     'Permitted Arby's Dividend' means (i) a Permitted Arby's Securitization Residual Payment and (ii) a Permitted Arby's IPO Dividend; provided that, in each case, immediately after giving effect to such dividend of capital stock:

          (x) RC/Arby's and its subsidiaries:

             (i) have no Indebtedness other than Non-Recourse Debt and

             (ii) are not party to any arrangement with Triarc Consumer Products Group or any of its subsidiaries, including without limitation any arrangement to make payments in respect of service provided to RC/Arby's and its subsidiaries under the management agreement, the tax sharing agreement or any other agreement, unless the terms of such arrangement are on an arms-length basis,

          (y) neither Triarc Consumer Products Group nor any of its subsidiaries has any direct or indirect contractual obligations:

             (i) with respect to any obligation of RC/Arby's and its subsidiaries, including without limitation, any guarantee thereof,

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             (ii) to subscribe for additional capital stock of RC/Arby's or any of its subsidiaries or

             (iii) to maintain or preserve the financial condition of RC/Arby's or any of its subsidiaries or to cause any of them to achieve any specified levels of operating results and

          (z) RC/Arby's and its subsidiaries shall jointly and severally indemnify Triarc Consumer Products Group and its subsidiaries from and against all losses, claims, damages and liabilities, including, without limitation, any tax, ERISA or environmental losses (collectively, 'losses') related to the actions or operations of RC/Arby's and its subsidiaries, other than any losses related to the actions or operations of Royal Crown Company, Inc. and each of its subsidiaries, the capital stock of which has been conveyed to Triarc Consumer Products Group or any of its subsidiaries. Triarc Consumer Products Group and its subsidiaries shall jointly and severally indemnify RC/Arby's and its subsidiaries from and against all losses related to the actions or operations of Triarc Consumer Products Group and its subsidiaries, including Royal Crown Company, Inc. and each of its subsidiaries, if the capital stock of such person has been conveyed to Triarc Consumer Products Group or any of its subsidiaries.

     'Permitted Arby's IPO Dividend' means a distribution by Triarc Consumer Products Group to Triarc Parent of all of the capital stock, but not assets, of RC/Arby's, and any of its subsidiaries, so long as each such person has no assets other than Arby's Securitization Assets, the net cash proceeds of any Permitted Arby's Securitization, any Arby's Securitization Residual Notes, the capital stock of any Arby's Securitization Entity and businesses related thereto and any other assets, other than cash and cash equivalents that do not constitute net cash proceeds of a Permitted Arby's Securitization, used in connection with any restaurant franchising business, and not used in connection with the beverage business, of Triarc Consumer Products Group and its Restricted Subsidiaries; provided that, as a condition to such distribution:

          (i) no default shall have occurred and be continuing;

          (ii) Triarc Consumer Products Group shall have consummated an underwritten primary public offering of its common stock substantially concurrently with, but no later than, the date of such distribution; and

          (iii) immediately after giving effect to such transaction, including the distribution of RC/Arby's capital stock, the public offering described in clause (ii) and the use of proceeds therefrom, Triarc Consumer Products Group would (A) be able to incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under 'Limitation on Indebtedness'; and (B) have a Consolidated Leverage Ratio no greater than
     5.0 to 1.

     'Permitted Arby's Securitization' means the sale, transfer and assignment by Arby's and/or one or more of its subsidiaries to one or more Arby's Securitization Entities of Arby's Securitization Assets to occur within nine months of the closing date, the issuance and sale by the Arby's Securitization Entity of the Arby's Securitization Notes and the Arby's Securitization Residual Note and the right and obligations of Arby's and/or one or more of its subsidiaries to provide certain servicing and other services with respect to such Arby's Securitization Assets and the Arby's Securitization Entity; provided that:

          (i) Triarc Consumer Products Group receives net cash proceeds from such sale by Arby's and/or one or more of its subsidiaries of at least $300.0 million;

          (ii) the aggregate consideration received in such sale is at least equal to the aggregate fair market value of the assets sold, as determined by Triarc Consumer Products Group's board of directors in good faith;

          (iii) Triarc Consumer Products Group applies the net cash proceeds from the first $350.0 million of gross proceeds of such sale to repay Senior Indebtedness of an issuer or any subsidiary guarantor, and to correspondingly reduce any commitments therefor in the case of revolving credit indebtedness, and if such proceeds exceed the amount of Senior Indebtedness outstanding, to offer to purchase the notes and any other equally ranking Indebtedness, on a pro rata basis, such offer to be on substantially the same terms and at the same price as an

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     offer to purchase pursuant to the 'Limitation on Sale of Assets and
     Subsidiary Stock' covenant; and

          (iv) (A) neither Triarc Consumer Products Group nor any Restricted Subsidiary of Triarc Consumer Products Group retains any obligation, contingent or otherwise:

             (x) with respect to the assets so sold,

             (y) for the indebtedness or other liabilities, contingent or otherwise, of any Arby's Securitization Entity purchasing such assets or

             (z) to subscribe for additional shares of capital stock or other equity interests or make any additional capital contribution or similar payment or transfer to any Arby's Securitization Entity or any other person purchasing such assets or to maintain or preserve the solvency or any balance sheet term, financial condition, level of income or results of operations thereof and

          (B) no property of Triarc Consumer Products Group or any Restricted Subsidiary of Triarc Consumer Products Group is subject, directly or indirectly, to the satisfaction therefor, other than any such obligations or subjecting of property of Arby's or any subsidiary of Arby's pursuant to customary representations, warranties and covenants made in connection with the sale of such assets and other than obligations to service such assets.

     'Permitted Arby's Securitization Residual Payment' means, in the event that the gross proceeds received by Triarc Consumer Products Group from the Permitted Arby's Securitization exceeds $350.0 million, a distribution by Triarc Consumer Products Group to Triarc Parent of all of the capital stock of RC/Arby's and any of its subsidiaries, so long as each such person has no assets other than Arby's Securitization Assets, the net cash proceeds of the Permitted Arby's Securitization, any Arby's Securitization Residual Notes, the capital stock of any Arby's Securitization Entity and businesses related thereto (collectively, 'Arby's assets'); provided that the capital stock of any other subsidiary of RC/Arby's, but not any assets of such person other than Arby's assets, that has any obligations or liabilities, contingent or otherwise with respect to the assets transferred pursuant to such securitization are also distributed to Triarc Parent at such time.

     'Permitted Investment' means an Investment by Triarc Consumer Products Group or any Restricted Subsidiary in:

          (i) Triarc Consumer Products Group, a Restricted Subsidiary or a person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

          (ii) another person if as a result of such Investment such other person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, Triarc Consumer Products Group or a Restricted Subsidiary; provided, however, that such person's primary business is a Related Business;

          (iii) Temporary Cash Investments;

          (iv) receivables owing to Triarc Consumer Products Group or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Triarc Consumer Products Group or any such Restricted Subsidiary deems reasonable under the circumstances;

          (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

          (vi) loans or advances to employees or directors made in the ordinary course of business consistent with past practices of Triarc Consumer Products Group or such Restricted Subsidiary;

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          (vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Triarc Consumer Products Group or any Restricted Subsidiary or in satisfaction of judgments;

          (viii) any Arby's Securitization Residual Note and any contribution of Arby's Securitization Assets to any Arby's Securitization Entity and

          (ix) any person to the extent such Investment represents the non-cash portion of the consideration received for an asset disposition as permitted pursuant to the covenant described under ' -- Certain
     Covenants -- Limitation on Sales of Assets and Subsidiary Stock.'

     'Refinancing Indebtedness' means Indebtedness that refinances any Indebtedness of Triarc Consumer Products Group or any Restricted Subsidiary existing on the closing date or incurred in compliance with the indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

          (i) such Refinancing Indebtedness has a stated maturity no earlier than the stated maturity of the Indebtedness being refinanced,

          (ii) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced and

          (iii) such Refinancing Indebtedness has an aggregate principal amount, or if incurred with original issue discount, an aggregate issue price, that is equal to or less than the aggregate principal amount, or if Incurred with original issue discount, the aggregate accreted value, then outstanding or committed, plus fees and expenses, including any premium and defeasance costs, under the Indebtedness being refinanced;

provided, further, however, that Refinancing Indebtedness shall not include:

          (x) Indebtedness of a subsidiary that is not a subsidiary guarantor or an issuer that Refinances Indebtedness of an issuer or a subsidiary guarantor or

          (y) Indebtedness of Triarc Consumer Products Group or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

     'Related Business' means the business of Triarc Consumer Products Group and its Restricted Subsidiaries on the closing date and any business related, ancillary or complementary to the businesses of Triarc Consumer Products Group and its Restricted Subsidiaries on the closing date.

     'Restricted Subsidiary' means any subsidiary of Triarc Consumer Products Group that is not an Unrestricted Subsidiary.

     'Senior Indebtedness' means, with respect to any person on any date of determination:

          (i) the Bank Indebtedness,

          (ii) all other Indebtedness of such person, whether outstanding on the closing date or thereafter incurred, and

          (iii) accrued and unpaid interest, including interest accruing on or after, or which would accrue but for, the filing of any petition in bankruptcy or for reorganization, whether or not allowed thereby in respect of:

             (A) indebtedness of such person for money borrowed and

             (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable, unless, in each case, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are to rank equal to or subordinate in right of payment to the notes;

provided, however, that Senior Indebtedness shall not include:

          (1) any obligation of an issuer or subsidiary guarantor to any affiliate of Triarc Consumer Products Group,

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

          (2) any liability for Federal, state, local or other taxes owed or owing by such person,

          (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business, including guarantees thereof or instruments evidencing such liabilities,

          (4) any Indebtedness of such person, and any accrued and unpaid interest in respect thereof, which is subordinate or junior in any respect to any other Indebtedness or other obligation of such person or

          (5) that portion of any Indebtedness which at the time of incurrence is incurred in violation of the indenture; provided that Bank Indebtedness shall be deemed not to have been incurred in violation of the indenture if Triarc Consumer Products Group shall, or shall be deemed to, have represented that the incurrence thereof does not violate the indenture.

     'Senior Subordinated Indebtedness' means the notes and the subsidiary guarantees and any other Indebtedness of the issuers or the subsidiary guarantors that specifically provides that such Indebtedness is to rank equal to the notes or the subsidiary guarantees, as applicable, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the issuers or the subsidiary guarantors, as applicable, which is not Senior Indebtedness.

     'Subordinated Obligation' means any Indebtedness of an issuer or a subsidiary guarantor, whether outstanding on the closing date or thereafter incurred, which is subordinate or junior in right of payment to the notes pursuant to a written agreement to that effect.

     'Temporary Cash Investments' means any of the following:

          (i) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof,

          (ii) investments in demand deposit accounts, time deposit accounts, certificates of deposit and money market deposits maturing within 365 days of the date of acquisition thereof issued by a commercial banking institution that is a lender under the credit agreement or a member of the Federal Reserve System and has a combined capital and surplus and undivided profits aggregating in excess of $500,000,000, or the foreign currency equivalent thereof, or any money-market fund sponsored by a registered broker dealer or mutual fund distributor,

          (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i), (ii) or (iv) entered into with a bank meeting the qualifications described in clause
     (ii) above,

          (iv) investments in commercial paper, maturing not more than nine months after the date of acquisition, issued by a corporation, other than an affiliate of Triarc Consumer Products Group, organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of 'P-l', or higher, according to Moody's or 'A-1', or higher, according to Standard & Poors, and

          (v) investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least 'AA' by Standard & Poors or 'Aa' by Moody's.

     'Unrestricted Subsidiary' means:

          (i) any subsidiary of Triarc Consumer Products Group that at the time of determination shall be designated an Unrestricted Subsidiary by the board of directors of Triarc Consumer Products Group in the manner provided below and

          (ii) any subsidiary of an Unrestricted Subsidiary.

     The board of directors of Triarc Consumer Products Group may designate any subsidiary of Triarc Consumer Products Group, including any newly acquired or newly formed subsidiary, to be an Unrestricted Subsidiary, other than Triarc Beverage Holdings, unless such subsidiary or any of its subsidiaries owns any capital stock or Indebtedness of, or holds any lien on any property of,

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Triarc Consumer Products Group or any other subsidiary of Triarc Consumer
Products Group that is not a subsidiary of the subsidiary to be so designated; provided that

          (A) any guarantee by Triarc Consumer Products Group or any Restricted Subsidiary of any Indebtedness of the subsidiary being so designated shall be deemed an 'incurrence' of such Indebtedness and, if such guarantee is called upon or would be required to be classified and accounted for as a liability on a balance sheet of Triarc Consumer Products Group or any Restricted Subsidiary prepared in accordance with GAAP, an 'Investment' by Triarc Consumer Products Group or such Restricted Subsidiary, or both, if applicable, at the time of such designation,

          (B) either:

             (i) the subsidiary to be so designated has total assets of $1,000 or less or

             (ii) if such subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under ' -- Certain Covenants -- Limitation on Restricted Payments' and

          (C) if applicable, the incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the 'Limitation on Indebtedness' and 'Limitation on Restricted Payments' covenants described above. The board of directors of Triarc Consumer Products Group may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

             (x) Triarc Consumer Products Group could incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under ' -- Certain Covenants -- Limitation on Indebtedness' and

             (y) no default shall have occurred and be continuing.

     Any such designation by the board of directors of Triarc Consumer Products Group shall be evidenced to the trustee by promptly filing with the trustee a copy of the resolution of the board of directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

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                       FEDERAL INCOME TAX CONSIDERATIONS

     The following presents the opinion of Paul, Weiss, Rifkind, Wharton & Garrison, special United States tax counsel to Triarc Consumer Products Group, Triarc Beverage Holdings, and certain other subsidiaries of Triarc Consumer Products Group, regarding the material United States federal income tax consequences to U.S. and non-U.S. holders of the consummation of the exchange offer and the ownership and disposition of the exchange notes. The following does not purport to be a complete analysis of all of the potential United States federal income tax considerations relating to the purchase, ownership and disposition of the exchange notes and generally does not address any other taxes that might be applicable to a holder of the exchange notes. We cannot assure you that the United States Internal Revenue Service will take a view similar to that described below. Further, the following does not address all aspects of taxation that may be relevant to

     (1) particular holders of initial notes or exchange notes in light of their individual circumstances, including the effect of any foreign, state or local laws, or

     (2) particular types of purchasers that receive special treatment under United States federal income tax laws, including

          (a) dealers in securities,

          (b) insurance companies,

          (c) financial institutions,

          (d) persons that hold the initial notes or exchange notes that are a hedge or that are hedged against currency risks or that are part of a straddle or conversion transaction or a constructive sale,

          (e) persons whose functional currency is not the U.S. dollar, and

          (f) tax-exempt entities.

     The following assumes that the initial notes or exchange notes are held as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986.

     The following is based on currently existing provisions of the Code, the applicable Treasury regulations promulgated and proposed thereunder, judicial decisions, and administrative interpretations, all of which are subject to change, possibly on a retroactive basis. Because individual circumstances may differ, you are strongly urged to consult your tax advisor with respect to your particular tax situation and the particular tax effects of any state, local, non-United States or other tax laws and possible changes in the tax laws.

     As used in this section, the term U.S. holder means a beneficial owner of an exchange note who or which is for United States federal income tax purposes

     (1) a citizen or resident of the United States,

     (2) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof,

     (3) an estate the income of which is subject to United States federal income taxation regardless of its source, or

     (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

The term also includes those former citizens of the United States whose income and gain on the exchange notes will be subject to United States taxation. As used herein, the term non-U.S. holder means a beneficial owner of an exchange note that is not a U.S. holder.

FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER

     The exchange of initial notes for exchange notes pursuant to the exchange offer will not be treated as an exchange or otherwise as a taxable event to holders. Consequently, (1) no gain or

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loss will be realized by a holder upon receipt of an exchange note, (2) the holding period of the exchange note will include the holding period of the initial note exchanged therefor and (3) the adjusted tax basis of the exchange note will be the same as the adjusted tax basis of the initial note exchanged therefor immediately before the exchange.

     Additional interest paid to a U.S. holder in connection with a default under the registration rights agreement should be taxable as ordinary income at the time it accrues or is received in accordance with the U.S. holder's regular method of accounting. It is possible, however, that the Internal Revenue Service may take a different position, in which case the timing and amount of income inclusion may be different.

     In the event any additional interest paid to a non-U.S. holder in connection with a default under the registration rights agreement is treated as interest, the tax treatment of the payments should be the same as that of other interest payments received by the non-U.S. holder. However, the Internal Revenue Service might not treat the payments as interest, in which case the payments generally would be subject to United States federal income withholding tax at a rate of 30%, unless

     (1) the payments are effectively connected with the non-U.S. holder's conduct of a trade or business in the United States, in which case the tax treatment of the payments will be the same as that of other effectively connected income earned by the non-U.S. holder, or

     (2) the non-U.S. holder qualifies for a reduced rate of tax or an exemption under a tax treaty.

TAX CONSIDERATIONS FOR U.S. HOLDERS

PAYMENTS OF INTEREST

     Interest on an exchange note generally will be taxable to a U.S. holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. holder's method of accounting for United States federal income tax purposes.

MARKET DISCOUNT AND BOND PREMIUM

     If a U.S. holder purchases an exchange note for an amount that is less than its principal amount, the difference generally will be treated as market discount. In that case, any partial principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, including dispositions which are nonrecognition transactions under certain provisions of the Code, the exchange note will be included in gross income and characterized as ordinary income to the extent of the market discount that (1) has not previously been included in income and (2) is treated as having accrued on the exchange note prior to the payment or disposition. Market discount generally accrues on a straight-line basis over the remaining term of the exchange note. Upon an irrevocable election, however, market discount will accrue on a constant yield basis. A U.S. holder might be required to defer all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry an exchange note. A U.S. holder may elect to include market discount in gross income currently as it accrues. If such an election is made, the preceding rules relating to the recognition of market discount and deferral of interest expense will not apply. An election made to include market discount in gross income as it accrues will apply to all debt instruments acquired by the U.S. holder on or after the first day of the taxable year to which the election applies and may be revoked only with the consent of the Internal Revenue Service.

     If a U.S. holder purchases an exchange note for an amount that is in excess of all amounts payable on the exchange note after the purchase date, other than payments of qualified stated interest, the excess will be treated as bond premium. In general, a U.S. holder may elect to amortize bond premium over the remaining term of the exchange note on a constant yield method. The amount of bond premium allocable to any accrual period is offset against the qualified stated interest allocable to the accrual period. If, following the offset determination described in the immediately preceding sentence, there is any excess allocable bond premium remaining, that excess may, in some circumstances, be deducted. An election to amortize bond premium applies to all taxable debt instruments held at the beginning of the first taxable year to

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which the election applies and thereafter acquired by the U.S. holder and may be revoked only with the consent of the Internal Revenue Service.

SALE, EXCHANGE OR RETIREMENT OF NOTES

     Upon the sale, exchange or retirement of an exchange note, a U.S. holder will recognize taxable gain or loss equal to the difference between the amount of cash plus the fair market value of any property received, but not including any amount attributable to accrued but unpaid interest, and the holder's adjusted tax basis in the exchange note. A U.S. holder's adjusted tax basis in an exchange note will be its cost, increased by any accrued market discount included in gross income and reduced by any amortized bond premium and any principal payment on the exchange note received by the holder.

     Subject to the discussion of market discount above, gain or loss realized on the sale, exchange or retirement of an exchange note by a U.S. holder generally will be capital gain or loss if the exchange note is held as a capital asset by the U.S. holder. Long-term capital gains of individuals will be subject to a maximum federal income tax rate of 20%. There are limitations which apply to the deductibility of capital losses.

TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

     Generally, payments of principal or interest on the exchange notes by Triarc Consumer Products Group or any paying agent to a beneficial owner of an exchange note that is a non-U.S. holder will not be subject to U.S. federal income tax or income withholding tax, provided that, in the case of interest,

     (1) the non-U.S. holder does not own, actually or constructively, 10% or more of the combined voting power of all classes of stock of either Triarc Parent or Triarc Beverage Holdings entitled to vote,

     (2) the non-U.S. holder is not, for U.S. federal income tax purposes, a controlled foreign corporation related to either Triarc Parent or Triarc Beverage Holdings actually or constructively through stock ownership,

     (3) the non-U.S. holder is not a bank receiving interest described in section 881(c)(3)(A) of the Code, and

     (4) either

          (a) the non-U.S. holder provides Triarc Consumer Products Group or its agent with an Internal Revenue Service Form W-8, or a suitable substitute form, signed under penalties of perjury that includes its name and address and certifies as to its non-United States status in compliance with applicable law and Treasury Regulations, or

          (b) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business holds the exchange note and provides a statement to Triarc Consumer Products Group or its agent signed under penalties of perjury in which the organization, bank or financial institution certifies that a Form W-8, or a suitable substitute form, has been received by it from the non-U.S. holder or from another financial institution acting on behalf of the non-U.S. holder and furnishes Triarc Consumer Products Group or its agent with a copy thereof.

If these requirements cannot be met, a non-U.S. holder generally will be subject to United States federal income withholding tax at a rate of 30%, or such lower rate provided by an applicable treaty, with respect to payments of interest on the exchange notes. The non-U.S. holder must inform Triarc Consumer Products Group or its agent or the financial institution to which the non-U.S. holder provided the Form W-8, or the suitable substitute form, within 30 days of any change in the information provided in the form submitted.

     Treasury Regulations generally effective for payments made after December 31, 2000 provide alternative methods for satisfying the certification requirements described in clause (4) above. These new regulations also will require, in the case of exchange notes held by a foreign

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

partnership, that (1) the certification be provided by the partners rather than by the foreign partnership and (2) the partnership provide prescribed information, including a U.S. taxpayer identification number.

     A non-U.S. holder of an exchange note generally will not be subject to United States federal income or income withholding tax on gain realized on the sale, exchange, redemption, retirement or other disposition of his, her or its exchange note, unless

     (1) the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and other conditions are met, or

     (2) the gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States.

     Notwithstanding the above, if a non-U.S. holder of an exchange note is engaged in a trade or business in the United States and if interest on the exchange note, or gain realized on the disposition of the exchange note, is effectively connected with the conduct of that trade or business, the non-U.S. holder generally will be subject to regular United States federal income tax on the interest or gain in the same manner as if it were a U.S. holder, unless an applicable treaty provides otherwise. In addition, if the non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30%, or such lower rate provided by an applicable treaty, of its effectively connected earnings and profits for the taxable year, as adjusted. Even though effectively connected income is subject to income tax and possibly also branch profits tax, it generally is not subject to income withholding if the non-U.S. holder delivers a properly executed Internal Revenue Service Form 4224, or other form applicable under the new regulations, to the payor.

     An exchange note held by an individual non-U.S. holder who at the time of death is not a United States citizen or resident of the United States, as defined for United States federal estate tax purposes, will not be subject to United States federal estate taxation as a result of the individual's death unless

     (1) the individual owns, actually or constructively, 10% or more of the combined voting power of all classes of stock of either Triarc Parent or Triarc Beverage Holdings entitled to vote, or

     (2) the interest on the exchange note is effectively connected with the conduct by the individual of a trade or business in the United States.

TAX CONSIDERATIONS APPLICABLE TO BOTH U.S. HOLDERS AND NON-U.S. HOLDERS

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Under current United States federal income tax law, a 31% backup withholding tax might apply to some payments on, and the proceeds from a sale, exchange or redemption of, the exchange notes, unless the holder of the exchange note

     (1) is a corporation or comes within other exempt categories and, when required, demonstrates that fact, or

     (2) provides a correct taxpayer identification number, certifies as to its exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules.

     Backup withholding and information reporting generally will not apply to payments made by Triarc Consumer Products Group or a paying agent on an exchange note to a non-U.S. holder if the certification described under 'Tax Considerations for Non-U.S. Holders' is duly provided or the non-U.S. holder otherwise establishes an exemption and the payor does not have actual knowledge that the conditions of any other exemption are not, in fact, satisfied. The payments of proceeds from the disposition of an exchange note to or through a non-United States office of a broker that is

     (1) a United States person,

     (2) a controlled foreign corporation for United States federal income tax purposes,

     (3) a foreign person, 50% or more of whose gross income from all sources for specified periods was effectively connected with the conduct of a United States trade or business, or

     (4) after December 31, 2000, a foreign partnership if either

          (a) more than 50% of the income or capital interest is owned by U.S. persons, or

          (b) the partnership has the requisite connections to the United
              States,

will be subject to information reporting requirements unless the broker has documentary evidence in its files of the holder's non-U.S. holder status and has no actual knowledge to the contrary or otherwise establishes an exemption. Before January 1, 2001, backup withholding will not apply to any payment of the proceeds from the sale of an exchange note made to or through a foreign office of a broker. However, after December 31, 2000, backup withholding might apply if the broker has actual knowledge that the payee is a U.S. holder. Payments of the proceeds from the sale of an exchange note to or through the United States office of a broker are subject to information reporting and possible backup withholding unless the holder certifies, under penalties of perjury, that it is not a U.S. holder and that other conditions are met or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. holder or that the conditions of any other exemption are not, in fact, satisfied.

     Holders of exchange notes should consult their tax advisors regarding the application of backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining an exemption, if available. Any amounts withheld from payment under the backup withholding rules will be allowed as a credit against the holder's United States federal income tax liability and may entitle the holder to a refund if the required information is furnished to the Internal Revenue Service.

     THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE EXCHANGE OFFER AND OF PURCHASING, HOLDING AND DISPOSING OF THE INITIAL NOTES OR THE EXCHANGE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR NON-UNITED STATES TAX LAWS AND ANY RECENT OR PROSPECTIVE CHANGES IN APPLICABLE TAX LAWS AND THE EFFECT OF THE NEW REGULATIONS WITH RESPECT TO PAYMENTS MADE AFTER DECEMBER 31, 2000.

                              PLAN OF DISTRIBUTION

     We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to these prevailing market prices or negotiated prices. These resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes.

     Any broker-dealer that receives exchange notes for its own account under the exchange offer in exchange for initial notes acquired by it as a result of market making or other trading activities or participates in a distribution of these exchange notes may be deemed to be an underwriter within the meaning of the Securities Act and, therefore, must deliver a prospectus meeting the requirements of the Securities Act for any resales, offers to resell or other transfers of the exchange notes received by it in the exchange offer. Accordingly, each such broker-dealer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of these exchange notes. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchanges notes received in exchange for initial notes where these initial notes were acquired through market-making activities or other trading activities. We have agreed that, for a period of 180 days after the completion of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal.

     We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the initial notes, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the initial notes, including any broker-dealers, against specified liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York, will pass upon certain legal matters, including some tax matters, on our behalf, regarding exchange notes.

                                    EXPERTS

     The consolidated balance sheets of Triarc Consumer Products Group, LLC and subsidiaries and the consolidated balance sheets of Triarc Beverage Holdings Corp. as of December 28, 1997 and January 3, 1999, and the related statements of operations, member's equity or stockholder's equity, and cash flows for the three fiscal years ended January 3, 1999, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing on page F-2 and F-70 of this prospectus, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The combined statements of certain revenues and operating expenses of the Snapple Beverage Business of The Quaker Oats Company for the year ended December 31, 1996 and the four month and twenty-two day period ended May 22, 1997 included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form S-4 with the Securities and Exchange Commission covering the exchange notes, and this prospectus is part of our registration statement. For further information on us and the exchange notes, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

     When the exchange offer is completed, we will be subject to the information requirements of the Securities Exchange Act and will be required to file reports and other information with the Securities and Exchange Commission. You can inspect and copy at prescribed rates the reports and other information that we file with the Securities and Exchange Commission at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also at the regional offices of the Securities and Exchange Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and the Citicorp Center at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may obtain information on the operation of the public reference facilities by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet web site at http://www.sec.gov that contains reports, proxy and information statements and other information. You can also obtain copies of these materials from us upon request.

     In addition, the indenture requires that, whether or not we are subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act, we will provide the trustee and registered noteholders, and will, if permitted, file with the Securities and Exchange Commission (1) all quarterly and annual financial information that would be required to be contained in a filing with the Securities and Exchange Commission on Forms 10-Q and 10-K if we were required to file these forms, including a 'Management's Discussion and Analysis of Financial

Condition and Results of Operations' and, with respect to the annual information only, a report thereon by our certified independent accountants, and (2) all reports that would be required to be filed with the Securities and Exchange Commission on Form 8-K if we were required to file these reports. In addition, for so long as any of the initial notes or the exchange notes remain outstanding and constitute 'restricted securities' under Rule 144, we have agreed to make available to any prospective purchaser of these notes or beneficial owner of these notes in connection with any sale of these notes the information required by Rule 144 under the Securities Act. Any requests should be directed to Triarc Parent at 280 Park Avenue, New York, New York 10017, Attention: Investor Relations; Telephone: (212) 451-3000. This information can also be obtained from Triarc Parent's website at http://www.triarc.com.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
TRIARC CONSUMER PRODUCTS GROUP, LLC AND RELATED COMPANIES
  Independent Auditors' Report..............................    F-2
  Consolidated Balance Sheets as of December 28, 1997 and
     January 3, 1999........................................    F-3
  Consolidated Statements of Operations for the year ended
     December 31, 1996 and the fiscal years ended
     December 28, 1997 and January 3, 1999..................    F-4
  Consolidated Statements of Member's Equity for the year
     ended December 31, 1996 and the fiscal years ended
     December 28, 1997 and January 3, 1999..................    F-5
  Consolidated Statements of Cash Flows for the year ended
     December 31, 1996 and the fiscal years ended
     December 28, 1997 and January 3, 1999..................    F-6
  Notes to Consolidated Financial Statements................    F-8
  Condensed Consolidated Balance Sheets as of January 3,
     1999 and October 3, 1999 (unaudited)...................   F-48
  Condensed Consolidated Statements of Operations for the
     nine months ended September 27, 1998 and October 3,
     1999 (unaudited).......................................   F-49
  Condensed Consolidated Statements of Cash Flows for the
     nine months ended September 27, 1998 and October 3,
     1999 (unaudited).......................................   F-50
  Notes to Condensed Consolidated Financial Statements
     (unaudited)............................................   F-51

SNAPPLE BEVERAGE BUSINESS OF THE QUAKER OATS COMPANY
  Report of Independent Public Accountants..................   F-64
  Combined Statements of Certain Revenues and Operating
     Expenses for the twelve months ended December 31, 1996
     and the four months and twenty-two days ended May 22,
     1997...................................................   F-65
  Notes to the Combined Statements of Certain Revenues and
     Operating Expenses.....................................   F-66

TRIARC BEVERAGE HOLDINGS CORP. AND SUBSIDIARIES
  Independent Auditors' Report..............................   F-72
  Consolidated Balance Sheets as of December 28, 1997 and
     January 3, 1999........................................   F-73
  Consolidated Statements of Operations for the year ended
     December 31, 1996
     and the fiscal years ended December 28, 1997 and
     January 3, 1999........................................   F-74
  Consolidated Statements of Stockholder's Equity for the
     year ended December 31, 1996 and the fiscal years ended
     December 28, 1997 and January 3, 1999..................   F-75
  Consolidated Statements of Cash Flows for the year ended
     December 31, 1996
     and the fiscal years ended December 28, 1997 and
     January 3, 1999........................................   F-76
  Notes to Consolidated Financial Statements................   F-78
  Condensed Consolidated Balance Sheets as of January 3,
     1999 and October 3, 1999 (unaudited)...................   F-99
  Condensed Consolidated Statements of Operations for the
     nine months ended September 27, 1998 and October 3,
     1999 (unaudited).......................................  F-100
  Condensed Consolidated Statements of Cash Flows for the
     nine months ended September 27, 1998 and October 3,
     1999 (unaudited).......................................  F-101
  Notes to Condensed Consolidated Financial Statements
     (unaudited)............................................  F-102

                          INDEPENDENT AUDITORS' REPORT

To the Board of Managers and Member of
Triarc Consumer Products Group, LLC
New York, New York

     We have audited the accompanying consolidated balance sheets of Triarc Consumer Products Group, LLC and subsidiaries as of January 3, 1999 and December 28, 1997, and the related consolidated statements of operations, member's equity and cash flows for each of the three fiscal years in the period ended January 3, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the consolidated financial position of Triarc Consumer Products Group, LLC and subsidiaries as of January 3, 1999 and December 28, 1997, and the consolidated results of their operations and their consolidated cash flows for each of the three fiscal years in the period ended January 3, 1999 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
New York, New York
July 30, 1999

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                              DECEMBER 28,    JANUARY 3,
                                                                  1997           1999
                                                                  ----           ----
                           ASSETS
Current assets:
     Cash (including cash equivalents of $26,974 and
      $66,422)..............................................   $  34,242      $  72,792
     Receivables (Note 4)...................................      76,177         66,690
     Inventories (Note 4)...................................      57,394         46,761
     Deferred income tax benefit (Note 8)...................      47,992         18,934
     Note receivable from Triarc Companies, Inc. (Note
      18)...................................................       2,000         --
     Prepaid expenses and other current assets..............       6,398          7,258
                                                               ---------      ---------
          Total current assets..............................     224,203        212,435
Investments in affiliates (Note 5)..........................      25,476         --
Properties (Note 4).........................................      27,912         25,320
Unamortized costs in excess of net assets of acquired
  companies (Note 4)........................................     278,986        268,215
Trademarks (Note 4).........................................     269,201        261,906
Deferred costs and other assets (Note 4)....................      28,183         23,094
                                                               ---------      ---------
                                                               $ 853,961      $ 790,970
                                                               ---------      ---------
                                                               ---------      ---------

              LIABILITIES AND MEMBER'S DEFICIT
Current liabilities:
     Current portion of long-term debt (Notes 6, 7 and
      21)...................................................   $  13,798      $   9,678
     Notes payable to affiliates (Note 18)..................       1,200         --
     Accounts payable.......................................      45,126         36,993
     Accrued expenses (Note 4)..............................     110,836         81,448
     Due to affiliates (Note 18)............................      22,710         29,082
                                                               ---------      ---------
          Total current liabilities.........................     193,670        157,201
Long-term debt (Notes 6, 7 and 21)..........................     564,114        560,977
Deferred income taxes (Note 8)..............................      27,764          9,173
Deferred income and other liabilities.......................      31,669         20,753
Redeemable preferred stock (Note 9).........................      79,604         87,587
Commitments and contingencies (Notes 3, 8, 17 and 19)
Member's equity (deficit) (Notes 10 and 21):
     Contributed capital....................................     138,059        106,269
     Accumulated deficit....................................    (180,719)      (150,732)
     Accumulated other comprehensive deficit................        (200)          (258)
                                                               ---------      ---------
          Total member's deficit............................     (42,860)       (44,721)
                                                               ---------      ---------
                                                               $ 853,961      $ 790,970
                                                               ---------      ---------
                                                               ---------      ---------

          See accompanying notes to consolidated financial statements.

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                           YEAR ENDED
                                                           ------------------------------------------
                                                           DECEMBER 31,   DECEMBER 28,    JANUARY 3,
                                                               1996           1997           1999
                                                               ----           ----           ----
Revenues:
     Net sales...........................................    $540,106       $629,621       $735,436
     Royalties, franchise fees and other revenues........      57,329         66,531         79,600
                                                             --------       --------       --------
                                                              597,435        696,152        815,036
                                                             --------       --------       --------
Costs and expenses:
     Cost of sales, excluding depreciation and
       amortization related to sales of $13,545, $1,032
       and $1,672........................................     314,641        332,217        390,883
     Advertising, selling and distribution (Note 1)......     135,806        184,722        197,065
     General and administrative..........................      75,759         81,219         89,088
     Depreciation and amortization, excluding
       amortization of deferred financing costs..........      29,964         25,244         32,808
     Charges related to post-acquisition transition,
       integration and changes to business strategies
       (Note 11).........................................      --             33,815         --
     Facilities relocation and corporate restructuring
       (Note 12).........................................       7,800          7,063         --
     Impairment of company-owned restaurants and related
       exit costs (Note 3)...............................      58,900         --             --
                                                             --------       --------       --------
                                                              622,870        664,280        709,844
                                                             --------       --------       --------
          Operating profit (loss)........................     (25,435)        31,872        105,192
Interest expense.........................................     (50,031)       (58,019)       (60,235)
Gain (loss) on sale of businesses, net (Note 13).........      --             (3,513)         5,016
Other income, net (Note 14)..............................         470          5,532          5,298
                                                             --------       --------       --------
          Income (loss) before income taxes and
            extraordinary charges........................     (74,996)       (24,128)        55,271
(Provision for) benefit from income taxes (Note 8).......      23,628          5,142        (25,284)
                                                             --------       --------       --------
          Income (loss) before extraordinary charges.....     (51,368)       (18,986)        29,987
Extraordinary charges (Note 15)..........................      --             (2,954)        --
                                                             --------       --------       --------
          Net income (loss)..............................    $(51,368)      $(21,940)      $ 29,987
                                                             --------       --------       --------
                                                             --------       --------       --------

          See accompanying notes to consolidated financial statements.

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF MEMBER'S EQUITY
                                 (IN THOUSANDS)

                                                                  CUMULATIVE OTHER
                                                                COMPREHENSIVE INCOME
                                                                       (LOSS)
                                                            ----------------------------
                                                              UNREALIZED
                                                            GAIN (LOSS) ON    CURRENCY
                                CONTRIBUTED   ACCUMULATED     SHORT-TERM     TRANSLATION
                                  CAPITAL       DEFICIT      INVESTMENTS     ADJUSTMENT     TOTAL
                                  -------       -------      -----------     ----------     -----
Balance at December 31,
  1995........................   $ 70,301      $(107,411)     $  --            $  --        $(37,110)
Net loss and comprehensive
  loss........................       --          (51,368)        --               --        (51,368)
Capital contribution through
  forgiveness of a liability
  to Triarc Parent
  (Note 18)...................      1,500         --             --               --          1,500
                                 --------      ---------        -----           -----      --------
Balance at December 31,
  1996........................     71,801       (158,779)        --               --        (86,978)
Comprehensive loss:
     Net loss.................       --          (21,940)        --               --        (21,940)
     Unrealized gain on
       short-term
       investment.............       --             --             42             --             42
     Net change in currency
       translation
       adjustment.............       --             --           --              (242)         (242)
                                                                                           --------
     Comprehensive loss.......       --             --           --               --        (22,140)
                                                                                           --------
Capital contribution through
  forgiveness of a liability
  to Triarc Parent
  (Note 18)...................        625           --           --               --            625
Issuance of Triarc Beverage
  Holdings Corp. common
  stock.......................          1           --           --               --              1
Capital contribution
  consisting of cash of $6,211
  and forgiveness of a note
  payable to Triarc Companies,
  Inc. (Note 18)..............     29,390           --           --               --         29,390
Issuance of shares of Cable
  Car Beverage Corporation
  common stock and pushdown of
  Triarc Companies, Inc.'s
  acquisition basis in Cable
  Car Beverage Corporation
  (Note 3)....................     40,847           --           --               --         40,847
Dividend requirement on
  redeemable preferred stock
  (Note 9)....................     (4,604)          --           --               --         (4,604)
Other.........................         (1)          --           --               --             (1)
                                 --------      ---------        -----           -----      --------
Balance at December 28,
  1997........................    138,059       (180,719)          42            (242)      (42,860)
Comprehensive income:
     Net income...............       --           29,987         --               --         29,987
     Reclassification
       adjustment for prior
       year appreciation on
       short-term investment
       sold during the year...       --             --            (42)          --            (42)
     Net change in currency
       translation
       adjustment.............       --             --           --               (16)          (16)
                                                                                           --------
     Comprehensive income.....       --             --           --               --         29,929
                                                                                           --------
Adjustment to pushdown of
  Triarc Companies, Inc.'s
  acquisition basis in Cable
  Car Beverage Corporation
  (Note 3)....................       (251)          --           --               --           (251)
Cash dividends................    (23,556)          --           --               --        (23,556)
Dividend requirement on
  redeemable preferred stock
  (Note 9)....................     (7,983)          --           --               --         (7,983)
                                 --------      ---------        -----           -----      --------
Balance at January 3, 1999....   $106,269      $(150,732)       $--             $(258)     $(44,721)
                                 --------      ---------        -----           -----      --------
                                 --------      ---------        -----           -----      --------

          See accompanying notes to consolidated financial statements.

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                             YEAR ENDED
                                                             ------------------------------------------
                                                             DECEMBER 31,   DECEMBER 28,    JANUARY 3,
                                                                 1996           1997           1999
                                                                 ----           ----           ----
Cash flows from operating activities:
     Net income (loss)......................................   $(51,368)     $ (21,940)      $ 29,987
     Adjustments to reconcile net income (loss) to net cash
      provided by operating activities:
          Amortization of costs in excess of net assets of
            acquired companies, trademarks and certain other
            items...........................................     15,388         18,879         23,151
          Depreciation and amortization of properties.......     14,576          6,365          9,657
          Amortization of deferred financing costs..........      3,322          3,716          4,075
          Write-off of unamortized deferred financing
            costs...........................................     --              4,839         --
          Impairment of company-owned restaurants and
            related exit costs..............................     58,900         --             --
          Provision for (benefit from) deferred income
            taxes...........................................    (24,988)       (10,644)        10,467
          Provision for doubtful accounts...................      3,450          3,794          2,387
          (Gain) loss on sale of businesses, net............     --              3,513         (5,016)
          Net provision (payments) for charges related to
            post-acquisition transition, integration and
            changes to business strategies..................     --             22,483         (6,025)
          Net provision (payments) for facilities relocation
            and corporate restructuring.....................      6,953            821         (1,914)
          Other, net........................................        398         (4,072)         1,846
     Changes in operating assets and liabilities:
          Decrease (increase) in receivables................     (9,263)         8,289          6,994
          Decrease (increase) in inventories................     (2,823)         3,993         10,607
          Decrease (increase) in prepaid expenses and other
            current assets..................................       (818)         4,664         (1,044)
          Decrease in accounts payable and accrued
            expenses........................................     (4,606)       (21,779)       (29,615)
          Increase in due to affiliates.....................      2,204         12,519          3,547
                                                               --------      ---------       --------
               Net cash provided by operating activities....     11,325         35,440         59,104
                                                               --------      ---------       --------
Cash flows from investing activities:
     Proceeds from sale of investment in Select Beverages,
      Inc...................................................     --             --             28,342
     Proceeds from sales of properties and business.........      1,413          3,529          1,538
     Capital expenditures...................................    (17,113)        (4,204)       (11,107)
     Acquisition of Snapple Beverage Corp...................     --           (307,205)           (43)
     Other business acquisitions, net of cash acquired of
      $2,409 in 1997........................................     (1,972)         2,409         (3,000)
     Other..................................................       (356)          (158)            41
                                                               --------      ---------       --------
               Net cash provided by (used in) investing
                 activities.................................    (18,028)      (305,629)        15,771
                                                               --------      ---------       --------
Cash flows from financing activities:
     Dividends..............................................     --             --            (23,556)
     Repayments of long-term debt...........................    (11,453)       (79,901)       (14,158)
     Proceeds from long-term debt...........................     12,476        303,400         --
     Net borrowings from affiliates and, in 1998, increase
      in due to affiliates..................................      3,690          3,535          1,389
     Proceeds from issuance of common stock.................     --                  1         --
     Proceeds from issuance of redeemable preferred stock...     --             75,000         --
     Capital contributions..................................     --              6,211         --
     Deferred financing costs...............................       (325)       (11,385)        --
                                                               --------      ---------       --------
               Net cash provided by (used in) financing
                 activities.................................      4,388        296,861        (36,325)
                                                               --------      ---------       --------
Net increase (decrease) in cash and cash equivalents........     (2,315)        26,672         38,550
Cash and cash equivalents at beginning of year..............      9,885          7,570         34,242
                                                               --------      ---------       --------
Cash and cash equivalents at end of year....................   $  7,570      $  34,242       $ 72,792
                                                               --------      ---------       --------
                                                               --------      ---------       --------
Supplemental disclosures of cash flow information:
     Cash paid during the year for:
          Interest..........................................   $ 43,649      $  55,047       $ 52,437
                                                               --------      ---------       --------
                                                               --------      ---------       --------
          Income taxes, net of refunds......................   $ --          $   3,450       $  4,205
                                                               --------      ---------       --------
                                                               --------      ---------       --------

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS -- (CONTINUED)

     Due to their non-cash nature, the following transactions are not reflected in the respective consolidated statements of cash flows (expressed in whole dollars):

          On November 25, 1997 Triarc Companies, Inc. ('Triarc Parent'), parent of the Company (see Note 1 for definition), acquired (the 'Stewart's Acquisition') Cable Car Beverage Corporation ('Cable Car') for 1,566,858 shares of Triarc Parent common stock exchanged for all of the Cable Car outstanding stock and 154,931 stock options of Triarc Parent exchanged for all of the outstanding stock options of Cable Car. The Stewart's Acquisition was accounted for by Triarc Parent in accordance with the purchase method of accounting. Triarc Parent's basis in Cable Car was 'pushed down' to Cable Car and the excess of the purchase price over the net assets acquired was allocated to the Cable Car assets and liabilities as of November 25, 1997. See Note 3 to the consolidated financial statements for further discussion of this transaction.

          In May 1997 Triarc Beverage Holdings Corp., a subsidiary of the Company, acquired Snapple Beverage Corp. The portion of the purchase price that was not yet paid as of December 28, 1997, representing a portion of the expenses related to the acquisition, was $2,181,000.

          In May 1997 two subsidiaries of the Company issued common shares representing approximately 49% of each of their common stock after such issuances to Triarc Parent in consideration for, in addition to cash of $6,211,000, forgiveness of the then outstanding principal and accrued interest aggregating $25,788,000 under a note payable by the Company to Triarc Parent. See Note 18 to the consolidated financial statements for a further discussion of this transaction.

          During 1996 and 1997 Triarc Parent made capital contributions to the Company through the assumption or forgiveness of liabilities of Mistic Brands, Inc. of $1,500,000 and $625,000, respectively. See Note 18 to the consolidated financial statements for further discussion of these transactions.

          During 1997 and 1998 the Company recorded cumulative dividends not declared or paid on its redeemable preferred stock of $4,604,000 and $7,983,000, respectively, as increases in 'Redeemable preferred stock' with offsetting charges to 'Contributed capital' since payment of the dividends is not solely in the control of the Company.

          See accompanying notes to consolidated financial statements.

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                JANUARY 3, 1999

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

     Triarc Consumer Products Group, LLC ('TCPG'), a wholly-owned subsidiary of Triarc Companies, Inc. ('Triarc Parent'), was formed on January 15, 1999 and, effective February 25, 1999, acquired by way of capital contribution all of the stock previously owned directly or indirectly by Triarc Parent of (i) RC/Arby's Corporation ('RC/Arby's'), (ii) Triarc Beverage Holdings Corp. ('Triarc Beverage Holdings' -- commenced operations on May 22, 1997 with the concurrent acquisition by Triarc Beverage Holdings of Snapple Beverage Corp. ('Snapple') and the concurrent contribution to Triarc Beverage Holdings by Triarc Parent of Mistic Brands, Inc. ('Mistic' -- acquired by Triarc Parent on August 9, 1995)) and (iii) Cable Car Beverage Corporation ('Cable Car' -- acquired by Triarc Parent on November 25, 1997). RC/Arby's principal direct wholly-owned subsidiaries are Royal Crown Company, Inc. ('Royal Crown') and Arby's, Inc. ('Arby's'). Additionally, RC/Arby's had three subsidiaries which, prior to the May 1997 sale of all company-owned restaurants, owned and/or operated Arby's restaurants, consisting of Arby's Restaurant Development Corporation, Arby's Restaurant Holding Company ('ARHC') and Arby's Restaurant Operations Company ('AROC'). See Note 3 for a discussion of the 1997 acquisitions and disposition referred to above.

     The accompanying consolidated financial statements present the consolidated financial position, results of operations and cash flows of TCPG as if it had been formed as of January 1, 1996. The consolidated financial position, results of operations and cash flows of each of TCPG, RC/Arby's, Triarc Beverage Holdings and Cable Car and their subsidiaries have been consolidated from their respective formation dates or acquisition dates by Triarc Parent since such entities were under the common control of Triarc Parent during such periods and, accordingly, are presented on an 'as if pooling' basis. The aforementioned capital contributions of subsidiaries by Triarc Parent to TCPG and to Triarc Beverage Holdings have been recognized using carryover basis accounting since all such entities were under common control. The entity representative of TCPG and its subsidiaries or any one or more of such entities or their subsidiaries, is referred to herein as the 'Company'.

     All significant intercompany balances and transactions have been eliminated in combination.

CHANGE IN FISCAL YEAR

     Effective January 1, 1997 the Company changed its fiscal year from a calendar year to a year consisting of 52 or 53 weeks ending on the Sunday closest to December 31. In accordance therewith, the Company's 1997 fiscal year commenced January 1, 1997 and ended on December 28, 1997 and its 1998 fiscal year commenced December 29, 1997 and ended on January 3, 1999. Such periods are referred to herein as (i) 'the year ended December 28, 1997' or '1997' and
(ii) 'the year ended January 3, 1999' or '1998', respectively. December 28, 1997 and January 3, 1999 are referred to herein as 'Year-End 1997' and 'Year-End 1998', respectively.

CASH EQUIVALENTS

     All highly liquid investments with a maturity of three months or less when acquired are considered cash equivalents. The Company typically invests its excess cash in commercial paper of high credit-quality entities and repurchase agreements with high credit-quality financial institutions. Securities pledged as collateral for repurchase agreements are segregated and held by the financial institution until the maturity of each repurchase agreement. While the market value of the collateral is sufficient in the event of default, realization and/or retention of the collateral may be subject to legal proceedings in the event of default or bankruptcy by the other party to the agreement.

INVENTORIES

     The Company's inventories are stated at the lower of cost (determined on the first-in, first-out basis) or market.

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 3, 1999

INVESTMENTS IN AFFILIATES

     The Company's investments in affiliates in which it has significant influence over the investee ('Equity Investments') are accounted for in accordance with the equity method of accounting under which the consolidated results include the Company's share of income or loss of such investees. The excess, if any, of the carrying value of the Company's Equity Investments over the underlying equity in net assets of each investee is being amortized to 'Other income, net' on a straight-line basis over 35 years. The Company's investments in which it does not have significant influence over the investee are accounted for at cost.

PROPERTIES AND DEPRECIATION AND AMORTIZATION

     Properties are stated at cost less accumulated depreciation and amortization. Depreciation and amortization of properties is computed principally on the straight-line basis using the estimated useful lives of the related major classes of properties: 3 to 15 years for machinery and equipment and 15 to 40 years for buildings. Leased assets capitalized and leasehold improvements are amortized over the shorter of their estimated useful lives or the terms of the respective leases.

AMORTIZATION OF INTANGIBLES

     Costs in excess of net assets of acquired companies ('Goodwill') are being amortized on the straight-line basis over 15 to 40 years. Trademarks are being amortized on the straight-line basis over 15 to 35 years. Deferred financing costs are being amortized as interest expense over the lives of the respective debt using the interest rate method.

IMPAIRMENTS

Intangible Assets

     The amount of impairment, if any, in unamortized Goodwill is measured based on projected future operating performance. To the extent future operating performance of those companies to which the Goodwill relates through the period such Goodwill is being amortized are sufficient to absorb the related amortization, the Company has deemed there to be no impairment of Goodwill.

Long-Lived Assets

     The Company reviews its long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such review indicates an asset may not be recoverable, an impairment loss is recognized for the excess of the carrying value over the fair value of an asset to be held and used or over the net realizable value of an asset to be disposed.

DERIVATIVE FINANCIAL INSTRUMENTS

     The Company enters into interest rate cap agreements in order to protect against significant interest rate increases on certain of its floating-rate debt. The costs of such agreements are amortized over the lives of the respective agreements. The only cap agreement outstanding as of January 3, 1999 is approximately 3% higher than the interest rate on the related debt as of such date.

     The Company had an interest rate swap agreement (see Note 6) entered into in order to synthetically alter the interest rate of certain of the Company's fixed-rate debt until the agreement's maturity in 1996. Losses or gains were recognized as incurred or earned as a component of interest expense, effectively correlated with the fair value of the underlying debt. In addition, a payment received at the inception of the agreement, which was deemed to be a fee to induce the Company to enter into the agreement, was amortized over the full life of the agreement since the Company was not at risk for any gain or loss on such payment.

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 3, 1999

STOCK-BASED COMPENSATION

     The Company measures compensation costs for its employee stock-based compensation under the intrinsic value method. Accordingly, compensation cost for the Company's stock options is measured as the excess, if any, of the market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock.

FOREIGN CURRENCY TRANSLATION

     Financial statements of foreign subsidiaries are prepared in their respective local currencies and translated into United States dollars at the current exchange rates for assets and liabilities and an average rate for the year for revenues, costs and expenses. Net gains or losses resulting from the translation of foreign financial statements are charged or credited directly to the 'Currency translation adjustment' component of 'Accumulated other comprehensive deficit' in 'Member's equity (deficit)'.

ADVERTISING COSTS AND PROMOTIONAL ALLOWANCES

     The Company accounts for advertising production costs by expensing such production costs the first time the related advertising takes place. Advertising costs amounted to $37,882,000, $40,730,000 and $48,389,000 for 1996, 1997 and
1998, respectively. In addition the Company supports its beverage bottlers and distributors with promotional allowances the most significant of which are for
(i) indirect advertising by such bottlers and distributors including in-store displays and point-of-sale materials, (ii) cold drink equipment and (iii) promotional merchandise. Promotional allowances are principally expensed when the related promotion takes place. Estimates used to expense the costs of certain promotions where the Company expects reporting delays by the bottlers or distributors are adjusted quarterly based on actual amounts reported. Promotional allowances amounted to $74,597,000, $106,687,000 and $100,861,000 for 1996, 1997 and 1998, respectively and are included in 'Advertising, selling and distribution' in the accompanying consolidated statements of operations.

INCOME TAXES

     The Company is included in the consolidated Federal income tax return of Triarc Parent. Pursuant to tax-sharing agreements with Triarc Parent, the Company provides for Federal income taxes on the same basis as if it filed a separate consolidated return. Deferred income taxes are provided to recognize the tax effect of temporary differences between the bases of assets and liabilities for tax and financial statement purposes.

REVENUE RECOGNITION

     The Company records sales when inventory is shipped or delivered. Sales terms generally do not allow a right of return. Franchise fees are recognized as income when a franchised restaurant is opened since all material services and conditions related to the franchise fee have been substantially performed by the Company upon the restaurant opening. Franchise fees for multiple area development agreements represent the aggregate of the franchise fees for the number of restaurants in the area development and are recognized as income when each restaurant is opened in the same manner as franchise fees for individual restaurants. Royalties are based on a percentage of restaurant sales of the franchised outlet and are accrued as earned.

(2) SIGNIFICANT RISKS AND UNCERTAINTIES

NATURE OF OPERATIONS

     The Company is a holding company which is engaged in three lines of business: premium beverages, soft drink concentrates and restaurants. The premium beverage segment represents approximately 75% of the Company's consolidated revenues for the year ended January 3, 1999, the soft drink concentrate segment represents approximately 15% of such revenues, and the restaurant segment represents approximately 10% of such revenues.

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 3, 1999

     The premium beverage segment markets and distributes, principally to distributors and, to a lesser extent, directly to retailers, premium beverages and/or ready-to-drink iced teas under the principal brand names Snapple'r', Whipper Snapple'r', Snapple Farms'r', Mistic'r', Mistic Rain Forest Nectars'r', Mistic Fruit Blast'TM' and Stewart's'r'. The soft drink concentrate segment produces and sells, to bottlers, a broad selection of concentrates and, to a much lesser extent in 1996 and 1997 (none in 1998), carbonated beverages to distributors. These products are sold principally under the brand names RC Cola'r', Diet RC Cola'r', Cherry RC Cola'r', Diet Rite Cola'r', Diet Rite'r' flavors, Nehi'r', Upper 10'r' and Kick'r'. The restaurant segment franchises Arby's quick service restaurants representing the largest franchise restaurant system specializing in slow-roasted roast beef sandwiches. Prior to the May 1997 sale of all company-owned restaurants, the Company also operated Arby's restaurants (see Note 3). The Company operates its businesses principally throughout the United States. Information concerning the number of Arby's restaurants is as follows:

                                                         1996    1997    1998
                                                         ----    ----    ----
Franchised restaurants opened..........................    129     125     130
Franchised restaurants closed..........................     43      63      87
Restaurants transferred to franchisees.................      4     355    --
Restaurants open at end of period:
     Company-owned.....................................    355    --      --
     Franchised........................................  2,675   3,092   3,135
                                                         -----   -----   -----
          Total........................................  3,030   3,092   3,135
                                                         -----   -----   -----
                                                         -----   -----   -----

USE OF ESTIMATES

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CERTAIN RISK CONCENTRATIONS

     The Company believes that its vulnerability to risk concentrations related to significant customers and vendors, products sold and sources of raw materials is somewhat mitigated due to the diversification of its businesses. Although premium beverages accounted for 75% of consolidated revenues in 1998, the Company believes that the risks from concentrations within the premium beverage segment are mitigated for several reasons. No customer of the premium beverage segment accounted for more than 3% of consolidated revenues in 1998. While the premium beverage segment has chosen to purchase certain raw materials (such as aspartame) on an exclusive basis from single suppliers, the Company believes that, if necessary, adequate raw materials can be obtained from alternate sources. The beverage segments' product offerings are varied, including fruit flavored beverages, iced teas, lemonades, carbonated sodas, 100% fruit juices, nectars and flavored seltzers. Risk of geographical concentration for all of the Company's businesses is also minimized since each of such businesses generally operates throughout the United States with minimal foreign exposure.

(3) BUSINESS ACQUISITIONS AND DISPOSITIONS

1997 TRANSACTIONS

Acquisition of Snapple

     On May 22, 1997 Triarc Beverage Holdings acquired (the 'Snapple Acquisition') Snapple, a marketer and distributor of premium beverages, from The Quaker Oats Company ('Quaker') for $309,386,000 consisting of cash of $300,126,000 (including $126,000 of post-closing adjustments) and $9,260,000 of fees and expenses. The purchase price for the Snapple Acquisition was funded from

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 3, 1999

(i) $250,000,000 of borrowings by Snapple on May 22, 1997 under a $380,000,000 credit agreement, as amended (the 'Existing Beverage Credit Agreement' -- see
Note 6), entered into by Snapple, Mistic, Triarc Beverage Holdings and, as amended as of August 15, 1998, Cable Car and (ii) $75,000,000 from the issuance of 75,000 shares of redeemable preferred stock (see Note 9) of Triarc Beverage Holdings to Triarc Parent.

     The Snapple Acquisition was accounted for in accordance with the purchase method of accounting. The allocation of the purchase price of Snapple to the assets acquired and liabilities assumed, along with allocations related to the other 1997 acquisitions, is presented below under 'Purchase Price Allocations of Acquisitions'.

     The results of operations of Snapple have been included in the accompanying consolidated statements of operations from the May 22, 1997 date of the Snapple Acquisition. See below under 'Pro Forma Operating Data' for the unaudited supplemental pro forma condensed consolidated summary operating data of the Company (the 'Pro Forma Data') for the year ended December 28, 1997 giving effect to the Snapple Acquisition and related transactions, the Stewart's Acquisition (see below), the RTM Sale (see below) and the C&C Sale (see below).

Stewart's Acquisition

     On November 25, 1997 Triarc Parent acquired (the 'Stewart's Acquisition') Cable Car, a marketer and distributor of premium beverages in the United States and Canada, primarily under the Stewart's'r' brand, for an aggregate purchase price of $40,596,000, as adjusted in 1998. Such purchase price consisted of
(i) 1,566,858 shares of Triarc Parent common stock with a value of $37,409,000 as of November 25, 1997 (based on the closing price of such common stock on such date of $23.875 per share) issued in exchange for all of the outstanding stock of Cable Car, (ii) 154,931 options to acquire Triarc Parent common stock, with a value of $2,788,000 (based on a calculation using the Black-Scholes option pricing model) as of November 25, 1997 issued in exchange for all of the outstanding stock options of Cable Car and (iii) $399,000 (originally estimated at $650,000) of related expenses.

     The Stewart's Acquisition was accounted for in accordance with the purchase method of accounting. The allocation of the purchase price of Cable Car to the assets acquired and liabilities assumed, along with allocations related to the other 1997 acquisitions, is presented below under 'Purchase Price Allocations of Acquisitions'. See below under 'Pro Forma Operating Data' for the Pro Forma Data giving effect to, among other things, the Stewart's Acquisition.

Sale of Restaurants

     In the fourth quarter of 1996, the Company decided to sell all of its company-owned restaurants in order to place greater focus on the more profitable franchise operations. Discussions commenced with RTM, Inc. in October 1996 which led to an agreement in principle in December 1996 to sell all of our restaurants to RTM, Inc. for an agreed-upon multiple of cash flow, the measurement of which was to be negotiated, plus $7,000,000. It was also agreed that the primary consideration would be the assumption of certain mortgage notes and equipment notes payable to FFCA Mortgage Corporation. On May 5, 1997 certain subsidiaries of the Company consummated the sale to affiliates of RTM, Inc. ('RTM'), the largest franchisee in the Arby's system, of all of the 355 company-owned restaurants (the 'RTM Sale'). The sales price consisted of cash and promissory notes (discounted value) aggregating $3,471,000 (including $2,092,000 of post-closing adjustments) and the assumption by RTM of an aggregate $54,682,000 in mortgage notes (the 'Mortgage Notes') and equipment notes (the 'Equipment Notes') payable to FFCA Mortgage Corporation and $14,955,000 in capitalized lease obligations. Effective May 5, 1997 RTM operates the 355 restaurants as a franchisee and pays royalties to the Company at a rate of 4% of those restaurants' net sales. In 1997 the Company recorded a $4,089,000 loss on the sale included in 'Gain (loss) on sale of businesses, net' (see Note 13) representing (i) a $1,457,000 provision for the fair value of the Company's effective guarantee of future lease commitments and then effective guarantee of debt repayments assumed by RTM (see below) and (ii) the adjustment of prior year

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 3, 1999

estimates resulting from reconciling actual amounts to prior estimates for
(a) remaining costs of previously closed restaurants, (b) transaction costs and
(c) interpretative issues between the Company and RTM regarding the measurement of cash flow. Such 1997 loss is exclusive of an extraordinary charge in connection with the early extinguishment of the Mortgage Notes and the Equipment Notes (see Note 15). The results of operations of the sold restaurants have been included in the accompanying consolidated statements of operations until the May 5, 1997 date of sale. Following the RTM Sale the Company continues as the franchisor of the more than 3,000 Arby's restaurants. See below under 'Pro Forma Operating Data' for the Pro Forma Data giving effect to, among other things, the RTM Sale.

     Obligations under (i) approximately $117,000,000 of operating and capitalized lease payments (approximately $107,000,000 and $98,000,000 as of December 28, 1997 and January 3, 1999, respectively, assuming RTM has made all scheduled payments through such dates under such lease obligations) (see
Note 17) and (ii) an aggregate $54,682,000 of Mortgage Notes and Equipment Notes which were assumed by RTM in connection with the RTM Sale (approximately $53,000,000 and $51,000,000 outstanding as of December 28, 1997 and January 3, 1999, respectively, assuming RTM has made all scheduled repayments through such dates), have been guaranteed by the Company and Triarc Parent, respectively. In addition, a subsidiary of the Company is a co-obligor with RTM under a loan, the repayments of which are being made by RTM, with an aggregate principal amount of $626,000 as of May 5, 1997 ($612,000 and $586,000 as of December 28, 1997 and
January 3, 1999, respectively, assuming RTM had made all scheduled repayments through such dates). This loan has been guaranteed by Triarc Parent.

     In 1996 the Company recorded a $58,900,000 charge reported as 'Impairment of company-owned restaurants and related exit costs' consisting of
(i) $46,000,000 for the reduction in carrying value of long lived assets to be disposed, (ii) $2,191,000 of estimated transaction costs and (iii) $10,709,000 of liabilities for exit costs associated with selling the company-owned restaurants. The $46,000,000 reduced the carrying value of the restaurant segment's long-lived assets to be sold from $117,116,000 to estimated fair value of $71,116,000 as of December 31, 1996, consisting of adjustments to 'Properties' of $36,343,000, 'Unamortized costs in excess of net assets of acquired companies' of $5,214,000 and 'Deferred costs and other assets' of $4,443,000. The $10,709,000 of liabilities for exit costs included $9,650,000 reflecting the present value of certain equipment operating lease obligations which would not be assumed by the purchaser and $1,059,000 relating to vacation and personal or medical absence entitlement costs principally paid to RTM for approximately 6,500 employees associated with the sold restaurants who became employees of RTM as a result of the RTM Sale. Although RTM was not assuming the operating lease obligations, RTM acquired the use of the leased equipment. The components of the liabilities for exit costs associated with selling the company-owned restaurants and an analysis of related activity are as follows (in thousands):

                                           1996
                                        PROVISION
                                           AND
                                         BALANCE                                 BALANCE                                BALANCE
                                       DECEMBER 31,     1997        1997       DECEMBER 28,     1998        1998       JANUARY 3,
                                           1996       PAYMENTS   ADJUSTMENTS       1997       PAYMENTS   ADJUSTMENTS      1999
                                           ----       --------   -----------       ----       --------   -----------      ----
Equipment operating lease
  obligations........................    $ 9,650      $(2,313)      $(364)(a)     $6,973      $(2,873)      $150(a)      $4,250(b)
Vacation and personal or medical
  absence entitlement costs
  principally paid to RTM for
  employees who became employees of
  RTM................................      1,059       (1,059)      --            --            --         --             --
                                         -------      -------       -----         ------      -------       ----         ------
                                         $10,709      $(3,372)      $(364)        $6,973      $(2,873)      $150         $4,250
                                         -------      -------       -----         ------      -------       ----         ------
                                         -------      -------       -----         ------      -------       ----         ------

------------

 (a) The adjustments represent changes in estimate of the remaining operating lease obligations.

 (b) The balance of equipment operating lease obligations as of January 3, 1999 represents lease payments extending to various dates through November 2001.

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 3, 1999

     The estimated fair value of the long-lived assets to be sold was determined based on the terms of the February 1997 agreement for the RTM Sale, including the sales price anticipated as of December 31, 1996 as discussed above. During 1996 and 1997 the operations of the restaurants to be disposed in the RTM Sale had net sales of $228,031,000 and $74,195,000, respectively, and a pretax income
(loss) of $(2,602,000) and $848,000, respectively. Such loss during 1996 and income during 1997 reflected $9,913,000 and $3,319,000, respectively, of allocated general and administrative expenses and $8,421,000 and $2,756,000, respectively, of interest expense related to the Mortgage Notes and Equipment Notes and capitalized lease obligations directly related to the operations of the restaurants sold to RTM. During 1996 and 1997 all the company-owned restaurants, including units closed during 1996 prior to the RTM Sale, had net sales of $231,041,000 and $74,195,000, respectively, and cost of sales of $179,137,000 and $59,222,000, respectively, excluding depreciation and amortization related to sales of $12,008,000 and none, respectively.

C&C Sale

     On July 18, 1997 Royal Crown completed the sale (the 'C&C Sale' and, collectively with the Snapple Acquisition, the Stewart's Acquisition and the RTM Sale, the '1997 Significant Transactions') of its rights to the C&C beverage line of mixers, colas and flavors, including the C&C trademark and equipment related to the operation of the C&C beverage line, to Kelco Sales & Marketing Inc. ('Kelco') for $750,000 in cash and an $8,650,000 note (the 'Kelco Note') with a discounted value of $6,003,000 of which $3,623,000 were allocated to the C&C Sale resulting in aggregate proceeds relating to the C&C Sale of $4,373,000. The Kelco Note included compensation both for the C&C Sale and future sales of concentrate for C&C products to Kelco subsequent to July 18, 1997 (the 'Minimum Sales Commitments') and technical services to be performed for Kelco by the Company subsequent to July 18, 1997. The principal of the Kelco Note was allocated first to the Minimum Sales Commitments based on the minimum Kelco purchase commitments set forth in the C&C Sale agreement resulting in a discounted value of $2,096,000, second to technical services to be performed for Kelco, as requested by Kelco, for seven years with a discounted value of $284,000 and the remainder was allocated to the C&C Sale. The Minimum Sales Commitments were valued at the contracted sales price for any Kelco purchases in excess of the minimums since the C&C Sale contract did not provide any price for the Minimum Sales Commitments. The technical services to be performed were valued based on the Company's estimated costs to provide such services based on an estimate of the services to be requested by Kelco since the C&C Sale contract did not provide any price for such technical services. The excess of the proceeds of $4,373,000 over the carrying value of the C&C trademark of $1,575,000 and the related equipment of $2,000 resulted in a pretax gain of $2,796,000 which, commencing in the third quarter of 1997, is being recognized pro rata between the gain on sale and the carrying value of the assets sold based on the cash proceeds and collections under the Kelco Note since realization of the Kelco Note was not at the date of sale, and is not yet, fully assured. Accordingly, gains of $576,000 and $314,000 were recognized in 'Gain
(loss) on sale of businesses, net' (see Note 13) in the accompanying consolidated statements of operations for the years ended December 28, 1997 and January 3, 1999, respectively. See below under 'Pro Forma Operating Data' for the Pro Forma Data giving effect to, among other things, the C&C Sale.

PRO FORMA OPERATING DATA (UNAUDITED)

     As a result of the 1997 Significant Transactions, the results of operations for the year ended January 3, 1999 are not comparable with such results for the year ended December 28, 1997. Accordingly, the following Pro Forma Data of the Company are set forth in order to present the 1997 results of operations on a more consistent basis with 1998. The 1997 Pro Forma Data have been prepared by adjusting the historical data as set forth in the accompanying 1997 consolidated statement of operations to give effect to the 1997 Significant Transactions on a consolidated basis, as if all of such transactions had been consummated on January 1, 1997. Such Pro Forma Data are presented for comparative purposes only and do not purport to be indicative of the Company's actual results of

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 3, 1999

operations had such transactions actually been consummated on January 1, 1997 or of the Company's future results of operations and are as follows (in thousands):

                                                                 AS
                                                              REPORTED   PRO FORMA
                                                              --------   ---------
Revenues....................................................  $696,152   $815,085
Operating profit............................................    31,872     35,117
Loss before extraordinary charges...........................   (18,986)   (20,205)

1996 AND 1998 TRANSACTIONS

Acquisition of T.J. Cinnamons

     In August 1996 Arby's acquired (the '1996 T.J. Cinnamons Acquisition') from Paramark Enterprises, Inc. ('Paramark', formerly known as T.J. Cinnamons, Inc.) the trademarks, service marks, recipes and proprietary formulae of T.J. Cinnamons, an operator and franchisor of retail bakeries specializing in gourmet cinnamon rolls and related products for cash of $1,972,000, interest-bearing notes payable of $1,750,000 paid through September 1998, non-interest bearing obligations of $600,000 (discounted value of $546,000) paid through July 1998 resulting from non-compete agreements and stock sale restrictions and a contingent payment dependent upon achieving certain specified sales targets over a seven-year period. Further on August 27, 1998 the Company acquired (together with the 1996 T.J. Cinnamons Acquisition, the 'T.J. Cinnamons Acquisition') from Paramark all of Paramark's franchise agreements for T.J. Cinnamons full concept bakeries and Paramark's wholesale distribution rights for T.J. Cinnamons products, as well as settling remaining contingent payments for the 1996 T.J. Cinnamons Acquisition. The aggregate consideration in 1998 of $3,910,000 consisted of cash of $3,000,000 and a $1,000,000 (discounted value of $910,000) non-interest bearing obligation due in equal monthly installments through August 2000.

     The T.J. Cinnamons Acquisition was accounted for in accordance with the purchase method of accounting. The allocation of the purchase price of the T.J. Cinnamons Acquisition to the assets acquired and liabilities assumed is presented below under 'Purchase Price Allocations of Acquisitions'.

PURCHASE PRICE ALLOCATIONS OF ACQUISITIONS

     The Snapple Acquisition, the Stewart's Acquisition and the T.J. Cinnamons Acquisition discussed above, have been accounted for in accordance with the purchase method of accounting. In accordance therewith, the following table sets forth the allocation of the aggregate purchase prices and a reconciliation to business acquisitions in the accompanying consolidated statements of cash flows (in thousands):

                                                             1996      1997      1998
                                                             ----      ----      ----
Current assets............................................  $ --     $113,767   $ --
Properties................................................    --       21,613     --
Goodwill (amortized over 15 to 35 years)..................    --      102,271      160
Trademarks................................................   3,951    221,300    3,389
Other assets..............................................     317     27,697      110
Current liabilities.......................................    (358)   (71,717)    --
Long-term debt assumed including current portion..........    --         (686)    --
Other liabilities.........................................    (188)   (66,421)    --
                                                            ------   --------   ------
                                                             3,722    347,824    3,659
Less (plus):
     Long-term debt issued to sellers.....................   1,750      --         910
     Purchase price (adjustment in 1998) for Stewart's
       Acquisition paid by Triarc Parent through the
       issuance of its common stock and stock options and
       'pushed down' to Cable Car.........................    --       40,847     (251)
                                                            ------   --------   ------
                                                            $1,972   $306,977   $3,000
                                                            ------   --------   ------
                                                            ------   --------   ------

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 3, 1999

(4) BALANCE SHEET DETAIL

RECEIVABLES

     The following is a summary of the components of receivables (in thousands):

                                                                  YEAR-END
                                                              -----------------
                                                               1997      1998
                                                               ----      ----
Receivables:
     Trade..................................................  $71,133   $63,283
     Affiliates.............................................    4,327     --
     Other..................................................   11,958     8,958
                                                              -------   -------
                                                               87,418    72,241
Less allowance for doubtful accounts........................   11,241     5,551
                                                              -------   -------
                                                              $76,177   $66,690
                                                              -------   -------
                                                              -------   -------

     The following is an analysis of the allowance for doubtful accounts (in thousands):

                                                            1996     1997         1998
                                                            ----     ----         ----
Trade:
     Balance at beginning of year........................  $1,696   $ 2,559      $ 7,971
     Provision for doubtful accounts.....................   1,450     6,048(a)     2,861
     Recoveries of accounts previously written off.......     195       725           32
     Uncollectible accounts written off..................    (782)   (1,361)      (5,313)
                                                           ------   -------      -------
     Balance at end of year..............................  $2,559   $ 7,971      $ 5,551
                                                           ------   -------      -------
                                                           ------   -------      -------

 (a) Includes $3,229,000 included in 'Charges related to post-acquisition transition, integration and changes to business strategies.'

                                                               1996     1997     1998
                                                               ----     ----     ----
     Affiliates:
          Balance at beginning of year......................  $  551   $2,551   $ 3,270
          Provision for (reversal from) doubtful accounts
            (subsequent recoveries of accounts previously
            fully reserved) (Note 18).......................   2,000      975      (474)
          Recoveries of accounts previously written off.....    --       --         474
          Uncollectible accounts written off................    --       (256)   (3,270)
                                                              ------   ------   -------
          Balance at end of year............................  $2,551   $3,270   $ --
                                                              ------   ------   -------
                                                              ------   ------   -------

     Substantially all receivables are pledged as collateral for certain debt (Notes 6 and 21).

INVENTORIES

     The following is a summary of the components of inventories (in thousands):

                                                                  YEAR-END
                                                              -----------------
                                                               1997      1998
                                                               ----      ----
Raw materials...............................................  $19,835   $20,268
Work in process.............................................      214        98
Finished goods..............................................   37,345    26,395
                                                              -------   -------
                                                              $57,394   $46,761
                                                              -------   -------
                                                              -------   -------

     Substantially all inventories are pledged as collateral for certain debt (see Notes 6 and 21).

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 3, 1999

PROPERTIES

     The following is a summary of the components of properties (in thousands):

                                                                      YEAR-END
                                                                ---------------------
                                                                 1997          1998
                                                                 ----          ----
    Land......................................................  $ 2,351       $ 1,911
    Buildings and improvements................................    5,961         5,623
    Leasehold improvements....................................    5,349         6,628
    Machinery and equipment...................................   29,763        35,329
    Leased assets capitalized.................................      787           431
                                                                -------       -------
                                                                 44,211        49,922
    Less accumulated depreciation and amortization............   16,299        24,602
                                                                -------       -------
                                                                $27,912       $25,320
                                                                -------       -------
                                                                -------       -------

     Substantially all properties are pledged as collateral for certain debt (see Notes 6 and 21).

UNAMORTIZED COSTS IN EXCESS OF NET ASSETS OF ACQUIRED COMPANIES

     The following is a summary of the components of unamortized costs in excess of net assets of acquired companies (in thousands):

                                                                     YEAR-END
                                                              -----------------------
                                                                1997           1998
                                                                ----           ----
    Costs in excess of net assets of acquired companies.....  $355,321       $355,482
    Less accumulated amortization...........................    76,335         87,267
                                                              --------       --------
                                                              $278,986       $268,215
                                                              --------       --------
                                                              --------       --------

TRADEMARKS

     The following is a summary of the components of trademarks (in thousands):

                                                                     YEAR-END
                                                              -----------------------
                                                                1997           1998
                                                                ----           ----
    Trademarks..............................................  $282,701       $286,231
    Less accumulated amortization...........................    13,500         24,325
                                                              --------       --------
                                                              $269,201       $261,906
                                                              --------       --------
                                                              --------       --------

     Substantially all trademarks are pledged as collateral for certain debt (see Notes 6 and 21).

DEFERRED COSTS AND OTHER ASSETS

     The following is a summary of the components of deferred costs and other assets (in thousands):

                                                                      YEAR-END
                                                                ---------------------
                                                                 1997          1998
                                                                 ----          ----
    Deferred financing costs..................................  $27,123       $26,948
    Other.....................................................   12,229        11,354
                                                                -------       -------
                                                                 39,352        38,302
    Less accumulated amortization of deferred financing
      costs...................................................   11,169        15,208
                                                                -------       -------
                                                                $28,183       $23,094
                                                                -------       -------
                                                                -------       -------

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 3, 1999

ACCRUED EXPENSES

     The following is a summary of the components of accrued expenses (in thousands):

                                                              YEAR-END
                                                       ----------------------
                                                         1997          1998
                                                         ----          ----
Accrued interest.....................................  $ 17,345       $19,166
Accrued promotional allowances.......................    21,022        14,922
Accrued compensation and related benefits............    12,785        13,328
Accrued production contract losses(a)................    13,022         4,639
Accrued advertising..................................     3,832         2,582
Accrued legal settlements and environmental matters
  (Note 19)..........................................    10,274         1,534
Other................................................    32,556        25,277
                                                       --------       -------
                                                       $110,836       $81,448
                                                       --------       -------
                                                       --------       -------

------------

(a) Represents obligations related to the portion of those long-term production contracts with copackers, assumed in connection with the Snapple Acquisition, which the Company does not anticipate utilizing based on projected future volumes. The decrease in this amount during 1998 was due to obligations settled or repaid during such year.

(5) INVESTMENTS IN AFFILIATES

     The following is a summary of the components of 'Investments in affiliates' at December 28, 1997 (none at January 3, 1999) (in thousands):

Select Beverages...........................................  $24,926
Rhode Island Beverages.....................................      550
                                                             -------
                                                             $25,476
                                                             -------
                                                             -------

     Snapple owned 20% of Select Beverages, Inc. ('Select Beverages') until its sale on May 1, 1998. The Company's equity in the earnings (loss) of Select Beverages of $862,000 and $(1,222,000) for 1997 and 1998 (prior to the sale of Select Beverages), respectively, is included in 'Other income, net' (see
Note 14) in the accompanying consolidated statements of operations. The Company's investment in Select Beverages exceeded the underlying equity in Select Beverage's net assets. Amortization of such excess in 1998 of $341,000 was included in the Company's equity in the loss of Select Beverages during 1998. On May 1, 1998 the Company sold its interest in Select Beverages for $28,342,000, subject to certain post-closing adjustments. The Company recognized a pre-tax gain on the sale of Select Beverages during 1998 of $4,702,000, included in 'Gain (loss) on sale of businesses, net' (see Note 13), representing the excess of the net sales price over the Company's carrying value of the investment in Select Beverages and related post-closing adjustments and expenses.

     Snapple owned 50% of the stock of Rhode Island Beverage Packing Company, L.P. ('Rhode Island Beverages' or 'RIB') prior to its disposition in February 1998. Snapple and Quaker were defendants in a breach of contract case filed in April 1997 by RIB, prior to the Snapple Acquisition (the 'RIB Matter'). The RIB Matter was settled in February 1998 and in accordance therewith Snapple surrendered (i) its 50% investment in RIB ($550,000) and (ii) certain properties ($1,202,000) and paid RIB $8,230,000. The settlement amounts were fully provided for in a combination of (i) $6,530,000 of legal reserves provided in 'Charges related to post-acquisition transition, integration and changes to business strategies' (see Note 11), (ii) $3,321,000 of reserves for losses in long-term production contracts established in the Snapple Acquisition purchase accounting (see Note 3) and (iii) $131,000 of a current year accrual related to the RIB long-term production contract included in historical liabilities at the date of the Snapple Acquisition. Since at the date of the Snapple Acquisition the investment in RIB

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 3, 1999

was expected to be surrendered in connection with the settlement of the RIB Matter, the Company did not recognize any equity in the earnings of RIB prior to such surrender in February 1998.

(6) LONG-TERM DEBT

     Long-term debt consisted of the following (in thousands):

                                                                     YEAR-END
                                                              -----------------------
                                                                1997           1998
                                                                ----           ----
    9 3/4% senior secured notes due 2000(a).................  $275,000       $275,000
    Existing Beverage Credit Agreement(b)
         Term loans bearing interest at a weighted average
         rate of 8.99% at January 3, 1999...................   296,500        284,333
    Mortgage Notes and Equipment Notes payable to FFCA
         Mortgage Corporation, bearing interest at a
         weighted average rate of 10.39% as of January 3,
         1999, due through 2016.............................     4,297          3,733
    Capitalized lease obligations...........................       719            158
    Other...................................................     1,396          7,431
                                                              --------       --------
         Total debt.........................................   577,912        570,655
         Less amounts payable within one year...............    13,798          9,678(c)
                                                              --------       --------
                                                              $564,114       $560,977
                                                              --------       --------
                                                              --------       --------

     Aggregate annual maturities of long-term debt, including capitalized lease obligations, were as follows as of January 3, 1999 (in thousands)(c):

1999..............................................  $  9,678
2000..............................................    11,794
2001..............................................    10,662
2002..............................................    12,929
2003..............................................    15,126
Thereafter........................................   510,466
                                                    --------
                                                    $570,655
                                                    --------
                                                    --------

------------
 (a) On February 25, 1999 the 9 3/4% senior secured notes due 2000 (the '9 3/4% Senior Notes') were called for redemption by the Company on March 30, 1999, prior to their scheduled maturity of August 1, 2000, with the funding thereof to come from a portion of the proceeds from the Refinancing Transactions (see Note 21). Prior to 1996 the Company entered into a three-year interest rate swap agreement (the 'Swap Agreement') in the amount of $137,500,000. Under the Swap Agreement, interest on $137,500,000 was paid by the Company at a floating rate (the 'Floating Rate') based on the 180-day London Interbank Offered Rate ('LIBOR') and the Company received interest at a fixed rate of 4.72%. The Floating Rate was set at the inception of the Swap Agreement through January 31, 1994 and thereafter was retroactively reset at the end of each six-month calculation period through July 31, 1996 and at the maturity of the Swap Agreement on September 24, 1996. The transaction effectively changed the Company's interest rate on $137,500,000 of the 9 3/4% Senior Notes from a fixed-rate to a floating-rate basis through September 24, 1996. Under the Swap Agreement during 1994 the Company received $614,000 which was determined at the inception of the Swap Agreement. Subsequently, the Company paid
     (i) $2,271,000 during 1995 in connection with such year's two six-month reset periods and (ii) $1,631,000 during 1996 in connection with such year's two six-month reset periods and the reset period ending with the Swap Agreement's maturity on September 24, 1996.

 (b) The $284,333,000 of outstanding term loans (there were no outstanding revolving credit loans) under the Existing Beverage Credit Agreement as of January 3, 1999 and February 25, 1999 was repaid on February 25, 1999 using a portion of the proceeds from the Refinancing Transactions (see Note 21). The Existing Beverage Credit Agreement consisted of a $300,000,000 term facility of
                                              (footnotes continued on next page)

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 3, 1999

(footnotes continued from previous page)
    which $225,000,000 and $75,000,000 of loans (the 'Existing Term Loans') were borrowed by Snapple and Mistic, respectively, at the Snapple Acquisition date ($213,250,000 and $71,083,000, respectively, outstanding at January 3, 1999) and an $80,000,000 revolving credit facility which provided for revolving credit loans (the 'Existing Revolving Loans') by Snapple, Mistic, Triarc Beverage Holdings and, as amended as of August 15, 1998, Cable Car of which $25,000,000 and $5,000,000 were borrowed on the Snapple Acquisition date by Snapple and Mistic, respectively. The Existing Revolving Loans were repaid prior to December 28, 1997 and no Existing Revolving Loans were outstanding at December 28, 1997 or January 3, 1999. The aggregate $250,000,000 originally borrowed by Snapple was principally used to fund a portion of the purchase price for Snapple (see Note 3). The aggregate $80,000,000 originally borrowed by Mistic was principally used to repay all of the $70,850,000 then outstanding borrowings under Mistic's former bank credit facility (the 'Former Mistic Bank Facility') plus accrued interest thereon.

 (c) The current portion of long-term debt as of January 3, 1999 reflects a reclassification to long term of the portion ($9,419,000) of the amount originally due in 1999 under the Existing Beverage Credit Agreement which on February 25, 1999 was refinanced to long term (see Note 21). The annual maturities of long-term debt in each of the five years from 1999 through 2003 are lower following such refinancing than under the Existing Beverage Credit Agreement and the 9 3/4% Senior Notes. Accordingly, the annual maturities of long-term debt set forth in the table above reflect such refinancing.

     The Company's debt agreements contain various covenants which (i) require meeting certain financial amount and ratio tests; (ii) limit, among other matters, (a) the incurrence of indebtedness, (b) the retirement of certain debt prior to maturity, (c) investments, (d) asset dispositions, (e) capital expenditures and (f) affiliate transactions other than in the normal course of business; and (iii) restrict the payment of dividends to Triarc Parent (see below). As of January 3, 1999 the Company was in compliance with all such covenants. RC/Arby's, Triarc Beverage Holdings and Cable Car were unable to pay any dividends or make any loans or advances to Triarc Parent as of January 3, 1999 under the terms of the Company's indenture and credit agreements. See
Note 21 for disclosure regarding one-time distributions paid to Triarc by certain of its subsidiaries in connection with the Refinancing Transactions.

     Under the Company's various debt agreements, substantially all of the Company's assets other than cash and cash equivalents are pledged as security as of January 3, 1999. In addition, (i) obligations under the 9 3/4% Senior Notes have been guaranteed by Royal Crown and Arby's, (ii) obligations under the Existing Beverage Credit Agreement were guaranteed by Snapple, Mistic, Triarc Beverage Holdings and Cable Car prior to the repayment thereof and (iii) the remaining obligations under the Mortgage Notes and Equipment Notes retained by the Company (see Note 3 for disclosure regarding the guarantee of the Mortgage Notes and Equipment Notes assumed by RTM) have been guaranteed by Triarc Parent. As collateral for the guarantees of the obligations under the 9 3/4% Senior Notes and the Existing Beverage Credit Agreement, all of the stock of Royal Crown, Arby's, Snapple, Mistic, Triarc Beverage Holdings and Cable Car was pledged. See Note 21 for the effect of the February 25, 1999 refinancing on the pledging of assets and debt guarantees and related collateral.

(7) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company has the following financial instruments for which the disclosure of fair values is required: cash and cash equivalents, accounts receivable and payable, accrued expenses, due to affiliates, long-term debt and, as of December 28, 1997, note receivable from Triarc and notes payable to affiliates. The carrying amounts of cash and cash equivalents, accounts payable, accrued expenses, due to affiliates, the note receivable from Triarc and notes payable to affiliates approximated fair value due to the short-term maturities of such assets and liabilities. The carrying amount of accounts receivable approximated fair value due to the related allowance for doubtful accounts. The carrying amounts and fair values of long-term debt (see Note 6) were as follows (in thousands):

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 3, 1999

                                                              YEAR-END
                                              -----------------------------------------
                                                     1997                  1998
                                              -------------------   -------------------
                                              CARRYING     FAIR     CARRYING     FAIR
                                               AMOUNT     VALUE      AMOUNT     VALUE
                                               ------     -----      ------     -----
9 3/4% Senior Notes.........................  $275,000   $279,000   $275,000   $278,000
Existing Beverage Credit Agreement..........   296,500    296,500    284,333    284,333
Mortgage Notes and Equipment Notes..........     4,297      4,612      3,733      4,175
Other long-term debt........................     2,115      2,115      7,589      7,589
                                              --------   --------   --------   --------
                                              $577,912   $582,227   $570,655   $574,097
                                              --------   --------   --------   --------
                                              --------   --------   --------   --------

     The fair values of the 9 3/4% Senior Notes are based on quoted market prices. The fair values of the Existing Term Loans under the Existing Beverage Credit Agreement approximated their carrying values due to the relatively frequent resets of their floating interest rates. The fair values of the Mortgage Notes and Equipment Notes were determined by discounting the future scheduled payments using an interest rate assuming the same original issuance spread over a current Treasury bond yield for securities with similar durations. The fair values of all other long-term debt were assumed to reasonably approximate their carrying amounts since (i) for capitalized lease obligations, the weighted average implicit interest rate approximates current levels and
(ii) for all other debt, the remaining maturities are relatively short-term or the carrying amounts of such debt are relatively insignificant.

(8) INCOME TAXES

     As discussed in Note 1, the Company is included in the consolidated Federal income tax return of Triarc Parent. Pursuant to tax-sharing agreements between Triarc Parent and each of Triarc Beverage Holdings (including Cable Car effective August 15, 1998), RC/Arby's and Cable Car (through August 15, 1998), the Company provides for Federal income taxes on the same basis as if separate consolidated returns for Triarc Beverage Holdings, RC/Arby's and Cable Car were filed. As of December 28, 1997 and January 3, 1999, the Company was in a net operating loss carryforward position and, as such, there were no taxes currently payable.

     The income (loss) before income taxes and extraordinary charges consisted of the following components (in thousands):

                                                           1996       1997      1998
                                                           ----       ----      ----
Domestic...............................................  $(71,588)  $(24,807)  $55,050
Foreign................................................    (3,408)       679       221
                                                         --------   --------   -------
                                                         $(74,996)  $(24,128)  $55,271
                                                         --------   --------   -------
                                                         --------   --------   -------

     The (provision for) benefit from income taxes consisted of the following components (in thousands):

                                                           1996      1997       1998
                                                           ----      ----       ----
Current:
     Federal............................................  $  (239)  $(3,646)  $(11,695)
     State..............................................     (751)   (1,051)    (2,665)
     Foreign............................................     (370)     (805)      (457)
                                                          -------   -------   --------
                                                           (1,360)   (5,502)   (14,817)
                                                          -------   -------   --------
Deferred:
     Federal............................................   22,570     9,722     (8,407)
     State..............................................    2,418       922     (2,060)
                                                          -------   -------   --------
                                                           24,988    10,644    (10,467)
                                                          -------   -------   --------
          Total.........................................  $23,628   $ 5,142   $(25,284)
                                                          -------   -------   --------
                                                          -------   -------   --------

     The current deferred income tax asset and the net non-current deferred income tax (liability) resulted from the following components (in thousands):

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 3, 1999

                                                                   YEAR-END
                                                              -------------------
                                                                1997       1998
                                                                ----       ----
Current deferred income tax assets:
     Federal net operating loss carryforwards under
       tax-sharing agreements with Triarc Parent ($17,058)
       and state net operating loss carryforwards ($870)....  $ 17,928   $  --
     Accrued employee benefit costs.........................     3,491      3,363
     Glass front vending machines written off...............     2,925      2,925
     Allowance for doubtful accounts........................     4,095      2,340
     Closed facilities reserves.............................     1,919      1,371
     Accrued production contract losses.....................     4,588      1,320
     Inventory obsolescence reserves........................       533      1,210
     Accrued interest relating to income tax matters........       773      1,123
     Accrued lease payments for equipment transferred to RTM
       (see Note 17)........................................     --         1,082
     Accrued advertising and promotions.....................     2,468        675
     Facilities relocation and corporate restructuring......     1,185        449
     Accrued legal settlements and environmental matters....     3,643        284
     Other, net.............................................     4,444      2,792
                                                              --------   --------
                                                                47,992     18,934
                                                              --------   --------
Non-current deferred income tax assets (liabilities):
     Trademarks basis differences...........................   (53,929)   (55,962)
     Reserve for income tax contingencies and other tax
       matters..............................................    (6,518)    (9,379)
     Federal net operating loss carryforwards and excess
       income tax payments under tax-sharing agreements.....    20,650     39,518
     State net operating loss carryforwards.................     3,716      5,158
     Properties basis differences including depreciation....    (1,676)     3,978
     Deferred franchise fees................................     1,581      2,108
     Accrued production contract losses.....................     3,471      --
     Other, net.............................................     4,941      5,406
                                                              --------   --------
                                                               (27,764)    (9,173)
                                                              --------   --------
                                                              $ 20,228   $  9,761
                                                              --------   --------
                                                              --------   --------

     As of January 3, 1999 the Company had net operating loss carryforwards for Federal income tax purposes (the 'NOLs') under tax-sharing agreements with Triarc Parent of $84,476,000. Such carryforwards will expire $424,000, $6,827,000, $13,575,000, $1,956,000 and $61,694,000 in each of the years 2008 through 2012, respectively. Subsequent to January 3, 1999 the Company entered into a revised tax-sharing agreement and amendment thereto with Triarc Parent limiting the benefit available to the Company for the NOLs (see Note 21).

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 3, 1999

     The difference between the reported (provision for) benefit from income taxes and the tax (provision) benefit that would result from applying the 35% Federal statutory rate to the income (loss) before income taxes and extraordinary charges is reconciled as follows (in thousands):

                                                           1996      1997       1998
                                                           ----      ----       ----
Income tax (provision) benefit computed at Federal
  statutory rate........................................  $26,249   $ 8,445   $(19,345)
Increase (decrease) in Federal tax benefit in 1996 and
  1997 and (increase) decrease in Federal tax provision
  in 1998 resulting from:
     Amortization of non-deductible Goodwill............   (2,005)   (2,471)    (3,138)
     State income tax (provision) benefit, net of
       Federal income tax effect........................    1,084       (84)    (3,071)
     Foreign tax rate in excess of United States Federal
       statutory rate and foreign withholding taxes, net
       of Federal income tax benefit....................     (241)     (432)      (247)
     Effect of net operating losses of foreign
       subsidiary for which no tax carryback benefit is
       available                                           (1,193)    --         --
     Other, net.........................................     (266)     (316)       517
                                                          -------   -------   --------
                                                          $23,628   $ 5,142   $(25,284)
                                                          -------   -------   --------
                                                          -------   -------   --------

     The Federal income tax returns of Triarc Parent and its subsidiaries, including RC/Arby's, have been examined by the Internal Revenue Service (the 'IRS') for the tax years 1989 through 1992. Triarc Parent has reached a tentative settlement with the IRS, which is subject to review by the Congressional Joint Committee on Taxation, regarding all remaining issues in such audit. In connection therewith, the Company paid $4,576,000, including interest, during 1997 of which $2,426,000 was the amount of tax due and $2,150,000 was interest thereon. Such amounts were charged to reserves principally provided in prior years. If the settlement is so approved, the Company anticipates it would not have to make any further payments. The IRS is examining the Federal income tax returns of Triarc Parent and its subsidiaries, including RC/Arby's, for the year ended April 30, 1993 and eight-month transition period ended December 31, 1993. In connection therewith, Triarc Parent has not received any notices of proposed adjustments. In each of 1996, 1997 and 1998, the Company provided $1,000,000 for estimated interest, included in 'Interest expense,' principally on the Company's reserve for income tax contingencies relating to such examinations and anticipated subsequent examinations through December 31, 1996, December 28, 1997 and January 3, 1999, respectively. Management of the Company believes that adequate aggregate provisions have been made principally in years prior to 1996 for any tax liabilities, including interest thereon through January 3, 1999, that may result from the resolution of these IRS examinations.

(9) REDEEMABLE PREFERRED STOCK

     On May 22, 1997 Triarc Beverage Holdings issued 75,000 shares of its redeemable cumulative convertible preferred stock, $1.00 par value (the 'Redeemable Preferred Stock') to Triarc Parent for $75,000,000. On August 21, 1997 each of the 75,000 outstanding shares of Redeemable Preferred Stock was converted into 1/100 of a share as a result of a 1:100 reverse stock split, resulting in 750 issued and outstanding shares of Redeemable Preferred Stock. The Redeemable Preferred Stock (i) bears a cumulative annual dividend of 10% on stated value compounded annually for any undeclared dividends, payable in cash or additional shares of Redeemable Preferred Stock, if declared by, and at the option of, the Company, (ii) is convertible into 750 shares of Triarc Beverage Holdings' common stock (the 'Triarc Beverage Common Stock') at an adjusted conversion price of $100,000 per share, (iii) requires mandatory redemption on May 22, 2009 at $100,000 per share plus accrued and unpaid dividends and (iv) has an aggregate liquidation value of $75,000,000 plus accrued and unpaid dividends of $12,587,000

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 3, 1999

as of January 3, 1999. The cumulative dividends not declared or paid of $4,604,000 and $7,983,000 for each of the years ended December 28, 1997 and January 3, 1999, respectively, have been accounted for as increases in 'Redeemable preferred stock' with offsetting charges to 'Contributed capital' since payment of the dividends is not solely in the control of the Company.

(10) MEMBER'S EQUITY

     Triarc Beverage Holdings adopted the Triarc Beverage Holdings Corp. 1997 Stock Option Plan (the 'Triarc Beverage Plan') in 1997 which provides for the grant of options to purchase shares of Triarc Beverage Common Stock to key employees, officers, directors and consultants of Triarc Beverage Holdings, Triarc Parent and their affiliates. Stock options under the Triarc Beverage Plan have maximum terms of ten years and vest ratably over periods not exceeding four years from the date of grant. The Triarc Beverage Plan provides for a maximum of 150,000 shares of Triarc Beverage Common Stock to be issued upon the exercise of stock options and there remain 4,575 shares available for future grants under the Triarc Beverage Plan as of January 3, 1999. A summary of changes in outstanding stock options under the Triarc Beverage Plan is as follows:

                                                                        OPTION
                                                              OPTIONS    PRICE
                                                              -------    -----
Granted during 1997.........................................   76,250   $147.30
                                                              -------
Outstanding at December 28, 1997............................   76,250   $147.30
Granted during 1998.........................................   72,175   $191.00
Terminated during 1998......................................   (3,000)  $147.30
                                                              -------
Outstanding at January 3, 1999..............................  145,425
                                                              -------
                                                              -------

     The option prices of the grants during 1997 and 1998 were equal to fair value at the respective dates of grant as determined by independent appraisals. The weighted average grant date fair value of the grants during 1997 and 1998 was $50.75 and $60.01, respectively. The weighted average option price of the outstanding options at January 3, 1999 was $168.99. Such options (i) vest ratably on July 1 of 1999, 2000 and 2001 and, accordingly, no options have been exercised or are exercisable as of January 3, 1999 and (ii) have a remaining weighted average term of 9.1 years at January 3, 1999.

     As previously disclosed in Note 1, the Company accounts for stock options in accordance with the intrinsic value method. Accordingly, the Company has not recognized any compensation expense for the stock options granted in 1997 or 1998. Had compensation cost for such options been determined in accordance with the fair value method, the Company's 1997 net loss would have been $22,264,000 and the Company's net income for 1998 would have been $28,277,000. The fair values of stock options on the date of grant were estimated using the Black-Scholes option pricing model with the following assumptions: (i) weighted average risk-free interest rate of 6.22% and 5.54% for the 1997 and 1998 grants, respectively, (ii) expected option life of 7 years and (iii) no dividends would be paid. Since the stock of Triarc Beverage Holdings is not publicly traded, volatility was not applicable. The above pro forma amounts are not likely to be representative of the effects on net income in future periods because pro forma compensation expense for grants under the Triarc Beverage Plan did not occur prior to its adoption in 1997.

     In 1995 the Company granted the syndicating lending bank in connection with the Former Mistic Bank Facility and two senior officers of Mistic stock appreciation rights (the 'Mistic Rights') for the equivalent of 3% and 9.7% respectively, of Mistic's outstanding common stock plus the equivalent shares represented by such stock appreciation rights. The Mistic Rights granted to the syndicating lending bank were immediately vested and of those granted to the senior officers, one-third vested over time and two-thirds vested depending on Mistic's performance. The Mistic Rights provided for appreciation in the per-share value of Mistic common stock above a base price of $28,637 per share,

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 3, 1999

which was equal to the price per share paid by Triarc Parent at the time of the Mistic acquisition in 1995. The value of the Mistic Rights granted to the syndicating lending bank was recorded as deferred financing costs. The Company recognized periodically the estimated increase or decrease in the value of the Mistic Rights; such amounts were not significant to the Company's consolidated results of operations in 1996 or 1997. In connection with the refinancing of the Former Mistic Bank Facility in May 1997, the Mistic Rights granted to the syndicating lending bank were repurchased by the Company for $492,000; the $177,000 excess of such cost over the then recorded value of such rights of $315,000 was recorded as 'Interest expense' during 1997. In addition, the Mistic Rights granted to the two senior officers were canceled in 1997 in consideration for, among other things, their participation in the Triarc Beverage Plan. Since the estimated per-share value of the Mistic common stock at the time of such cancellation was lower than the base price of the Mistic Rights, no income or expense was required to be recorded as a result of such cancellation.

(11) CHARGES RELATED TO POST-ACQUISITION TRANSITION, INTEGRATION AND CHANGES TO BUSINESS STRATEGIES

     Charges related to post-acquisition transition, integration and changes to business strategies are attributed to the Snapple Acquisition and the Stewart's Acquisition during 1997 and consisted of the following (in thousands):

Non-cash charges:
     Write down glass front vending machines based on the
      Company's change in estimate of their value
      considering the Company's plans for their future
      use(a)................................................  $12,557
     Provide additional reserves for doubtful accounts
      related to Snapple ($2,254) and the effect of the
      Snapple Acquisition ($975) on collectibility of a
      receivable from MetBev, Inc., an affiliate (see
      Note 18) based on the Company's change in estimate of
      the related write-off to be incurred(b)...............    3,229
Cash obligations:
     Provide additional reserves for legal matters based on
      the Company's change in Quaker's estimate of the
      amounts required reflecting the Company's plans and
      estimates of costs to resolve such matters(c).........    6,697
     Provide for certain costs in connection with the
      successful consummation of the Snapple Acquisition and
      the Mistic refinancing in connection with entering
      into the Existing Beverage Credit Agreement(d)........    4,000
     Provide for fees paid to Quaker pursuant to a
      transition services
       agreement(e).........................................    2,819
     Provide for the portion of promotional expenses
      relating to the period of 1997 prior to the Snapple
      Acquisition as a result of the Company's then current
      operating expectations(f).............................    2,510
     Provide for costs, principally for independent
      consultants, incurred in connection with the
      conversion of Snapple to the Company's operating and
      financial information systems(g)......................    1,603
     Sign-on bonus related to the Stewart's Acquisition.....      400
                                                              -------
                                                              $33,815
                                                              -------
                                                              -------

------------

 (a) During Quaker's ownership of Snapple, the glass front vending machines were held for sale to distributors and, accordingly, were carried at their estimated net realizable value. During the business transition following the Snapple Acquisition, the Company became aware that these machines were frequently unreliable in the field. The Company made the decision to correct the mechanical defects in the machines and to allow distributors to use the machines at locations
                                              (footnotes continued on next page)

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 3, 1999

(footnotes continued from previous page)
    chosen by them, without the cost of purchasing them. By deciding to no longer sell the glass front vending machines, the Company will not recover from its customers the value of the machines acquired in the Snapple Acquisition. Accordingly, because the Company expects no specific identifiable future cash flows, the Company wrote off an amount representing the excess of the carrying value of the machines over their estimated scrap value given the Company's decision described above.

 (b) In the transition following the Snapple Acquisition, the Company decided that, in order to improve relationships with customers, it would not actively seek to collect certain past due balances, disputed amounts or amounts that were not sufficiently supportable, and provided additional reserves for doubtful accounts of $2,254,000.

     The Company's soft drink concentrate segment sold finished products through MetBev, Inc. ('MetBev'), a distributor in the New York metropolitan area. Prior to the Snapple Acquisition, the MetBev business was sold to a competitor of Snapple (see Note 18). When the Company acquired Snapple, it recognized that its efforts to rebuild Snapple would have a severe competitive effect on the acquiror of the MetBev business. The Company acquired Snapple with the intent that Snapple would regain market share it had lost in the New York metropolitan area. As a result of the Snapple Acquisition and the Company's business strategy, the Company concluded that the remaining $975,000 receivable from MetBev would more likely than not become uncollectible.

 (c) In the transition following the Snapple Acquisition, the Company decided that, in order to improve relationships with customers and reverse Snapple's sales decline, it would attempt to settle as many of the legal matters pending at the time of the Snapple Acquisition, in particular the RIB Matter (see Note 5), as quickly as possible. Accordingly, the Company provided $6,697,000 representing the excess of the Company's estimate to settle such claims over the existing reserves established by Quaker as of the date of the Snapple Acquisition.

 (d) In connection with the Snapple Acquisition and the related refinancing of the debt of Mistic, Snapple and Mistic paid a $4,000,000 fee to Triarc Parent on May 22, 1997 in order to compensate Triarc Parent for its recurring indirect costs incurred while providing assistance in consummating these transactions.

 (e) During the transition following the Snapple Acquisition, the Company paid $2,819,000 to Quaker in return for Quaker providing certain operating and accounting services for Snapple for a six-week period in accordance with the terms of a transition services agreement. Quaker performed these services while the Company transitioned the records, operations and management to the Company and its systems.

 (f) In the transition following the Snapple Acquisition, the Company decided that, in order to improve relationships with customers, the Company would not pursue collection of the many questionable claimed promotional credits and recognized within 'Charges related to post-acquisition transition, integration and changes to business strategies' the $2,510,000 of promotional costs in June 1997 which were in excess of the high end of the range of the Company's expectations for promotional costs.

 (g) In the transition following the Snapple Acquisition, the Company recognized $1,603,000 of costs incurred to engage various consultants to help the Company plan for the related systems and business procedure modifications necessary in order to be able to manage the Snapple business.

     As of December 28, 1997 all cash obligations had been liquidated other than $6,697,000 of the additional reserves for legal matters, which were liquidated during the year ended January 3, 1999.

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 3, 1999

(12) FACILITIES RELOCATION AND CORPORATE RESTRUCTURING

     The components of the facilities relocation and corporate restructuring charge and an analysis of related activity are as follows (in thousands):

                                                                                      1996
                                                              ----------------------------------------------------
                                                                                         WRITE-OFF      BALANCE
                                                                                         OF RELATED   DECEMBER 31,
                                                              PROVISION (A)   PAYMENTS     ASSETS         1996
                                                              -------------   --------     ------         ----
Non-cash charges:
  Estimated costs related to the sublease of excess office
    space associated with
      The relocation of Royal Crown's corporate
         headquarters.......................................     $1,190        $--        $(1,190)       $--
      The sale of all company-owned restaurants.............      2,018         --         (2,018)       --
  Costs of terminating Mistic distribution agreements.......        453         --           (453)       --
  Estimated costs of a Royal Crown plant closing............        150         --          --              150
  Estimated cost of Mistic information systems to be
    abandoned...............................................        150         --           (150)       --
Cash obligations:
  Employee severance and related termination costs
    associated with
      The relocation of Royal Crown's corporate
         headquarters.......................................      2,028         --          --            2,028
      A Royal Crown plant closing...........................        172         --          --              172
  Estimated costs related to the sublease of excess office
    space associated with
      The relocation of Royal Crown's corporate
         headquarters.......................................        110         --          --              110
      The sale of all company-owned restaurants.............        382         --          --              382
  Costs of terminating Mistic distribution agreements.......        847         (847)       --           --
  Estimated costs other than severance of a Royal Crown
    plant closing...........................................        300         --          --              300
                                                                 ------        -----      -------        ------
                                                                 $7,800        $(847)     $(3,811)       $3,142
                                                                 ------        -----      -------        ------
                                                                 ------        -----      -------        ------

                                                                                1997
                                          ---------------------------------------------------------------------------------
                                            BALANCE                                WRITE-OFF                     BALANCE
                                          JANUARY 1,                               OF RELATED                 DECEMBER 28,
                                             1997       PROVISION (B)   PAYMENTS     ASSETS     ADJUSTMENTS       1997
                                             ----       -------------   --------     ------     -----------       ----
Non-cash charges:
  Estimated costs of a Royal Crown plant
    closing.............................    $  150         $--          $ --         $(143)       $   (7)        $--
  Write-off of certain beverage
    distribution rights.................     --               300         --          (300)        --            --
Cash obligations:
  Employee severance and related
    termination costs associated with
      The relocation of Royal Crown's
         corporate headquarters.........     2,028            500        (1,463)     --               (1)         1,064
      A Royal Crown plant closing.......       172         --              (173)     --                1         --
      The sale of all company-owned
         restaurants....................     --             4,897        (3,088)     --            --             1,809
      Other.............................     --                29           (29)     --            --            --
  Employee relocation costs associated
    with
      The relocation of Royal Crown's
         corporate headquarters.........     --               637          (894)     --            --              (257)
      The sale of all company-owned
         restaurants....................     --               700          (327)     --            --               373
  Estimated costs related to the
    sublease of excess office space
    associated with
      The relocation of Royal Crown's
         corporate headquarters.........       110         --             --         --            --               110
      The sale of all company-owned
         restaurants....................       382         --              (140)     --              (87)           155
  Estimated costs other than severance
    of a Royal Crown plant closing......       300         --              (128)     --             (172)        --
                                            ------         ------       -------      -----        ------         ------
                                            $3,142         $7,063       $(6,242)     $(443)       $ (266)        $3,254
                                            ------         ------       -------      -----        ------         ------
                                            ------         ------       -------      -----        ------         ------

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 3, 1999

                                                                                1998
                                                        ----------------------------------------------------
                                                           BALANCE                                 BALANCE
                                                        DECEMBER 29,                             JANUARY 3,
                                                            1997        PAYMENTS   ADJUSTMENTS     1999(C)
                                                            ----        --------   -----------     -------
Cash obligations:
    Employee severance and related termination costs
      associated with
         The relocation of Royal Crown's corporate
           headquarters...............................     $1,064       $  (601)      $--          $  463
         The sale of all company-owned restaurants....      1,809        (1,236)      --              573
    Employee relocation costs associated with
         The relocation of Royal Crown's corporate
           headquarters...............................       (257)        --          --             (257)
         The sale of all company-owned restaurants....        373           (24)        (65)          284
    Estimated costs related to the sublease of excess
      office space associated with
         The relocation of Royal Crown's corporate
           headquarters...............................        110         --          --              110
         The sale of all company-owned restaurants....        155           (53)       (102)        --
                                                           ------       -------       -----        ------
                                                           $3,254       $(1,914)      $(167)       $1,173
                                                           ------       -------       -----        ------
                                                           ------       -------       -----        ------

------------

 (a) The 1996 facilities relocation and corporate restructuring charge principally related to (i) estimated losses on planned subleases of surplus office space (principally for (a) the write-off of nonrecoverable unamortized leasehold improvements and employee work stations included in furniture and fixtures which were abandoned and no longer depreciated after December 31, 1996 and (b) rent and common area maintenance costs for the estimated period the surplus space would remain unoccupied) as a result of the then planned sale of company-owned restaurants and the relocation (the 'Royal Crown Relocation') of Royal Crown's corporate headquarters which were centralized with Triarc Beverage Holdings' offices in White Plains, New York, (ii) employee severance costs associated with the 1997 termination of 35 headquarters employees, principally in finance and accounting, legal, marketing and human resources, in connection with the Royal Crown Relocation and 5 operations employees at Royal Crown's Ohio production facility which was shut down, (iii) the settlement costs of terminating certain Mistic distribution agreements including cash payments of $847,000 and the write-off of receivables from such distributors, in lieu of additional cash payments, of $453,000, (iv) the shutdown of Royal Crown's Ohio production facility (principally for (a) an estimated $150,000 write-off of obsolete steel drums used to send concentrate to bottlers and
     (b) estimated cash obligations principally for an estimated $150,000 for refurbishing the plant and $50,000 for the transfer of equipment to the Company's other soft drink concentrate plant) and (v) a provision for the write-off of the unamortized deferred cost of Mistic information systems as a result of the planned merger of the Royal Crown and Mistic information systems following the Royal Crown Relocation.

 (b) The 1997 facilities relocation and corporate restructuring charge principally related to (i) employee severance and related termination costs associated with restructuring the restaurant segment in connection with the RTM Sale (see Note 3) and, to a much lesser extent, employee severance and related termination costs of three additional Royal Crown headquarters employees terminated in 1997 and employee relocation costs, which are expensed as incurred, associated with the RTM Sale and the Royal Crown Relocation, (ii) costs associated with the Royal Crown Relocation and
     (iii) the write-off of the remaining unamortized costs of certain beverage distribution rights reacquired in prior years and no longer being utilized by the Company as a result of the sale or liquidation of the assets and liabilities of MetBev, Inc. (see Note 18). The severance and termination costs in the restaurant segment were as a result of the termination in 1997 of 54 employees principally in finance and accounting, owned restaurant operations, marketing and human resources as well as the president and chief executive officer of Arby's. Adjustments to the
                                              (footnotes continued on next page)

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 3, 1999

(footnotes continued from previous page)
    accrual for estimated costs related to the sublease of excess office space associated with the sale of company-owned restaurants resulted from subsequent favorable lease negotiations with the landlord for the divisional office space. Adjustments to the accrual for estimated costs of the Royal Crown plant closing resulted from certain costs associated with the plant closing running less than expected, specifically estimated costs for refurbishing the plant.

 (c) Adjustments to the accrual for estimated costs principally relate to the sublease of excess office space associated with the sale of company-owned restaurants which resulted from subsequent favorable lease negotiations with the landlord. The balance in the facilities relocation and corporate restructuring accrual as of January 3, 1999 consists principally of employee severance and related termination costs of $1,036,000 for employees terminated in 1997 which are principally scheduled to be paid during the fiscal year ending January 2, 2000.

(13) GAIN (LOSS) ON SALE OF BUSINESSES, NET

     The 'Gain (loss) on sale of businesses, net' as reflected in the accompanying consolidated statements of operations was $(3,513,000) and $5,016,000 in 1997 and 1998, respectively. The loss in 1997 resulted from the $4,089,000 loss from the RTM Sale (see Note 3) less the $576,000 recognized gain on the C&C Sale (see Note 3). The gain in 1998 consisted of (i) the $4,702,000 gain from the sale of Select Beverages (see Note 5) and (ii) $314,000 additional recognition of deferred gain from the C&C Sale.

(14) OTHER INCOME, NET

     Other income, net consisted of the following components (in thousands):

                                                              1996     1997     1998
                                                              ----     ----     ----
Equity in earnings (losses) of affiliates...................  $--     $  862   $(1,222)
Interest income.............................................    503    1,671     3,754
Rental income...............................................    195      894       916
Gain (loss) on sale of fixed assets.........................   (307)   1,008       502
Gain on lease termination...................................   --        892     --
Other, net..................................................     79      205     1,348
                                                              -----   ------   -------
                                                              $ 470   $5,532   $ 5,298
                                                              -----   ------   -------
                                                              -----   ------   -------

(15) EXTRAORDINARY CHARGES

     The 1997 extraordinary charges resulted from the assumption and the early extinguishment, respectively, of (i) the Mortgage Notes and Equipment Notes assumed by RTM in connection with the RTM Sale (see Note 3) and
(ii) obligations under the Former Mistic Bank Facility in May 1997 refinanced in connection with entering into the Existing Beverage Credit Agreement (see
Note 6). Such extraordinary charges consisted of the write-off of $4,839,000 of previously unamortized deferred financing costs less $1,885,000 of income tax benefit.

(16) RETIREMENT AND OTHER BENEFIT PLANS

     The Company maintains several 401(k) defined contribution plans and participates in a Triarc Parent 401(k) defined contribution plan (collectively, the 'Plans') covering all of the Company's employees who meet certain minimum requirements and elect to participate including subsequent to (i) May 22, 1997 employees of Snapple and (ii) May 1, 1998 employees of Cable Car. Under the provisions of the Plans, employees may contribute various percentages of their compensation ranging up to a maximum of 15%, subject to certain limitations. The Plans provide for Company matching contributions at either (i) 50% of employee contributions up to the first 5% thereof or (ii) 100% of employee contributions up to the first 3% thereof. In addition, the Plans also provide for annual Company contributions of a discretionary aggregate amount to be determined by the employer. In

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 3, 1999

connection with both of these employer contributions, the Company provided as compensation expense $1,141,000, $1,181,000 and $1,470,000 in 1996, 1997 and
1998, respectively.

     The Company maintains a defined benefit plan for eligible employees through December 31, 1988 of certain subsidiaries, benefits under which were frozen in 1992. The net periodic pension cost for 1996, 1997 and 1998, as well as the accrued pension cost as of December 28, 1997 and January 3, 1999, were insignificant.

     The Company maintains unfunded postretirement medical and death benefit plans for a limited number of retired employees who have provided certain minimum years of service. The medical benefits are principally contributory while death benefits are non-contributory. The net postretirement benefit cost for 1996, 1997 and 1998, as well as the accumulated postretirement benefit obligation as of December 28, 1997 and January 3, 1999, were insignificant.

     Triarc Parent has granted stock options to certain key employees of the Company under Triarc Parent's 1993 Equity Participation Plan and 1997 Equity Participation Plan. Included in such options are (i) 165,000 granted prior to 1996 at an option price of $20.00 per share which was below the $31.75 fair market value of Triarc Parent's Class A Common Stock on the date of grant (based on the closing price on such date) resulting in an aggregate difference of $1,939,000 and (ii) 445,000 granted in 1997 at a weighted average option price of $12.59 which was below the $14.46 weighted average fair market value of Triarc Parent's Class A Common Stock on the respective dates of grant (based on the closing price on such dates) resulting in an aggregate difference of $832,000. Since the key employees provide services to the Company and not to Triarc Parent, all of such differences are being charged to the Company as compensation expense over the applicable vesting periods through 2002, net of reversals of prior charges arising from the forfeiture of certain of those options in connection with employee terminations (the 'Forfeiture Adjustments'). Compensation expense resulting from the below market stock options aggregated $74,000 (net of $173,000 of Forfeiture Adjustments), $144,000 (net of $325,000
of Forfeiture Adjustments) and $287,000 (net of $14,000 of Forfeiture Adjustments) during 1996, 1997 and 1998, respectively, and is included in 'General and administrative' in the accompanying consolidated statements of operations.

(17) LEASE COMMITMENTS

     The Company leases buildings and improvements and machinery and equipment. Prior to the RTM Sale, some leases provided for contingent rentals based upon sales volume. In connection with the RTM Sale in May 1997, substantially all operating and capitalized lease obligations associated with the sold restaurants were assumed by RTM, although the Company remains contingently liable if the future lease payments (which could potentially aggregate a maximum of approximately $98,000,000 as of January 3, 1999 assuming RTM has made all scheduled payments to date under such lease obligations) are not made by RTM. The Company provided $9,677,000 in 'Reduction in carrying value of long-lived assets to be disposed' in 1996 representing the present value of future operating lease payments relating to certain equipment transferred to RTM but the obligations for which remain with the Company.

     Rental expense under operating leases consisted of the following components (in thousands):

                                                             1996      1997      1998
                                                             ----      ----      ----
Minimum rentals...........................................  $23,489   $14,952   $7,463
Contingent rentals........................................      794       204     --
                                                            -------   -------   ------
                                                             24,283    15,156    7,463
Less sublease income......................................    5,460     6,027    4,354
                                                            -------   -------   ------
                                                            $18,823   $ 9,129   $3,109
                                                            -------   -------   ------
                                                            -------   -------   ------

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 3, 1999

     The Company's future minimum rental payments and sublease rental income for leases having an initial lease term in excess of one year as of January 3, 1999, excluding $4,586,000 as of January 3, 1999 of those remaining future operating lease payments for which the Company has provided as set forth above, are as follows (in thousands):

                                                            RENTAL PAYMENTS       SUBLEASE
                                                        -----------------------    INCOME-
                                                        CAPITALIZED   OPERATING   OPERATING
                                                          LEASES       LEASES      LEASES
                                                          ------       ------      ------
1999..................................................     $ 41        $ 6,479     $ 2,953
2000..................................................       35          6,080       2,909
2001..................................................       35          6,130       2,711
2002..................................................       35          4,899         636
2003..................................................       26          4,823         400
Thereafter............................................       39         20,640       1,665
                                                           ----        -------     -------
     Total minimum payments...........................      211        $49,051     $11,274
                                                                       -------     -------
                                                                       -------     -------
Less interest.........................................       53
                                                           ----
Present value of minimum capitalized lease payments...     $158
                                                           ----
                                                           ----

     The present value of minimum capitalized lease payments is included, as applicable, with 'Long-term debt' or 'Current portion of long-term debt' in the accompanying consolidated balance sheets (see Note 6).

(18) TRANSACTIONS WITH RELATED PARTIES

     The following is a summary of transactions between the Company and its related parties (in thousands):

                                                            1996     1997       1998
                                                            ----     ----       ----
Purchases of raw materials from Triarc Parent(a).........  $ --     $17,159   $123,014
Costs allocated to the Company by Triarc Parent under
  management services agreements(b)......................   8,500     9,417     10,500
Cash dividends paid to Triarc............................    --       --        23,556
Cumulative dividends on the Redeemable Preferred Stock
  recorded but not declared or paid (Note 9).............    --       4,604      7,983
Provision (reversal) for uncollectible receivables
  (subsequent recoveries of accounts previously fully
  reserved) from sales and advance to MetBev, Inc.(c)....   2,000       975       (474)
Compensation costs charged to the Company by Triarc
  Parent for below market stock options (Note 16)........      74       144        287
Interest income on notes receivable from Triarc
  Parent(d)..............................................     261       230        118
Interest expense on notes payable to:
     Chesapeake Insurance Company Limited(e).............     208       130         27
     Triarc Parent(e)....................................   2,588     1,278         12
Issuance of Redeemable Preferred Stock (Note 9)..........    --      75,000      --
Capital contributions(f).................................   1,500    30,015      --
Repurchase of $720 principal amount of promissory notes
  due from franchisees from Southeastern Public Service
  Company, a subsidiary of Triarc Parent, at fair
  value..................................................    --         690      --
Net sales to MetBev, Inc. net of marketing support
  credits(c).............................................   8,985     --         --
Payments to Triarc Parent for usage of aircraft..........    --          32      --

------------

 (a) The Company purchases certain raw materials from Triarc Parent at Triarc Parent's purchase cost from unaffiliated third-party suppliers. At
     December 28, 1997 and January 3, 1999, $14,576,000 and
                                              (footnotes continued on next page)

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 3, 1999

(footnotes continued from previous page)

    $18,618,000, respectively, of amounts owed for such purchases were included in 'Due to affiliates' in the accompanying consolidated balance sheets.

 (b) The Company receives from Triarc Parent certain management services, including legal, accounting, tax, insurance, financial and other management services, under management services agreements. Such costs were allocated to the Company by Triarc Parent based upon the pro rata share of the sum of the greater of income before income taxes, depreciation and amortization and 10% of revenues for each of the Company's principal operating subsidiaries to the aggregate for all of Triarc Parent's principal operating subsidiaries, except that such costs paid by Mistic through May 22, 1997 were limited to amounts permitted under the Former Mistic Bank Facility and such costs paid by Mistic and Snapple commencing May 22, 1997 and Cable Car commencing August 15, 1998 were limited to amounts permitted under the subsequent Existing Beverage Credit Agreement (see Note 21 for disclosure regarding amendments to the management services agreements with Mistic, Snapple, Cable Car, Royal Crown and Arby's). Management of the Company believes that such allocation method is reasonable. Further, management of the Company believes that such allocation approximates the costs that would have been incurred by the Company on a stand alone basis.

 (c) Prior to 1996 the Company acquired preferred stock in MetBev representing a 37.5% voting interest and a warrant to acquire 37.5% of the common stock of MetBev for $1,000,000 and a license for a five-year period for the Royal Crown distribution rights for its products in New York City and certain surrounding counties. Such investment was written off prior to 1996. In December 1996 the distribution rights of MetBev were sold to a third party (the 'MetBev Purchaser') for minimum payments over a three-year period aggregating $1,050,000 and MetBev commenced the liquidation of its remaining assets and liabilities. In connection therewith, the Company's voting interest in MetBev increased to 44.7% principally due to the cancellation of non-vested stock owned by third parties. The Company has not received any payments on the $1,050,000 from the MetBev Purchaser and, as of December 28, 1997, did not expect to collect any payments due to financial difficulties of the MetBev Purchaser which the Company believes were due to competitive pressures on the MetBev Purchaser following the Snapple Acquisition and the Company's revitalization of Snapple. The MetBev Purchaser has remained in business and during 1997 and 1998 continued to purchase Royal Crown product. The Company has withheld a portion of promotional allowances otherwise due to the MetBev Purchaser and offset such amounts against the $1,050,000 purchase price. The Company sold (with minimal gross profit) finished product to MetBev and, since MetBev had incurred significant losses from its inception and had a stockholders' deficit as of December 31, 1996 of $8,943,000, provided $2,000,000 in 1996 in 'Advertising, selling and distribution' for resulting uncollectible receivables. In 1997 the Company provided a reserve for its remaining receivables from MetBev, including $539,000 advanced in 1997 for costs incurred to liquidate the remaining assets and liabilities and related close-down costs, since MetBev's only source of funds to pay the Company would be collection of the $1,050,000 purchase price. Such provision after offsetting $384,000 principally reflecting amounts otherwise payable to the MetBev Purchaser for promotional allowances, amounted to $975,000 and is included in 'Acquisition related' costs (see Note 11). During the year ended January 3, 1999, the Company reversed $474,000 in 'Advertising, selling and distribution' of the reserve for uncollectible amounts due from the MetBev Purchaser representing the offset of promotional allowances otherwise owed to the MetBev Purchaser.

 (d) The Company earned interest income at 11 7/8% on cash advances made to Triarc Parent under a promissory note receivable.

 (e) The Company incurred interest expense at 9 1/2% and 11 7/8% under promissory notes payable to Chesapeake Insurance Company Limited ('Chesapeake Insurance'), a subsidiary of Triarc Parent
                                              (footnotes continued on next page)

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 3, 1999

(footnotes continued from previous page)

    until its sale in December 1998, and Triarc Parent, respectively. The balances of notes payable to Chesapeake Insurance and Triarc Parent at December 28, 1997 (none at January 3, 1999) were $1,000,000 and $200,000, respectively.

 (f) In 1996 and 1997, Mistic was prohibited from paying $1,500,000 and $625,000, respectively, of management services fees described in (b) above under the terms of the Former Mistic Bank Facility prior to its repayment and, accordingly, such amounts were accounted for as capital contributions from Triarc Parent in such years. In May 1997, in connection with the RTM Sale, ARHC and AROC issued 950 of each of their common shares (approximately 49% of the common stock after such issuances) to Triarc Parent in exchange for aggregate consideration of $31,999,000 consisting of cash of $6,211,000 and forgiveness of the then outstanding principal amount of $23,150,000, plus related accrued interest of $2,638,000, under a note payable by the Company to Triarc Parent as of May 5, 1997. Triarc Parent's 49% interest in the equity of ARHC and AROC amounting to $2,570,000 and $2,472,000 as of December 28, 1997 and January 3, 1999, respectively, is included in 'Deferred income and other liabilities' in the accompanying consolidated balance sheets. The excess of $29,390,000 of the consideration for the stock issued to Triarc Parent of $31,999,000 over such minority interest of $2,609,000 as of May 5, 1997 was accounted for as a capital contribution and is reflected in 'Contributed capital.' The 49% minority interest in the losses of ARHC and AROC for the years ended December 28, 1997 and January 3, 1999 aggregated $39,000 and $99,000, respectively, and is included as income in 'Other income, net' in the accompanying consolidated statements of operations.

     Certain officers and directors of the Company are also officers and directors of Triarc Parent. See also Notes 5, 9, 10 and 16 with respect to other transactions with related parties.

(19) LEGAL AND ENVIRONMENTAL MATTERS

     The Company is involved in litigation, claims and environmental matters incidental to its businesses. The Company has reserves for such legal and environmental matters aggregating approximately $1,534,000 (see Note 4) as of January 3, 1999. Although the outcome of such matters cannot be predicted with certainty and some of these may be disposed of unfavorably to the Company, based on currently available information and given the Company's aforementioned reserves, the Company does not believe that such legal and environmental matters will have a material adverse effect on its consolidated financial position or results of operations.

(20) BUSINESS SEGMENTS

     The Company has adopted Statement of Financial Accounting Standards
No. 131 ('SFAS 131') 'Disclosures about Segments of an Enterprise and Related Information' which requires disclosure of financial and descriptive information by operating segment in the Company's consolidated financial statements.
SFAS 131 utilizes a management approach to define operating segments along the lines used by management internally for evaluating segment performance and deciding resource allocations to segments. The Company manages and internally reports its operations by business segments which, under the criteria of SFAS 131, are: premium beverages, soft drink concentrates and restaurants (see
Note 2 for a description of each segment). The premium beverage segment consists of Mistic and the operations acquired in (i) the Snapple Acquisition (see
Note 3) commencing May 22, 1997 and (ii) the Stewart's Acquisition (see Note 3) commencing November 25, 1997.

     The Company evaluates segment performance and allocates resources based on each segment's earnings before interest, taxes, depreciation and amortization and reduction in carrying value of long-lived assets to be disposed ('EBITDA'). Information concerning the segments in which the Company operates is shown in the table below. EBITDA has been computed as operating profit (loss) plus (less) depreciation and amortization. Operating profit (loss) has been computed as revenues less operating expenses. In computing EBITDA and operating profit or loss, interest expense and non-operating income and expenses have not been considered. Operating loss for the restaurant segment for 1996

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 3, 1999

reflects a provision of $58,900,000 for the impairment of company-owned restaurants and related exit costs (see Note 3). EBITDA and operating loss for 1996 reflect $7,800,000 of facilities relocation and corporate restructuring charges (see Note 12), of which $1,450,000 relates to the premium beverage segment, $3,950,000 relates to the soft drink concentrate segment and $2,400,000 relates to the restaurant segment. EBITDA and operating loss for 1997 reflect
(i) $33,815,000 of charges related to post-acquisition transition, integration and changes to business strategies for the premium beverage segment (see
Note 11) and (ii) $7,063,000 of facilities relocation and corporate restructuring charges (see Note 12), of which $29,000 relates to the premium beverage segment, $1,437,000 relates to the soft drink concentrate segment and $5,597,000 relates to the restaurant segment. Identifiable assets by segment are those assets that are used in the Company's operations in each segment. General corporate assets consist primarily of cash and cash equivalents, deferred income tax benefit (principally resulting from net operating loss carryforwards of RC/Arby's parent company) and deferred financing costs.

     The products and services in each of the Company's segments are relatively homogeneous and, as such, revenues by product and service have not been reported. The Company's operations are principally in the United States with foreign operations representing less than 3% of revenues in 1996, 1997 and 1998. Accordingly, revenues and assets by geographical area have not been presented since they are insignificant. In addition, no customer accounted for more than 10% of consolidated revenues in 1996, 1997 or 1998.

     The following is a summary of the Company's segment information for the years ended December 31, 1996, December 28, 1997 and January 3, 1999 or, in the case of identifiable assets, as of the end of such periods in thousands:


                                                          1996       1997       1998
                                                          ----       ----       ----
Revenues:
     Premium beverages................................  $131,083   $408,841   $611,545
     Soft drink concentrates..........................   178,059    146,882    124,868
     Restaurants......................................   288,293    140,429     78,623
                                                        --------   --------   --------
          Consolidated revenues.......................  $597,435   $696,152   $815,036
                                                        --------   --------   --------
                                                        --------   --------   --------
EBITDA:
     Premium beverages................................  $ 13,381   $  7,561   $ 77,825
     Soft drink concentrates..........................    18,418     18,504     17,006
     Restaurants......................................    31,819     31,200     43,180
     General corporate................................      (189)      (149)       (11)
                                                        --------   --------   --------
          Consolidated EBITDA.........................    63,429     57,116    138,000
                                                        --------   --------   --------
Less depreciation and amortization:
     Premium beverages................................     7,233     16,236     21,665
     Soft drink concentrates..........................     6,471      6,340      8,640
     Restaurants......................................    16,260      2,668      2,503
                                                        --------   --------   --------
          Consolidated depreciation and
            amortization..............................    29,964     25,244     32,808
                                                        --------   --------   --------
Less reduction in carrying value of long-lived assets
  to be disposed:
     Restaurants......................................    58,900      --         --
                                                        --------   --------   --------

                                                  (table continued on next page)

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 3, 1999

(table continued from previous page)

                                                          1996       1997       1998
                                                          ----       ----       ----
Operating profit (loss):
     Premium beverages................................  $  6,148   $ (8,675)  $ 56,160
     Soft drink concentrates..........................    11,947     12,164      8,366
     Restaurants......................................   (43,341)    28,532     40,677
     General corporate................................      (189)      (149)       (11)
                                                        --------   --------   --------
          Consolidated operating profit (loss)........   (25,435)    31,872    105,192
Interest expense......................................   (50,031)   (58,019)   (60,235)
Gain (loss) on sale of businesses, net................     --        (3,513)     5,016
Other income, net.....................................       470      5,532      5,298
                                                        --------   --------   --------
          Consolidated income (loss) before income
            taxes and extraordinary charges...........  $(74,996)  $(24,128)  $ 55,271
                                                        --------   --------   --------
                                                        --------   --------   --------
Identifiable assets:
     Premium beverages................................  $110,950   $586,731   $535,565
     Soft drink concentrates..........................   203,847    194,603    171,647
     Restaurants......................................   154,410     53,759     52,267
     General corporate assets.........................    11,385     18,868     31,491
                                                        --------   --------   --------
          Consolidated identifiable assets............  $480,592   $853,961   $790,970
                                                        --------   --------   --------
                                                        --------   --------   --------

(21) SUBSEQUENT EVENTS

     On February 25, 1999 TCPG and Triarc Beverage Holdings issued $300,000,000 (including $20,000,000 aggregate issued to the Chairman and Chief Executive Officer and the President and Chief Operating Officer of the Company) principal amount of 10 1/4% senior subordinated notes due 2009 (the 'Notes') and Snapple, Mistic, Cable Car, RC/Arby's and Royal Crown concurrently entered into an agreement (the 'Credit Agreement') for a new $535,000,000 senior bank credit facility (the 'Credit Facility') consisting of a $475,000,000 term facility, all of which was borrowed as term loans (the 'Term Loans') on February 25, 1999, and a $60,000,000 revolving credit facility (the 'Revolving Credit Facility') which provides for revolving credit loans (the 'Revolving Loans') by Snapple, Mistic or Cable Car effective February 25, 1999 and RC/Arby's or Royal Crown effective upon the redemption of the 9 3/4% Senior Notes (see below). There were no borrowings of Revolving Loans on February 25, 1999. The Company utilized the aggregate net proceeds of these borrowings to (i) repay on February 25, 1999 the outstanding principal amount ($284,333,000 as of January 3, 1999 and February 25, 1999) of the Existing Term Loans under the Existing Beverage Credit Agreement and related accrued interest ($2,231,000 and $1,503,000 as of January 3, 1999 and February 25, 1999, respectively), (ii) fund the redemption (the 'Redemption') on March 30, 1999 of the $275,000,000 of borrowings under the 9 3/4% Senior Notes including related accrued interest ($11,460,000 and $4,395,000 as of January 3, 1999 and March 30, 1999, respectively) and redemption premium ($7,662,000 as of January 3, 1999 and March 30, 1999),
(iii) acquire Millrose Distributors, Inc. and the assets of Mid-State Beverage, Inc., two New Jersey distributors of the Company's premium beverages, for $17,376,000, including expenses, (iv) provide for estimated fees and expenses of $29,600,000 relating to the issuance of the Notes and the consummation of the Credit Facility (the 'Refinancing Transactions') and (v) pay one-time distributions, including dividends, to Triarc Parent of the remaining net proceeds from the above borrowings and all the Company's cash and cash equivalents on hand in excess of $2,000,000 retained by the Company for working capital purposes. The currently estimated fees and expenses of $29,600,000 relating to the issuance of the Notes and the consummation of the Credit Facility consist of approximately $15,200,000 of fees and expenses, including commitment fees, paid to the lenders under the Credit Facility, approximately $9,700,000 of fees paid to the underwriters of the Notes, approximately $3,400,000 of legal, auditing and accounting fees, approximately $700,000 of printing fees

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 3, 1999

and approximately $600,000 of other fees. Such one-time distributions consisted of $91,420,000 paid on February 25, 1999 and approximately $124,000,000 expected to be paid on March 30, 1999 following the Redemption. As a result of the repayment prior to maturity of the Existing Term Loans and the Redemption, the Company recognized an extraordinary charge during the first quarter of the year ending January 2, 2000 of an estimated $11,772,000 for (i) the write-off of previously unamortized (a) deferred financing costs ($11,622,000 and $10,792,000 as of January 3, 1999 and March 30, 1999, respectively) and (b) interest rate cap agreement costs ($159,000 and $146,000 as of January 3, 1999 and February 25, 1999, respectively) and (ii) the payment of the aforementioned redemption premium, net of income tax benefit ($7,136,000 and $6,828,000 as of January 3, 1999 and March 30, 1999, respectively).

     Under the indenture (the 'Indenture') pursuant to which the Notes were issued, the Notes are redeemable at the option of the Company at amounts commencing at 105.125% of principal beginning February 2004 decreasing annually to 100% in February 2007 through February 2009. In addition, should the Company consummate a permitted public equity offering or receive proceeds from a public equity offering by Triarc Parent, the Company may at any time prior to February 2002 redeem up to $105,000,000 of the Notes at 110.25% of principal amount with the net proceeds of such public offering. The Company has agreed to use its best efforts to have a registration statement (the 'Registration Statement') covering resales by holders of the Notes declared effective by the SEC on or before August 24, 1999. In the event the Notes are not registered for resale by such date, the annual interest rate on the Notes will increase by 1/2% to 10 3/4% until such time as the Registration Statement is declared effective.

     Borrowings under the Credit Facility bear interest, at the Company's option, at rates based on either the 30, 60, 90 or 180-day LIBOR (ranging from 5.06% to 5.07% at January 3, 1999) or an alternate base rate (the 'ABR'). The ABR (7 3/4% at January 3, 1999) represents the higher of the prime rate or 1/2% over the Federal funds rate. The interest rates on LIBOR-based loans are reset at the end of the period corresponding with the duration of the LIBOR selected. The interest rates on ABR-based loans are reset at the time of any change in the ABR. Revolving Loans and one class of the Term Loans with an initial borrowing of $45,000,000 bear interest at 3% over LIBOR or 2% over ABR until such time as such margins may be subject to downward adjustment by up to 3/4% based on the borrowers' leverage ratio, as defined. The other two classes of Term Loans with initial borrowings of $125,000,000 and $305,000,000 bear interest at 3 1/2% and 3 3/4% over LIBOR, respectively, and 2 1/2% and 2 3/4%, respectively, over ABR. The borrowing base for Revolving Loans is the sum of 80% of eligible accounts receivable and 50% of eligible inventories. At January 31, 1999 there would have been $39,423,000 (unaudited) (excluding $12,433,000 (unaudited) of availability relating to RC/Arby's and Royal Crown which will not be available until the Redemption) of borrowing availability under the Revolving Credit Facility in accordance with limitations due to such borrowing base. The Term Loans are due $4,912,000 in 1999, $8,238,000 in 2000, $10,488,000 in 2001, $12,738,000 in
2002, $14,987,000 in 2003, $15,550,000 in 2004, $94,299,000 in 2005,
$242,875,000 in 2006 and $70,913,000 in 2007 and any Revolving Loans would be due in full in March 2005. The borrowers must also make mandatory prepayments in an amount, if any, initially equal to 75% of excess cash flow, as defined in the Credit Agreement.

     Under the Credit Agreement substantially all of the assets, other than cash and cash equivalents of Snapple, Mistic and Cable Car (and of RC/Arby's, Royal Crown and Arby's upon the Redemption) and their subsidiaries, are pledged as security. The Company's obligations with respect to the Notes are guaranteed by Snapple, Mistic and Cable Car and all of their domestic subsidiaries and, upon the Redemption, the Notes will be guaranteed by RC/Arby's and all of its domestic subsidiaries. All of such subsidiary guarantors of the Notes effective February 25, 1999 are directly or indirectly wholly-owned by TCPG or Triarc Beverage Holdings. Such guarantees are or will be full and unconditional and on a joint and several basis and are or will be unsecured. As a result of such guarantees, condensed consolidating financial statements of the Company are presented in Note 22 which depict, in separate

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 3, 1999

columns, the parent companies of each of the issuers of the Notes (TCPG, which as previously indicated was formed January 15, 1999 and, as such, had no balances or transactions during any of the years presented, and Triarc Beverage Holdings), those subsidiaries which are or will be guarantors, those subsidiaries which are or will be non-guarantors, elimination adjustments and the consolidated total as if such guarantees were in effect as of January 1, 1996. Separate financial statements of the guarantor subsidiaries are not presented because the Company's management has determined that they would not be material to investors. The Company's obligations with respect to the Credit Facility are guaranteed (the 'Guarantee') by substantially all of the domestic subsidiaries of Snapple, Mistic and Cable Car (and those of RC/Arby's and Royal Crown upon the Redemption). As collateral for such guarantees under the Credit Facility, all of the stock of Snapple, Mistic and Cable Car and substantially all of their domestic and 65% of the stock of their directly-owned foreign subsidiaries are pledged and, upon the Redemption, all of the stock of RC/Arby's and Royal Crown and substantially all of their domestic and 65% of the stock of their directly-owned foreign subsidiaries, will be pledged.

     The Indenture, the Credit Agreement and the Guarantee contain various covenants which (i) require meeting certain financial amount and ratio tests,
(ii) limit, among other matters (a) the incurrence of indebtedness, (b) the retirement of certain debt prior to maturity, (c) investments, (d) asset dispositions and (e) affiliate transactions other than in the normal course of business, and (iii) restrict the payment of dividends to Triarc Parent. Under the most restrictive of such covenants, the borrowers would not be able to pay any dividends to Triarc Parent other than (i) the aforementioned one-time distributions, including dividends, paid to Triarc Parent in connection with the Refinancing Transactions and (ii) certain defined amounts in the event of consummation of a securitization of certain assets of Arby's.

     In connection with the Refinancing Transactions, on February 25, 1999 the Company entered into a revised tax-sharing agreement with Triarc Parent pursuant to which the Company would not receive credit for its existing NOLs and excess Federal income tax payments as of the date of the new agreement. Under such agreement, the Company would not receive any benefit for the deferred tax assets associated with the NOLs and excess Federal income tax payments aggregating $39,518,000. However, were such deferred tax assets to be written off, the Company would have been in default under the minimum net worth covenant of the Credit Agreement (the 'Minimum Net Worth Covenant'). Such Minimum Net Worth Covenant inadvertently did not provide for the write-off of such deferred tax assets. Accordingly, the tax-sharing agreement was amended effective
February 25, 1999 to provide that the Company would continue to receive benefit for deferred tax assets associated with the NOLs and the Federal income tax prepayments except that Triarc Parent has the right to cause the effective transfer of any unutilized benefits from the Company to Triarc Parent, but only to the extent any such transfer would not cause a default under the Minimum Net Worth Covenant. Subsequent to January 3, 1999 and through July 4, 1999 the Company utilized $6,355,000 of such benefits to offset income taxes otherwise payable on its pre-tax income before extraordinary charges and generated an additional $6,339,000 of such benefits as a result of the extraordinary charges resulting from the repayment prior to maturity of the Existing Term Loans and the Redemption and transferred $20,799,000 of such deferred tax benefits to Triarc Parent as if such transfer were a distribution from the Company to Triarc Parent. Accordingly, the Company has $18,703,000 of such deferred tax benefits as of July 4, 1999. The Company has not established a valuation allowance relating to such net operating loss carryforwards and excess Federal income tax payments since as of July 4, 1999 it is more likely than not that the Company can realize the related deferred tax benefit.

     In connection with the Refinancing Transactions, on February 25, 1999 the Company entered into two (one each with respect to the combined beverage businesses of TCPG (the 'Triarc Beverage Group') and Arby's) amended management services agreements (see Note 18 for disclosure concerning the previous management services agreements) with Triarc Parent. The agreements provide for annual fixed fees of $6,700,000 for Triarc Beverage Group and $3,800,000 for Arby's plus, commencing January

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 3, 1999

1, 2000, annual cost of living adjustments. The fee to the Triarc Beverage Group is to be allocated among the companies based upon each company's pro rata share of the sum of the greater of EBITDA and 10% of revenues to the aggregate for the Triarc Beverage Group.

     The following unaudited pro forma data of the Company for 1998 have been prepared by adjusting the historical data reflected in the accompanying statement of operations for such year to reflect the effects of the Refinancing Transactions as if such transactions had been consummated on December 29, 1997. Such pro forma data are presented for information purposes only and do not purport to be indicative of the Company's actual results of operations had such transaction actually been consummated on December 29, 1997 or of the Company's future results of operations and are as follows (in thousands):

                                                                   AS        PRO
                                                                REPORTED    FORMA
                                                                --------    -----
    Revenues..................................................  $815,036   $827,589
    Operating profit..........................................   105,192    106,047
    Interest expense..........................................   (60,235)   (78,935)
    Income from continuing operations.........................    29,987     18,057

(22) CONDENSED CONSOLIDATING FINANCIAL INFORMATION

     The following consolidating financial statements of the Company depict, in separate columns, the parent companies of each of the issuers of the Notes (TCPG and Triarc Beverage Holdings -- collectively, the 'Parent Companies') on a consolidated basis, those subsidiaries which are guarantors, those subsidiaries which are non-guarantors, elimination adjustments and the consolidated total.

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 3, 1999

                     CONDENSED CONSOLIDATING BALANCE SHEETS

                                                               DECEMBER 28, 1997
                                       -----------------------------------------------------------------
                                        PARENT                     NON-
                                       COMPANIES   GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                       ---------   ----------   ----------   ------------   ------------
                                                                (IN THOUSANDS)
               ASSETS
Current assets:
     Cash and cash equivalents.......  $       1   $  33,294     $   947      $  --          $  34,242
     Receivables.....................     --          74,985       1,192         --             76,177
     Inventories.....................     --          55,181       2,213         --             57,394
     Deferred income tax benefit.....     --          47,992       --            --             47,992
     Note receivable from Triarc
       Companies, Inc. ..............     --           2,000       --            --              2,000
     Prepaid expenses and other
       current assets................     --           6,342          56         --              6,398
                                       ---------   ---------     -------      ---------      ---------
          Total current assets.......          1     219,794       4,408         --            224,203
Investment in subsidiaries...........     36,743       6,472       --           (43,215)        --
Investments in affiliates............     --          25,476       --            --             25,476
Intercompany receivables.............     --           2,494       1,961         (4,455)        --
Properties...........................     --          24,085       3,827         --             27,912
Unamortized costs in excess of net
  assets of acquired companies.......     --         278,986       --            --            278,986
Trademarks...........................     --         269,201       --            --            269,201
Deferred costs and other assets......     --          28,172          11         --             28,183
                                       ---------   ---------     -------      ---------      ---------
                                       $  36,744   $ 854,680     $10,207      $ (47,670)     $ 853,961
                                       ---------   ---------     -------      ---------      ---------
                                       ---------   ---------     -------      ---------      ---------
           LIABILITIES AND
          MEMBER'S DEFICIT
Current liabilities:
     Current portion of long-term
       debt..........................  $  --       $  13,798     $ --         $  --          $  13,798
     Notes payable to affiliates.....     --           1,200       --            --              1,200
     Accounts payable................     --          44,302         824         --             45,126
     Accrued expenses................     --         110,459         377         --            110,836
     Due to affiliates...............     --          22,710       --            --             22,710
                                       ---------   ---------     -------      ---------      ---------
          Total current
            liabilities..............     --         192,469       1,201         --            193,670
Long-term debt.......................     --         564,114       --            --            564,114
Intercompany payables................     --           1,961       2,494         (4,455)        --
Deferred income taxes................     --          27,724          40         --             27,764
Deferred income and other
  liabilities........................     --          31,669       --            --             31,669
Redeemable preferred stock...........     79,604      --           --            --             79,604
Member's equity (deficit):
     Common stock....................     --               4         526           (530)        --
     Contributed capital.............    138,059     217,659       7,996       (225,655)       138,059
     Accumulated deficit.............   (180,719)   (180,720)     (1,786)       182,506       (180,719)
     Accumulated other comprehensive
       deficit.......................       (200)       (200)       (264)           464           (200)
                                       ---------   ---------     -------      ---------      ---------
          Total member's equity
            (deficit)................    (42,860)     36,743       6,472        (43,215)       (42,860)
                                       ---------   ---------     -------      ---------      ---------
                                       $  36,744   $ 854,680     $10,207      $ (47,670)     $ 853,961
                                       ---------   ---------     -------      ---------      ---------
                                       ---------   ---------     -------      ---------      ---------

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 3, 1999

                                                                JANUARY 3, 1999
                                       -----------------------------------------------------------------
                                        PARENT                     NON-
                                       COMPANIES   GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                       ---------   ----------   ----------   ------------   ------------
                                                                (IN THOUSANDS)
               ASSETS
Current assets:
     Cash and cash equivalents.......  $       1   $  71,335     $ 1,456      $  --          $  72,792
     Receivables.....................     --          66,078         612         --             66,690
     Inventories.....................     --          45,446       1,315         --             46,761
     Deferred income tax benefit.....     --          18,934       --            --             18,934
     Prepaid expenses and other
       current assets................     --           7,232          26         --              7,258
                                       ---------   ---------     -------      ---------      ---------
          Total current assets.......          1     209,025       3,409         --            212,435
Investment in subsidiaries...........     42,865       9,901       --           (52,766)        --
Intercompany receivables.............     --           1,077       6,067         (7,144)        --
Properties...........................     --          21,543       3,777         --             25,320
Unamortized costs in excess of net
  assets of acquired companies.......     --         268,215       --            --            268,215
Trademarks...........................     --         261,906       --            --            261,906
Deferred costs and other assets......     --          23,082          12         --             23,094
                                       ---------   ---------     -------      ---------      ---------
                                       $  42,866   $ 794,749     $13,265      $ (59,910)     $ 790,970
                                       ---------   ---------     -------      ---------      ---------
                                       ---------   ---------     -------      ---------      ---------
           LIABILITIES AND
          MEMBER'S DEFICIT
Current liabilities:
     Current portion of long-term
       debt..........................  $  --       $   9,678     $ --         $  --          $   9,678
     Accounts payable................     --          36,463         530         --             36,993
     Accrued expenses................     --          79,724       1,724         --             81,448
     Due to affiliates...............     --          29,082       --            --             29,082
                                       ---------   ---------     -------      ---------      ---------
          Total current
            liabilities..............     --         154,947       2,254         --            157,201
Long-term debt.......................     --         560,977       --            --            560,977
Intercompany payables................     --           6,067       1,077         (7,144)        --
Deferred income taxes................     --           9,140          33         --              9,173
Deferred income and other
  liabilities........................     --          20,753       --            --             20,753
Redeemable preferred stock...........     87,587      --           --            --             87,587
Member's equity (deficit):
     Common stock....................     --               4         526           (530)        --
     Contributed capital.............    106,269     197,886       9,533       (207,419)       106,269
     Accumulated deficit.............   (150,732)   (154,767)        168        154,599       (150,732)
     Accumulated other comprehensive
       deficit.......................       (258)       (258)       (326)           584           (258)
                                       ---------   ---------     -------      ---------      ---------
          Total member's equity
            (deficit)................    (44,721)     42,865       9,901        (52,766)       (44,721)
                                       ---------   ---------     -------      ---------      ---------
                                       $  42,866   $ 794,749     $13,265      $ (59,910)     $ 790,970
                                       ---------   ---------     -------      ---------      ---------
                                       ---------   ---------     -------      ---------      ---------

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 3, 1999

                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

                                                          YEAR ENDED DECEMBER 31, 1996
                                        -----------------------------------------------------------------
                                         PARENT                     NON-
                                        COMPANIES   GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                        ---------   ----------   ----------   ------------   ------------
                                                                 (IN THOUSANDS)
Revenues:
     Net sales........................  $  --        $532,014     $ 8,092       $--            $540,106
     Royalties, franchise fees and
       other revenues.................     --          57,571        (242)       --              57,329
                                        --------     --------     -------       -------        --------
                                           --         589,585       7,850        --             597,435
                                        --------     --------     -------       -------        --------

Costs and expenses:
     Cost of sales, excluding
       depreciation and
       amortization...................     --         308,014       6,627        --             314,641
     Advertising, selling and
       distribution...................     --         135,157         649        --             135,806
     General and administrative.......     --          73,940       1,819        --              75,759
     Depreciation and amortization,
       excluding amortization of
       deferred financing costs.......     --          29,453         511        --              29,964
     Facilities relocation and
       corporate restructuring........     --           7,800       --           --               7,800
     Impairment of company-owned
       restaurants and related exit
       costs..........................     --          55,945       2,955        --              58,900
                                        --------     --------     -------       -------        --------
                                           --         610,309      12,561        --             622,870
                                        --------     --------     -------       -------        --------
          Operating loss..............     --         (20,724)     (4,711)       --             (25,435)
Interest expense......................     --         (50,031)      --           --             (50,031)
Other income (expense), net...........     --            (823)      1,293        --                 470
Equity in net losses of
  subsidiaries........................   (51,368)      (3,423)      --           54,791          --
                                        --------     --------     -------       -------        --------
          Loss before income taxes....   (51,368)     (75,001)     (3,418)       54,791         (74,996)
(Provision for) benefit from income
  taxes...............................     --          23,633          (5)       --              23,628
                                        --------     --------     -------       -------        --------
          Net loss....................  $(51,368)    $(51,368)    $(3,423)      $54,791        $(51,368)
                                        --------     --------     -------       -------        --------
                                        --------     --------     -------       -------        --------

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 3, 1999

                                                          YEAR ENDED DECEMBER 28, 1997
                                        -----------------------------------------------------------------
                                         PARENT                     NON-
                                        COMPANIES   GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLDIATED
                                        ---------   ----------   ----------   ------------   ------------
                                                                 (IN THOUSANDS)
Revenues:
     Net sales........................  $  --        $614,516     $15,105       $--            $629,621
     Royalties, franchise fees and
       other revenues.................     --          66,556         (25)       --              66,531
                                        --------     --------     -------       -------        --------
                                           --         681,072      15,080        --             696,152
                                        --------     --------     -------       -------        --------

Costs and expenses:
     Cost of sales, excluding
       depreciation and
       amortization...................     --         323,423       8,794        --             332,217
     Advertising, selling and
       distribution...................     --         180,383       4,339        --             184,722
     General and administrative.......     --          78,733       2,486        --              81,219
     Depreciation and amortization,
       excluding amortization of
       deferred financing costs.......     --          25,219          25        --              25,244
     Charges related to
       post-acquisition transition,
       integration and changes to
       business strategies............     --          33,815       --           --              33,815
     Facilities relocation and
       corporate restructuring........     --           7,063       --           --               7,063
                                        --------     --------     -------       -------        --------
                                           --         648,636      15,644        --             664,280
                                        --------     --------     -------       -------        --------
          Operating profit (loss).....     --          32,436        (564)       --              31,872
Interest expense......................     --         (58,019)      --           --             (58,019)
Gain on sale of businesses, net.......     --          (3,493)        (20)       --              (3,513)
Other income, net.....................     --           4,244       1,288        --               5,532
Equity in net earnings (losses) of
  subsidiaries........................   (21,940)         292       --           21,648          --
                                        --------     --------     -------       -------        --------
          Income (loss) before income
            taxes and extraordinary
            charge....................   (21,940)     (24,540)        704        21,648         (24,128)
(Provision for) benefit from income
  taxes...............................     --           5,554        (412)       --               5,142
                                        --------     --------     -------       -------        --------
          Income (loss) before
            extraordinary charge......   (21,940)     (18,986)        292        21,648         (18,986)
Extraordinary charge..................     --          (2,954)      --           --              (2,954)
                                        --------     --------     -------       -------        --------
          Net income (loss)...........  $(21,940)    $(21,940)    $   292       $21,648        $(21,940)
                                        --------     --------     -------       -------        --------
                                        --------     --------     -------       -------        --------

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 3, 1999

                                                           YEAR ENDED JANUARY 3, 1999
                                        -----------------------------------------------------------------
                                         PARENT                     NON-
                                        COMPANIES   GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                        ---------   ----------   ----------   ------------   ------------
                                                                 (IN THOUSANDS)
Revenues:
     Net sales........................   $ --        $719,116     $16,320       $ --           $735,436
     Royalties, franchise fees and
       other revenues.................     --          79,599           1         --             79,600
                                         -------     --------     -------       --------       --------
                                           --         798,715      16,321         --            815,036
                                         -------     --------     -------       --------       --------

Costs and expenses:
     Cost of sales, excluding
       depreciation and
       amortization...................     --         380,025      10,858         --            390,883
     Advertising, selling and
       distribution...................     --         195,028       2,037         --            197,065
     General and administrative.......     --          87,876       1,212         --             89,088
     Depreciation and amortization,
       excluding amortization of
       deferred financing costs.......     --          32,765          43         --             32,808
                                         -------     --------     -------       --------       --------
                                           --         695,694      14,150         --            709,844
                                         -------     --------     -------       --------       --------
          Operating profit............     --         103,021       2,171         --            105,192
Interest expense......................     --         (60,235)      --            --            (60,235)
Gain on sale of businesses, net.......     --           5,016       --            --              5,016
Other income, net.....................     --           4,244       1,054         --              5,298
Equity in net earnings of
  subsidiaries........................    29,987        1,988       --           (31,975)        --
                                         -------     --------     -------       --------       --------
          Income before income
            taxes.....................    29,987       54,034       3,225        (31,975)        55,271
Provision for income taxes............     --         (24,047)     (1,237)        --            (25,284)
                                         -------     --------     -------       --------       --------
          Net income..................   $29,987     $ 29,987     $ 1,988       $(31,975)      $ 29,987
                                         -------     --------     -------       --------       --------
                                         -------     --------     -------       --------       --------

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 3, 1999
                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

                                                          YEAR ENDED DECEMBER 31, 1996
                                        -----------------------------------------------------------------
                                         PARENT                     NON-
                                        COMPANIES   GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                        ---------   ----------   ----------   ------------   ------------
                                                                 (IN THOUSANDS)
Net cash provided by (used in)
  operating activities................   $--         $ 11,842     $  (517)       $--           $ 11,325
                                         ------      --------     -------        ------        --------
Cash flows from investing activities:
     Capital expenditures.............    --          (17,104)         (9)       --             (17,113)
     Business acquisitions............    --           (1,972)      --           --              (1,972)
     Proceeds from sales of
       properties.....................    --            1,413       --           --               1,413
     Other............................    --             (356)      --           --                (356)
                                         ------      --------     -------        ------        --------
Net cash used in investing
  activities..........................    --          (18,019)         (9)       --             (18,028)
                                         ------      --------     -------        ------        --------
Cash flows from financing activities:
     Proceeds from long-term debt.....    --           12,476       --           --              12,476
     Repayments of long-term debt.....    --          (11,453)      --           --             (11,453)
     Capital contribution.............    --           (3,981)      3,981        --              --
     Net borrowings from (repayments
       to) affiliates.................    --            6,593      (2,903)       --               3,690
     Deferred financing costs.........    --             (325)      --           --                (325)
                                         ------      --------     -------        ------        --------
Net cash provided by financing
  activities..........................    --            3,310       1,078        --               4,388
                                         ------      --------     -------        ------        --------
Net increase (decrease) in cash and
  cash equivalents....................    --           (2,867)        552        --              (2,315)
Cash and cash equivalents at beginning
  of year.............................    --            9,090         795        --               9,885
                                         ------      --------     -------        ------        --------
Cash and cash equivalents at end of
  year................................   $--         $  6,223     $ 1,347        $--           $  7,570
                                         ------      --------     -------        ------        --------
                                         ------      --------     -------        ------        --------

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 3, 1999

                                                         YEAR ENDED DECEMBER 28, 1997
                                       -----------------------------------------------------------------
                                        PARENT                     NON-
                                       COMPANIES   GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                       ---------   ----------   ----------   ------------   ------------
                                                                (IN THOUSANDS)
Net cash provided by (used in)
  operating activities...............  $  --       $  35,466      $  (26)       $--          $  35,440
                                       --------    ---------      ------        ------       ---------
Cash flows from investing activities:
     Acquisition of Snapple Beverage
       Corp..........................   (75,000)    (232,205)      --           --            (307,205)
     Other business acquisitions, net
       of cash acquired of
       $2,409,000....................     --           2,409       --           --               2,409
     Capital expenditures............     --          (4,204)      --           --              (4,204)
     Proceeds from sales of
       properties and businesses.....     --           3,529       --           --               3,529
     Other...........................     --            (158)      --           --                (158)
                                       --------    ---------      ------        ------       ---------
Net cash used in investing
  activities.........................   (75,000)    (230,629)      --           --            (305,629)
                                       --------    ---------      ------        ------       ---------
Cash flows from financing activities:
     Proceeds from long-term debt....     --         303,400       --           --             303,400
     Repayments of long-term debt....     --         (79,901)      --           --             (79,901)
     Proceeds from issuance of common
       stock.........................         1       --           --           --                   1
     Proceeds from issuance of
       redeemable preferred stock....    75,000       --           --           --              75,000
     Capital contribution............     --           6,211       --           --               6,211
     Net borrowings from (repayments
       to) affiliates................     --           3,909        (374)       --               3,535
     Deferred financing costs........     --         (11,385)      --           --             (11,385)
                                       --------    ---------      ------        ------       ---------
Net cash provided by (used in)
  financing activities...............    75,001      222,234        (374)       --             296,861
                                       --------    ---------      ------        ------       ---------
Net increase (decrease) in cash and
  cash equivalents...................         1       27,071        (400)       --              26,672
Cash and cash equivalents at
  beginning of year..................     --           6,223       1,347        --               7,570
                                       --------    ---------      ------        ------       ---------
Cash and cash equivalents at end of
  year...............................  $      1    $  33,294      $  947        $--          $  34,242
                                       --------    ---------      ------        ------       ---------
                                       --------    ---------      ------        ------       ---------

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 3, 1999

                                                           YEAR ENDED JANUARY 3, 1999
                                        -----------------------------------------------------------------
                                         PARENT                     NON-
                                        COMPANIES   GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                        ---------   ----------   ----------   ------------   ------------
                                                                 (IN THOUSANDS)
Net cash provided by operating
  activities..........................   $ --        $ 58,723      $  381        $--           $ 59,104
                                         -------     --------      ------        ------        --------
Cash flows from investing activities:
     Proceeds from sale of investment
       in Select Beverages............     --          28,342       --           --              28,342
     Proceeds from sales of
       properties.....................     --           1,538       --           --               1,538
     Capital expenditures.............     --         (11,107)      --           --             (11,107)
     Business acquisition.............     --          (3,000)      --           --              (3,000)
     Other............................     --              (2)      --           --                  (2)
                                         -------     --------      ------        ------        --------
Net cash provided by investing
  activities..........................     --          15,771       --           --              15,771
                                         -------     --------      ------        ------        --------
Cash flows from financing activities:
     Dividends........................     --         (23,556)      --           --             (23,556)
     Repayments of long-term debt.....     --         (14,158)      --           --             (14,158)
     Net borrowings from affiliates...     --           1,261         128        --               1,389
                                         -------     --------      ------        ------        --------
Net cash provided by (used in)
  financing activities................     --         (36,453)        128        --             (36,325)
                                         -------     --------      ------        ------        --------
Net increase in cash and cash
  equivalents.........................     --          38,041         509        --              38,550
Cash and cash equivalents at beginning
  of year.............................         1       33,294         947        --              34,242
                                         -------     --------      ------        ------        --------
Cash and cash equivalents at end of
  year................................   $     1     $ 71,335      $1,456        $--           $ 72,792
                                         -------     --------      ------        ------        --------
                                         -------     --------      ------        ------        --------

(23) SUMMARIZED FINANCIAL INFORMATION OF CO-ISSUER OF THE NOTES

     Summarized balance sheet information as of December 28, 1997 and January 3, 1999 and statement of operations information for the years ended December 31, 1996, December 28, 1997 and January 3, 1999 is being presented for the co-issuer of the Notes, Triarc Beverage Holdings. As set forth in Note 1, Triarc Beverage Holdings did not commence operations until May 22, 1997 when Triarc Parent contributed Mistic to it and Triarc Beverage Holdings acquired Snapple. The financial information from January 1, 1996 to May 22, 1997 is that of Mistic, which Triarc Parent had acquired on August 9, 1995 as the predecessor company to Triarc Beverage Holdings. The Mistic information has been derived and condensed, as applicable, from the audited financial statements of Mistic not included herein. Further, effective May 17, 1999 TCPG contributed the stock of Cable Car to Triarc Beverage Holdings; accordingly the summarized financial information of the co-issuer reflects the financial information of Cable Car from the November 25, 1997 date of its acquisition by Triarc on an 'as if pooling' basis. Such information for Triarc Beverage Holdings is as follows (in thousands):

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 3, 1999

                                                              DECEMBER 28,   JANUARY 3,
                                                                  1997          1999
                                                                  ----          ----
BALANCE SHEET INFORMATION
     Current assets.........................................    $139,184      $134,924
     Unamortized costs in excess of net assets of acquired
       companies............................................     125,590       120,145
     Trademarks.............................................     264,498       254,340
     Other assets...........................................      57,459        27,161
                                                                --------      --------
                                                                $586,731      $536,570
                                                                --------      --------
                                                                --------      --------

     Current liabilities....................................    $117,424      $ 95,674
     Long-term debt.........................................     284,507       282,951
     Other liabilities......................................      61,197        39,052
     Redeemable preferred stock.............................      79,604        87,587
     Stockholder's equity...................................      43,999        31,306
                                                                --------      --------
                                                                $586,731      $536,570
                                                                --------      --------
                                                                --------      --------

                                                                 YEAR ENDED
                                                 -------------------------------------------
                                                 DECEMBER 31,   DECEMBER 28,      JANUARY 3,
                                                     1996           1997             1999
                                                     ----           ----             ----
STATEMENT OF OPERATIONS INFORMATION
     Revenues..................................    $131,083       $408,841         $611,546
     Operating profit (loss)...................       6,148         (8,676)(a)       56,160
     Income (loss) before extraordinary
       charge..................................        (810)       (18,803)          19,158
     Net income (loss).........................        (810)       (19,957)          19,158

------------

 (a) Reflects charges related to post-acquisition transition, integration and changes to business strategies of $32,840,000 for the year ended December 28, 1997 (see Note 11). The amount of the charges recognized by Triarc Beverage Holdings differs from the $33,815,000 recognized by the Company by $975,000, representing a charge relating to MetBev (see Note 18) which was recorded by Royal Crown, a company which was not a subsidiary of Triarc Beverage Holdings.

                           *     *     *     *     *

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                              JANUARY 3,   OCTOBER 3,
                                                               1999(A)        1999
                                                               -------        ----
                                                                  (IN THOUSANDS)
                                                                    (UNAUDITED)
                           ASSETS
Current assets:
     Cash and cash equivalents..............................  $  72,792    $  40,131
     Receivables............................................     66,690      105,814
     Inventories............................................     46,761       67,326
     Deferred income tax benefit............................     18,934       18,901
     Prepaid expenses and other current assets..............      7,258        5,568
                                                              ---------    ---------
          Total current assets..............................    212,435      237,740
Properties..................................................     25,320       25,118
Unamortized costs in excess of net assets of acquired
  companies.................................................    268,215      273,065
Trademarks..................................................    261,906      253,768
Deferred costs and other assets.............................     23,094       38,139
                                                              ---------    ---------
                                                              $ 790,970    $ 827,830
                                                              ---------    ---------
                                                              ---------    ---------

              LIABILITIES AND MEMBER'S DEFICIT
Current liabilities:
     Current portion of long-term debt......................  $   9,678    $  45,570
     Accounts payable.......................................     36,993       37,659
     Accrued expenses.......................................     81,448       88,342
     Due to Triarc Companies, Inc. and other affiliates.....     29,082       32,960
                                                              ---------    ---------
          Total current liabilities.........................    157,201      204,531
Long-term debt..............................................    560,977      734,218
Deferred income taxes.......................................      9,173       41,329
Deferred income and other liabilities.......................     20,753       21,367
Redeemable preferred stock..................................     87,587       --
Member's equity (deficit):
     Contributed capital....................................    106,269       --
     Accumulated deficit....................................   (150,732)    (173,311)
     Accumulated other comprehensive deficit................       (258)        (304)
                                                              ---------    ---------
          Total member's deficit............................    (44,721)    (173,615)
                                                              ---------    ---------
                                                              $ 790,970    $ 827,830
                                                              ---------    ---------
                                                              ---------    ---------

 (A) Derived from the audited consolidated financial statements as of January 3, 1999

     See accompanying notes to condensed consolidated financial statements.

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                  NINE MONTHS ENDED
                                                              --------------------------
                                                              SEPTEMBER 27,   OCTOBER 3,
                                                                  1998           1999
                                                                  ----           ----
                                                                    (IN THOUSANDS)
                                                                     (UNAUDITED)
Revenues:
     Net sales..............................................    $594,439       $619,630
     Royalties, franchise fees and other revenues...........      57,536         60,098
                                                                --------       --------
                                                                 651,975        679,728
                                                                --------       --------
Costs and expenses:
     Cost of sales, excluding depreciation and amortization
      related to sales of $1,231,000 and $1,518,000.........     316,364        329,740
     Advertising, selling and distribution..................     166,811        164,772
     General and administrative.............................      68,842         69,887
     Depreciation and amortization, excluding amortization
      of deferred financing costs...........................      24,974         23,649
     Capital structure reorganization related...............      --              3,208
                                                                --------       --------
                                                                 576,991        591,256
                                                                --------       --------
          Operating profit..................................      74,984         88,472
Interest expense............................................     (44,658)       (56,931)
Investment income...........................................       1,864          2,692
Gain (loss) on sale of businesses, net......................       4,934           (627)
Other income, net...........................................       1,839          2,112
                                                                --------       --------
     Income before income taxes and extraordinary charges...      38,963         35,718
Provision for income taxes..................................     (18,663)       (18,204)
                                                                --------       --------
     Income before extraordinary charges....................      20,300         17,514
Extraordinary charges.......................................      --            (11,772)
                                                                --------       --------
     Net income.............................................    $ 20,300       $  5,742
                                                                --------       --------
                                                                --------       --------

     See accompanying notes to condensed consolidated financial statements.

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  NINE MONTHS ENDED
                                                              --------------------------
                                                              SEPTEMBER 27,   OCTOBER 3,
                                                                  1998           1999
                                                                  ----           ----
                                                                    (IN THOUSANDS)
                                                                     (UNAUDITED)
Cash flows from operating activities:
     Net income.............................................    $ 20,300      $   5,742
     Adjustments to reconcile net income to net cash
      provided by operating activities:
       Amortization of costs in excess of net assets of
        acquired companies, trademarks and certain other
        items...............................................      17,394         17,234
       Depreciation and amortization of properties..........       7,580          6,415
       Amortization of deferred financing costs.............       3,063          3,202
       Write-off of unamortized deferred financing costs and
        interest rate cap agreement costs...................      --             10,938
       Provision for deferred income taxes..................      12,973         12,123
       Capital structure reorganization related charge......      --              3,208
       Provision for doubtful accounts......................       2,368          2,112
       (Gain) loss on sale of businesses, net...............      (4,934)           627
       Payments for charges related to post-acquisition
        transition, integration and changes to business
        strategies..........................................      (5,943)          (204)
       Other, net...........................................      (1,150)         1,152
       Changes in operating assets and liabilities:
          Increase in receivables...........................     (21,526)       (39,014)
          Increase in inventories...........................     (13,946)       (19,017)
          Decrease (increase) in prepaid expenses and other
            current assets..................................      (1,853)         1,544
          Increase in accounts payable and accrued
            expenses........................................      14,803          2,759
          Increase in due to Triarc Companies, Inc. and
            other affiliates................................      12,954          6,608
                                                                --------      ---------
            Net cash provided by operating activities.......      42,083         15,429
                                                                --------      ---------
Cash flows from investing activities:
     Acquisition of Millrose Distributors, Inc..............      --            (17,491)
     Proceeds from sale of investment in Select Beverages,
      Inc...................................................      28,342         --
     Capital expenditures...................................      (9,007)        (5,764)
     Other..................................................      (1,629)           452
                                                                --------      ---------
            Net cash provided by (used in) investing
               activities...................................      17,706        (22,803)
                                                                --------      ---------
Cash flows from financing activities:
     Proceeds from long-term debt...........................      --            775,000
     Repayments of long-term debt...........................     (10,426)      (565,941)
     Dividends..............................................     (23,556)      (204,746)
     Deferred financing costs...............................      --            (29,600)
     Net borrowings from affiliates.........................       1,389         --
                                                                --------      ---------
            Net cash used in financing activities...........     (32,593)       (25,287)
                                                                --------      ---------
Net increase (decrease) in cash and cash equivalents........      27,196        (32,661)
Cash and cash equivalents at beginning of period............      34,242         72,792
                                                                --------      ---------
Cash and cash equivalents at end of period..................    $ 61,438      $  40,131
                                                                --------      ---------
                                                                --------      ---------

     See accompanying notes to condensed consolidated financial statements.

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                OCTOBER 3, 1999
                                  (UNAUDITED)

(1) BASIS OF PRESENTATION

     Triarc Consumer Products Group, LLC ('TCPG' and together with its subsidiaries, the 'Company'), a wholly-owned subsidiary of Triarc Companies, Inc. ('Triarc Parent'), was formed on January 15, 1999 and, effective February 23, 1999, acquired through a capital contribution all of the stock previously owned directly or indirectly by Triarc Parent of RC/Arby's Corporation ('RC/Arby's'), Triarc Beverage Holdings Corp. ('Triarc Beverage Holdings') and Stewart's Beverages, Inc. ('Stewart's'), formerly Cable Car Beverage Corporation. Effective May 17, 1999 TCPG contributed the stock of Stewart's to Triarc Beverage Holdings. Triarc Beverage Holdings' principal wholly-owned subsidiaries are Snapple Beverage Corp. ('Snapple'), Mistic Brands, Inc. ('Mistic') and, effective May 17, 1999, Stewart's. RC/Arby's principal wholly-owned subsidiaries are Royal Crown Company, Inc. ('Royal Crown') and Arby's, Inc. ('Arby's'). The accompanying prior year consolidated financial statements present the consolidated financial position, results of operations and cash flows of TCPG as if it had been formed prior to December 29, 1997. The consolidated financial position, results of operations and cash flows of each of TCPG, RC/Arby's, Triarc Beverage Holdings and, prior to May 17, 1999, Stewart's and their subsidiaries have been consolidated since such entities were under the common control of Triarc Parent since December 29, 1997 and, accordingly, the accompanying condensed consolidated financial statements are presented on an 'as-if pooling' basis.

     The accompanying unaudited condensed consolidated financial statements of TCPG have been prepared in accordance with Rule 10-01 of Regulation S-X promulgated by the Securities and Exchange Commission (the 'SEC') and, therefore, do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. In the opinion of the Company, however, the accompanying condensed consolidated financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company's financial position as of January 3, 1999 and October 3, 1999 and its results of operations and cash flows for the nine-month periods ended September 27, 1998 and October 3, 1999 (see below). This information should be read in conjunction with the consolidated financial statements and notes thereto for the fiscal year ended January 3, 1999 included elsewhere herein.

     The Company reports on a fiscal year basis consisting of 52 or 53 weeks ending on the Sunday closest to December 31. In accordance therewith, the Company's first nine months of 1998 commenced on December 29, 1997 and ended on September 27, 1998 and the Company's first nine months of 1999 commenced on January 4, 1999 and ended on October 3, 1999. For the purposes of these condensed consolidated financial statements, the period from December 29, 1997 to September 27, 1998 is referred to below as the nine-month period ended September 27, 1998 and the period from January 4, 1999 to October 3, 1999 is referred to below as the nine-month period ended October 3, 1999.

(2) INVENTORIES

     The following is a summary of the components of inventories (in thousands):

                                                         JANUARY 3,    OCTOBER 3,
                                                            1999          1999
                                                            ----          ----
Raw materials..........................................    $20,268      $26,785
Work in process........................................         98          283
Finished goods.........................................     26,395       40,258
                                                           -------      -------
                                                           $46,761      $67,326
                                                           -------      -------
                                                           -------      -------

(3) LONG-TERM DEBT

     On February 25, 1999 TCPG and Triarc Beverage Holdings issued $300,000,000 principal amount of 10 1/4% senior subordinated notes due 2009 (the 'Notes'), including an aggregate $20,000,000 issued

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                OCTOBER 3, 1999
                                  (UNAUDITED)

to the Chairman and Chief Executive Officer and President and Chief Operating Officer (the 'Executives') of the Company. The Company has been informed that, as of April 23, 1999, the Executives no longer hold any of the Notes. Concurrently, Snapple, Mistic, Stewart's, RC/Arby's and Royal Crown entered into an agreement (the 'Credit Agreement') for a new $535,000,000 senior bank credit facility (the 'Credit Facility') consisting of a $475,000,000 term facility, all of which was borrowed as three classes of term loans (the 'Term Loans') on February 25, 1999, and a $60,000,000 revolving credit facility (the 'Revolving Credit Facility') which provides for revolving credit loans (the 'Revolving Loans') by Snapple, Mistic, Stewart's, RC/Arby's or Royal Crown. There have been no borrowings of Revolving Loans through October 3, 1999. The Company utilized the aggregate net proceeds of these borrowings to (1) repay on February 25, 1999 the $284,333,000 outstanding principal amount of the term loans under a former $380,000,000 credit agreement, as amended (the 'Former Beverage Credit Agreement') entered into by Snapple, Mistic, Triarc Beverage Holdings and Stewart's and $1,503,000 of related accrued interest, (2) redeem (the 'Redemption') on March 30, 1999 the $275,000,000 of borrowings under the RC/Arby's 9 3/4% senior secured notes due 2000 (the '9 3/4% Senior Notes') and pay $4,395,000 of related accrued interest and $7,662,000 of redemption premium,
(3) acquire Millrose Distributors, Inc. and the assets of Mid-State Beverage, Inc. (collectively, 'Millrose'), two New Jersey distributors of the Company's premium beverages, for $17,491,000, including expenses of $241,000, (4) pay estimated fees and expenses of $29,600,000 relating to the issuance of the Notes and the consummation of the Credit Facility (collectively, the 'Refinancing Transactions') and (5) pay one-time distributions, including dividends, to Triarc Parent of the remaining net proceeds from the above borrowings and all the Company's cash and cash equivalents on hand in excess of approximately $2,000,000, which was retained by the Company for working capital purposes. Such one-time distributions consisted of $91,420,000 paid on February 25, 1999 and $124,108,000 paid on March 30, 1999 following the Redemption, and included aggregate dividends of $204,746,000. See Note 8 for disclosure of the extraordinary charges related to the aforementioned debt repayments and recorded during the first quarter of the year ending January 2, 2000.

     The Notes mature in 2009 and do not require any amortization of principal prior to 2009. However, under the indenture (the 'Indenture') pursuant to which the Notes were issued, the Notes are redeemable at the option of the Company at amounts commencing at 105.125% of principal beginning February 2004 decreasing annually to 100% in February 2007 through February 2009. In addition, should the Company consummate a permitted public equity offering or receive proceeds from a public equity offering by Triarc Parent, the Company may at any time prior to February 2002 redeem up to $105,000,000 of the Notes at 110.25% of principal amount with the net proceeds of such public offering. On November 12, 1999, TCPG and Triarc Beverage Holdings filed with the SEC amendment No. 3 to a registration statement (the 'Registration Statement') covering resales by holders of the Notes. The Registration Statement was not declared effective by the SEC by August 24, 1999 and, in accordance with the Indenture, the annual interest rate on the Notes increased by 1/2% to 10 3/4% and will remain at 10 3/4% until the Registration Statement is declared effective.

     Borrowings under the Credit Facility bear interest, at the Company's option, at rates based on either the 30, 60, 90 or 180-day London Interbank Offered Rate ('LIBOR') (ranging from 5.40% to 6.08% at October 3, 1999) or an alternate base rate (the 'ABR'). The ABR (8 1/4% at October 3, 1999) represents the higher of the prime rate or 1/2% over the Federal funds rate. The interest rates on LIBOR-based loans are reset at the end of the period corresponding with the duration of the LIBOR selected. The interest rates on ABR-based loans are reset at the time of any change in the ABR. Revolving Loans and one class of the Term Loans with $43,875,000 outstanding as of October 3, 1999 (the 'Term A Loans') bear interest at 3% over LIBOR or 2% over ABR until such time as such margins may be subject to downward adjustment by up to 3/4% based on the borrowers' leverage ratio, as defined. It is not expected that such interest rate margins will be adjusted during the remainder of 1999. The other two classes of Term Loans with $124,375,000 and $303,475,000 outstanding as of

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                OCTOBER 3, 1999
                                  (UNAUDITED)

October 3, 1999 (the 'Term B Loans' and 'Term C Loans,' respectively) bear interest at 3 1/2% and 3 3/4% over LIBOR, respectively, and 2 1/2% and 2 3/4%, respectively, over ABR. The borrowing base for Revolving Loans is the sum of 80% of eligible accounts receivable and 50% of eligible inventories. At October 3, 1999 there was $59,951,000 of borrowing availability under the Revolving Credit Facility in accordance with limitations due to such borrowing base. Before consideration of the effect of an excess cash flow prepayment discussed below, the Term Loans are due $1,637,000 during the remainder of 1999, $8,238,000 in 2000, $10,488,000 in 2001, $12,738,000 in 2002, $14,987,000 in 2003, $15,550,000
in 2004, $94,299,000 in 2005, $242,875,000 in 2006 and $70,913,000 in 2007 and
any Revolving Loans would be due in full in March 2005. The Company must also make mandatory annual prepayments in an amount, if any, initially equal to 75% of excess cash flow, as defined in the Credit Agreement. Such mandatory prepayments would be applied on a pro rata basis to the remaining outstanding balances of the Term Loans except that any lender that has Term B Loans or Term C Loans outstanding may elect not to have its pro rata share of such loans repaid. Any amount prepaid and not applied to Term B Loans or Term C Loans as a result of such election would be applied first to the outstanding balance of the Term A Loans and second to any outstanding balance of Revolving Loans, with any remaining amount being returned to the Company. The Company currently expects that a prepayment will be required to be made in the second quarter of 2000 in respect of the year ending January 2, 2000, the amount of which is currently estimated at $34,000,000. Accordingly, the estimated $34,000,000 the borrowers will be required to prepay is included in 'Current portion of long-term debt' in the accompanying condensed balance sheet as of October 3, 1999. After consideration of the effect of this estimated prepayment and assuming that the prepayment is applied on a pro rata basis to the remaining outstanding balances of all outstanding Term Loans, the Term Loans would be due $1,637,000 during the remainder of 1999, $41,765,000 in 2000 including the estimated excess cash flow prepayment, $9,737,000 in 2001, $11,826,000 in 2002, $13,915,000 in 2003,
$14,437,000 in 2004, $87,389,000 in 2005, $225,401,000 in 2006 and $65,618,000
in 2007. Pursuant to the Credit Agreement the Company can make voluntary prepayments of the Term Loans. However, if the Company makes voluntary prepayments of the Term B and Term C Loans through February 25, 2000, it will incur prepayment penalties of 2.0% and 3.0% of the amounts prepaid, respectively, and from February 26, 2000 through February 25, 2001 it will incur prepayment penalties of 1.0% and 1.5% of the amounts prepaid, respectively.

     Under the Credit Agreement substantially all of the assets, other than cash and cash equivalents, of Snapple, Mistic, Stewart's, RC/Arby's, Royal Crown and Arby's and their subsidiaries are pledged as security. The Company's obligations with respect to the Notes are guaranteed by Snapple, Mistic, Stewart's and RC/Arby's and all of their domestic subsidiaries, all of which effective February 23, 1999 are wholly-owned by TCPG or Triarc Beverage Holdings. Such guarantees are full and unconditional, are on a joint and several basis and are unsecured. The Company's obligations with respect to the Credit Facility are guaranteed (the 'Guaranty') by TCPG, Triarc Beverage Holdings and substantially all of the domestic subsidiaries of Snapple, Mistic, Stewart's, RC/Arby's and Royal Crown. As collateral for the Guaranty, all of the stock of Snapple, Mistic, Stewart's, RC/Arby's and Royal Crown and all of their domestic subsidiaries and 65% of the stock of each of their directly-owned foreign subsidiaries is pledged.

     The Indenture, the Credit Agreement and the Guaranty contain various covenants which (1) require meeting certain financial amount and ratio tests,
(2) limit, among other matters, (a) the incurrence of indebtedness, (b) the retirement of certain debt prior to maturity, (c) investments, (d) asset dispositions and (e) affiliate transactions other than in the normal course of business, and (3) restrict the payment of dividends to Triarc Parent. Under the most restrictive of such covenants, the Company would not be able to pay any dividends to Triarc Parent other than the aforementioned one-time distributions, including dividends, paid to Triarc Parent in connection with the Refinancing Transactions.

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                OCTOBER 3, 1999
                                  (UNAUDITED)

     The following pro forma data of the Company for the nine months ended October 3, 1999 have been prepared by adjusting the historical data reflected in the accompanying condensed consolidated statement of operations for such period to reflect the effects of the Refinancing Transactions, including the acquisition of Millrose, as if such transactions had been consummated on January 4, 1999. Such pro forma data is presented for information purposes only and does not purport to be indicative of the Company's actual results of operations had such transactions actually been consummated on January 4, 1999 or of the Company's future results of operations and are as follows (in thousands):

                                                                 AS        PRO
                                                              REPORTED    FORMA
                                                              --------    -----
Revenues....................................................  $679,728   $681,402
Operating profit............................................    88,472     88,381
Interest expense............................................   (56,931)   (59,933)
Income before extraordinary charges.........................    17,514     14,777

(4) ACQUISITION

     The acquisition of Millrose described in Note 3 has been accounted for in accordance with the purchase method of accounting. In accordance therewith, the following table sets forth the preliminary allocation of the aggregate purchase price (in thousands):

Current assets..............................................  $ 3,770
Properties..................................................    1,000
Unamortized costs in excess of net assets of acquired
  companies (amortized over 15 years).......................   13,579
Current liabilities.........................................     (858)
                                                              -------
                                                              $17,491
                                                              -------
                                                              -------

(5) CAPITAL STRUCTURE REORGANIZATION RELATED CHARGE

     The capital structure reorganization related charge of $3,208,000 recognized during the nine months ended October 3, 1999, including $208,000 recognized during the three months ended October 3, 1999, resulted from equitable adjustments to the terms of outstanding options under the Triarc Beverage Holdings Stock Option Plan (the 'Option Plan'), to adjust for the effects of net distributions of $91,342,000, principally consisting of transfers of cash and deferred tax assets, from Triarc Beverage Holdings to Triarc Parent, partially offset by the effect of the contribution of Stewart's to Triarc Beverage Holdings effective May 17, 1999.

     The Option Plan provides for an equitable adjustment of options in the event of a recapitalization or similar event. As a result of these net distributions and the terms of the Option Plan, the exercise prices of the options granted in 1997 and 1998 were equitably adjusted from $147.30 and $191.00 per share, respectively, to $107.05 and $138.83 per share, respectively, and a cash payment of $51.34 and $39.40 per share, respectively, is due from Triarc Beverage Holdings to the option holder following the exercise of the stock options. Compensation expense is being recognized for the cash to be paid upon the exercise of the stock options by employees of Triarc Beverage Holdings ratably over the vesting period of the stock options. The charges to be recognized over the vesting period aggregate $4,166,000. No compensation expense will be recognized for other changes in the terms of the outstanding options because the modifications to the options did not create a new measurement date under generally accepted accounting principles.

(6) INCOME TAXES

     The Company is included in the consolidated Federal income tax return of Triarc Parent. As discussed more fully in the Company's consolidated financial statements for the year ended January 3, 1999, the Company provides for Federal income taxes on the same basis as if the Company filed separate consolidated returns pursuant to tax-sharing agreements with Triarc Parent. On February 25,

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                OCTOBER 3, 1999
                                  (UNAUDITED)

1999 the Company entered into a revised tax-sharing agreement with Triarc Parent which, as amended effective February 25, 1999, provides that the Company would continue to receive benefit for deferred tax assets associated with existing Federal net operating loss carryforwards and excess Federal income tax payments made in accordance with the prior tax-sharing agreement aggregating $39,518,000 as of January 3, 1999 except that Triarc Parent has the right to cause the effective transfer of any unutilized benefits from the Company to Triarc Parent, but only to the extent any such transfer would not result in non-compliance with a Credit Agreement covenant. In accordance therewith, during the nine months ended October 3, 1999 the Company recorded a charge to 'Accumulated deficit' and a credit to 'Deferred income taxes' to transfer $22,691,000 of such deferred tax benefits to Triarc Parent as if such transfer were a distribution from the Company to Triarc Parent. During the nine months ended October 3, 1999 the Company utilized $14,542,000 of such benefits to offset income taxes otherwise payable on its pre-tax income before extraordinary charges and generated an additional $6,339,000 of such benefits as a result of the extraordinary charges (see Note 8). Accordingly, the Company has $8,624,000 of such deferred tax benefits as of October 3, 1999. The Company has not established a valuation allowance relating to such net operating loss carryforwards and excess Federal income tax payments since as of October 3, 1999 it is more likely than not that the Company can realize the related deferred tax benefit.

     The Federal income tax returns of Triarc Parent and its subsidiaries, including RC/Arby's, have been examined by the Internal Revenue Service (the 'IRS') for the tax years from 1989 through 1992. Prior to 1999 Triarc Parent resolved and settled certain issues with the IRS regarding such audit and in July 1999 Triarc Parent resolved all remaining issues. In connection therewith, the Company paid $4,576,000 during 1997, of which $2,426,000 was the amount of tax due and $2,150,000 was interest thereon, and no further payments are required. Such amounts were charged to reserves principally provided in prior years. The IRS is examining the Federal income tax returns of Triarc Parent and its subsidiaries, including RC/Arby's, for the year ended April 30, 1993 and transition period ended December 31, 1993 (the '1993 Examination'). In connection therewith, Triarc Parent has received to date notices of proposed adjustments of which $722,000 would increase the taxable income relating to RC/Arby's, the tax effect of which has not yet been determined. Triarc Parent does not expect to receive any additional proposed adjustments relating to RC/Arby's with respect to the 1993 Examination. The Company has adequate Federal net operating loss carryforwards and excess income tax payments under tax sharing agreements (see prior paragraph) to provide for any tax liabilities that may result from the resolution of the 1993 Examination.

(7) MEMBER'S DEFICIT

     The following is a summary of the changes in member's deficit for the nine months ended October 3, 1999 (in thousands):

Balance at January 3, 1999..................................  $ (44,721)
     Net income.............................................      5,742
     Cash dividends paid to Triarc Parent (Note 3)..........   (204,746)
     Transfer of deferred income tax benefits (Note 6)......    (22,691)
     Dividend requirement on redeemable preferred stock
      through February 23, 1999 (Note 10)...................     (1,192)
     Contribution of redeemable preferred stock (Note 10)...     88,779
     Contribution to the Company of amounts payable to
      Triarc Parent (Note 10)...............................      7,766
     Contribution to the Company of Triarc Parent's 49%
      interests in two subsidiaries of the Company
      (Note 10).............................................      2,448
     Dividend of amounts receivable from Triarc Parent
      (Note 10).............................................     (4,954)
     Net change in currency translation adjustment
      (Note 9)..............................................        (46)
                                                              ---------
Balance at October 3, 1999..................................  $(173,615)
                                                              ---------
                                                              ---------

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                OCTOBER 3, 1999
                                  (UNAUDITED)

(8) EXTRAORDINARY CHARGES

     The extraordinary charges in the nine months ended October 3, 1999 resulted from the early extinguishment of borrowings under the Former Beverage Credit Agreement and the 9 3/4% Senior Notes (see Note 3). Such extraordinary charges consisted of (1) the write-off of previously unamortized (a) deferred financing costs of $10,792,000 and (b) interest rate cap agreement costs of $146,000 and
(2) the payment of the $7,662,000 redemption premium (see Note 3), less income tax benefit of $6,828,000.

(9) COMPREHENSIVE INCOME

     The following is a summary of the components of comprehensive income (in thousands):

                                                                  NINE MONTHS ENDED
                                                              --------------------------
                                                              SEPTEMBER 27,   OCTOBER 3,
                                                                  1998           1999
                                                                  ----           ----
Net income..................................................     $20,300       $ 5,742
Net change in currency translation adjustment...............          20           (46)
Reclassification adjustment for prior year appreciation on
  short-term investment sold during the period..............         (42)        --
                                                                 -------       -------
Comprehensive income........................................     $20,278       $ 5,696
                                                                 -------       -------
                                                                 -------       -------

(10) TRANSACTIONS WITH RELATED PARTIES

     On February 23, 1999 Triarc Parent contributed the redeemable preferred stock which it held in Triarc Beverage Holdings to the capital of TCPG and accordingly, the $88,779,000 carrying value of such stock, reflecting the cumulative unpaid dividends of $13,779,000 through February 23, 1999 (including $1,192,000 of dividends accrued in the first quarter of 1999 through February 23, 1999), has been reclassified to 'Member's deficit' in the accompanying condensed consolidated balance sheet as of October 3, 1999.

     On February 24, 1999 Triarc Parent contributed $7,766,000 of amounts payable to it by a subsidiary of the Company to the Company. Also on February 24, 1999 Triarc Parent contributed each of its 49% interests in two of the Company's restaurant subsidiaries previously 51%-owned by the Company; such contribution was valued at Triarc Parent's carrying value of such investments at the date of the contribution of $2,448,000.

     On March 30, 1999 the Company paid a non-cash dividend to Triarc Parent represented by $4,954,000 of amounts previously receivable from Triarc Parent.

     In February 1999 the Company sold to Triarc Parent for cash of $2,000,000 the promissory notes receivable and options it had received as a portion of the proceeds of the May 5, 1997 sale of the 355 company-owned Arby's restaurants. The $1,950,000 aggregate principal amount of the promissory notes had a discounted carrying value of $1,693,000 as of the date of their sale to Triarc Parent. The options which permitted the Company to acquire up to 20% of the common stock of the companies which purchased the restaurants had no carrying value. The Company understands that in May 1999 Triarc Parent sold those promissory notes and options to an affiliate of the purchasers for the same $2,000,000 amount it had paid the Company. The Company deferred recognition of the $307,000 gain on the sale of those assets until the May 1999 sale by Triarc Parent to the unaffiliated entity.

     The Company continues to have certain related party transactions with Triarc Parent and its subsidiaries of the same nature and general magnitude as those described in Note 17 to the Company's consolidated financial statements for the year ended January 3, 1999. In addition, see Notes 3 and 6 above for discussion of certain other related party transactions for the nine-month period ended October 3, 1999.

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                OCTOBER 3, 1999
                                  (UNAUDITED)

(11) LEGAL AND ENVIRONMENTAL MATTERS

     The Company is involved in litigation, claims and environmental matters incidental to its businesses. The Company has reserves for such legal and environmental matters aggregating $1,537,000 as of October 3, 1999. Although the outcome of such matters cannot be predicted with certainty and some of these matters may be disposed of unfavorably to the Company, based on currently available information and given the Company's aforementioned reserves, the Company does not believe that such legal and environmental matters will have a material adverse effect on its consolidated financial position or results of operations.

(12) BUSINESS SEGMENTS

     The following is a summary of the Company's segment information (in thousands):

                                                                   NINE MONTHS ENDED
                                                              ---------------------------
                                                              SEPTEMBER 27,   OCTOBER 3,
                                                                  1998           1999
                                                                  ----           ----
Revenues:
     Premium beverages......................................    $495,817       $525,702
     Soft drink concentrates................................      99,166         94,934
     Restaurants............................................      56,992         59,092
                                                                --------       --------
          Consolidated revenues.............................    $651,975       $679,728
                                                                --------       --------
                                                                --------       --------
Earnings before interest, taxes, depreciation and
  amortization:
     Premium beverages......................................    $ 57,472         62,059 (a)
     Soft drink concentrates................................      13,232         15,756
     Restaurants............................................      29,356         34,382
     General corporate......................................        (102)           (76)
                                                                --------       --------
          Consolidated earnings before interest, taxes,
            depreciation and amortization...................      99,958        112,121
                                                                --------       --------
Less depreciation and amortization:
     Premium beverages......................................      16,385         16,612
     Soft drink concentrates................................       6,832          5,406
     Restaurants............................................       1,757          1,631
                                                                --------       --------
          Consolidated depreciation and amortization........      24,974         23,649
                                                                --------       --------
Operating profit:
     Premium beverages......................................      41,087         45,447 (a)
     Soft drink concentrates................................       6,400         10,350
     Restaurants............................................      27,599         32,751
     General corporate......................................        (102)           (76)
                                                                --------       --------
          Consolidated operating profit.....................      74,984         88,472
Interest expense............................................     (44,658)       (56,931)
Investment income...........................................       1,864          2,692
Gain (loss) on sale of businesses, net......................       4,934           (627)
Other income, net...........................................       1,839          2,112
                                                                --------       --------
          Consolidated income before income taxes and
            extraordinary charges...........................    $ 38,963       $ 35,718
                                                                --------       --------
                                                                --------       --------

------------

 (a) Reflects the capital structure reorganization related charge discussed in
     Note 5 of $3,208,000 for the nine-month period ended October 3, 1999.

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                OCTOBER 3, 1999
                                  (UNAUDITED)

(13) SUBSEQUENT EVENTS

     On December 11, 1999, Snapple signed a letter of intent to acquire Snapple Distributors of Long Island, Inc. ('Long Island Snapple'), a distributor of Snapple and Stewart's products in Nassau and Suffolk counties, Long Island, New York, for a cash purchase price of $16,800,000, subject to certain post-closing adjustments. Snapple also agreed to pay $2,000,000 over a ten-year period in consideration for a three-year non-compete agreement by the sellers. The acquisition, which could close as early as January 2, 2000, is subject to customary closing conditions, including the execution of definitive documentation, the satisfactory completion of due diligence and the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Acts. Accordingly, there can be no assurance that the purchase of Long Island Snapple will be completed. Long Island Snapple had unaudited net sales of approximately $28,000,000 for the year ended December 31, 1998. The proposed acquisition of Long Island Snapple is not expected to have a material effect on the Company's consolidated financial position or results of operations.

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                OCTOBER 3, 1999
                                  (UNAUDITED)

(14) CONDENSED CONSOLIDATING FINANCIAL INFORMATION

     The following consolidating financial statements of the Company depict, in separate columns, the parent companies of each of the issuers of the Notes (TCPG and Triarc Beverage Holdings -- collectively, the 'Parent Companies') on a consolidated basis, those subsidiaries which are guarantors, those subsidiaries which are non-guarantors, elimination adjustments and the consolidated total.

                     CONDENSED CONSOLIDATING BALANCE SHEET

                                                                OCTOBER 3, 1999
                                       -----------------------------------------------------------------
                                        PARENT                     NON-
                                       COMPANIES   GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                       ---------   ----------   ----------   ------------   ------------
                                                                (IN THOUSANDS)
               ASSETS
Current assets:
     Cash and cash equivalents.......  $      13   $  39,388     $   730       $ --          $  40,131
     Receivables.....................     --         103,430       2,384         --            105,814
     Inventories.....................     --          65,408       1,918         --             67,326
     Deferred income tax benefit.....     --          18,901       --            --             18,901
     Prepaid expenses and other
       current assets................     --           5,549          19         --              5,568
                                       ---------   ---------     -------       --------      ---------
          Total current assets.......         13     232,676       5,051         --            237,740
Investment in subsidiaries...........   (184,381)     11,983       --           172,398         --
Intercompany receivables.............     --             734       7,920         (8,654)        --
Properties...........................     --          21,368       3,750         --             25,118
Unamortized costs in excess of net
  assets of acquired companies.......     --         273,065       --            --            273,065
Trademarks...........................     --         253,768       --            --            253,768
Deferred costs and other assets......     11,958      26,169          12         --             38,139
                                       ---------   ---------     -------       --------      ---------
                                       $(172,410)  $ 819,763     $16,733       $163,744      $ 827,830
                                       ---------   ---------     -------       --------      ---------
                                       ---------   ---------     -------       --------      ---------

  LIABILITIES AND MEMBER'S DEFICIT
Current liabilities:
     Current portion of long-term
       debt..........................  $  --       $  45,570     $ --          $ --          $  45,570
     Accounts payable................     --          36,029       1,630         --             37,659
     Accrued expenses................      4,377      81,617       2,348         --             88,342
     Due to affiliates...............     (3,197)     36,157       --            --             32,960
                                       ---------   ---------     -------       --------      ---------
          Total current
            liabilities..............      1,180     199,373       3,978         --            204,531
Note payable from RC/Arby's to TCPG..   (300,000)    300,000       --            --             --
Long-term debt.......................    300,000     434,218       --            --            734,218
Intercompany payables................     --           7,920         734         (8,654)        --
Deferred income taxes................         25      41,266          38         --             41,329
Deferred income and other
  liabilities........................     --          21,367       --            --             21,367
Member's equity (deficit):
     Common stock....................     --               4         526           (530)        --
     Contributed capital.............     --          43,744       9,533        (53,277)        --
     Accumulated deficit.............   (173,311)   (227,825)      2,243        225,582       (173,311)
     Accumulated other comprehensive
       deficit.......................       (304)       (304)       (319)           623           (304)
                                       ---------   ---------     -------       --------      ---------
          Total members's equity
            (deficit)................   (173,615)   (184,381)     11,983        172,398       (173,615)
                                       ---------   ---------     -------       --------      ---------
                                       $(172,410)  $ 819,763     $16,733       $163,744      $ 827,830
                                       ---------   ---------     -------       --------      ---------
                                       ---------   ---------     -------       --------      ---------

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                OCTOBER 3, 1999
                                  (UNAUDITED)

                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

                                                     NINE MONTHS ENDED SEPTEMBER 27, 1998
                                       -----------------------------------------------------------------
                                        PARENT                     NON-
                                       COMPANIES   GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                       ---------   ----------   ----------   ------------   ------------
                                                                (IN THOUSANDS)
Revenues:
     Net sales.......................   $ --        $579,003     $15,436       $ --           $594,439
     Royalties, franchise fees and
       other revenues................     --          57,536       --            --             57,536
                                        -------     --------     -------       --------       --------
                                          --         636,539      15,436         --            651,975
                                        -------     --------     -------       --------       --------
Costs and expenses:
     Cost of sales, excluding
       depreciation and
       amortization..................     --         306,065      10,299         --            316,364
     Advertising, selling and
       distribution..................     --         164,947       1,864         --            166,811
     General and administrative......     --          68,038         804         --             68,842
     Depreciation and amortization,
       excluding amortization of
       deferred financing costs......     --          24,944          30         --             24,974
                                        -------     --------     -------       --------       --------
                                          --         563,994      12,997         --            576,991
                                        -------     --------     -------       --------       --------
          Operating profit...........     --          72,545       2,439         --             74,984
Interest expense.....................     --         (44,658)      --            --            (44,658)
Investment income....................     --           1,864       --            --              1,864
Gain on sale of businesses...........     --           4,934       --            --              4,934
Other income, net....................     --           1,144         695         --              1,839
Equity in net earnings of
  subsidiaries.......................    20,300        3,134       --           (23,434)        --
                                        -------     --------     -------       --------       --------
          Income before income
            taxes....................    20,300       38,963       3,134        (23,434)        38,963
Provision for income taxes...........     --         (18,663)      --            --            (18,663)
                                        -------     --------     -------       --------       --------
          Net income.................   $20,300     $ 20,300     $ 3,134       $(23,434)      $ 20,300
                                        -------     --------     -------       --------       --------
                                        -------     --------     -------       --------       --------

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                OCTOBER 3, 1999
                                  (UNAUDITED)

                                                       NINE MONTHS ENDED OCTOBER 3, 1999
                                       -----------------------------------------------------------------
                                        PARENT                     NON-
                                       COMPANIES   GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                       ---------   ----------   ----------   ------------   ------------
                                                                (IN THOUSANDS)
Revenues:
     Net sales.......................   $ --        $608,755     $10,875       $ --           $619,630
     Royalties, franchise fees and
       other revenues................     --          60,097           1         --             60,098
                                        -------     --------     -------       --------       --------
                                          --         668,852      10,876         --            679,728
                                        -------     --------     -------       --------       --------
Costs and expenses:
     Cost of sales, excluding
       depreciation and
       amortization..................     --         322,443       7,297         --            329,740
     Advertising, selling and
       distribution..................     --         163,419       1,353         --            164,772
     General and administrative......        62       68,948         877         --             69,887
     Depreciation and amortization,
       excluding amortization of
       deferred financing costs......     --          23,620          29         --             23,649
     Capital structure reorganization
       related                            --           3,208       --            --              3,208
                                        -------     --------     -------       --------       --------
                                             62      581,638       9,556         --            591,256
                                        -------     --------     -------       --------       --------
          Operating profit (loss)....       (62)      87,214       1,320         --             88,472
Interest expense.....................   (19,670)     (37,261)      --            --            (56,931)
Investment income....................     1,122        1,561           9         --              2,692
Loss on sale of businesses, net......     --            (627)      --            --               (627)
Other income (expense), net..........    15,866      (14,538)        784         --              2,112
Equity in earnings of subsidiaries
  before extraordinary charges.......    20,284        2,113       --           (22,397)        --
                                        -------     --------     -------       --------       --------
          Income before income taxes
            and extraordinary
            charges..................    17,540       38,462       2,113        (22,397)        35,718
Provision for income taxes...........       (26)     (18,178)      --            --            (18,204)
                                        -------     --------     -------       --------       --------
          Income before extraordinary
            charges..................    17,514       20,284       2,113        (22,397)        17,514
Extraordinary charges and equity in
  extraordinary charges..............   (11,772)     (11,772)      --            11,772        (11,772)
                                        -------     --------     -------       --------       --------
          Net income.................   $ 5,742     $  8,512     $ 2,113       $(10,625)      $  5,742
                                        -------     --------     -------       --------       --------
                                        -------     --------     -------       --------       --------

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                OCTOBER 3, 1999
                                  (UNAUDITED)

                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

                                                      NINE MONTHS ENDED SEPTEMBER 27, 1998
                                        -----------------------------------------------------------------
                                         PARENT                     NON-
                                        COMPANIES   GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                        ---------   ----------   ----------   ------------   ------------
                                                                 (IN THOUSANDS)
Net cash provided by (used in)
  operating activities................  $  --        $ 42,204      $(121)       $--            $ 42,083
                                        ---------    --------      -----        -------        --------
Cash flows from investing activities:
     Proceeds from sale of investment
       in Select Beverages, Inc.......     --          28,342      --            --              28,342
     Capital expenditures.............     --          (9,007)     --            --              (9,007)
     Other............................     --          (1,629)     --            --              (1,629)
                                        ---------    --------      -----        -------        --------
Net cash provided by investing
  activities..........................     --          17,706      --            --              17,706
                                        ---------    --------      -----        -------        --------
Cash flows from financing activities:
     Repayments of long-term debt.....     --         (10,426)     --            --             (10,426)
     Dividends........................     --         (23,556)     --            --             (23,556)
     Net borrowings from affiliates...     --           1,389      --            --               1,389
                                        ---------    --------      -----        -------        --------
Net cash used in financing
  activities..........................     --         (32,593)     --            --             (32,593)
                                        ---------    --------      -----        -------        --------
Net increase (decrease) in cash and
  cash equivalents....................     --          27,317       (121)        --              27,196
Cash and cash equivalents at beginning
  of period...........................          1      33,294        947         --              34,242
                                        ---------    --------      -----        -------        --------
Cash and cash equivalents at end of
  period..............................  $       1    $ 60,611      $ 826        $--            $ 61,438
                                        ---------    --------      -----        -------        --------
                                        ---------    --------      -----        -------        --------

              TRIARC CONSUMER PRODUCTS GROUP, LLC AND SUBSIDIARIES
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                OCTOBER 3, 1999
                                  (UNAUDITED)

                                                       NINE MONTHS ENDED OCTOBER 3, 1999
                                       -----------------------------------------------------------------
                                        PARENT                     NON-
                                       COMPANIES   GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                       ---------   ----------   ----------   ------------   ------------
                                                                (IN THOUSANDS)
Net cash provided by (used in)
  operating activities...............  $   2,283   $  13,564      $ (418)      $ --          $  15,429
                                       ---------   ---------      ------       --------      ---------
Cash flows from investing activities:
     Acquisition of Millrose
       Distributors, Inc.............     --         (17,491)      --            --            (17,491)
     Capital expenditures............     --          (5,762)         (2)        --             (5,764)
     Dividends from subsidiaries.....     12,084      --           --           (12,084)        --
     Other...........................     --             452       --            --                452
                                       ---------   ---------      ------       --------      ---------
Net cash provided by (used in)
  investing activities...............     12,084     (22,801)         (2)       (12,084)       (22,803)
                                       ---------   ---------      ------       --------      ---------
Cash flows from financing activities:
     Proceeds from long-term debt....    300,000     475,000       --            --            775,000
     Repayments of long-term debt....     --        (565,941)      --            --           (565,941)
     Dividends.......................     (1,624)   (215,206)      --            12,084       (204,746)
     Deferred financing costs........    (12,731)    (16,869)      --            --            (29,600)
     Transfer of cash from TCPG to
       RC/Arby's.....................   (300,000)    300,000       --            --             --
     Intercompany advances and
       repayments....................     --             306        (306)        --             --
                                       ---------   ---------      ------       --------      ---------
Net cash used in financing
  activities.........................    (14,355)    (22,710)       (306)        12,084        (25,287)
                                       ---------   ---------      ------       --------      ---------
Net increase (decrease) in cash and
  cash equivalents...................         12     (31,947)       (726)        --            (32,661)
Cash and cash equivalents at
  beginning of period................          1      71,335       1,456         --             72,792
                                       ---------   ---------      ------       --------      ---------
Cash and cash equivalents at end of
  period.............................  $      13   $  39,388      $  730       $ --          $  40,131
                                       ---------   ---------      ------       --------      ---------
                                       ---------   ---------      ------       --------      ---------

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
THE QUAKER OATS COMPANY:

     We have audited the accompanying combined statements of certain revenues and operating expenses (as described in Note 2) of the Snapple Beverage Business (the 'Snapple Business' as described in Note 1) of The Quaker Oats Company for the year ended December 31, 1996 and the four month and twenty-two day period ended May 22, 1997. These statements are the responsibility of the Snapple Business' management. Our responsibility is to express an opinion on these statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The statements have been prepared pursuant to the Stock Purchase Agreement between The Quaker Oats Company and Triarc Companies, Inc. dated March 27, 1997, as amended (described in Note 1), and are not intended to be a complete presentation of the revenues and operating expenses on a stand-alone basis of the Snapple Business of The Quaker Oats Company.

     In our opinion, the statements referred to above present fairly, in all material respects, certain revenues and operating expenses of the Snapple Business for the year ended December 31, 1996 and the four month and twenty-two day period ended May 22, 1997, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Chicago, Illinois,
September 11, 1997

                          SNAPPLE BEVERAGE BUSINESS OF
                            THE QUAKER OATS COMPANY
         COMBINED STATEMENTS OF CERTAIN REVENUES AND OPERATING EXPENSES

                                                                 TWELVE        FOUR MONTHS
                                                                 MONTHS       AND TWENTY-TWO
                                                                  ENDED         DAYS ENDED
                                                              DECEMBER 31,       MAY 22,
                                                                  1996             1997
                                                                  ----             ----
                                                                      (IN THOUSANDS)
Net sales...................................................    $ 550,800      $   172,500
Cost of goods sold..........................................      352,900          100,700
                                                                ---------      -----------
     Gross profit...........................................      197,900           71,800
                                                                ---------      -----------
Advertising and merchandising...............................      145,800           44,200
Marketing and selling.......................................       42,600           14,500
Amortization of intangibles.................................       54,200           13,500
Other general and administrative expenses...................       39,700           14,700
Loss on assets held for sale................................      --             1,414,600
Restructuring charges.......................................       16,600          --
                                                                ---------      -----------
Loss before interest and income taxes.......................    $(101,000)     $(1,429,700)
                                                                ---------      -----------
                                                                ---------      -----------

     The accompanying notes to the combined statements of certain revenues and operating expenses are an integral part of these statements.

                          SNAPPLE BEVERAGE BUSINESS OF
                            THE QUAKER OATS COMPANY
                        NOTES TO THE COMBINED STATEMENTS
                   OF CERTAIN REVENUES AND OPERATING EXPENSES

(1) PRINCIPLES OF COMBINATION

     The combined statements reflect certain revenues and operating expenses of the Snapple Beverage Business (Snapple Business) of The Quaker Oats Company. The Snapple Business is engaged in the production, marketing and distribution of beverages under the Snapple trademark and related trademarks and trade names through Snapple Beverage Corp. (Snapple) and its subsidiaries, as well as through The Quaker Oats Company (Quaker), a New Jersey corporation, and certain affiliates of Quaker. Snapple, a Delaware corporation, is a wholly-owned subsidiary of Quaker. Refer to Note 2, 'Basis of Presentation,' for further discussion regarding the presentation of the financial statements. The Snapple Business has U.S. and international operations. All significant intercompany transactions have been eliminated.

     On December 6, 1994, Quaker purchased Snapple for a tender-offer price of $1.7 billion. The acquisition was accounted for as a purchase and the results of the Snapple Business were included in Quaker's consolidated financial statements from the acquisition date through the divestiture date.

     On May 22, 1997, Quaker completed the sale of 100 percent of the shares of Snapple to Triarc Companies, Inc. (Triarc), a Delaware corporation located in New York, New York, for $300 million, subject to certain adjustments. In addition, certain other assets and liabilities related to the Snapple Business were transferred to Triarc or its affiliates.

(2) BASIS OF PRESENTATION

     The financial statements have been prepared as of the close of business on May 22, 1997, pursuant to the terms of the Stock Purchase Agreement (Agreement) between Quaker and Triarc. These financial statements include certain revenues and operating expenses for the twelve months ended December 31, 1996 and for the four month and twenty-two day period ended May 22, 1997. In the opinion of management, these financial statements include all adjustments necessary to present fairly the combined statements of certain revenues and operating expenses for the year ended December 31, 1996 and the four months and twenty-two days ended May 22, 1997. All adjustments made have been of a normal recurring nature. The statement of certain revenues and operating expenses for the four months and twenty-two days ended May 22, 1997 is not indicative of operating results for an entire year. In addition, the Snapple Business was not separately accounted for as a business segment of Quaker as it was operated as a product line of Quaker's beverages business. Line of business reporting for the Snapple Business prepared for managerial purposes contained allocations of the expenses of Quaker's beverages business including supply chain (procurement, production and quality control), human resource, finance and accounting functions. In addition, certain other expenses were allocated to the Snapple Business including certain research and development, information services, human resource, finance, legal and administrative functions that were performed on a company-wide basis for the benefit of all operating businesses of Quaker, including the beverages business. As a result, the distinct and separate accounts necessary to present complete separate statements of operations of the Snapple Business have not been maintained by Quaker since Snapple was acquired.

     As a result of the relationship between Snapple and Quaker, the results of operations are not indicative of the results of the Snapple Business had it been a stand-alone entity. Additionally, these financial statements are not indicative of the future results of operations of the Snapple Business. No activity of the Snapple Business or decisions made by Triarc subsequent to May 22, 1997 have been reflected in these financial statements.

COMBINED STATEMENTS OF CERTAIN REVENUES AND OPERATING EXPENSES

     The Combined Statements of Certain Revenues and Operating Expenses reflect the sales and substantially all of the costs of operating the Snapple Business in the normal and ordinary course. These costs include direct expenses and certain shared expenses incurred by Quaker on behalf of the Snapple

                          SNAPPLE BEVERAGE BUSINESS OF
                            THE QUAKER OATS COMPANY
                        NOTES TO THE COMBINED STATEMENTS
           OF CERTAIN REVENUES AND OPERATING EXPENSES -- (CONTINUED)

Business. Management believes that the methods of allocating shared expenses to the Snapple Business are reasonable and approximate the costs of actual services provided. Refer to Note 6, 'Supplementary Expense Information,' for further discussion. Interest and income taxes are excluded.

ESTIMATES AND ASSUMPTIONS

     The preparation of the financial statements in conformity with Generally Accepted Accounting Principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates.

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

COMMODITY OPTIONS AND FUTURES

     Commodity options and futures contracts were used in the management of commodity price exposures. Realized and unrealized gains and losses on commodity options and futures contracts that hedged commodity price exposures were deferred and subsequently included in the cost of goods sold as the finished goods inventory was sold.

INTANGIBLES

     Intangible assets consist of goodwill, trademarks, proprietary formulas and distribution network/rights. Intangible assets are amortized on a straight-line basis over the amortization periods indicated in the following table:

                                                              AMORTIZATION
                                                                 PERIOD
                                                               (IN YEARS)
                                                               ----------
Goodwill....................................................     30-40
Trademark -- Snapple........................................        40
Trademark -- Made From The Best Stuff on Earth..............         7
Proprietary formulas........................................        15
Distribution network/rights.................................     10-30

PROPERTY AND DEPRECIATION

     Capital leases and leasehold improvements and machinery and equipment were reported at cost and depreciated on a straight-line basis over the estimated useful lives. Useful lives were 3 to 12 years for machinery and equipment. Depreciation expense for the year ended December 31, 1996 and for the four months and twenty-two days ended May 22, 1997 was $5.6 million and $2.4 million, respectively.

ADVERTISING AND MERCHANDISING COSTS

     Advertising and merchandising expenses are for amounts paid for media, production activities, cooperative retailer advertising and in-store promotion. Statement of Position No. 93-7, 'Reporting on Advertising Costs,' addresses the accounting for these expenses. The Snapple Business expensed all of these expenses as incurred except for production costs which are deferred and expensed when advertisements air for the first time. The amounts of production costs deferred at December 31, 1996 and May 22, 1997, were not significant.

                          SNAPPLE BEVERAGE BUSINESS OF
                            THE QUAKER OATS COMPANY
                        NOTES TO THE COMBINED STATEMENTS
           OF CERTAIN REVENUES AND OPERATING EXPENSES -- (CONTINUED)

FOREIGN CURRENCY TRANSLATION

     Income and expenses of the international operations of the Snapple Business were translated at average rates for the periods presented. Translation gains and losses were not material for the periods presented.

REVENUE RECOGNITION

     Sales are recorded when inventory is shipped or delivered.

(4) LOSS ON ASSETS HELD FOR SALE

     On March 27, 1997, Quaker entered into an agreement to sell the Snapple Business to Triarc. Under the provisions of FASB Statement No. 121, 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,' the Snapple Business was then considered an asset held for sale and, as such, the carrying value of Quaker's basis in the Snapple Business was reduced to fair market value. The fair market value used in determining the impairment loss was based on the sale price of $300 million. Accordingly, a pretax impairment loss of $1.4 billion was recorded and a valuation reserve for the write-down of the excess carrying value over fair market value was established in the first quarter of 1997. Upon the Snapple sale completion on May 22, 1997, an additional pretax loss of $10.6 million was realized and an additional valuation reserve was established in the second quarter of 1997. This additional loss, combined with the previously recorded impairment loss in the first quarter of 1997, resulted in a total pretax loss of $1.41 billion.

     Snapple long-lived assets, including intangible assets, were evaluated as of December 31, 1996, pursuant to the provisions of Financial Accounting Standards Board (FASB) Statement No. 121, 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.' Estimated undiscounted future cash flows were compared to the carrying value of Snapple long-lived assets, including intangible assets. As the estimated undiscounted future cash flows exceeded the carrying value of long-lived assets, an impairment loss was not required or permitted to be recognized at December 31, 1996.

(5) RESTRUCTURING CHARGES

     The Snapple Business' wholly-owned distributor, Southwest Snapple, was performing at less than acceptable levels. As a result, the Snapple Business decided to shut down Southwest Snapple and recorded a restructuring charge of $16.6 million in September 1996. Subsequent to the restructuring, Snapple beverages are sold through third-party distributors in certain Texas markets. Estimated savings from this restructuring action of about $2 million annually beginning in 1997, of which approximately 90 percent in cash, were consistent with expectations.

     The restructuring charges and utilization to date are as follows (in thousands):

                                                                                     AS OF
                                                      AMOUNTS CHARGED             MAY 22, 1997
                                                ---------------------------   --------------------
                                                           NON-                AMOUNT    REMAINING
                                                 CASH      CASH      TOTAL    UTILIZED    RESERVE
                                                 ----      ----      -----    --------    -------
Severance and termination benefits(a).........  $   500   $ --      $   500   $   500     $--
Asset write-offs(b)...........................    --       13,700    13,700    13,700      --
Loss on lease and other(c)....................    2,400     --        2,400     2,400      --
                                                -------   -------   -------   -------     ------
          Total...............................  $ 2,900   $13,700   $16,600   $16,600     $--
                                                -------   -------   -------   -------     ------
                                                -------   -------   -------   -------     ------

------------

 (a) These changes resulted in the elimination of 102 positions from all departments of Southwest Snapple.
                                              (footnotes continued on next page)

                          SNAPPLE BEVERAGE BUSINESS OF
                            THE QUAKER OATS COMPANY
                        NOTES TO THE COMBINED STATEMENTS
           OF CERTAIN REVENUES AND OPERATING EXPENSES -- (CONTINUED)

(footnotes continued from previous page)

 (b) In accordance with SFAS 121, the assets written-off were for goodwill, purchased intangibles, and equipment specifically associated with this distribution business. The amounts included in the charge were for the net book value of the intangibles and distribution rights at time of closure and the net book value less estimated selling proceeds for the equipment.

 (c) The 'loss on lease and other' component of the charge was for lease payments that the Snapple Business was obligated to make for the period after the closure of the facility.

(6) SUPPLEMENTARY EXPENSE INFORMATION

     The Snapple Business conducted its operations as an integrated component of Quaker's beverages business. Certain shared operating and general and administrative expenses were allocated to the Snapple Business by Quaker. Management believes that the methods used for allocating these expenses were reasonable. It was not practicable to estimate what expenses would have been for the Snapple Business on a stand-alone basis for the periods presented.

     Selling, general and administrative expenses were as follows (in thousands):

                                                                 TWELVE
                                                                 MONTHS       FOUR MONTHS
                                                                 ENDED       AND TWENTY-TWO
                                                              DECEMBER 31,     DAYS ENDED
                                                                  1996        MAY 22, 1997
                                                                  ----        ------------
Advertising and merchandising...............................    $145,800        $44,200
Selling and marketing(a)(b).................................      42,600         14,500
Amortization of intangibles.................................      54,200         13,500
Other general and administrative expenses(a)(b)(c)..........      39,700         14,700
                                                                --------        -------
          Total selling, general and administrative
            expenses........................................    $282,300        $86,900
                                                                --------        -------
                                                                --------        -------

------------

 (a) Shared Operating Expenses -- Quaker allocated a portion of shared operating expenses including broker selling expenses, certain other marketing expenses, certain other product research expenses, and certain other general and administrative services to the Snapple Business. These expenses were allocated to the Snapple Business based on measures such as percentages of sales, headcounts, and estimates of time requirements to support the business. We believe that this approximates the actual costs of services provided. The Snapple Business also participated in Quaker's consolidated insurance and risk management programs for property and casualty insurance. The Snapple Business was directly charged for related insurance costs.

 (b) Employees -- Certain employees of the Snapple Business were employed by Quaker and their compensation was paid by Quaker. These employees also participated in certain Quaker employee benefit plans. The Snapple Business was directly charged for actual salary costs and allocated fringe benefit costs. The allocated fringe benefit costs were allocated based on actual salary costs. Employees who were primarily employed in the Snapple Business on May 22, 1997, other than certain nontransferred employees as provided in the Agreement, were transferred to Triarc on the date of sale.

 (c) Corporate Overhead Allocations -- Quaker provided certain corporate general and administrative services to the Snapple Business including human resources, legal, finance, facility management and utilities. These expenses were allocated to the Snapple Business based on the underlying costs of the expense. We believe that this approximates the actual costs of services provided.

                          SNAPPLE BEVERAGE BUSINESS OF
                            THE QUAKER OATS COMPANY
                        NOTES TO THE COMBINED STATEMENTS
           OF CERTAIN REVENUES AND OPERATING EXPENSES -- (CONTINUED)

(7) SELECTED CASH FLOW INFORMATION

     Due to the relationship between the Snapple Business and Quaker and the basis of presentation of the financial statements contained herein (refer to Note 2, 'Basis of Presentation'), the selected cash flow information presented below is not indicative of what the cash flows of the Snapple Business would have been if it had been a stand-alone entity or indicative of future cash flows of the Snapple Business (in thousands).

                                                                                   FOUR MONTHS
                                                                                  AND TWENTY-TWO
                                                                 YEAR ENDED         DAYS ENDED
                                                              DECEMBER 31, 1996    MAY 22, 1997
                                                              -----------------    ------------
Cash used in operating activities(a)........................      $(29,000)          $(25,900)
Cash used in investing activities(b)........................        (9,200)            (1,900)
Cash provided by financing activities(c)....................        37,300             23,400
                                                                  --------           --------
Net decrease in cash and cash equivalents...................      $   (900)          $ (4,400)
                                                                  --------           --------
                                                                  --------           --------

------------

 (a) Operating Activities -- Cash used in operating activities for the twelve months ended December 31, 1996 was primarily comprised of the net loss before interest and income taxes, adjusted for depreciation, amortization and the restructuring charge, and a decrease in accrued liabilities, partly offset by decreases in trade accounts receivable and inventory of approximately $21 million and $11 million, respectively.

     Cash used in operating activities for the four months and twenty-two days ended May 22, 1997, was primarily comprised of increases in trade accounts receivable and inventory of approximately $19 million and $8 million, respectively, and a decrease in accrued liabilities of approximately $15 million, partly offset by an increase in trade accounts payable of approximately $11 million.

 (b) Investing Activities -- The principal component of cash used in investing activities is capital expenditures related to machinery and equipment.

 (c) Financing Activities -- Cash advances made by Quaker to cover operating expenses and capital requirements of the Snapple Business are the principal component of cash provided by financing activities.

(8) FINANCIAL INSTRUMENTS

     Financial instruments were primarily used to reduce the impact of commodity price fluctuations. The main financial instruments used were commodity options and futures contracts.

     The commodity hedge instruments were used to reduce the risk that raw material purchases would be adversely affected as commodity prices changed. While the hedge instruments were subject to the risk of loss from decreasing commodity prices, any losses would be generally offset by reduced costs of the purchases being hedged. Quaker, acting on behalf of the Snapple Business, did not trade these instruments with the objective of earning financial gains on the commodity price fluctuations, nor did it trade in commodities for which there were no underlying exposures. Quaker's management believes that its use of financial instruments to reduce the effects of commodity price fluctuations was in the best interest of the Snapple Business.

     Primarily purchases of corn sweetener were hedged for the Snapple Business. For the twelve months ended December 31, 1996 and the four months and twenty-two days ended May 22, 1997, approximately $21.0 million and $5.3 million, respectively, of the cost of goods sold was in hedged corn sweetener. Quaker's strategy is typically to hedge certain production requirements for various periods up to 12 months. As of December 31, 1996, approximately 39 percent of hedgeable production

                          SNAPPLE BEVERAGE BUSINESS OF
                            THE QUAKER OATS COMPANY
                        NOTES TO THE COMBINED STATEMENTS
           OF CERTAIN REVENUES AND OPERATING EXPENSES -- (CONTINUED)

requirements for the next 12 months were hedged. During 1997, Quaker, on behalf of the Snapple Business, entered into an agreement with its corn sweetener supplier that effectively hedged production requirements by establishing a pricing cap for 1997 purchases. Subsequent to the agreement, Quaker closed out of its positions in commodity hedge instruments. Deferred realized losses related to commodity options and futures contracts were immaterial as of May 22, 1997. No realized gains or losses related to commodity options and futures contracts were deferred as of December 31, 1996. The realized (loss) gain included in cost of goods sold for the twelve months ended December 31, 1996, and the four months and twenty-two days ended May 22, 1997, were $2.1 million and $(0.1) million, respectively. The unrealized loss on open commodity instruments as of December 31, 1996, based on quotes from brokers, was $0.9 million. No open commodity instruments were outstanding as of May 22, 1997.

(9) COPACKER CONTRACT LIABILITIES

     The Snapple Business has entered into long-term agreements with certain copackers (contract manufacturers). These arrangements require the Snapple Business to purchase minimum volumes over various determined time periods through 2000. Inventory product costs under these arrangements include a case-rate packing fee plus a fixed fee, if any, that is incurred if the minimum volume is not met. At May 22, 1997, an accrual of $1.2 million had been recorded for fixed fees incurred but not yet paid. At December 31, 1996, an accrual of $6.4 million had been recorded for fixed fees incurred but not yet paid.

     As Snapple volumes declined, the Snapple Business performed a manufacturing capacity study. As a result of this study, management reconfigured Snapple's manufacturing network and abandoned certain manufacturing arrangements. An accrual was established for future guaranteed payments that were required to be made to the contract manufacturers that were abandoned by Snapple. Because these guaranteed payments had no future benefits to Snapple, a liability of $14.4 million was established. The amounts charged against the accrual during the twelve months ended December 31, 1996 and the four months and twenty-two days ended May 22, 1997 were $2.4 million and $5.3 million, respectively. The accrual balance related to these fixed fees at December 31, 1996 and May 22, 1997 were $12.0 million and $6.7 million, respectively. Changes in assumptions, as well as actual experience, could cause these estimates to change.

(10) LITIGATION AND CLAIMS

     The Snapple Business is a party to a number of lawsuits and claims, which have been vigorously defended. Such matters arise out of the normal course of business and other issues. Certain of these actions seek damages in large amounts. While the results of litigation cannot be predicted with certainty, it is believed that the final outcome of such litigation will not have a material adverse effect on the consolidated financial position or results of operations of the Snapple Business. Changes in assumptions, as well as actual experience, could cause these estimates to change.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholder of Triarc Beverage Holdings Corp.
White Plains, New York

     We have audited the accompanying consolidated balance sheets of Triarc Beverage Holdings Corp. and subsidiaries (the 'Company') as of January 3, 1999 and December 28, 1997, and the related consolidated statements of operations, stockholder's equity and cash flows for each of the three fiscal years in the period ended January 3, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at January 3, 1999 and December 28, 1997, and the results of their operations and their cash flows for each of the three fiscal years in the period ended January 3, 1999 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
New York, New York
July 30, 1999

                TRIARC BEVERAGE HOLDINGS CORP. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS EXCEPT SHARE DATA)

                                                              DECEMBER 28,   JANUARY 3,
                                                                  1997          1999
                                                                  ----          ----
                           ASSETS
Current assets:
     Cash (including cash equivalents of $19,899 and
      $32,997)..............................................    $ 23,779      $ 39,578
     Receivables (Note 4)...................................      41,186        37,710
     Inventories (Note 4)...................................      44,951        41,563
     Deferred income tax benefit (Note 8)...................      26,455        11,700
     Due from affiliates....................................      --             1,029
     Prepaid expenses and other current assets..............       2,813         3,344
                                                                --------      --------
          Total current assets..............................     139,184       134,924
Investments in affiliates (Note 5)..........................      25,476        --
Properties (Note 4).........................................      19,107        15,998
Unamortized costs in excess of net assets of acquired
  companies
  (Note 4)..................................................     125,590       120,145
Trademarks (Note 4).........................................     264,498       254,340
Deferred costs and other assets (Note 4)....................      12,876        11,163
                                                                --------      --------
                                                                $586,731      $536,570
                                                                --------      --------
                                                                --------      --------
            LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
     Current portion of long-term debt (Notes 6, 7 and
      18)...................................................    $ 12,243      $  8,338
     Accounts payable.......................................      31,543        33,918
     Accrued expenses (Note 4)..............................      58,990        35,260
     Due to Triarc Companies, Inc. and afffiliates
      (Note 16).............................................      14,648        18,158
                                                                --------      --------
          Total current liabilities.........................     117,424        95,674
Long-term debt (Notes 6, 7 and 18)..........................     284,507       282,951
Deferred income taxes (Note 8)..............................      48,010        35,500
Other liabilities...........................................      13,187         3,552
Redeemable preferred stock (Note 9).........................      79,604        87,587
Commitments and contingencies (Notes 8, 15 and 17)
Stockholder's equity (Notes 10 and 18):
     Common stock, $1.00 par value; authorized 2,000,000
      shares, issued and outstanding 850,000 shares.........         850           850
     Additional paid-in capital.............................      63,518        35,761
     Accumulated deficit....................................     (20,467)       (5,342)
     Accumulated other comprehensive income.................          98            37
                                                                --------      --------
          Total stockholder's equity........................      43,999        31,306
                                                                --------      --------
                                                                $586,731      $536,570
                                                                --------      --------
                                                                --------      --------

          See accompanying notes to consolidated financial statements.

                TRIARC BEVERAGE HOLDINGS CORP. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                          YEAR ENDED
                                                           ----------------------------------------
                                                           DECEMBER 31,   DECEMBER 28,   JANUARY 3,
                                                               1996           1997          1999
                                                               ----           ----          ----
Net revenues.............................................    $131,083       $408,841      $611,546
                                                             --------       --------      --------
Costs and expenses:
     Cost of sales, excluding depreciation and
       amortization related to sales of $289, $790 and
       $1,265............................................      80,342        239,963       362,012
     Advertising, selling and distribution (Note 1)......      28,016        100,226       133,883
     General and administrative..........................       7,894         28,220        37,825
     Depreciation and amortization, excluding
       amortization of deferred financing costs..........       7,233         16,239        21,666
     Charges related to post-acquisition transition,
       integration and changes to business strategies
       (Note 11).........................................      --             32,840        --
     Facilities relocation and corporate restructuring
       (Note 12).........................................       1,450             29        --
                                                             --------       --------      --------
                                                              124,935        417,517       555,386
                                                             --------       --------      --------
          Operating profit (loss)........................       6,148         (8,676)       56,160
Interest expense.........................................      (7,148)       (22,270)      (28,587)
Gain on sale of business (Note 5)........................      --             --             4,702
Other income (expense), net..............................         (92)         2,071         1,510
                                                             --------       --------      --------
     Income (loss) before income taxes and extraordinary
       charge............................................      (1,092)       (28,875)       33,785
(Provision for) benefit from income taxes (Note 8).......         282         10,072       (14,627)
                                                             --------       --------      --------
     Income (loss) before extraordinary charge...........        (810)       (18,803)       19,158
Extraordinary charge (Note 13)...........................      --             (1,154)       --
                                                             --------       --------      --------
     Net income (loss)...................................    $   (810)      $(19,957)     $ 19,158
                                                             --------       --------      --------
                                                             --------       --------      --------

          See accompanying notes to consolidated financial statements.

                TRIARC BEVERAGE HOLDINGS CORP. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                                 (IN THOUSANDS)

                                                                                                CUMULATIVE OTHER
                                                                                              COMPREHENSIVE INCOME
                                                                                                     (LOSS)
                                                                                          ----------------------------
                                             COMMON STOCK                    RETAINED       UNREALIZED
                                           -----------------   ADDITIONAL    EARNINGS/    GAIN (LOSS) ON    CURRENCY
                                            NUMBER      PAR     PAID-IN     ACCUMULATED     SHORT-TERM     TRANSLATION
                                           OF SHARES   VALUE    CAPITAL       DEFICIT      INVESTMENTS     ADJUSTMENT     TOTAL
                                           ---------   -----    -------       -------      -----------     ----------     -----
Balance at December 31, 1995.............       873    $  1     $ 25,999     $    300        --$             -$-         $ 26,300
     Net loss and comprehensive loss.....     --        --        --             (810)       --              --              (810)
     Capital contribution to Mistic
       Brands, Inc. through forgiveness
       of a liability (Note 16)..........     --        --         1,500       --            --              --             1,500
                                            -------    ----     --------     --------          ----           ----       --------
Balance at December 31, 1996.............       873       1       27,499         (510)       --              --            26,990
     Comprehensive loss:
       Net loss..........................     --        --        --          (19,957)       --              --           (19,957)
       Unrealized gain on short-term
          investment.....................     --        --        --           --                42          --                42
       Net change in currency translation
          adjustment.....................     --        --        --           --            --                 56             56
                                                                                                                         --------
     Comprehensive loss..................     --        --        --           --            --              --           (19,859)
                                                                                                                         --------
     Capital contribution to Mistic
       Brands, Inc. through forgiveness
       of a liability (Note 16)..........     --        --           625       --            --              --               625
     Issuance of 1,000 shares of Triarc
       Beverage Holdings Corp. common
       stock (Note 10)...................     1,000       1       --           --            --              --                 1
     Contribution of 873 shares of the
       Mistic Brands, Inc. common stock
       to Triarc Beverage Holdings Corp.
       (Note 10).........................      (873)     (1)      --           --            --              --                (1)
     Triarc Beverage Holdings Corp.
       common stock split (Note 10)......   849,000     849         (849)      --            --              --             --
     Pushdown of Triarc Companies, Inc.'s
       acquisition basis in Cable Car
       Beverage Corporation (Notes 3
       and 10)...........................     --        --        40,847       --            --              --            40,847
     Dividend requirement on redeemable
       preferred stock (Note 9)..........     --        --        (4,604)      --            --              --            (4,604)
                                            -------    ----     --------     --------          ----           ----       --------
Balance at December 28, 1997.............   850,000     850       63,518      (20,467)           42             56         43,999
     Comprehensive income:
       Net income........................     --        --        --           19,158        --              --            19,158
       Reclassification adjustment for
          prior year appreciation on
          short-term investment sold
          during the year................     --        --        --           --               (42)         --               (42)
       Net change in currency translation
          adjustment.....................     --        --        --           --            --                (19)           (19)
                                                                                                                         --------
       Comprehensive income..............     --        --        --           --            --              --            19,097
                                                                                                                         --------
     Adjustment to pushdown of Triarc
       Companies, Inc.'s acquisition
       basis in Cable Car Beverage
       Corporation (Note 3)..............     --        --          (251)      --            --              --              (251)
     Cash dividends......................     --        --       (19,523)      (4,033)       --              --           (23,556)
     Dividend requirement on redeemable
       preferred stock (Note 9)..........     --        --        (7,983)      --            --              --            (7,983)
                                            -------    ----     --------     --------          ----           ----       --------
Balance at January 3, 1999...............   850,000    $850     $ 35,761     $ (5,342)       --$              $ 37       $ 31,306
                                            -------    ----     --------     --------          ----           ----       --------
                                            -------    ----     --------     --------          ----           ----       --------

          See accompanying notes to consolidated financial statements.

                TRIARC BEVERAGE HOLDINGS CORP. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                             YEAR ENDED
                                                              ----------------------------------------
                                                              DECEMBER 31,   DECEMBER 28,   JANUARY 3,
                                                                  1996           1997          1999
                                                                  ----           ----          ----
Cash flows from operating activities:
     Net income (loss)......................................    $  (810)      $ (19,957)     $ 19,158
     Adjustments to reconcile net income (loss) to net cash
      provided by (used in) operating activities:
       Amortization of costs in excess of net assets of
        acquired companies, trademarks and certain other
        items...............................................      6,752          11,677        16,170
       Depreciation and amortization of properties..........        481           4,562         5,496
       Amortization of deferred financing costs.............        953           1,541         1,885
       Provision for (benefit from) deferred income taxes...       (610)        (10,855)        2,245
       Provision for doubtful accounts......................        355           1,878         1,029
       Net provision (payments) for charges related to
        post-acquisition transition, integration and changes
        to business strategies..............................     --              21,509        (6,025)
       Gain on sale of business.............................     --              --            (4,702)
       Write-off of unamortized deferred financing costs....     --               1,886        --
       Other, net...........................................      1,262           3,781          (195)
       Changes in operating assets and liabilities:
          Decrease (increase) in receivables................     (3,638)          7,478         2,447
          Decrease (increase) in inventories................     (3,990)          6,854         3,388
          Decrease (increase) in prepaid expenses and other
            current assets..................................       (909)          1,957          (531)
          Increase (decrease) in accounts payable and
            accrued expenses................................     (2,026)         (6,808)      (14,197)
          Increase (decrease) in due to parent and
            affiliates......................................       (200)         13,903         2,404
                                                                -------       ---------      --------
               Net cash provided by (used in) operating
                  activities................................     (2,380)         39,406        28,572
                                                                -------       ---------      --------
Cash flows from investing activities:
     Proceeds from sale of investment in Select Beverages,
      Inc...................................................     --              --            28,342
     Proceeds from sales of properties......................          5             354           542
     Capital expenditures...................................       (937)         (2,724)       (5,799)
     Acquisition of Snapple Beverage Corp...................     --            (307,205)          (43)
     Cash acquired in the acquisition of Cable Car Beverage
      Corporation...........................................     --               2,409        --
     Other..................................................       (120)         --            --
                                                                -------       ---------      --------
               Net cash provided by (used in) investing
                  activities................................     (1,052)       (307,166)       23,042
                                                                -------       ---------      --------
Cash flows from financing activities:
     Dividends..............................................     --              --           (23,556)
     Repayments of long-term debt...........................     (5,000)        (75,636)      (12,259)
     Proceeds from long-term debt...........................      8,450         303,400        --
     Proceeds from issuance of redeemable preferred stock...     --              75,000        --
     Proceeds from issuance of common stock.................     --                   1        --
     Deferred financing costs...............................     --             (11,385)       --
                                                                -------       ---------      --------
               Net cash provided by (used in) financing
                  activities................................      3,450         291,380       (35,815)
                                                                -------       ---------      --------
Net increase in cash and cash equivalents...................         18          23,620        15,799
Cash and cash equivalents at beginning of year..............        141             159        23,779
                                                                -------       ---------      --------
Cash and cash equivalents at end of year....................    $   159       $  23,779      $ 39,578
                                                                -------       ---------      --------
                                                                -------       ---------      --------
Supplemental disclosures of cash flow information:
     Cash paid during the year for:
       Interest.............................................    $ 5,718       $  18,413      $ 24,552
                                                                -------       ---------      --------
                                                                -------       ---------      --------
       Income taxes.........................................    $--           $     391      $  2,784
                                                                -------       ---------      --------
                                                                -------       ---------      --------

                TRIARC BEVERAGE HOLDINGS CORP. AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF CASH FLOWS -- (CONTINUED)

     Due to their non-cash nature, the following transactions are not reflected in the consolidated statements of cash flows (expressed in whole dollars):

          On November 25, 1997 Triarc Companies, Inc. ('Triarc Parent'), indirect parent of the Company (see Note 1 for definition), acquired (the 'Stewart's Acquisition') Cable Car Beverage Corporation ('Cable Car') for 1,566,858 shares of Triarc Parent common stock exchanged for all of the Cable Car outstanding stock and 154,931 stock options of Triarc Parent exchanged for all of the outstanding stock options of Cable Car. The Stewart's Acquisition was accounted for by Triarc Parent in accordance with the purchase method of accounting. Triarc Parent's basis in Cable Car was 'pushed down' to Cable Car and the excess of the purchase price over the net assets acquired was allocated to the Cable Car assets and liabilities as of November 25, 1997. See Notes 1 and 3 to the consolidated financial statements for further discussion of this transaction.

          In May 1997 the Company acquired Snapple Beverage Corp. The portion of the purchase price that was not yet paid as of December 28, 1997, representing a portion of the expenses related to the acquisition, was $2,181,000.

          During 1996 and 1997 Triarc Parent made capital contributions to the Company through the assumption or forgiveness of liabilities of Mistic Brands, Inc. of $1,500,000 and $625,000, respectively. See Note 16 to the consolidated financial statements for further discussion of these transactions.

          During 1997 and 1998 the Company recorded cumulative dividends not declared or paid on its redeemable preferred stock of $4,604,000 and $7,983,000, respectively, as increases in 'Redeemable preferred stock' with offsetting charges to 'Additional paid-in-capital' since payment of the dividends is not solely in the control of the Company.

          See accompanying notes to consolidated financial statements.

                TRIARC BEVERAGE HOLDINGS CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                JANUARY 3, 1999

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

     Triarc Beverage Holdings Corp. ('Triarc Beverage Holdings'), a wholly-owned subsidiary of Triarc Companies, Inc. ('Triarc Parent'), commenced operations on May 22, 1997 with the concurrent acquisition by Triarc Beverage Holdings of Snapple Beverage Corp. ('Snapple') and the concurrent contribution to Triarc Beverage Holdings by Triarc Parent of Mistic Brands, Inc. ('Mistic' -- acquired by Triarc Parent on August 9, 1995). On February 23, 1999, Triarc Consumer Products Group, LLC ('TCPG'), a wholly-owned subsidiary of Triarc Parent, acquired all of the stock of Triarc Beverage Holdings previously owned by Triarc Parent. Effective May 17, 1999 TCPG contributed the stock of Cable Car Beverage Corporation ('Cable Car') to Triarc Beverage Holdings. Since Triarc Beverage Holdings and Cable Car were under the common control of Triarc Parent since the November 25, 1997 acquisition (the 'Stewart's Acquisition') of Cable Car by Triarc Parent, the Stewart's Acquisition has been accounted for on an 'as if pooling' basis subsequent to November 25, 1997. See Note 3 for a discussion of the 1997 Snapple and Stewart's acquisitions. The accompanying consolidated financial statements represent the financial position, results of operations and cash flows of Mistic from January 1, 1996 through May 22, 1997 and of Triarc Beverage Holdings and its subsidiaries, Snapple, Mistic and, effective
November 25, 1997, Cable Car, from May 22, 1997 to January 3, 1999. The financial statements for the period from January 1, 1996 through May 22, 1997 reflect the financial position, results of operations and cash flows of Mistic since Mistic was under the common control of Triarc Parent during such period and, accordingly, the financial statements are presented on an 'as if pooling' basis. The entity representative of Mistic from January 1, 1996 to May 22, 1997 and Triarc Beverage Holdings and its subsidiaries from May 22, 1997 through January 3, 1999, or any one or more of such entities or their subsidiaries, is referred to herein as the 'Company'.

     All significant intercompany balances and transactions have been eliminated in consolidation.

CHANGE IN FISCAL YEAR

     Effective January 1, 1997 the Company changed its fiscal year from a calendar year to a year consisting of 52 or 53 weeks ending on the Sunday closest to December 31. In accordance therewith, the Company's 1997 fiscal year commenced January 1, 1997 and ended on December 28, 1997 and its 1998 fiscal year commenced December 29, 1997 and ended on January 3, 1999. Such periods are referred to herein as (i) 'the year ended December 28, 1997' or '1997' and
(ii) 'the year ended January 3, 1999' or '1998', respectively. December 28, 1997 and January 3, 1999 are referred to herein as 'Year-End 1997' and 'Year-End 1998', respectively.

CASH EQUIVALENTS

     All highly liquid investments with a maturity of three months or less when acquired are considered cash equivalents. The Company typically invests its excess cash in commercial paper of high credit-quality entities and repurchase agreements with high credit-quality financial institutions. Securities pledged as collateral for repurchase agreements are segregated and held by the financial institution until the maturity of each repurchase agreement. While the market value of the collateral is sufficient in the event of default, realization and/or retention of the collateral may be subject to legal proceedings in the event of default or bankruptcy by the other party to the agreement.

INVENTORIES

     The Company's inventories are stated at the lower of cost (determined on the first-in, first-out basis) or market.

                TRIARC BEVERAGE HOLDINGS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 3, 1999

INVESTMENTS IN AFFILIATES

     The Company's investments in affiliates in which it has significant influence over the investee ('Equity Investments') are accounted for in accordance with the equity method of accounting under which the consolidated results include the Company's share of income or loss of such investees. The excess, if any, of the carrying value of the Company's Equity Investments over the underlying equity in net assets of each investee is being amortized to 'Other income (expense), net' on a straight-line basis over 35 years.

PROPERTIES AND DEPRECIATION AND AMORTIZATION

     Properties are stated at cost less accumulated depreciation and amortization. Depreciation of machinery and equipment is computed principally on the straight-line basis using the estimated useful lives of 3 to 5 years. Leasehold improvements and leased assets capitalized are amortized over the shorter of their estimated useful lives or the terms of the respective leases.

AMORTIZATION OF INTANGIBLES

     Costs in excess of net assets of acquired companies ('Goodwill') and trademarks are being amortized on the straight-line basis over 15 to 35 years. Deferred financing costs are being amortized as interest expense over the lives of the respective debt using the interest rate method.

IMPAIRMENTS

Intangible Assets

     The amount of impairment, if any, in unamortized Goodwill is measured based on projected future operating performance. To the extent future operating performance of those companies to which the Goodwill relates through the period such Goodwill is being amortized are sufficient to absorb the related amortization, the Company has deemed there to be no impairment of Goodwill.

Long-Lived Assets

     The Company reviews its long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such review indicates an asset may not be recoverable, an impairment loss is recognized for the excess of the carrying value over the fair value of an asset to be held and used or over the net realizable value of an asset to be disposed.

DERIVATIVE FINANCIAL INSTRUMENTS

     The Company enters into interest rate cap agreements in order to protect against significant interest rate increases on certain of its floating-rate debt. The costs of such agreements are amortized over the lives of the respective agreements. The only cap agreement outstanding as of January 3, 1999 is approximately 3% higher than the interest rate on the related debt as of such date.

STOCK-BASED COMPENSATION

     The Company measures compensation costs for its employee stock-based compensation under the intrinsic value method. Accordingly, compensation cost for the Company's stock options is measured as the excess, if any, of the market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock.

                TRIARC BEVERAGE HOLDINGS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 3, 1999

FOREIGN CURRENCY TRANSLATION

     Financial statements of foreign subsidiaries are prepared in their respective local currencies and translated into United States dollars at the current exchange rates for assets and liabilities and an average rate for the year for revenues, costs and expenses. Net gains or losses resulting from the translation of foreign financial statements are charged or credited directly to the 'Currency translation adjustment' component of 'Accumulated other comprehensive income' in 'Stockholder's equity.'

ADVERTISING COSTS AND PROMOTIONAL ALLOWANCE

     The Company accounts for advertising production costs by expensing such production costs the first time the related advertising takes place. Advertising costs amounted to $6,826,000, $24,661,000 and $33,205,000 for 1996, 1997 and
1998, respectively. In addition the Company supports its beverage bottlers and distributors with promotional allowances the most significant of which are for
(i) indirect advertising by such bottlers and distributors including in-store displays and point-of-sale materials, (ii) cold drink equipment and (iii) promotional merchandise. Promotional allowances are principally expensed when the related promotion takes place. Estimates used to expense the costs of certain promotions where the Company expects reporting delays by the bottlers or distributors are adjusted quarterly based on actual amounts reported. Promotional allowances amounted to $13,360,000, $50,185,000 and $63,071,000 for 1996, 1997 and 1998, respectively, and are included in 'Advertising, selling and distribution' in the accompanying consolidated statements of operations.

INCOME TAXES

     The Company is included in the consolidated Federal income tax return of Triarc Parent. Pursuant to a tax-sharing agreement with Triarc Parent, the Company provides for Federal income taxes on the same basis as if it filed a separate consolidated return. Deferred income taxes are provided to recognize the tax effect of temporary differences between the bases of assets and liabilities for tax and financial statement purposes.

REVENUE RECOGNITION

     The Company records sales when inventory is shipped or delivered. Sales terms generally do not allow a right of return.

RECLASSIFICATIONS

     Certain amounts included in the prior years' consolidated financial statements have been reclassified to conform with the current year's presentation.

(2) SIGNIFICANT RISKS AND UNCERTAINTIES

NATURE OF OPERATIONS

     The Company markets and distributes, principally to distributors and, to a lesser extent, directly to retailers, premium beverages and/or ready-to-drink iced teas under the principal brand names Snapple'r', Whipper Snapple'r', Snapple Farms'r', Mistic'r', Mistic Rain Forest Nectars'r', Mistic Fruit Blast'TM' and Stewart's'r'. The Company manages and internally reports its operations as one business segment in order to evaluate performance and in determining resource allocation. The Company operates its businesses principally throughout the United States.

                TRIARC BEVERAGE HOLDINGS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 3, 1999

USE OF ESTIMATES

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CERTAIN RISK CONCENTRATIONS

     The Company believes that its vulnerability to risk concentrations related to significant customers and vendors, products sold and sources of raw materials is somewhat mitigated for several reasons. No customer accounted for more than 2% of consolidated revenues. While the Company has chosen to purchase certain raw materials (such as aspartame) on an exclusive basis from single suppliers, the Company believes that, if necessary, adequate raw materials can be obtained from alternate sources. The Company's product offerings are varied, including fruit flavored beverages, iced teas, lemonades, carbonated sodas, 100% fruit juices, nectars and flavored seltzers. Risk of geographical concentration is also minimized since the Company generally operates throughout the United States with minimal foreign exposure.

     Three co-packer facilities represented 27%, 14% and 10% of the Company's total case production for the year ended January 3, 1999. One co-packer maintains 13% of the Company's finished goods inventory as of January 3, 1999. The Company believes, however, that sufficient replacement co-packer services could be obtained if necessary.

(3) BUSINESS ACQUISITIONS

Acquisition of Snapple

     On May 22, 1997 Triarc Beverage Holdings acquired (the 'Snapple Acquisition') Snapple, a marketer and distributor of premium beverages, from The Quaker Oats Company ('Quaker') for $309,386,000 consisting of cash of $300,126,000 (including $126,000 of post-closing adjustments) and $9,260,000 of fees and expenses. The purchase price for the Snapple Acquisition was funded from (i) $250,000,000 of borrowings by Snapple on May 22, 1997 under a $380,000,000 credit agreement, as amended (the 'Existing Beverage Credit Agreement' -- see Note 6), entered into by Snapple, Mistic, Triarc Beverage Holdings and, as amended as of August 15, 1998, Cable Car and (ii) $75,000,000 from the issuance of 75,000 shares of redeemable preferred stock (see Note 9) of Triarc Beverage Holdings to Triarc Parent.

     The Snapple Acquisition was accounted for in accordance with the purchase method of accounting. The allocation of the purchase price of Snapple to the assets acquired and liabilities assumed, along with allocations related to the Stewart's Acquisition (see below), is presented below under 'Purchase Price Allocations of Acquisitions'.

     The results of operations of Snapple have been included in the accompanying consolidated statements of operations from the May 22, 1997 date of the Snapple Acquisition. See below under 'Pro Forma Operating Data' for the unaudited supplemental pro forma condensed consolidated summary operating data of the Company (the 'Pro Forma Data') for the year ended December 28, 1997 giving effect to the Snapple Acquisition and related transactions and the Stewart's Acquisition (collectively, the 'Acquisitions').

                TRIARC BEVERAGE HOLDINGS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 3, 1999

Stewart's Acquisition

     On November 25, 1997 Triarc Parent acquired Cable Car, a marketer and distributor of premium beverages in the United States and Canada, primarily under the Stewart's'r' brand, for an aggregate purchase price of $40,596,000, as adjusted in 1998. Such purchase price consisted of (i) 1,566,858 shares of Triarc Parent common stock with a value of $37,409,000 as of November 25, 1997 (based on the closing price of such common stock on such date of $23.875 per share) issued in exchange for all of the outstanding stock of Cable Car,
(ii) 154,931 options to acquire Triarc Parent common stock, with a value of $2,788,000 (based on a calculation using the Black-Scholes option pricing model) as of November 25, 1997 issued in exchange for all of the outstanding stock options of Cable Car and (iii) $399,000 (originally estimated at $650,000) of related expenses.

     The Stewart's Acquisition was accounted for in accordance with the purchase method of accounting. The allocation of the purchase price of Cable Car to the assets acquired and liabilities assumed, along with allocations related to the Snapple Acquisition, is presented below under 'Purchase Price Allocations of Acquisitions'. See below under 'Pro Forma Operating Data' for the Pro Forma Data giving effect to, among other things, the Stewart's Acquisition.

PURCHASE PRICE ALLOCATIONS OF ACQUISITIONS

     The Acquisitions discussed above have been accounted for in accordance with the purchase method of accounting. In accordance therewith, the following table sets forth the allocation of the aggregate purchase prices and a reconciliation to business acquisitions in the accompanying consolidated statements of cash flows (in thousands):

                                                                1997     1998
                                                                ----     ----
Current assets..............................................  $113,767   $--
Properties..................................................    21,613    --
Goodwill (amortized over 35 years)..........................   102,271    (251)
Trademarks..................................................   221,300    --
Other assets................................................    27,697    --
Current liabilities.........................................   (71,717)   --
Long-term debt assumed including current portion............      (686)   --
Other liabilities...........................................   (66,421)   --
                                                              --------   -----
                                                               347,824    (251)
Less (plus):
     Purchase price (adjustment in 1998) for Stewart's
      Acquisition paid by Triarc Parent through the issuance
      of its common stock and stock options and 'pushed
      down' to Cable Car....................................    40,847    (251)
                                                              --------   -----
                                                              $306,977   $--
                                                              --------   -----
                                                              --------   -----

PRO FORMA OPERATING DATA (UNAUDITED)

     As a result of the Acquisitions, the results of operations for the year ended January 3, 1999 are not comparable with such results for the year ended December 28, 1997. Accordingly, the following Pro Forma Data of the Company are set forth in order to present the 1997 results of operations on a more consistent basis with 1998. The 1997 Pro Forma Data have been prepared by adjusting the historical data as set forth in the accompanying 1997 consolidated statement of operations to give effect to the Acquisitions as if they had been consummated on January 1, 1997. Such Pro Forma Data are presented for comparative purposes only and do not purport to be indicative of the Company's actual results of operations had the Acquisitions actually been consummated on January 1, 1997 or of the Company's future results of operations and are as follows (in thousands):

                TRIARC BEVERAGE HOLDINGS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 3, 1999

                                                                 AS
                                                              REPORTED   PRO FORMA
                                                              --------   ---------
Net revenues................................................   408,841    605,844
Operating loss..............................................    (8,676)   (10,559)
Loss before extraordinary charge............................   (18,803)   (27,511)

(4) BALANCE SHEET DETAIL

RECEIVABLES

     The following is a summary of the components of receivables (in thousands):

                                                                  YEAR-END
                                                              -----------------
                                                               1997      1998
                                                               ----      ----
Receivables:
     Trade..................................................  $41,617   $35,521
     Other..................................................    4,126     5,208
                                                              -------   -------
                                                               45,743    40,729
Less allowance for doubtful accounts........................    4,557     3,019
                                                              -------   -------
                                                              $41,186   $37,710
                                                              -------   -------
                                                              -------   -------

     The following is an analysis of the allowance for doubtful accounts (in thousands):

                                                            1996     1997         1998
                                                            ----     ----         ----
Trade:
     Balance at beginning of year.........................  $ 336   $  450       $4,557
     Provision for doubtful accounts......................    355    4,132(a)     1,029
     Recoveries of accounts previously written off........   --        595         --
     Uncollectible accounts written off...................   (241)    (620)      (2,567)
                                                            -----   ------       ------
     Balance at end of year...............................  $ 450   $4,557       $3,019
                                                            -----   ------       ------
                                                            -----   ------       ------

------------

 (a) Includes $2,254,000 included in 'Charges related to post-acquisition transition, integration and changes to business strategies.'

     Substantially all receivables are pledged as collateral for certain debt (see Notes 6 and 18).

INVENTORIES

     The following is a summary of the components of inventories (in thousands):

                                                                  YEAR-END
                                                              -----------------
                                                               1997      1998
                                                               ----      ----
Raw materials...............................................  $13,931   $16,662
Finished goods..............................................   31,020    24,901
                                                              -------   -------
                                                              $44,951   $41,563
                                                              -------   -------
                                                              -------   -------

     Substantially all inventories are pledged as collateral for certain debt (see Notes 6 and 18).

                TRIARC BEVERAGE HOLDINGS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 3, 1999

PROPERTIES

     The following is a summary of the components of properties (in thousands):

                                                                  YEAR-END
                                                              -----------------
                                                               1997      1998
                                                               ----      ----
Machinery and equipment.....................................  $20,825   $21,648
Leasehold improvements......................................    3,033     4,166
Leased assets capitalized...................................      294       294
                                                              -------   -------
                                                               24,152    26,108
Less accumulated depreciation and amortization..............    5,045    10,110
                                                              -------   -------
                                                              $19,107   $15,998
                                                              -------   -------
                                                              -------   -------

     Substantially all properties are pledged as collateral for certain debt (see Notes 6 and 18).

UNAMORTIZED COSTS IN EXCESS OF NET ASSETS OF ACQUIRED COMPANIES

     The following is a summary of the components of unamortized costs in excess of net assets of acquired companies (in thousands):

                                                                   YEAR-END
                                                              -------------------
                                                                1997       1998
                                                                ----       ----
Costs in excess of net assets of acquired companies.........  $131,600   $131,349
Less accumulated amortization...............................     6,010     11,204
                                                              --------   --------
                                                              $125,590   $120,145
                                                              --------   --------
                                                              --------   --------

TRADEMARKS

     The following is a summary of the components of trademarks (in thousands):

                                                                   YEAR-END
                                                              -------------------
                                                                1997       1998
                                                                ----       ----
Trademarks..................................................  $276,900   $276,900
Less accumulated amortization...............................    12,402     22,560
                                                              --------   --------
                                                              $264,498   $254,340
                                                              --------   --------
                                                              --------   --------

     Substantially all trademarks are pledged as collateral for certain debt (see Notes 6 and 18).

DEFERRED COSTS AND OTHER ASSETS

     The following is a summary of the components of deferred costs and other assets (in thousands):

                                                                  YEAR-END
                                                              -----------------
                                                               1997      1998
                                                               ----      ----
Deferred financing costs....................................  $11,385   $11,246
Other.......................................................    2,708     3,018
                                                              -------   -------
                                                               14,093    14,264
Less accumulated amortization of deferred financing costs...    1,217     3,101
                                                              -------   -------
                                                              $12,876   $11,163
                                                              -------   -------
                                                              -------   -------

                TRIARC BEVERAGE HOLDINGS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 3, 1999

ACCRUED EXPENSES

     The following is a summary of the components of accrued expenses (in thousands):

                                                                  YEAR-END
                                                              -----------------
                                                               1997      1998
                                                               ----      ----
Accrued promotional allowances..............................  $12,183   $10,587
Accrued compensation and related benefits...................    6,284     6,618
Accrued production contract losses(a).......................   13,022     4,639
Accrued legal settlements (Note 17).........................    9,201       672
Other.......................................................   18,300    12,744
                                                              -------   -------
                                                              $58,990   $35,260
                                                              -------   -------
                                                              -------   -------

------------

(a) Represents obligations related to the portion of those long-term production contracts with copackers, assumed in connection with the Snapple Acquisition, which the Company does not anticipate utilizing based on projected future volumes. The decrease in this amount during 1998 was due to obligations settled or repaid during such year.

(5) INVESTMENTS IN AFFILIATES

     The following is a summary of the components of 'Investments in affiliates' at December 28, 1997 (none at January 3, 1999) (in thousands):

Select Beverages............................................  $24,926
Rhode Island Beverages......................................      550
                                                              -------
                                                              $25,476
                                                              -------
                                                              -------

     The Company owned 20% of Select Beverages, Inc. ('Select Beverages') until its sale on May 1, 1998. The Company's equity in the earnings (loss) of Select Beverages of $862,000 and $(1,222,000) for 1997 and 1998 (prior to the sale of Select Beverages), respectively, is included in 'Other income (expense), net' in the accompanying consolidated statements of operations. The Company's investment in Select Beverages exceeded the underlying equity in Select Beverage's net assets. Amortization of such excess in 1998 of $341,000 was included in the Company's equity in the loss of Select Beverages during 1998. On May 1, 1998 the Company sold its interest in Select Beverages for $28,342,000, subject to certain post-closing adjustments. The Company recognized a pre-tax gain on the sale of Select Beverages during 1998 of $4,702,000, reported as 'Gain on sale of business', representing the excess of the net sales price over the Company's carrying value of the investment in Select Beverages and related post-closing adjustments and expenses.

     The Company, through its ownership of Snapple, owned 50% of the stock of Rhode Island Beverage Packing Company, L.P. ('Rhode Island Beverages' or 'RIB') prior to its disposition in February 1998. Snapple and Quaker were defendants in a breach of contract case filed in April 1997 by RIB prior to the Snapple Acquisition (the 'RIB Matter'). The RIB Matter was settled in February 1998 and in accordance therewith Snapple surrendered (i) its 50% investment in RIB ($550,000) and (ii) certain properties ($1,202,000) and paid RIB $8,230,000. The settlement amounts were fully provided for in a combination of (i) $6,530,000 of legal reserves provided in 'Charges related to post-acquisition transition, integration and changes to business strategies' (see Note 11), (ii) $3,321,000 of reserves for losses on long-term production contracts established in the Snapple Acquisition purchase accounting (see Note 3) and (iii) $131,000 of a current year accrual related to the RIB long-term production contract included in historical liabilities at the date of the Snapple Acquisition. Since at the date of the Snapple Acquisition the investment in RIB was expected to be surrendered in connection with the

                TRIARC BEVERAGE HOLDINGS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 3, 1999

settlement of the RIB Matter, the Company did not recognize any equity in the earnings of RIB prior to such surrender in February 1998.

(6) LONG-TERM DEBT

     Long-term debt consisted of the following (in thousands):

                                                                   YEAR-END
                                                              -------------------
                                                                1997       1998
                                                                ----       ----
Existing Beverage Credit Agreement (a)
     Term loans bearing interest at a weighted average rate
       of 8.99% at January 3, 1999..........................  $296,500   $284,333
Capitalized lease obligations...............................       250        158
Other.......................................................     --         6,798
                                                              --------   --------
     Total debt.............................................   296,750    291,289
     Less amounts payable within one year...................    12,243      8,338(b)
                                                              --------   --------
                                                              $284,507   $282,951
                                                              --------   --------
                                                              --------   --------

     Aggregate annual maturities of long-term debt, including capitalized lease obligations, were as follows as of January 3, 1999 (in thousands) (b):

1999........................................................  $  8,338
2000........................................................    11,660
2001........................................................    10,513
2002........................................................    12,764
2003........................................................    15,008
Thereafter..................................................   233,006
                                                              --------
                                                              $291,289
                                                              --------
                                                              --------

------------

 (a) The $284,333,000 of outstanding term loans (there were no outstanding revolving credit loans) under the Existing Beverage Credit Agreement as of January 3, 1999 and February 25, 1999 was repaid on February 25, 1999 using a portion of the proceeds from the Refinancing Transactions (see Note 18). The Existing Beverage Credit Agreement consisted of a $300,000,000 term facility of which $225,000,000 and $75,000,000 of loans (the 'Existing Term Loans') were borrowed by Snapple and Mistic, respectively, at the Snapple Acquisition date ($213,250,000 and $71,083,000, respectively, outstanding at January 3, 1999) and an $80,000,000 revolving credit facility which provided for revolving credit loans (the 'Existing Revolving Loans') by Snapple, Mistic, Triarc Beverage Holdings and, as amended as of August 15, 1998, Cable Car, of which $25,000,000 and $5,000,000 were borrowed on the Snapple Acquisition date by Snapple and Mistic, respectively. The Existing Revolving Loans were repaid prior to December 28, 1997 and no Existing Revolving Loans were outstanding at December 28, 1997 or January 3, 1999. The aggregate $250,000,000 originally borrowed by Snapple was principally used to fund a portion of the purchase price for Snapple (see Note 3). The aggregate $80,000,000 originally borrowed by Mistic was principally used to repay all of the $70,850,000 then outstanding borrowings under Mistic's former bank credit facility (the 'Former Mistic Bank Facility') plus accrued interest thereon.

 (b) The current portion of long-term debt as of January 3, 1999 reflects a reclassification to long term of the portion ($9,419,000) of the amount originally due in 1999 under the Existing Beverage Credit Agreement which on February 25, 1999 was refinanced to long term (see Note 18). The annual maturities of long-term debt in each of the five years from 1999 through 2003 are lower following
                                              (footnotes continued on next page)

                TRIARC BEVERAGE HOLDINGS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 3, 1999

(footnotes continued from previous page)
    such refinancing than under the Existing Beverage Credit Agreement.
     Accordingly, the annual maturities of long-term debt set forth in the table above reflect such refinancing.

     The Existing Beverage Credit Agreement contains various covenants which (i) require meeting certain financial amount and ratio tests; (ii) limit, among other matters, (a) the incurrence of indebtedness, (b) the retirement of certain debt prior to maturity, (c) investments, (d) asset dispositions, (e) capital expenditures and (f) affiliate transactions other than in the normal course of business; and (iii) restrict the payment of dividends to Triarc Parent (see below). As of January 3, 1999 the Company was in compliance with all such covenants. The Company was unable to pay any dividends or make any loans or advances to Triarc Parent as of January 3, 1999 under the terms of the Existing Beverage Credit Agreement then in effect. See Note 18 for disclosure regarding one-time distributions paid to Triarc Parent by the Company in connection with the February 25, 1999 refinancing.

     Under the Existing Beverage Credit Agreement, substantially all of the Company's assets other than cash and cash equivalents are pledged as security as of January 3, 1999. In addition, obligations under the Existing Beverage Credit Agreement were guaranteed by Snapple, Mistic, Triarc Beverage Holdings and Cable Car prior to the repayment thereof. As collateral for such guarantees, all of the stock of Snapple, Mistic, Triarc Beverage Holdings and Cable Car was pledged. See Note 18 for the effect of the February 25, 1999 refinancing on the pledging of assets and debt guarantees and related collateral.

(7) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company has the following financial instruments for which the disclosure of fair values is required: cash and cash equivalents, accounts receivable and payable, accrued expenses, due from affiliates, due to Triarc Parent and affiliates and long-term debt. The carrying amounts of cash and cash equivalents, accounts payable, accrued expenses, due from affiliates and due to Triarc Parent and affiliates approximated fair value due to the short-term maturities of such assets and liabilities. The carrying amount of accounts receivable approximated fair value due to the related allowance for doubtful accounts. The fair values of the Existing Term Loans under the Existing Beverage Credit Agreement approximated their carrying values due to the relatively frequent resets of their floating interest rates. The fair values of all other long-term debt were assumed to reasonably approximate their carrying amounts since (i) for capitalized lease obligations, the weighted average implicit interest rate approximates current levels and (ii) for all other debt, the remaining maturities are relatively short-term.

(8) INCOME TAXES

     As discussed in Note 1, the Company is included in the consolidated Federal income tax return of Triarc Parent. Pursuant to a tax-sharing agreement with Triarc Parent, the Company provides for Federal income taxes on the same basis as if separate consolidated returns for Triarc Beverage Holdings were filed. As of December 28, 1997 and January 3, 1999, the Company was in a net operating loss position and, as such, there were no taxes currently payable.

     The income (loss) before income taxes and extraordinary charge consisted of the following components (in thousands):

                                                           1996       1997      1998
                                                           ----       ----      ----
Domestic................................................  $(1,092)  $(29,340)  $33,641
Foreign.................................................    --           465       144
                                                          -------   --------   -------
                                                          $(1,092)  $(28,875)  $33,785
                                                          -------   --------   -------
                                                          -------   --------   -------

                TRIARC BEVERAGE HOLDINGS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 3, 1999

     The (provision for) benefit from income taxes consisted of the following components (in thousands):

                                                            1996     1997       1998
                                                            ----     ----       ----
Current:
     Federal..............................................  $(278)  $  (262)  $(11,638)
     State................................................    (50)     (160)      (699)
     Foreign..............................................     --      (361)       (45)
                                                            -----   -------   --------
                                                             (328)     (783)   (12,382)
                                                            -----   -------   --------
Deferred:
     Federal..............................................    606     9,518       (661)
     State................................................      4     1,337     (1,584)
                                                            -----   -------   --------
                                                              610    10,855     (2,245)
                                                            -----   -------   --------
     Total................................................  $ 282   $10,072   $(14,627)
                                                            -----   -------   --------
                                                            -----   -------   --------

     The current deferred income tax asset and the net non-current deferred income tax (liability) resulted from the following components (in thousands):

                                                                         YEAR-END
                                                                    -------------------
                                                                      1997       1998
                                                                      ----       ----
      Current deferred income tax assets:
           Federal net operating loss carryforwards under
            tax-sharing agreements with Triarc Parent ($6,008) and
            state net operating loss carryforwards ($111).........  $  6,119   $  --
           Glass front vending machines written off...............     2,925      2,925
           Allowance for doubtful accounts........................     1,617      1,320
           Accrued production contract losses.....................     4,588      1,382
           Accrued employee benefit costs.........................     1,697      1,402
           Inventory obsolescence reserves........................       625      1,298
           Accrued advertising and promotional allowances.........     2,367        606
           Accrued legal settlements..............................     3,588        262
           Other, net.............................................     2,929      2,505
                                                                    --------   --------
                                                                      26,455     11,700
                                                                    --------   --------
      Non-current deferred income tax assets (liabilities):
           Trademarks basis differences...........................   (53,929)   (55,962)
           Reserve for income tax contingencies and other tax
            matters...............................................      (130)      (567)
           Federal net operating loss carryforwards and excess
            income tax payments under tax-sharing agreements......     --        12,211
           Properties basis differences including depreciation....    (1,362)     3,945
           State net operating loss carryforwards.................       679      1,549
           Accrued production contract losses.....................     3,471      --
           Other, net.............................................     3,261      3,324
                                                                    --------   --------
                                                                     (48,010)   (35,500)
                                                                    --------   --------
                                                                    $(21,555)  $(23,800)
                                                                    --------   --------
                                                                    --------   --------

     As of January 3, 1999 the Company had net operating loss carryforwards for Federal income tax purposes (the 'NOLs') under its tax-sharing agreement with Triarc Parent of $2,904,000 expiring in 2012. Subsequent to January 3, 1999 TCPG entered into a revised tax-sharing agreement and amendment thereto with Triarc Parent limiting the benefit available to the Company for the NOLs (see
Note 18).

                TRIARC BEVERAGE HOLDINGS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 3, 1999

     The difference between the reported (provision for) benefit from income taxes and the tax (provision) benefit that would result from applying the 35% Federal statutory rate to the income (loss) before income taxes and extraordinary charge is reconciled as follows (in thousands):

                                                             1996    1997       1998
                                                             ----    ----       ----
Income tax (provision) benefit computed at Federal
  statutory rate...........................................  $382   $10,106   $(11,825)
Increase (decrease) in Federal tax benefit in 1996 and 1997
  and (increase) decrease in Federal tax provision in 1998
  resulting from:
     Amortization of non-deductible Goodwill...............   --       (467)    (1,134)
     State income tax (provision) benefit, net of Federal
       income tax effect...................................   (30)      765     (1,484)
     Foreign tax rate in excess of United States Federal
       statutory rate......................................   --       (199)         5
     Other, net............................................   (70)     (133)      (189)
                                                             ----   -------   --------
                                                             $282   $10,072   $(14,627)
                                                             ----   -------   --------
                                                             ----   -------   --------

(9) REDEEMABLE PREFERRED STOCK

     On May 22, 1997 Triarc Beverage Holdings issued 75,000 shares of its redeemable cumulative convertible preferred stock, $1.00 par value (the 'Redeemable Preferred Stock') to Triarc Parent for $75,000,000. On August 21, 1997 each of the 75,000 outstanding shares of Redeemable Preferred Stock was converted into 1/100 of a share as a result of a 1:100 reverse stock split, resulting in 750 issued and outstanding shares of Redeemable Preferred Stock. The Redeemable Preferred Stock (i) bears a cumulative annual dividend of 10% on stated value compounded annually for any undeclared dividends, payable in cash or additional shares of Redeemable Preferred Stock, if declared by, and at the option of, the Company, (ii) is convertible into 750 shares of Triarc Beverage Holdings' common stock (the 'Triarc Beverage Common Stock') at an adjusted conversion price of $100,000 per share, (iii) requires mandatory redemption on May 22, 2009 at $100,000 per share plus accrued and unpaid dividends and (iv) has an aggregate liquidation value of $75,000,000 plus accrued and unpaid dividends of $12,587,000 as of January 3, 1999. The cumulative dividends not declared or paid of $4,604,000 and $7,983,000 for each of the years ended December 28, 1997 and January 3, 1999, respectively, have been accounted for as increases in 'Redeemable preferred stock' with offsetting charges to 'Additional paid-in capital' since payment of the dividends is not solely in the control of the Company.

(10) STOCKHOLDER'S EQUITY

     Through May 22, 1997 the common stock reflected in the accompanying consolidated statements of stockholder's equity (deficit) was the 873 issued and outstanding shares of Mistic common stock with a par value of $1.00 per share. On May 22, 1997 the then outstanding 873 shares of Mistic common stock were contributed to Triarc Beverage Holdings by Triarc Parent and Triarc Beverage Holdings issued 1,000 shares of Triarc Beverage Common Stock to Triarc Parent for $1,000. On August 21, 1997 each of the 1,000 issued and outstanding shares of Triarc Beverage Common Stock was split into 850 shares, resulting in 850,000 issued and outstanding shares of Triarc Beverage Common Stock.

     Triarc Beverage Holdings adopted the Triarc Beverage Holdings Corp. 1997 Stock Option Plan (the 'Triarc Beverage Plan') in 1997 which provides for the grant of options to purchase shares of Triarc Beverage Common Stock to key employees, officers, directors and consultants of Triarc Beverage Holdings, Triarc Parent and their affiliates. Stock options under the Triarc Beverage Plan have maximum terms of ten years and vest ratably over periods not exceeding four years from the date of grant. The Triarc Beverage Plan provides for a maximum of 150,000 shares of Triarc Beverage Common

                TRIARC BEVERAGE HOLDINGS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 3, 1999

Stock to be issued upon the exercise of stock options and there remain 4,575 shares available for future grants under the Triarc Beverage Plan as of January 3, 1999. A summary of changes in outstanding stock options under the Triarc Beverage Plan is as follows:

                                                                        OPTION
                                                              OPTIONS    PRICE
                                                              -------    -----
Granted during 1997.........................................   76,250   $147.30
                                                              -------
Outstanding at December 28, 1997............................   76,250   $147.30
Granted during 1998.........................................   72,175   $191.00
Terminated during 1998......................................   (3,000)  $147.30
                                                              -------
Outstanding at January 3, 1999..............................  145,425
                                                              -------
                                                              -------

     The option prices of the grants during 1997 and 1998 were equal to fair value at the respective dates of grant as determined by independent appraisals. The weighted average grant date fair value of the grants during 1997 and 1998 was $50.75 and $60.01, respectively. The weighted average option price of the outstanding options at January 3, 1999 was $168.99. Such options (i) vest ratably on July 1 of 1999, 2000 and 2001 and, accordingly, no options have been exercised or are exercisable as of January 3, 1999 and (ii) have a remaining weighted average term of 9.1 years at January 3, 1999.

     As previously disclosed in Note 1, the Company accounts for stock options in accordance with the intrinsic value method. Accordingly, the Company has not recognized any compensation expense for the stock options granted in 1997 or 1998. Had compensation cost for such options been determined in accordance with the fair value method, the Company's 1997 net loss would have been $20,281,000 and the Company's net income for 1998 would have been $17,448,000. The fair values of stock options on the date of grant were estimated using the Black-Scholes option pricing model with the following assumptions: (i) weighted average risk-free interest rate of 6.22% and 5.54% for the 1997 and 1998 grants, respectively, (ii) expected option life of 7 years and (iii) no dividends would be paid. Since Triarc Beverage Common Stock is not publicly traded, volatility was not applicable. The above pro forma amounts are not likely to be representative of the effects on net income in future periods because pro forma compensation expense for grants under the Triarc Beverage Plan did not occur prior to such plan's adoption in 1997.

     In 1995 the Company granted the syndicating lending bank in connection with the Former Mistic Bank Facility and two senior officers of Mistic stock appreciation rights (the 'Mistic Rights') for the equivalent of 3% and 9.7%, respectively, of Mistic's outstanding common stock plus the equivalent shares represented by such stock appreciation rights. The Mistic Rights granted to the syndicating lending bank were immediately vested and of those granted to the senior officers, one-third vested over time and two-thirds vested depending on Mistic's performance. The Mistic Rights provided for appreciation in the per-share value of Mistic common stock above a base price of $28,637 per share, which was equal to the price per share paid by Triarc Parent at the time of the Mistic acquisition in 1995. The value of the Mistic Rights granted to the syndicating lending bank was recorded as deferred financing costs. The Company recognized periodically the estimated increase or decrease in the value of the Mistic Rights; such amounts were not significant to the Company's consolidated results of operations in 1996 or 1997. In connection with the refinancing of the Former Mistic Bank Facility in May 1997, the Mistic Rights granted to the syndicating lending bank were repurchased by the Company for $492,000; the $177,000 excess of such cost over the then recorded value of such rights of $315,000 was recorded as 'Interest expense' during 1997. In addition, the Mistic Rights granted to the two senior officers were canceled in 1997 in consideration for, among other things, their participation in the Triarc Beverage Plan. Since the estimated per-share value of the Mistic common stock at the time of such cancellation was lower than the base price of the Mistic Rights, no income or expense was required to be recorded as a result of such cancellation.

                TRIARC BEVERAGE HOLDINGS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 3, 1999

(11) CHARGES RELATED TO POST-ACQUISITION TRANSITION, INTEGRATION AND CHANGES TO BUSINESS STRATEGIES

     Charges related to post-acquisition transition, integration and changes to business strategies are attributed to the Snapple Acquisition and the Stewart's Acquisition during 1997 and consisted of the following (in thousands):


Non-cash charges:
     Write down glass front vending machines based on the
      Company's change in estimate of their value
      considering the Company's plans for their future
      use(a)................................................  $12,557
     Provide additional reserves for doubtful accounts based
      on the Company's change in estimate of the related
      write-off to be incurred(b)...........................    2,254
Cash obligations:
     Provide additional reserves for legal matters based on
      the Company's change in Quaker's estimate of the
      amounts required reflecting the Company's plans and
      estimates of costs to resolve such matters(c).........    6,697
     Provide for certain costs in connection with the
      successful consummation of the Snapple Acquisition and
      the Mistic refinancing in connection with entering
      into the Existing Beverage Credit Agreement(d)........    4,000
     Provide for fees paid to Quaker pursuant to a
      transition services agreement(e)......................    2,819
     Provide for the portion of promotional expenses
      relating to the period of 1997 prior to the Snapple
      Acquisition as a result of the Company's then current
      operating expectations(f).............................    2,510
     Provide for costs, principally for independent
      consultants, incurred in connection with the
      conversion of Snapple to the Company's operating and
      financial information systems(g)......................    1,603
     Sign-on bonus related to the Stewart's Acquisition.....      400
                                                              -------
                                                              $32,840
                                                              -------
                                                              -------

------------

 (a) During Quaker's ownership of Snapple, the glass front vending machines were held for sale to distributors and, accordingly, were carried at their estimated net realizable value. During the business transition following the Snapple Acquisition, the Company became aware that these machines were frequently unreliable in the field. The Company made the decision to correct the mechanical defects in the machines and to allow distributors to use the machines at locations chosen by them, without the cost of purchasing them. By deciding to no longer sell the glass front vending machines, the Company will not recover from its customers the value of the machines acquired in the Snapple Acquisition. Accordingly, because the Company expects no specific identifiable future cash flows, the Company wrote off an amount representing the excess of the carrying value of the machines over their estimated scrap value given the Company's decision described above.

 (b) In the transition following the Snapple Acquisition, the Company decided that, in order to improve relationships with customers, it would not actively seek to collect certain past due balances, disputed amounts or amounts that were not sufficiently supportable, and provided additional reserves for doubtful accounts of $2,254,000.

 (c) In the transition following the Snapple Acquisition, the Company decided that, in order to improve relationships with customers and reverse Snapple's sales decline, it would attempt to settle as many of the legal matters pending at the time of the Snapple Acquisition, in particular the RIB Matter (see Note 5), as quickly as possible. Accordingly, the Company provided $6,697,000 representing the excess of the Company's estimate to settle such claims over the existing reserves established by Quaker as of the date of the Snapple Acquisition.
                                              (footnotes continued on next page)

                TRIARC BEVERAGE HOLDINGS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 3, 1999

(footnotes continued from previous page)

 (d) In connection with the Snapple Acquisition and the related refinancing of the debt of Mistic, Snapple and Mistic paid a $4,000,000 fee to Triarc Parent on May 22, 1997 in order to compensate Triarc Parent for its recurring indirect costs incurred while providing assistance in consummating these transactions.

 (e) During the transition following the Snapple Acquisition, the Company paid $2,819,000 to Quaker in return for Quaker providing certain operating and accounting services for Snapple for a six-week period in accordance with the terms of a transition services agreement. Quaker performed these services while the Company transitioned the records, operations and management to the Company and its systems.

 (f) In the transition following the Snapple Acquisition, the Company decided that, in order to improve relationships with customers, the Company would not pursue collection of the many questionable claimed promotional credits and recognized within 'Charges related to post-acquisition transition, integration and changes to business strategies' the $2,510,000 of promotional costs in June 1997 which were in excess of the high end of the range of the Company's expectations for promotional costs.

 (g) In the transition following the Snapple Acquisition, the Company recognized $1,603,000 of costs incurred to engage various consultants to help the Company plan for the related systems and business procedure modifications necessary in order to be able to manage the Snapple business.

     As of December 28, 1997 all cash obligations had been liquidated other than $6,697,000 of the additional reserves for legal matters, which were liquidated during the year ended January 3, 1999.

(12) FACILITIES RELOCATION AND CORPORATE RESTRUCTURING

     The components of the facilities relocation and corporate restructuring charge and an analysis of related activity are as follows (in thousands):

                                                     1996                                          1997
                              ---------------------------------------------------   -----------------------------------
                                                                                                             BALANCE
                                                                                                           DECEMBER 28,
                                                        WRITE-OFF      BALANCE                               1997 AND
                                                        OF RELATED   DECEMBER 31,                           JANUARY 3,
                              PROVISION(A)   PAYMENTS     ASSETS         1996       PROVISION   PAYMENTS       1999
                              ------------   --------     ------         ----       ---------   --------       ----
Non-cash charges:
     Costs of terminating
       Mistic distribution
       agreements...........     $  453       $  --       $(453)        $   --       $   --      $   --       $   --
     Estimated cost of
       Mistic information
       systems to be
       abandoned............        150          --        (150)            --           --          --           --
Cash obligations:
     Employee severance and
       related termination
       costs................         --          --          --             --           29         (29)          --
     Cost of terminating
       Mistic distribution
       agreements...........        847        (847)         --             --           --          --           --
                                 ------       -----       -----         ------       ------      ------       ------
                                 $1,450       $(847)      $(603)        $   --       $   29      $  (29)      $   --
                                 ------       -----       -----         ------       ------      ------       ------
                                 ------       -----       -----         ------       ------      ------       ------

------------

 (a) The 1996 facilities relocation and corporate restructuring charge principally related to the settlement costs of terminating certain Mistic distribution agreements including cash payments of $847,000 and the write-off of receivables from such distributors, in lieu of additional cash payments, of $453,000, and a provision for the write-off of the unamortized deferred cost of Mistic information systems as a result of the planned merger of the Royal Crown and Mistic information systems

                TRIARC BEVERAGE HOLDINGS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 3, 1999

    related to the then planned relocation (the 'Royal Crown Relocation') of the headquarters of Royal Crown Company Inc. ('Royal Crown'), a subsidiary of Triarc Parent, which were centralized with the Company's offices in White Plains, New York.

(13) EXTRAORDINARY CHARGE

     The 1997 extraordinary charge resulted from the early extinguishment of obligations under the Former Mistic Bank Facility in May 1997 refinanced in connection with entering into the Existing Beverage Credit Agreement (see Note
6). Such extraordinary charge consisted of the write-off of $1,889,000 of previously unamortized deferred financing costs less $735,000 of income tax benefit.

(14) RETIREMENT AND OTHER BENEFIT PLANS

     The Company maintains several 401(k) defined contribution plans and participates in a Triarc Parent 401(k) defined contribution plan (collectively, the 'Plans') covering all of the Company's employees who meet certain minimum requirements and elect to participate including subsequent to (i) May 22, 1997 employees of Snapple and (ii) May 1, 1998 employees of Cable Car. Under the provisions of the Plans, employees may contribute various percentages of their compensation ranging up to a maximum of 15%, subject to certain limitations. The Plans provide for Company matching contributions at either (i) 50% of employee contributions up to the first 5% thereof or (ii) 100% of employee contributions up to the first 3% thereof. In addition, the Plans also provide for annual Company contributions of a discretionary aggregate amount to be determined by the employer. In connection with both of these employer contributions, the Company provided as compensation expense $137,000, $302,000 and $796,000 in 1996, 1997 and 1998, respectively.

     Triarc Parent has granted stock options to certain key employees of the Company under Triarc Parent's 1993 Equity Participation Plan and 1997 Equity Participation Plan. Included in such options are 147,000 granted in 1997 at a weighted average option price of $12.64 which was below the $14.10 weighted average fair market value of Triarc Parent's Class A Common Stock on the respective dates of grant (based on the closing price on such dates) resulting in an aggregate difference of $214,000. Since the key employees provide services to the Company and not to Triarc Parent, all of such difference is being charged to the Company as compensation expense over the applicable vesting periods through 2002, net of reversals of prior charges arising from the forfeiture of certain of those options in connection with employee terminations (the 'Forfeiture Adjustments'). Compensation expense resulting from the below market stock options aggregated $93,000 and $77,000 (net of $4,000 of Forfeiture Adjustments) during 1997 and 1998, respectively, and is included in 'General and administrative' in the accompanying consolidated statements of operations. There was no such compensation expense for 1996 since no below market stock options were granted to employees of the Company prior to 1997.

(15) LEASE COMMITMENTS

     The Company leases office space and equipment. Rental expense under operating leases consisted of the following components (in thousands):

                                                              1996    1997     1998
                                                              ----    ----     ----
Minimum rentals.............................................  $325   $2,302   $4,018
Less sublease income........................................   --       518      865
                                                              ----   ------   ------
                                                              $325   $1,784   $3,153
                                                              ----   ------   ------
                                                              ----   ------   ------

                TRIARC BEVERAGE HOLDINGS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 3, 1999

     The Company's future minimum rental payments and sublease rental income for leases having an initial lease term in excess of one year as of January 3, 1999 are as follows (in thousands):

                                                                      RENTAL PAYMENTS       SUBLEASE
                                                                  -----------------------    INCOME-
                                                                  CAPITALIZED   OPERATING   OPERATING
                                                                    LEASES       LEASES      LEASES
                                                                    ------       ------      ------
      1999......................................................     $ 41        $ 3,920     $  867
      2000......................................................       35          3,582        893
      2001......................................................       35          3,240        920
      2002......................................................       35          3,162      --
      2003......................................................       26          3,215      --
      Thereafter................................................       39         18,054      --
                                                                     ----        -------     ------
           Total minimum payments...............................      211        $35,173     $2,680
                                                                                 -------     ------
                                                                                 -------     ------
      Less interest.............................................       53
                                                                     ----
      Present value of minimum capitalized lease payments.......     $158
                                                                     ----
                                                                     ----

     The present value of minimum capitalized lease payments is included, as applicable, with 'Long-term debt' or 'Current portion of long-term debt' in the accompanying consolidated balance sheets (see Note 6).

(16) TRANSACTIONS WITH RELATED PARTIES

     The following is a summary of transactions between the Company and its related parties (in thousands):

                                                            1996     1997       1998
                                                            ----     ----       ----
Purchases of raw materials from Triarc Parent(a).........  $ --     $13,023   $112,489
Cash dividend paid to Triarc Parent......................    --       --        23,556
Cumulative dividends on the Redeemable Preferred Stock
  recorded but not declared or paid (Note 9).............    --       4,604      7,983
Costs allocated to the Company by Triarc Parent under
  management services agreements(b)......................   1,500     3,042      3,500
Net costs allocated to Royal Crown by the Company for
  joint services(c)......................................    --         547      1,654
Compensation costs charged to the Company by Triarc
  Parent for below market stock options (Note 14)........    --          93         77
Issuance of Redeemable Preferred Stock (Note 9)..........    --      75,000      --
Capital contributions from Triarc Parent(b)..............   1,500       625      --

------------

 (a) The Company purchases certain raw materials from Triarc Parent at Triarc Parent's purchase cost from unaffiliated third-party suppliers. At December 28, 1997 and January 3, 1999, $13,023,000 and $15,274,000, respectively, of amounts owed for such purchases were included in 'Due to Triarc Companies, Inc. and affiliates' in the accompanying consolidated balance sheets.

 (b) The Company receives from Triarc Parent certain management services, including legal, accounting, tax, insurance, financial and other management services, under management services agreements. Under such agreements such costs were to be allocated to the Company by Triarc Parent based upon the pro rata share of the sum of the greater of income before income taxes, depreciation and amortization ('EBITDA') and 10% of revenues for each of the Company's principal operating subsidiaries to the aggregate for all of Triarc Parent's principal operating subsidiaries. However,
                                              (footnotes continued on next page)

                TRIARC BEVERAGE HOLDINGS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 3, 1999

(footnotes continued from previous page)
    such costs allocated to Mistic through May 22, 1997 were limited to amounts permitted under the Former Mistic Bank Facility aggregating $1,500,000 and $625,000 in 1996 and 1997, respectively. Mistic was prohibited from paying such amounts to Triarc Parent under the terms of the Former Mistic Bank Facility prior to its repayment and, accordingly, such amounts were accounted for as capital contributions from Triarc Parent. Such costs allocated to Mistic and Snapple commencing May 22, 1997 and Cable Car commencing August 15, 1998 were limited to amounts permitted under the subsequent Existing Beverage Credit Agreement aggregating $2,375,000 and $3,000,000 in 1997 and 1998, respectively (see Note 18 for disclosure regarding a new agreement for management services to the Company). Management of the Company believes that such allocation method is reasonable. Further, management of the Company believes that such allocation approximates the costs that would have been incurred by the Company on a stand alone basis.

 (c) Commencing in July 1997 following the Royal Crown Relocation, the Company commenced performing certain services for Royal Crown as well as Royal Crown performing certain services for the Company. The Company provides certain finance, administrative, operational and, commencing in 1998, legal services for Royal Crown. In 1997 Royal Crown provided legal services to the Company and in 1998 provided certain operational services to the Company. The costs of all such services have been allocated based on estimated time expended. The allocated charges by the Company to Royal Crown net of the allocated charges to the Company by Royal Crown were $547,000 and $1,654,000 for 1997 and 1998, respectively. Management of the Company believes that such allocation method is reasonable. Further, management of the Company believes that such allocation approximates the net costs that would have been incurred by Royal Crown on a stand alone basis.

    Certain officers and directors of the Company are also officers and directors of Triarc Parent. See also Notes 1, 5, 10 and 14 with respect to other transactions with related parties.

(17) LEGAL MATTERS

     The Company is involved in litigation and claims incidental to its business. The Company has reserves for such legal matters aggregating approximately $672,000 (see Note 4) as of January 3, 1999. Although the outcome of such matters cannot be predicted with certainty and some of these may be disposed of unfavorably to the Company, based on currently available information and given the Company's aforementioned reserves, the Company does not believe that such legal matters will have a material adverse effect on its consolidated financial position or results of operations.

(18) SUBSEQUENT EVENTS

     On February 25, 1999 Snapple, Mistic and Cable Car, as well as RC/Arby's Corporation ('RC/Arby's'), an indirect wholly-owned subsidiary of Triarc Parent until its contribution to TCPG in 1999, and Royal Crown (collectively, the 'Borrowers') entered into an agreement (the 'Credit Agreement') for a new $535,000,000 senior bank credit facility (the 'Credit Facility') consisting of a $475,000,000 term facility, all of which was borrowed as term loans (the 'Term Loans') on February 25, 1999, and a $60,000,000 revolving credit facility (the 'Revolving Credit Facility') which provides for revolving credit loans (the 'Revolving Loans') by Snapple, Mistic and Cable Car effective February 25, 1999 and RC/Arby's and Royal Crown effective upon the redemption (the 'Redemption') of the $275,000,000 of borrowings under the RC/Arby's 9 3/4% senior secured notes due 2000 (the '9 3/4% Senior Notes') on March 30, 1999. There were no borrowings of Revolving Loans on February 25, 1999. The Company utilized the aggregate net proceeds of these borrowings together with available cash and cash equivalents to (i) repay on February 25, 1999 the outstanding principal amount ($284,333,000 as of January 3, 1999 and February 25, 1999) of the Existing Term Loans under the Existing Beverage Credit

                TRIARC BEVERAGE HOLDINGS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 3, 1999

Agreement and related accrued interest ($2,231,000 and $1,503,000 as of January 3, 1999 and February 25, 1999, respectively), (ii) transfer $92,500,000 of proceeds in conjunction with the transfer of $96,300,000 (including $3,800,000 relating to estimated deferred financing costs) of obligations under the Term Loans to Royal Crown upon the Redemption, (iii) acquire Millrose Distributors, Inc. and the assets of Mid-State Beverage, Inc., two New Jersey distributors of the Company's premium beverages, for $17,376,000 including expenses, (iv) provide for allocated currently estimated fees and expenses of $13,400,000 relating to the consummation of the Credit Facility (the 'Refinancing Transactions') and (v) pay one-time distributions, including dividends, to Triarc Parent of $87,220,000. The estimated fees and expenses of $13,400,000 relating to the consummation of the Credit Facility consist of approximately $12,100,000 of fees paid to the Company's lenders, including commitment fees, approximately $1,200,000 of legal, auditing and accounting fees and approximately $100,000 of other fees. As a result of the repayment prior to maturity of the Existing Term Loans, the Company recognized an extraordinary charge during the first quarter of the year ending January 2, 2000 of $4,876,000 for (i) the write-off of previously unamortized (a) deferred financing costs ($8,146,000 and $7,844,000 as of January 3, 1999 and February 25, 1999,
respectively) and (b) interest rate cap agreement costs ($159,000 and $146,000 as of January 3, 1999 and February 25, 1999, respectively), net of income tax benefit ($3,237,000 and $3,114,000 as of January 3, 1999 and February 25, 1999,
respectively).

     Borrowings under the Credit Facility bear interest, at the Borrowers' option, at rates based on either the 30, 60, 90 or 180-day London Interbank Offered Rate ('LIBOR') (ranging from 5.06% to 5.07% at January 3, 1999) or an alternate base rate (the 'ABR'). The ABR (7 3/4% at January 3, 1999) represents the higher of the prime rate or 1/2% over the Federal funds rate. The interest rates on LIBOR-based loans are reset at the end of the period corresponding with the duration of the LIBOR selected. The interest rates on ABR-based loans are reset at the time of any change in the ABR. Revolving Loans and one class of the Term Loans with an initial borrowing of $45,000,000 bear interest at 3% over LIBOR or 2% over ABR until such time as such margins may be subject to downward adjustment by up to 3/4% based on the Borrowers' leverage ratio, as defined. The other two classes of Term Loans with initial borrowings of $125,000,000 and $305,000,000 bear interest at 3 1/2% and 3 3/4% over LIBOR, respectively, and 2 1/2% and 2 3/4%, respectively, over ABR. The borrowing base for Revolving Loans is the sum of 80% of eligible accounts receivable and 50% of eligible inventories. At January 31, 1999 there would have been $39,423,000 (unaudited) of borrowing availability to the Company under the Revolving Credit Facility in accordance with limitations due to such borrowing base. The Term Loans are initially due $4,912,000 in 1999, $8,238,000 in 2000, $10,488,000 in 2001,
$12,738,000 in 2002, $14,987,000 in 2003, $15,550,000 in 2004, $94,299,000 in
2005, $242,875,000 in 2006 and $70,913,000 in 2007 and any Revolving Loans would be due in full in March 2005. Upon consummation of the Redemption and the concurrent transfer of the $96,300,000 of Term Loans to Royal Crown, the Company's annual maturities of the Term Loans decreased proportionately. The Borrowers must also make mandatory prepayments in an amount, if any, initially equal to 75% of excess cash flow, as defined in the Credit Agreement.

     Under the Credit Agreement substantially all of the assets, other than cash and cash equivalents of the Company, among other subsidiaries of TCPG, are pledged as security. The Borrowers' obligations with respect to the Credit Facility are guaranteed (the 'Guarantee') by, among other subsidiaries of TCPG, substantially all of the domestic subsidiaries of Snapple, Mistic and Cable Car. As collateral for such guarantees, all of the stock of Snapple, Mistic and Cable Car and substantially all of their domestic, and 65% of the stock of their directly-owned foreign, subsidiaries are pledged.

     In addition, with respect to obligations of TCPG under $300,000,000 principal amount of 10 1/4% senior subordinated notes due 2009 (the 'Notes') issued on February 25, 1999, Triarc Beverage Holdings is a co-issuer and the obligations are guaranteed by, among other subsidiaries of TCPG, Snapple, Mistic and Cable Car and all of their domestic subsidiaries, all of which effective
May 17, 1999

                TRIARC BEVERAGE HOLDINGS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 3, 1999

are wholly-owned by Triarc Beverage Holdings or TCPG. Such guarantees are full and unconditional, are on a joint and several basis and are unsecured. Since Triarc Beverage Holdings is a co-issuer, it will reflect on its consolidated balance sheet such $300,000,000 principal amount as long-term debt and any related accrued but unpaid interest as an accrued expense with corresponding charges to a receivable from TCPG component of stockholder's equity (deficit). Such amounts will be increased for interest accrued and reduced to the extent that TCPG makes interest and principal payments on the Notes.

     The Credit Agreement, Guarantee and indenture pursuant to which the Notes were issued contain various covenants which (i) require meeting certain financial amount and ratio tests, (ii) limit, among other matters (a) the incurrence of indebtedness, (b) the retirement of certain debt prior to maturity, (c) investments, (d) asset dispositions and (e) affiliate transactions other than in the normal course of business, and (iii) restrict the payment of dividends to TCPG. Under the most restrictive of such covenants, the Company would not be able to pay any dividends to TCPG other than the aforementioned one-time distributions, including dividends, paid to TCPG in connection with the Refinancing Transactions.

     In connection with the Refinancing Transactions, on February 25, 1999 TCPG entered into a revised tax-sharing agreement (including the Company) with Triarc Parent replacing Triarc Beverage Holdings' tax-sharing agreement with Triarc Parent. Pursuant to such revised agreement, TCPG will not receive credit and, accordingly, the Company will not receive credit for the existing NOLs and excess Federal income tax payments of the Company as of the date of the new agreement. Under such revised agreement, TCPG would not receive any benefit for the deferred tax assets associated with the NOLs and excess Federal income tax payments aggregating $39,518,000 of which the Company's portion aggregates $12,211,000. However, were such aggregate TCPG deferred tax assets of $39,518,000 to be written off, the borrowers, including the Company, would have been in default under the minimum net worth covenant of the Credit Agreement (the 'Minimum Net Worth Covenant'). Such Minimum Net Worth Covenant inadvertently did not provide for the write-off of such deferred tax assets. Accordingly, the tax-sharing agreement was amended effective February 25, 1999 to provide that TCPG (and the Company through informal arrangements with TCPG) would continue to receive benefit from deferred tax assets associated with the NOLs and the Federal income tax prepayments except that Triarc Parent has the right to cause the effective transfer of any unutilized benefits from TCPG (and the Company through informal arrangements with TCPG) to Triarc Parent, but only to the extent any such transfer would not cause a default under the Minimum Net Worth Covenant. Subsequent to January 3, 1999 and through July 4, 1999 the Company generated an additional $2,626,000 of such benefits as a result of the extraordinary charge resulting from the repayment prior to maturity of the Existing Term Loans, utilized $161,000 of such benefits to offset income taxes otherwise payable on its pre-tax income before extraordinary charge and transferred the remaining $14,676,000 of such deferred tax benefits to Triarc Parent as if such transfer were a distribution from the Company to TCPG and, in turn, a distribution from TCPG to Triarc Parent.

     In connection with the Refinancing Transactions, on February 25, 1999 the Company together with Royal Crown (collectively, the 'Triarc Beverage Group') entered into a new management services agreement (see Note 16 for disclosure concerning the previous management services agreement) with Triarc Parent. The new agreement provides for an annual fixed fee of $6,700,000 plus annual cost of living adjustments to the Triarc Beverage Group as a whole commencing
January 1, 2000. The fee to the Triarc Beverage Group is to be allocated to the Company based upon the Company's pro rata share of the sum of the greater of EBITDA and 10% of revenues to the aggregate for the Triarc Beverage Group.

     The following unaudited pro forma data of the Company for 1998 have been prepared by adjusting the historical data reflected in the accompanying statement of operations for such year to reflect the effects of the Refinancing Transactions as if such transactions had been consummated on December 29, 1997. Such pro forma data are presented for information purposes only and do not purport to be

                TRIARC BEVERAGE HOLDINGS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 3, 1999

indicative of the Company's actual results of operations had such transactions actually been consummated on December 29, 1997 or of the Company's future results of operations and are as follows (in thousands):

                                                                 AS        PRO
                                                              REPORTED    FORMA
                                                              --------    -----
Net revenues................................................  $611,546   $624,099
Operating profit............................................    56,160     57,015
Interest expense............................................   (28,587)   (35,696)
Income before extraordinary charge..........................    19,158     14,946

                           *     *     *     *     *

                TRIARC BEVERAGE HOLDINGS CORP. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                              JANUARY 3,   OCTOBER 3,
                                                               1999(A)        1999
                                                               -------        ----
                                                                  (IN THOUSANDS)
                                                                    (UNAUDITED)
                           ASSETS
Current assets:
     Cash and cash equivalents..............................   $ 39,578    $  15,126
     Receivables............................................     37,710       74,031
     Inventories............................................     41,563       61,254
     Deferred income tax benefit............................     11,700       11,668
     Due from affiliates....................................      1,029       --
     Prepaid expenses and other current assets..............      3,344        2,984
                                                               --------    ---------
          Total current assets..............................    134,924      165,063
Properties..................................................     15,998       17,479
Unamortized costs in excess of net assets of acquired
  companies.................................................    120,145      129,315
Trademarks..................................................    254,340      246,721
Deferred costs and other assets.............................     11,163       14,790
                                                               --------    ---------
                                                               $536,570    $ 573,368
                                                               --------    ---------
                                                               --------    ---------

       LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current liabilities:
     Current portion of long-term debt......................   $  8,338    $  36,418
     Accounts payable.......................................     33,918       34,415
     Accrued expenses.......................................     35,260       48,744
     Due to Triarc Companies, Inc. and other affiliates.....     18,158       23,370
                                                               --------    ---------
          Total current liabilities.........................     95,674      142,947
Long-term debt..............................................    282,951      644,052
Deferred income taxes.......................................     35,500       56,345
Other liabilities...........................................      3,552        7,776
Redeemable preferred stock..................................     87,587       94,077
Stockholder's equity (deficit):
     Common stock...........................................        850          850
     Additional paid-in capital.............................     35,761       --
     Accumulated deficit....................................     (5,342)     (68,315)
     Accumulated other comprehensive income (deficit).......         37           13
     Receivable from Triarc Companies, Inc..................     --         (304,377)
                                                               --------    ---------
          Total stockholder's equity (deficit)..............     31,306     (371,829)
                                                               --------    ---------
                                                               $536,570    $ 573,368
                                                               --------    ---------
                                                               --------    ---------

------------

 (A) Derived from the audited consolidated financial statements as of January 3, 1999

     See accompanying notes to condensed consolidated financial statements.

                TRIARC BEVERAGE HOLDINGS CORP. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                  NINE MONTHS ENDED
                                                              --------------------------
                                                              SEPTEMBER 27,   OCTOBER 3,
                                                                  1998           1999
                                                                  ----           ----
                                                                    (IN THOUSANDS)
                                                                     (UNAUDITED)
Net revenues................................................    $495,817       $525,702
                                                                --------       --------
Costs and expenses:
     Cost of sales, excluding depreciation and amortization
      related to sales of $931,000 and $1,163,000...........     292,639        308,134
     Advertising, selling and distribution..................     116,752        120,391
     General and administrative.............................      28,953         31,910
     Depreciation and amortization, excluding amortization
      of deferred financing costs...........................      16,385         16,612
     Capital structure reorganization related...............      --              3,208
                                                                --------       --------
                                                                 454,729        480,255
                                                                --------       --------
     Operating profit.......................................      41,088         45,447
Interest expense............................................     (21,343)       (25,827)
Investment income...........................................       1,341            446
Gain (loss) on sale of business.............................       4,702           (889)
Other income (loss), net....................................         (50)           333
                                                                --------       --------
     Income before income taxes and extraordinary charge....      25,738         19,510
Provision for income taxes..................................     (10,549)        (9,365)
                                                                --------       --------
     Income before extraordinary charge.....................      15,189         10,145
Extraordinary charge........................................      --             (4,876)
                                                                --------       --------
     Net income.............................................    $ 15,189       $  5,269
                                                                --------       --------
                                                                --------       --------

     See accompanying notes to condensed consolidated financial statements.

                TRIARC BEVERAGE HOLDINGS CORP. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  NINE MONTHS ENDED
                                                              --------------------------
                                                              SEPTEMBER 27,   OCTOBER 3,
                                                                  1998           1999
                                                                  ----           ----
                                                                    (IN THOUSANDS)
                                                                     (UNAUDITED)
Cash flows from operating activities:
     Net income.............................................     $15,189       $  5,269
     Adjustments to reconcile net income to net cash
      provided by operating activities:
          Amortization of costs in excess of net assets of
            acquired companies, trademarks and certain other
            items...........................................      12,273         12,214
          Depreciation and amortization of properties.......       4,112          4,398
          Amortization of deferred financing costs..........       1,442          1,573
          Write-off of unamortized deferred financing costs
            and interest rate cap agreement costs...........      --              7,990
          Capital structure reorganization related charge...      --              3,208
          (Gain) loss on sale of business...................      (4,702)           889
          Provision for deferred income taxes...............       5,956          8,826
          Provision for doubtful accounts...................       1,406            637
          Payments for charges related to post-acquisition
            transition, integration and changes to business
            strategies......................................      (5,943)          (204)
          Other, net........................................         242          1,412
          Changes in operating assets and liabilities:
               Increase in receivables......................     (24,588)       (34,736)
               Increase in inventories......................     (20,130)       (18,143)
               Decrease (increase) in prepaid expenses and
                 other current assets.......................      (2,372)           214
               Increase in accounts payable and accrued
                 expenses...................................      31,527          5,303
               Increase in due to Triarc Companies, Inc. and
                 other affiliates, net......................       6,383          6,217
                                                                 -------       --------
                    Net cash provided by operating
                      activities............................      20,795          5,067
                                                                 -------       --------
Cash flows from investing activities:
     Proceeds from sale of investment in Select Beverages,
      Inc. .................................................      28,342         --
     Acquisition of Millrose Distributors, Inc..............      --            (17,491)
     Capital expenditures...................................      (3,877)        (5,008)
     Other..................................................         639            159
                                                                 -------       --------
                    Net cash provided by (used in) investing
                      activities............................      25,104        (22,340)
                                                                 -------       --------
Cash flows from financing activities:
     Proceeds from long-term debt...........................      --            475,000
     Repayments of long-term debt...........................      (9,265)      (289,593)
     Transfer of long-term debt to affiliate................      --            (96,300)
     Dividends..............................................     (23,556)       (82,837)
     Deferred financing costs...............................      --            (16,869)
     Reimbursement of deferred financing costs from
      affiliate.............................................      --              3,420
                                                                 -------       --------
                    Net cash used in financing activities...     (32,821)        (7,179)
                                                                 -------       --------
Net increase (decrease) in cash and cash equivalents........      13,078        (24,452)
Cash and cash equivalents at beginning of period............      23,779         39,578
                                                                 -------       --------
Cash and cash equivalents at end of period..................     $36,857       $ 15,126
                                                                 -------       --------
                                                                 -------       --------

     See accompanying notes to condensed consolidated financial statements.

                TRIARC BEVERAGE HOLDINGS CORP. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                OCTOBER 3, 1999
                                  (UNAUDITED)

(1) BASIS OF PRESENTATION

     Triarc Beverage Holdings Corp. ('Triarc Beverage Holdings' and, together with its subsidiaries, the 'Company'), is a wholly-owned subsidiary of Triarc Consumer Products Group, LLC ('TCPG'), effective February 23, 1999, and of Triarc Companies, Inc. ('Triarc Parent'), the parent of TCPG, prior to
February 23, 1999. Effective May 17, 1999, the common stock of Stewart's Beverages, Inc. ('Stewarts'), formerly Cable Car Beverage Corporation, was contributed by TCPG to Triarc Beverage Holdings. The consolidated financial position, results of operations and cash flows of each of Triarc Beverage Holdings and Stewart's and their subsidiaries have been consolidated since such entities were under the common control of Triarc Parent since December 29, 1997 and, accordingly, the accompanying condensed consolidated financial statements are presented on an 'as if pooling' basis.

     The accompanying unaudited condensed consolidated financial statements of Triarc Beverage Holdings have been prepared in accordance with Rule 10-01 of Regulation S-X promulgated by the Securities and Exchange Commission (the 'SEC') and, therefore, do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. In the opinion of the Company, however, the accompanying condensed consolidated financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company's financial position as of January 3, 1999 and October 3, 1999 and its results of operations and cash flows for the nine-month periods ended September 27, 1998 and October 3, 1999 (see below). This information should be read in conjunction with the consolidated financial statements and notes thereto for the fiscal year ended January 3, 1999 included elsewhere herein.

     The Company reports on a fiscal year basis consisting of 52 or 53 weeks ending on the Sunday closest to December 31. In accordance therewith, the Company's first nine months of 1998 commenced on December 29, 1997 and ended on September 27, 1998 and the Company's first nine months of 1999 commenced on January 4, 1999 and ended on October 3, 1999. For the purposes of these condensed consolidated financial statements, the period from December 29, 1997 to September 27, 1998 is referred to herein as the nine-month period ended September 27, 1998 and the period from January 4, 1999 to October 3, 1999 is referred to below as the nine-month period ended October 3, 1999.

(2) INVENTORIES

     The following is a summary of the components of inventories (in thousands):

                                                         JANUARY 3,    OCTOBER 3,
                                                            1999          1999
                                                            ----          ----
Raw materials..........................................    $16,662      $23,071
Finished goods.........................................     24,901       38,183
                                                           -------      -------
                                                           $41,563      $61,254
                                                           -------      -------
                                                           -------      -------

(3) LONG-TERM DEBT

     On February 25, 1999 Snapple Beverage Corp. ('Snapple'), Mistic Brands, Inc. ('Mistic') and Stewart's, wholly-owned subsidiaries of Triarc Beverage Holdings, as well as RC/Arby's Corporation ('RC/Arby's'), a wholly-owned subsidiary of TCPG, and Royal Crown Company, Inc. ('Royal Crown'), a wholly-owned subsidiary of RC/Arby's, (collectively, the 'Borrowers') entered into an agreement (the 'Credit Agreement') for a new $535,000,000 senior bank credit facility (the 'Credit Facility') consisting of a $475,000,000 term facility, all of which was borrowed as three classes of term loans (the 'Term Loans') on February 25, 1999, and a $60,000,000 revolving credit facility (the 'Revolving Credit Facility') which provides for revolving credit loans (the 'Revolving Loans') by Snapple, Mistic, Stewart's, RC/Arby's or Royal Crown. There have been no borrowings of Revolving

                TRIARC BEVERAGE HOLDINGS CORP. AND SUBSIDIARIES
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                OCTOBER 3, 1999
                                  (UNAUDITED)

Loans through October 3, 1999. The Company utilized a portion of the aggregate net proceeds of these borrowings together with available cash and cash equivalents to (1) repay on February 25, 1999 the $284,333,000 outstanding principal amount of the term loans under a former $380,000,000 credit agreement, as amended (the 'Former Beverage Credit Agreement') entered into by Snapple, Mistic, Triarc Beverage Holdings and Stewart's and $1,503,000 of related accrued interest, (2) transfer $92,500,000 of proceeds in conjunction with the transfer of $96,300,000 (including $3,800,000 relating to estimated deferred financing costs) of obligations under the Term Loans to Royal Crown, (3) acquire Millrose Distributors, Inc. and the assets of Mid-State Beverage, Inc. (collectively, 'Millrose'), two New Jersey distributors of the Company's premium beverages, for $17,491,000, including expenses of $241,000, (4) pay estimated allocated fees and expenses of $16,869,000, including $3,420,000 of actual costs reimbursed by Royal Crown, relating to the consummation of the Credit Facility (collectively, the 'Refinancing Transactions'), and (5) pay one-time distributions to Triarc Parent of $87,220,000, including dividends of $82,837,000. See Note 8 for disclosure of the extraordinary charge related to the aforementioned debt repayments recorded during the first quarter of the year ending January 2, 2000.

     Borrowings under the Credit Facility bear interest, at the Borrowers' option, at rates based on either the 30, 60, 90 or 180-day London Interbank Offered Rate ('LIBOR') (ranging from 5.40% to 6.08% at October 3, 1999) or an alternate base rate (the 'ABR'). The ABR (8 1/4% at October 3, 1999) represents the higher of the prime rate or 1/2% over the Federal funds rate. The interest rates on LIBOR-based loans are reset at the end of the period corresponding with the duration of the LIBOR selected. The interest rates on ABR-based loans are reset at the time of any change in the ABR. Revolving Loans and one class of the Term Loans with $34,981,000 outstanding as of October 3, 1999 (the 'Term A Loans') bear interest at 3% over LIBOR or 2% over ABR until such time as such margins may be subject to downward adjustment by up to 3/4% based on the borrowers' leverage ratio, as defined. It is not expected that such interest rate margins will be adjusted during the remainder of 1999. The other two classes of Term Loans with $99,160,000 and $241,950,000 outstanding as of October 3, 1999 (the 'Term B Loans' and 'Term C Loans,' respectively) bear interest at 3 1/2% and 3 3/4% over LIBOR, respectively, and 2 1/2% and 2 3/4%, respectively, over ABR. The borrowing base for Revolving Loans is the sum of 80% of eligible accounts receivable and 50% of eligible inventories. At October 3, 1999 there was $59,951,000 of borrowing availability to the Borrowers under the Revolving Credit Facility in accordance with limitations due to such borrowing base. Before consideration of the effect of an excess cash flow prepayment discussed below, the Term Loans are due $1,307,000 during the remainder of 1999, $6,568,000 in 2000, $8,362,000 in 2001, $10,156,000 in 2002, $11,949,000 in
2003, $12,397,000 in 2004, $75,181,000 in 2005, $193,635,000 in 2006 and
$56,536,000 in 2007 and any Revolving Loans would be due in full in March 2005. The Borrowers must also make mandatory annual prepayments in an amount, if any, initially equal to 75% of excess cash flow, as defined in the Credit Agreement. Such mandatory prepayments would be applied on a pro rata basis to the remaining outstanding balances of the Term Loans except that any lender that has Term B Loans or Term C Loans outstanding may elect not to have its pro rata share of such loans repaid. Any amount prepaid and not applied to Term B Loans or Term C Loans as a result of such election would be applied first to the outstanding balance of the Term A Loans and second to any outstanding balance of Revolving Loans, with any remaining amount being returned to the Borrowers. The Borrowers currently expect that a prepayment will be required to be made in the second quarter of 2000 in respect of the year ended January 2, 2000, the Company's portion of which is currently estimated at $26,856,000. Accordingly, the estimated $26,856,000 the Company will be required to prepay is included in 'Current portion of long-term debt' in the accompanying condensed balance sheet as of October 3, 1999. After consideration of the effect of this estimated prepayment and assuming that the prepayment is applied on a pro rata basis to the remaining outstanding balances of all outstanding Term Loans, the Term Loans would be due $1,307,000 during the remainder of 1999, $33,298,000 in 2000 including the estimated excess cash flow prepayment, $7,763,000 in 2001, $9,428,000 in 2002, $11,094,000 in 2003,

                TRIARC BEVERAGE HOLDINGS CORP. AND SUBSIDIARIES
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                OCTOBER 3, 1999
                                  (UNAUDITED)

$11,510,000 in 2004, $69,672,000 in 2005, $179,704,000 in 2006 and $52,315,000
in 2007. Pursuant to the Credit Agreement the Company can make voluntary prepayments of the Term Loans. However, if the Company makes voluntary prepayments of the Term B and Term C Loans through February 25, 2000, it will incur prepayment penalties of 2.0% and 3.0% of the amounts prepaid, respectively, and from February 26, 2000 through February 25, 2001 it will incur prepayment penalties of 1.0% and 1.5% of the amounts prepaid, respectively.

     Under the Credit Agreement substantially all of the assets, other than cash and cash equivalents, of the Company, among other subsidiaries of TCPG, are pledged as security. The Borrowers' obligations with respect to the Credit Facility are guaranteed (the 'Guaranty') by, among other subsidiaries of TCPG, substantially all of the domestic subsidiaries of Snapple, Mistic and Stewart's, all of which effective May 17, 1999 are wholly-owned by Triarc Beverage Holdings. As collateral for the Guaranty, all of the stock of Snapple, Mistic and Stewart's, among other subsidiaries of TCPG, and all of their domestic subsidiaries and 65% of the stock of each of their directly-owned foreign subsidiaries is pledged.

     In addition, with respect to the obligations of TCPG under $300,000,000 principal amount of 10 1/4% senior subordinated notes due 2009 (the 'Notes') issued on February 25, 1999, Triarc Beverage Holdings is a co-issuer and the obligations are guaranteed by, among other subsidiaries of TCPG, Snapple, Mistic and Stewart's and all of their domestic subsidiaries, all of which effective May 17, 1999 are wholly-owned by Triarc Beverage Holdings or TCPG. Such guarantees are full and unconditional, are on a joint and several basis and are unsecured. Since Triarc Beverage Holdings is a co-issuer, it has reflected on its consolidated balance sheet as of October 3, 1999 such $300,000,000 principal amount as long-term debt and $4,377,000 of related accrued but unpaid interest in 'Accrued expenses' with a corresponding charge of $304,377,000 in 'Receivable from Triarc Companies, Inc.' included as a component of stockholder's equity (deficit). Such amounts will be increased for interest accrued and reduced to the extent that TCPG makes interest and principal payments on the Notes. On the date of issuance of the Notes, an aggregate $20,000,000 of Notes were issued to the Chairman and Chief Executive Officer and President and Chief Operating Officer (the 'Executives') of TCPG. The Company has been informed that, as of April 23, 1999, the Executives no longer held any of the Notes. The Notes mature in 2009 and do not require any amortization of principal prior to 2009. However, under the indenture (the 'Indenture') pursuant to which the Notes were issued, the Notes are redeemable at the option of the Company at amounts commencing at 105.125% of principal beginning February 2004 decreasing annually to 100% in February 2007 through February 2009. In addition, should TCPG consummate a permitted public equity offering or receive proceeds from a public equity offering by Triarc Parent, TCPG and the Company may at any time prior to February 2002 redeem up to an aggregate of $105,000,000 of the Notes at 110.25% of principal amount with the net proceeds of such public offering. On
November 12, 1999 TCPG and the Company filed with the SEC amendment No. 3 to a registration statement (the 'Registration Statement') covering resales by holders of the Notes. The Registration Statement was not declared effective by the SEC by August 24, 1999 and, in accordance with the Indenture, the annual interest rate on the Notes increased by 1/2% to 10 3/4% and will remain at 10 3/4% until the Registration Statement is declared effective.

     The Indenture, the Credit Agreement, and the Guaranty contain various covenants which (1) require meeting certain financial amount and ratio tests,
(2) limit, among other matters, (a) the incurrence of indebtedness, (b) the retirement of certain debt prior to maturity, (c) investments, (d) asset dispositions and (e) affiliate transactions other than in the normal course of business, and (3) restrict the payment of dividends to TCPG. Under the most restrictive of such covenants, the Company would not be able to pay any dividends to TCPG other than (1) the aforementioned one-time distributions, including dividends, paid to TCPG in connection with the Refinancing Transactions, (2) dividends paid to TCPG to the extent necessary to allow TCPG to make scheduled interest

                TRIARC BEVERAGE HOLDINGS CORP. AND SUBSIDIARIES
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                OCTOBER 3, 1999
                                  (UNAUDITED)

payments on the Notes, and (3) dividends paid to TCPG in an amount not to exceed $250,000 in any fiscal year, to the extent necessary to allow TCPG to pay certain expenses.

     The following pro forma data of the Company for the nine months ended October 3, 1999 have been prepared by adjusting the historical data reflected in the accompanying condensed consolidated statement of operations for such period to reflect the effects of the Refinancing Transactions, including the acquisition of Millrose, as if such transactions had been consummated on January 4, 1999. Such pro forma data is presented for information purposes only and does not purport to be indicative of the Company's actual results of operations had such transactions actually been consummated on January 4, 1999 or of the Company's future results of operations and are as follows (in thousands):

                                                                 AS        PRO
                                                              REPORTED    FORMA
                                                              --------    -----
Revenues....................................................  $525,702   $527,376
Operating profit............................................    45,447     45,356
Interest expense............................................   (25,827)   (27,240)
Income before extraordinary charge..........................    10,145      9,168

(4) ACQUISITION

     The acquisition of Millrose described in Note 3 has been accounted for in accordance with the purchase method of accounting. In accordance therewith, the following table sets forth the preliminary allocation of the aggregate purchase price (in thousands):

Current assets..............................................  $ 3,770
Properties..................................................    1,000
Unamortized costs in excess of net assets of acquired
  companies (amortized over 15 years).......................   13,579
Current liabilities.........................................     (858)
                                                              -------
                                                              $17,491
                                                              -------
                                                              -------

(5) CAPITAL STRUCTURE REORGANIZATION RELATED CHARGE

     The capital structure reorganization related charge of $3,208,000 recognized during the nine months ended October 3, 1999, including $208,000 recognized during the three months ended October 3, 1999, resulted from equitable adjustments to the terms of outstanding options under the Triarc Beverage Holdings Stock Option Plan (the 'Option Plan'), to adjust for the effects of net distributions of $91,342,000, principally consisting of transfers of cash and deferred tax assets, from Triarc Beverage Holdings to Triarc Parent, partially offset by the effect of the contribution of Stewart's to Triarc Beverage Holdings effective May 17, 1999.

     The Option Plan provides for an equitable adjustment of options in the event of a recapitalization or similar event. As a result of these net distributions and the terms of the Option Plan, the exercise prices of the options granted in 1997 and 1998 were equitably adjusted from $147.30 and $191.00 per share, respectively, to $107.05 and $138.83 per share, respectively, and a cash payment of $51.34 and $39.40 per share, respectively, is due from Triarc Beverage Holdings to the option holder following the exercise of the stock options. Compensation expense is being recognized for the cash to be paid upon the exercise of the stock options by employees of the Company ratably over the vesting period of the stock options. The charges to be recognized over the vesting period aggregate $4,166,000. No compensation expense will be recognized for other changes in the terms of the outstanding options because the modifications to the options did not create a new measurement date under generally accepted accounting principles.

                TRIARC BEVERAGE HOLDINGS CORP. AND SUBSIDIARIES
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                OCTOBER 3, 1999
                                  (UNAUDITED)

(6) INCOME TAXES

     The Company is included in the consolidated Federal income tax return of Triarc Parent. As discussed more fully in the Company's consolidated financial statements for the year ended January 3, 1999, the Company provides for Federal income taxes on the same basis as if the Company filed separate consolidated returns pursuant to tax-sharing agreements with Triarc Parent. On February 25, 1999 TCPG entered into a revised tax-sharing agreement (including the Company) with Triarc Parent which, as amended effective February 25, 1999, provides that TCPG would continue to receive, and accordingly the Company would continue to receive, benefit for deferred tax assets associated with existing Federal net operating loss carryforwards and excess Federal income tax payments made in accordance with the prior tax-sharing agreement aggregating $12,211,000 as of January 3, 1999 except that Triarc Parent has the right to cause the effective transfer of any unutilized benefits from TCPG, and accordingly the Company, to Triarc Parent, but only to the extent any such transfer would not result in non-compliance with a Credit Agreement covenant. In accordance therewith, during the nine months ended October 3, 1999 the Company generated an additional $2,626,000 of such benefits as a result of the extraordinary charge (see
Note 8), utilized $161,000 of such benefits to offset income taxes otherwise payable on its pre-tax income before extraordinary charge and transferred the remaining $14,676,000 of such deferred tax benefits to Triarc Parent as if such transfer were a distribution from the Company to TCPG and, in turn, a distribution from TCPG to Triarc Parent. Such transfer was recorded as a charge to 'Accumulated deficit' and a credit to 'Deferred income taxes'.

(7) STOCKHOLDER'S EQUITY (DEFICIT)

     The following is a summary of the changes in stockholder's equity (deficit) for the nine months ended October 3, 1999 (in thousands):

Balance of stockholder's equity at January 3, 1999..........  $  31,306
     Net income.............................................      5,269
     Cash dividends paid to Triarc Parent (Note 3)..........    (82,837)
     Charge to receivable from TCPG related to issuance of
      the Notes (Note 3)....................................   (300,000)
     Increase to receivable from TCPG for accrued interest
      on the Notes (Note 3).................................     (4,377)
     Transfer of deferred tax benefits (Note 6).............    (14,676)
     Dividend requirement on redeemable preferred stock.....     (6,490)
     Net change in currency translation adjustment
      (Note 9)..............................................        (24)
                                                              ---------
Balance of stockholder's deficit at October 3, 1999.........  $(371,829)
                                                              ---------
                                                              ---------

(8) EXTRAORDINARY CHARGE

     The extraordinary charge in the nine months ended October 3, 1999 resulted from the early extinguishment of borrowings under the Former Beverage Credit Agreement (see Note 3). Such extraordinary charge consisted of the write-off of previously unamortized (1) deferred financing costs of $7,844,000 and
(2) interest rate cap agreement costs of $146,000, less income tax benefit of $3,114,000.

                TRIARC BEVERAGE HOLDINGS CORP. AND SUBSIDIARIES
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                OCTOBER 3, 1999
                                  (UNAUDITED)

(9) COMPREHENSIVE INCOME

     The following is a summary of the components of comprehensive income (in thousands):

                                                                  NINE MONTHS ENDED
                                                              --------------------------
                                                              SEPTEMBER 27,   OCTOBER 3,
                                                                  1998           1999
                                                                  ----           ----
Net income..................................................     $15,189        $5,269
Net change in currency translation adjustment...............          21           (24)
Reclassification adjustment for prior year appreciation on
  short-term investment sold during the period..............         (42)        --
                                                                 -------        ------
Comprehensive income........................................     $15,168        $5,245
                                                                 -------        ------
                                                                 -------        ------

(10) TRANSACTIONS WITH RELATED PARTIES

     The Company continues to have certain related party transactions with Triarc Parent and its subsidiaries of the same nature and general magnitude as those described in Note 16 to the Company's consolidated financial statements for the year ended January 3, 1999. In addition, see Notes 3 and 6 for discussion of certain other related party transactions for the nine-month period ended October 3, 1999.

(11) LEGAL MATTERS

     The Company is involved in litigation and claims incidental to its business. The Company has reserves for such legal matters aggregating $468,000 as of October 3, 1999. Although the outcome of such matters cannot be predicted with certainty and some of these matters may be disposed of unfavorably to the Company, based on currently available information and given the Company's aforementioned reserves, the Company does not believe that such legal matters will have a material adverse effect on its consolidated financial position or results of operations.

(12) SUBSEQUENT EVENTS

     On December 11, 1999, Snapple signed a letter of intent to acquire Snapple Distributors of Long Island, Inc. ('Long Island Snapple'), a distributor of Snapple and Stewart's products in Nassau and Suffolk counties, Long Island, New York, for a cash purchase price of $16,800,000, subject to certain post-closing adjustments. Snapple also agreed to pay $2,000,000 over a ten-year period in consideration for a three-year non-compete agreement by the sellers. The acquisition, which could close as early as January 2, 2000, is subject to customary closing conditions, including the execution of definitive documentation, the satisfactory completion of due diligence and the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Acts. Accordingly, there can be no assurance that the purchase of Long Island Snapple will be completed. Long Island Snapple had unaudited net sales of approximately $28,000,000 for the year ended December 31, 1998. The proposed acquisition of Long Island Snapple is not expected to have a material effect on the Company's consolidated financial position or results of operations.

________________________________________________________________________________

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN, OR DEEMED TO BE CONSIDERED PART OF, THIS DOCUMENT IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY TRIARC CONSUMER PRODUCTS OR TRIARC BEVERAGE HOLDINGS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF TRIARC CONSUMER PRODUCTS OR TRIARC BEVERAGE HOLDINGS SINCE THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES WE ARE OFFERING BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.


                            ------------------------


                      TRIARC CONSUMER PRODUCTS GROUP, LLC
                         TRIARC BEVERAGE HOLDINGS CORP.
                         OFFER TO EXCHANGE $300,000,000
                          10 1/4% SENIOR SUBORDINATED
                                 NOTES DUE 2009


                            ------------------------
                                   PROSPECTUS
                            ------------------------


                               DECEMBER 23, 1999

UNTIL MARCH 22, 2000 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENT.

________________________________________________________________________________



                           STATEMENT OF DIFFERENCES

The trademark symbol shall be expressed as.................................'TM'
The registered trademark symbol shall be expressed as...................... 'r'